Filed Pursuant to Rule 424(b)(3)

Registration No. 333-211820

PROSPECTUS

(Proposed Holding Company for Bank 34)

Up to 1,634,334 Shares of Common Stock

(Subject to Increase to up to 1,879,484 Shares)

Bancorp 34, Inc., a Maryland corporation, is offering up to 1,634,334 shares of common stock for sale at $10.00 per share on a best efforts basis in connection with the conversion of AF Mutual Holding Company from the mutual holding company to the stock holding company form of organization. The shares we are offering represent the ownership interest in Alamogordo Financial Corp., a federal corporation, currently owned by AF Mutual Holding Company. In this prospectus, we refer to Bancorp 34, Inc. as “Bancorp 34.” Alamogordo Financial Corp.’s common stock is currently traded on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “ALMG,” and we expect the shares of Bancorp 34 common stock will trade on the Nasdaq Capital Market under the symbol “BCTF.” We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

The shares of common stock are first being offered for sale in a subscription offering to eligible depositors, borrowers and tax-qualified employee benefit plans of Bank 34. Shares not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to residents of the communities served by Bank 34 and then to existing stockholders of Alamogordo Financial Corp. Any shares of common stock not purchased in the subscription or community offerings may be offered for sale to the public through a syndicate of broker-dealers, referred to in this prospectus as the syndicated offering. The syndicated offering may commence before the subscription and community offerings (including any extensions) have expired. However, no shares purchased in the subscription offering or the community offering will be issued until the completion of any syndicated offering.

We may sell up to 1,879,484 shares of common stock because of demand for the shares of common stock or changes in market conditions, without resoliciting subscribers. We must sell a minimum of 1,207,986 shares to complete the offering.

In addition to the shares we are selling in the offering, the shares of Alamogordo Financial Corp. currently held by the public will be exchanged for shares of common stock of Bancorp 34 based on an exchange ratio that will result in existing public stockholders of Alamogordo Financial Corp. owning approximately the same percentage of Bancorp 34 common stock as they owned in Alamogordo Financial Corp. common stock immediately prior to the completion of the conversion. We expect to issue up to 1,355,666 shares in the exchange, which may be increased to up to 1,559,016 shares if we sell 1,879,484 shares of common stock in the offering.

The minimum purchase order is 25 shares. Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock, and no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than 35,000 shares ($350,000) of common stock in all categories of the offering combined.

The subscription offering will expire at 12:00 Noon, New Mexico Time, on September 8, 2016. We expect that the community offering, if held, will terminate at the same time. We may extend the expiration date of the subscription and/or community offerings without notice to you until October 24, 2016, or longer if the Federal Reserve Board approves a later date. No single extension may exceed 90 days and the offering must be completed by September 21, 2018. Once submitted, orders are irrevocable unless the subscription and community offerings are terminated or extended, with regulatory approval, beyond October 24, 2016, or the number of shares of common stock to be sold is increased to more than 1,879,484 shares or decreased to less than 1,207,986 shares. If the subscription and community offerings are extended past October 24, 2016, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest or cancel your deposit account withdrawal authorization. If the number of shares to be sold in the offering is increased to more than 1,879,484 shares or decreased to less than 1,207,986 shares, we will resolicit subscribers, and all funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest. Funds received in the subscription and the community offerings will be held in a segregated account at Bank 34 and will earn interest at 0.20% per annum until completion or termination of the offering.

Keefe, Bruyette & Woods, Inc. will assist us in selling the shares on a best efforts basis in the subscription and community offerings, and will serve as sole manager for any syndicated offering. Keefe, Bruyette & Woods, Inc. is not required to purchase any shares of common stock that are sold in the offering.

OFFERING SUMMARY

Price: $10.00 per Share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	1,207,986	1,421,160	1,634,334	1,879,484
Gross offering proceeds	$12,079,860	$14,211,600	$16,343,340	$18,794,840
Estimated offering expenses, excluding selling agent and underwriters’ commissions	$945,000	$945,000	$945,000	$945,000
Selling agent and underwriters’ commissions (1)	$455,000	$455,000	$455,000	$455,000
Estimated net proceeds	$10,679,860	$12,811,600	$14,943,340	$17,394,840
Estimated net proceeds per share	$8.84	$9.01	$9.14	$9.26

(1)	The amounts shown assume that all of the shares are sold in the subscription and community offerings for a fixed fee of $250,000. See “Pro Forma Data” and “The Conversion and Offering—Plan of Distribution; Selling Agent and Underwriter Compensation” for information regarding compensation to be received by Keefe, Bruyette & Woods, Inc. in the subscription and community offerings and the compensation to be received by Keefe, Bruyette & Woods, Inc. and the other broker-dealers that may participate in the syndicated offering. If all shares of common stock were sold in the syndicated offering, the selling agent fees would be approximately $930,000, $1.1 million, $1.2 million and $1.3 million at the minimum, midpoint, maximum and adjusted maximum levels of the offering, respectively.

This investment involves a degree of risk, including the possible loss of principal.

See “Risk Factors” beginning on page 18.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. None of the Securities and Exchange Commission, the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Keefe, Bruyette & Woods

                            A Stifel Company

For assistance, please contact the Stock Information Center at 1-(877) 643-8198.

The date of this prospectus is August 5, 2016.

Kirkland
Puyallup
WASHINGTON
MONTANA
OREGON
Medford
IDAHO
WYOMING
NEVADA
UTAH
Littleton
COLORADO
CALIFORNIA
ARIZONA
NEW MEXICO
Albuquerque
Peoria 4
3 Scottsdale
Alamogordo
Tubac
Las Cruces 2
El Paso
TEXAS
5
90
70
25
40
10
19

■ **Kirkland, WA Mortgage Center**
550 Kirkland Way
Kirkland, WA

BANK 34

Albuquerque, New Mexico Mortgage Center City Place 2155 Louisiana Blvd. NE Albuquerque, NM Scottsdale, Arizona Mortgage Center Paradise Valley Corporate Center 4835 E. Cactus Road Scottsdale, AZ Tubac, Arizona Mortgage Center 2243 E. Frontage Road Tubac, AZ El Paso, Texas Mortgage Center 6350 Escondido Drive El Paso, TX Puyallup, WA Mortgage Center 424 29th Street NE, Puyallup, WA Kirkland, WA Mortgage Center 550 Kirkland Way Kirkland, WA Medford, OR Mortgage Center 845 Alder Creek Drive Medford, OR Littleton, CO Mortgage Center 5912 S. Cody Street Littleton, CO Alamogordo, New Mexico Office 500 E. 10th Street Alamogordo, NM Las Cruces, New Mexico Office 220 N. Telshor Blvd. Las Cruces, NM Scottsdale, Arizona Office Kierland Commons Banking Center 14850 N. Scottsdale Road Scottsdale, AZ Peoria, Arizona Office 14155 N. 83rd Avenue Peoria, AZ

i

SUMMARY

The following summary explains the significant aspects of the conversion, the offering and the exchange of existing shares of Alamogordo Financial Corp. common stock for shares of Bancorp 34 common stock. It may not contain all of the information that is important to you. Before making an investment decision, you should read this entire document carefully, including the consolidated financial statements and the notes thereto, and the section entitled “Risk Factors.”

Our Organizational Structure and the Proposed Conversion

Since 1997 we have operated in a two-tiered mutual holding company structure. Alamogordo Financial Corp. is a federal corporation that is our publicly traded stock holding company and the parent company of Bank 34. At March 31, 2016, Alamogordo Financial Corp. had consolidated assets of $278.5 million, deposits of $234.6 million and stockholders’ equity of $29.9 million. Alamogordo Financial Corp.’s parent company is AF Mutual Holding Company, a federally chartered mutual holding company. At March 31, 2016, Alamogordo Financial Corp. had 1,679,500 shares of common stock outstanding, of which 761,500 shares, or 45.3%, were owned by the public, and the remaining 918,000 shares were held by AF Mutual Holding Company.

Pursuant to the terms of the plan of conversion and reorganization, which we refer to as the plan of conversion, we are converting from the mutual holding company corporate structure to the fully public stock holding company corporate structure. Upon completion of the conversion, AF Mutual Holding Company and Alamogordo Financial Corp. will cease to exist, and Bancorp 34 will become the successor corporation to Alamogordo Financial Corp. The conversion will be accomplished by the merger of AF Mutual Holding Company with and into Alamogordo Financial Corp., followed by the merger of Alamogordo Financial Corp. with and into Bancorp 34. The shares of Bancorp 34 being offered for sale represent the majority ownership interest in Alamogordo Financial Corp. currently held by AF Mutual Holding Company. Public stockholders of Alamogordo Financial Corp. will receive shares of common stock of Bancorp 34 in exchange for their shares of Alamogordo Financial Corp. at an exchange ratio intended to preserve the same aggregate ownership interest in Bancorp 34 as they had in Alamogordo Financial Corp., adjusted downward to reflect certain assets held by AF Mutual Holding Company, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. AF Mutual Holding Company’s shares of Alamogordo Financial Corp. will be cancelled.

The following diagram shows our current organizational structure, reflecting ownership percentages as of March 31, 2016:

After the conversion and offering are completed, we will be organized as a fully public stock holding company, as follows:

Our Business

Our business operations are conducted through our wholly-owned subsidiary, Bank 34. Bank 34 is a community bank that has served the banking needs of its customers since 1934.

Bank 34 operates four full-service banking centers, one each in Otero and Dona Ana Counties, New Mexico and two in Maricopa County, Arizona. Bank 34’s New Mexico offices include the main office and corporate headquarters located in Alamogordo and a branch office in Las Cruces. The Arizona branch offices include the regional headquarters located in Scottsdale and a branch office in Peoria. We also operate loan production offices in El Paso, Texas (El Paso County), Albuquerque, New Mexico (Bernalillo County), Scottsdale, Arizona (Maricopa County), Tubac, Arizona (Santa Cruz County), Kirkland, Washington (King County), Puyallup, Washington (Pierce County), Medford, Oregon (Jackson County) and Littleton, Colorado (Arapahoe County). Our Washington offices are located in the greater Seattle metropolitan area. Our principal business consists of attracting deposits from the general public in the communities where our full-service banking offices are located, and investing those deposits, together with funds generated from operations, primarily in commercial real estate loans, and, to a lesser extent, in one- to four-family residential real estate loans, multi-family real estate loans, commercial loans and consumer loans. We also invest in investment securities. We generally sell one- to four-family residential real estate loans that we originate. Our primary lending area is broader than our primary deposit market area and includes the counties where our loan production offices are located. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Bank 34 is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

Alamogordo Financial Corp. and Bank 34 completed their acquisition of Bank 1440 on August 29, 2014. Merger consideration was $9.6 million, including $3.8 million in cash and 360,635 shares of Alamogordo Financial Corp. common stock valued at $5.8 million.

Bancorp 34 is a newly formed Maryland corporation. Following the completion of the conversion and offering, Bancorp 34 will be the holding company for Bank 34 and will succeed Alamogordo Financial Corp. as the publicly traded holding company of Bank 34. Our executive offices are located at 500 East 10th Street,

Alamogordo, New Mexico 88310 and our telephone number is (575) 437-9334. Our website address is www.bank34.com. Information on this website is not and should not be considered a part of this prospectus.

Business Strategy

Our goal is to enhance long-term stockholder and franchise value by executing a safe and sound growth strategy that produces increasing earnings. We have sought to accomplish this objective by implementing a business strategy designed to grow our loan portfolio while maintaining a strong capital position and solid asset quality.

Our current business strategy consists of the following:

•	Continued commercial loan growth. Our expansion to the Arizona market with our acquisition of Bank 1440 continues to provide a significant source of new commercial clients to supplement the New Mexico region of our franchise. Our Arizona market has experienced strong population and job growth, contributing to favorable economic conditions for generating new commercial loans. Our commercial real estate loans are generally secured by properties used for business purposes such as hotels, office buildings and industrial and retail facilities. In all of our markets, we seek commercial loan customers (both commercial real estate and commercial and industrial) with whom we can establish multiple lending relationships and provide other services, such as business checking accounts. We target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. In addition to commercial real estate loans, we originate multi-family real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. Our multi-family real estate loans are generally secured by properties consisting of five to 40 rental units. We recently expanded our commercial credit review and administration departments to support our anticipated continued commercial loan growth. We grew our commercial real estate loans (including multi-family real estate loans) and commercial and industrial loans by 13.2% to $156.9 million at December 31, 2015 from $138.5 million at December 31, 2014, and further grew these balances to $160.0 million at March 31, 2016. We originated $54.1 million of commercial loans in our Arizona region during 2015, with commercial loans in our Arizona region representing 74% and 72% of our total commercial loans outstanding as of March 31, 2016 and December 31, 2015, respectively. Commercial real estate and commercial and industrial loans totaled 81.0% of our loan portfolio at March 31, 2016, compared to 80.6% at December 31, 2015 and 78.6% at December 31, 2014.

In addition, we continue to seek and originate Small Business Administration (“SBA”) credits and we are actively pursuing other government-sponsored loan programs, such as those offered through the U.S. Department of Agriculture, as a way to generate government-guaranteed loans with the opportunity to sell the guaranteed portion of the loan at a premium and retain the non-guaranteed portion as well as the servicing rights. We sold $1.0 million and $5.1 million of SBA loans in the secondary market during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, recognizing gains of $99,000 and $500,000 during those periods. We also intend to build on our experience of selectively pursuing construction lending to established builders with proven track records.

•	Continued expansion of our mortgage banking footprint and corresponding areas of operational strength. In our New Mexico markets, we are a significant originator of fixed-rate, one- to four-family residential mortgage loans that we sell in the secondary market, and we are gaining market share in our Arizona markets. For 2014 (the latest date for which information is available), we ranked as the top originator of conforming one- to four-family residential first mortgage loans in Otero County and ranked in the top five in origination market share of such loans in Dona Ana County. We sold $143.6 million of mortgage loans during the year ended December 31, 2015, generating $4.3 million in noninterest income, compared to sales and noninterest income of $93.7 million and $2.8 million, respectively, during the year ended

December 31, 2014. We sold $41.5 million of mortgage loans during the quarter ended March 31, 2016, generating $1.6 million in noninterest income. We continue to add experienced mortgage lending personnel, consistent with recent and future growth opportunities, to further leverage our overall scalable business model, including secondary market management and compliance specialists. In early 2015, we expanded our mortgage banking operations to El Paso, Texas by opening a loan production office. In September 2015, we further expanded our mortgage banking operations in Maricopa County, Arizona and established a loan production office in Albuquerque, New Mexico. In February 2016, we expanded our physical mortgage origination footprint to Kirkland and Puyallup, Washington, Medford, Oregon and Tucson, Arizona (subsequently moved to Tubac, Arizona), with loan production offices and established mortgage origination teams in each market area. We conducted similar expansion to Littleton, Colorado in May 2016. Subject to market conditions, and particularly changes in the interest rate environment, we intend to continue to grow our mortgage banking business. Such growth may occur through regional expansion, online origination, or both. We seek experienced lending teams in attractive market areas. We believe we have managed our mortgage banking operations to provide cost-management flexibility in the event of unfavorable economic conditions or increases in market interest rates.

•	Disciplined expansion through organic growth and opportunistic bank or branch acquisitions. We completed our acquisition of Bank 1440 in August 2014. While we expect organic growth will be our primary strategic focus, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We may also open additional loan production offices that focus on mortgage banking and/or commercial lending, which would add to our eight existing loan production offices in the states of Arizona, Colorado, New Mexico, Oregon, Texas and Washington.

•	Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success, and we have maintained this focus through our acquisition of Bank 1440 and our subsequent increase in commercial lending during 2015 and 2016. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our nonperforming assets to total assets ratio was 0.67% as of March 31, 2016, 0.79% as of December 31, 2015 and 0.66% as of December 31, 2014.

•	Increase core deposits, with emphasis on low cost commercial demand deposits. We seek core deposits to provide a stable source of funds for loan growth, at costs consistent with improving our interest rate spread and profitability. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include demand deposits, negotiable orders of withdrawal (NOW) and automatic transfer service accounts, money market deposit accounts, other savings deposits, and certificates of deposit under $250,000, excluding wholesale and brokered deposits. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. We also have hired business accounts personnel with established books of business. As a result of these efforts, noninterest bearing deposits increased to $40.8 million at March 31, 2016, or 17.4% of deposits, compared to $38.0 million at December 31, 2015, or 16.8% of deposits, and $18.0 million at December 31, 2014, or 8.9% of deposits.

Reasons for the Conversion and Offering

Our primary reasons for converting to the fully public stock form of ownership and undertaking the stock offering are to:

•	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Bank 34 exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank Act, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) became the federal regulator of all savings and loan holding companies and mutual holding companies. This has resulted in changes in regulations with respect to the payment of dividends applicable to AF Mutual Holding Company and Alamogordo Financial Corp., including the requirement that our members (depositors and certain borrowers) approve dividend waivers by AF Mutual Holding Company. This has increased the costs and uncertainty associated with paying cash dividends to our stockholders without also paying dividends to AF Mutual Holding Company. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to our public stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for Bancorp 34 common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of Bancorp 34 for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Terms of the Offering

We are offering for sale between 1,207,986 and 1,634,334 shares of common stock to eligible depositors and borrowers of Bank 34, to our tax-qualified employee benefit plans and, to the extent shares remain available, in a community offering to the general public, with a preference given first to natural persons (including trusts of natural persons) residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico, and then to existing public stockholders of Alamogordo Financial Corp. as of July 25, 2016. If necessary, we will also offer for sale shares to the general public in a syndicated offering. The number of shares of common stock to be sold may be increased to up to 1,879,484 shares as a result of demand for the shares of common stock in the offering or changes in market conditions. Unless the number of shares of common stock to be offered is increased to more than 1,879,484 shares or decreased to fewer than 1,207,986 shares, or the subscription and community offerings are extended beyond October 24, 2016, subscribers will not have the opportunity to change or cancel their stock orders once submitted. If the subscription and community offerings are extended past October 24, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. All subscribers will be notified by mail sent to the address the subscriber provides on the stock order form they have submitted. If you do not respond to the notice of extension, your order will be cancelled and we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. If the number of shares to be sold is increased to more than 1,879,484 shares or decreased to less than 1,207,986 shares, all subscribers’ stock orders will be canceled, their withdrawal authorizations will be canceled and funds delivered to us to purchase shares of common stock in the subscription and community offerings will be returned promptly with interest at 0.20% per annum. We will then resolicit subscribers, giving them an opportunity to place new orders for a period of time. No shares purchased in the subscription offering and community offering will be issued until the completion of any syndicated offering.

The purchase price of each share of common stock offered for sale in the offering is $10.00. All investors will pay the same purchase price per share, regardless of whether the shares are purchased in the subscription offering, the community offering or a syndicated offering. Investors will not be charged a commission to purchase shares of common stock in the offering. Keefe, Bruyette & Woods, Inc., our marketing agent in the offering, will use its best efforts to assist us in selling shares of our common stock in the offering but is not obligated to purchase any shares of common stock in the offering.

How We Determined the Offering Range, the Exchange Ratio and the $10.00 Per Share Stock Price

The amount of common stock we are offering for sale and the exchange ratio for the exchange of shares of Bancorp 34 for shares of Alamogordo Financial Corp. are based on an independent appraisal of the estimated market value of Bancorp 34, assuming the offering has been completed. Keller & Company, Inc., our independent appraiser, has estimated that, as of May 16, 2016, this market value was $26.0 million. Based on federal regulations, this market value forms the midpoint of a valuation range with a minimum of $22.1 million and a maximum of $29.9 million. Based on this valuation range, the 54.7% ownership interest of AF Mutual Holding Company in Alamogordo Financial Corp. as of March 31, 2016 being sold in the offering, certain assets held by AF Mutual Holding Company and the $10.00 per share price, the number of shares of common stock being offered for sale by Bancorp 34 ranges from 1,207,986 shares to 1,634,334 shares. The purchase price of $10.00 per share was selected primarily because it is the price most commonly used in mutual-to-stock conversions of financial institutions. The exchange ratio ranges from 1.3158 shares at the minimum of the offering range to 1.7803 shares at the maximum of the offering range, and will generally preserve the percentage ownership of public stockholders immediately prior to the completion of the conversion. Keller & Company, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our estimated pro forma market value has increased, we may sell up to 1,879,484 shares without further notice to you. If our pro forma market value at that time is either below $22.1 million or above $34.4 million, then, after consulting with the Federal Reserve Board, we may: terminate the offering and promptly return all funds with interest; set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

The appraisal is based in part on Alamogordo Financial Corp.’s financial condition and results of operations, the pro forma effect of the additional capital raised by the sale of shares of common stock in the offering, and an analysis of a peer group of 10 publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considers comparable to Alamogordo Financial Corp. The appraisal peer group consists of the following companies, all of which are traded on the Nasdaq Stock Market.

Company Name	Ticker Symbol	Headquarters	Total Assets (1)
			(In millions)
Bay Bancorp, Inc.	BYBK	Columbia, MD	$491
Central Federal Corporation	CFBK	Fairlawn, OH	$348
Equitable Financial Corp.	EQFN	Grand Island, NE	$223
First Financial Northwest, Inc.	FFNW	Renton, WA	$980
HMN Financial, Inc.	HMNF	Rochester, MN	$642
Poage Bankshares, Inc.	PBSK	Ashland, KY	$435
Riverview Bancorp, Inc.	RVSB	Vancouver, WA	$884
Timberland Bancorp, Inc.	TSBK	Hoquiam, WA	$837
Wayne Savings Bancshares, Inc.	WAYN	Wooster, OH	$434
Wolverine Bancorp, Inc.	WBKC	Midland, MI	$418

(1)	Asset size for all companies is as of December 31, 2015.

The following table presents a summary of selected pricing ratios for Bancorp 34 (on a pro forma basis) as of and for the twelve months ended March 31, 2016, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2015, with stock prices as of May 16, 2016, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.74% on a price-to-book value basis, a discount of 31.87% on a price-to-tangible book value basis, and a premium of 112.24% on a price-to-earnings basis.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Bancorp 34 (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	47.71	x	76.36%	76.94%
Maximum	41.16	x	69.74%	70.30%
Midpoint	35.55	x	63.42%	63.95%
Minimum	30.01	x	56.49%	56.99%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.75	x	89.00%	93.87%
Medians	17.39	x	92.65%	96.99%

(1)	Price-to-earnings multiples calculated by Keller & Company, Inc. in the independent appraisal are based on an estimate of “core” or recurring earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent appraisal does not indicate trading market value. Do not assume or expect that our valuation as indicated in the appraisal means that after the conversion and offering the shares of our common stock will trade at or above the $10.00 per share purchase price. Furthermore, the pricing ratios presented in the appraisal were used by Keller & Company, Inc. to estimate our pro forma appraised value for regulatory purposes and not to compare the relative value of shares of our common stock with the value of the capital stock of the peer group. The value of the capital stock of a particular company may be affected by a number of factors such as financial performance, asset size and market location.

For a more complete discussion of the amount of common stock we are offering for sale and the independent appraisal, see “The Conversion and Offering—Stock Pricing and Number of Shares to be Issued.”

Effect of AF Mutual Holding Company’s Assets on Minority Stock Ownership

Public stockholders of Alamogordo Financial Corp. will receive shares of common stock of Bancorp 34 in exchange for their shares of common stock of Alamogordo Financial Corp. pursuant to an exchange ratio that is designed to provide, subject to adjustment, public stockholders with the same ownership percentage of the common stock of Bancorp 34 after the conversion as their ownership percentage in Alamogordo Financial Corp. immediately prior to the conversion, without giving effect to new shares purchased in the offering or cash paid in lieu of any fractional shares. However, the exchange ratio will be adjusted downward to reflect assets held by AF Mutual Holding Company (other than shares of stock of Alamogordo Financial Corp.) at the completion of the conversion, which assets consist of cash, totaling $227 as of March 31, 2016. This amount of assets held by AF Mutual Holding Company would not change the exchange ratio, which is rounded to four decimal places.

The Exchange of Existing Shares of Alamogordo Financial Corp. Common Stock

If you are a stockholder of Alamogordo Financial Corp. immediately prior to the completion of the conversion, your shares will be exchanged for shares of common stock of Bancorp 34. The number of shares of common stock you will receive will be based on the exchange ratio, which will depend upon our final appraised value and the percentage of outstanding shares of Alamogordo Financial Corp. common stock owned by public stockholders immediately prior to the completion of the conversion. The following table shows how the exchange ratio will adjust, based on the appraised value of Bancorp 34 as of May 16, 2016, assuming public stockholders of Alamogordo Financial Corp. own 45.3% of Alamogordo Financial Corp. common stock and AF Mutual Holding Company had assets (not including its shares of Alamogordo Financial Corp. common stock) of $227 immediately prior to the completion of the conversion. The table also shows the number of shares of Bancorp 34 common stock a hypothetical owner of Alamogordo Financial Corp. common stock would receive in exchange for 100 shares of Alamogordo Financial Corp. common stock owned at the completion of the conversion, depending on the number of shares of common stock issued in the offering.

	Shares to be Sold in This Offering		Shares of Bancorp 34 to be Issued for Shares of Alamogordo Financial Corp.		Total Shares of Common Stock to be Issued in Exchange and	Exchange	Equivalent Value of Shares Based Upon Offering	Equivalent Pro Forma Tangible Book Value Per Exchanged	Shares to be Received for 100 Existing
	Amount	Percent	Amount	Percent	Offering	Ratio	Price (1)	Share (2)	Shares (3)

Minimum	1,207,986	54.7%	1,002,014	45.3%	2,210,000	1.3158	$13.16	$23.08	131
Midpoint	1,421,160	54.7	1,178,840	45.3	2,600,000	1.5480	15.48	24.21	154
Maximum	1,634,334	54.7	1,355,666	45.3	2,990,000	1.7803	17.80	25.33	178
Adjusted Maximum	1,879,484	54.7	1,559,016	45.3	3,438,500	2.0473	20.47	26.59	204

(1)	Represents the value of shares of Bancorp 34 common stock to be received in the conversion by a holder of one share of Alamogordo Financial Corp., pursuant to the exchange ratio, based upon the $10.00 per share purchase price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

No fractional shares of Bancorp 34 common stock will be issued to any public stockholder of Alamogordo Financial Corp. For each fractional share that otherwise would be issued, Bancorp 34 will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder otherwise would be entitled by the $10.00 per share offering price.

Outstanding options to purchase shares of Alamogordo Financial Corp. common stock will convert into and become options to purchase shares of Bancorp 34 common stock based upon the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected by the conversion. At March 31, 2016, there were 18,020 outstanding options to purchase shares of Alamogordo Financial Corp. common stock, all of which have vested. Such outstanding options will be converted into options to purchase 23,710 shares of common stock at the minimum of the offering range and 36,892 shares of common stock at the adjusted maximum of the offering range. Because federal regulations prohibit us from repurchasing our common stock during the first year following the conversion unless compelling business reasons exist for such repurchases, we may use authorized but unissued shares to fund option exercises that occur during the first year following the conversion. If all existing options were exercised and funded with authorized but unissued shares of common stock following the conversion, stockholders would experience ownership dilution of approximately 1.06% at the minimum of the offering range.

Intended Use of the Proceeds From the Offering

We intend to invest at least 50% of the net proceeds from the stock offering in Bank 34, fund the loan to our employee stock ownership plan to finance its purchase of shares of common stock in the stock offering and retain the remainder of the net proceeds from the offering at Bancorp 34. Therefore, assuming we sell 1,421,160 shares of common stock in the stock offering at the midpoint of the offering range, and we have net proceeds of $12.8 million, we intend to invest $6.4 million in Bank 34, loan $1.1 million to our employee stock ownership plan to fund its purchase of shares of common stock, and retain the remaining $5.3 million of the net proceeds at Bancorp 34.

Bancorp 34 may use the funds it retains for investment in securities, to repurchase shares of common stock, to acquire other financial institutions or financial services companies, to pay cash dividends and for other general corporate purposes. Bank 34 may use the proceeds it receives to support increased lending, enhance existing, or support growth and the development of, new products and services, or expand its branch network by establishing or acquiring new branches or by acquiring other financial institutions or financial services companies. We do not currently have any agreements or understandings regarding any acquisition transactions.

See “How We Intend to Use the Proceeds from the Offering” for more information on the proposed use of the proceeds from the offering.

Persons Who May Order Shares of Common Stock in the Offering

We are offering the shares of common stock for sale in a subscription offering in the following descending order of priority:

(i)	To depositors with accounts at Bank 34 with aggregate balances of at least $50 at the close of business on December 31, 2014.

(ii)	To our tax-qualified employee benefit plans (including Bank 34’s employee stock ownership plan), which may subscribe for, in the aggregate, up to 10% of the shares of common stock sold in the offering. We expect our employee stock ownership plan to purchase 8% of the shares of common stock sold in the stock offering.

(iii)	To depositors with accounts at Bank 34 with aggregate balances of at least $50 at the close of business on June 30, 2016.

(iv)	To depositors of Bank 34 at the close of business on July 25, 2016 and borrowers of Bank 34 as of May 22, 1997 whose borrowings remained outstanding as of July 25, 2016.

Shares of common stock not purchased in the subscription offering may be offered for sale to the general public in a community offering, with a preference given first to natural persons (including trusts of natural persons) residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico, and then to Alamogordo Financial Corp.’s public stockholders as of July 25, 2016. The community offering is expected to begin concurrently with the subscription offering, but may begin concurrently with, during or promptly after the subscription offering. We also may offer for sale shares of common stock not purchased in the subscription offering and the community offering in a syndicated offering. Keefe, Bruyette & Woods, Inc. will act as sole manager for the syndicated offering. We have the right to accept or reject, in our sole discretion, orders received in the community offering or syndicated offering, and our interpretation of the terms and conditions of the plan of conversion will be final. Any determination to accept or reject stock orders in the community offering or syndicated offering will be based on the facts and circumstances available to management at the time of the determination.

If we receive orders for more shares than we are offering for sale, we may not be able to fully or partially fill your order. A detailed description of the subscription offering, the community offering and the syndicated offering, as well as a discussion regarding allocation procedures, can be found in the section of this prospectus entitled “The Conversion and Offering.”

Limits on How Much Common Stock You May Purchase

The minimum number of shares of common stock that may be purchased is 25 shares.

Generally, no individual, or individuals acting through a single qualifying account held jointly, may purchase more than 25,000 shares ($250,000) of common stock. If any of the following persons purchase shares of common stock, their purchases, in all categories of the offering, when combined with your purchases, cannot exceed 35,000 shares ($350,000) of common stock:

•	your spouse or relatives of you or your spouse living in your house;

•	most companies, trusts or other entities in which you are a senior officer, partner, trustee or have a substantial beneficial interest; or

•	other persons who may be your associates or persons acting in concert with you.

Unless we determine otherwise, persons having the same address and persons exercising subscription rights through qualifying accounts registered to the same address will be subject to the overall purchase limitation of 35,000 shares ($350,000).

In addition to the above purchase limitations, there is an ownership limitation for current stockholders of Alamogordo Financial Corp. other than our employee stock ownership plan. Shares of common stock that you purchase in the offering individually and together with persons described above, plus any shares you and they receive in exchange for existing shares of Alamogordo Financial Corp. common stock, may not exceed 9.9% of the total shares of common stock to be issued and outstanding after the completion of the conversion and offering. However, if, based on your current ownership level, you will own more than 9.9% of the total shares of common stock of Bancorp 34 to be issued and outstanding after the completion of the conversion and offering following the exchange of your shares of Alamogordo Financial Corp. common stock, you will be ineligible to purchase any new shares in the offering. You will be required to obtain regulatory approval or non-objection prior to acquiring 10% or more of Bancorp 34’s common stock.

Subject to regulatory approval, we may increase or decrease the purchase and ownership limitations at any time. See the detailed description of the purchase limitations in “The Conversion and Offering—Additional Limitations on Common Stock Purchases.”

How You May Purchase Shares of Common Stock in the Subscription Offering and the Community Offering

In the subscription offering and community offering, you may pay for your shares only by:

(i)	personal check, bank check or money order made payable directly to Bancorp 34, Inc.; or

(ii)	authorizing us to withdraw available funds (without any early withdrawal penalty) from your Bank 34 deposit account(s), other than checking accounts or individual retirement accounts (IRAs).

Bank 34 is not permitted to lend funds to anyone to purchase shares of common stock in the offering. Additionally, you may not use any type of third party check to pay for shares of common stock. Please do not submit cash. Wire transfers will not be accepted. You may not designate withdrawal from Bank 34’s accounts with check-writing privileges; instead, please submit a check. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). You may not authorize direct withdrawal from a Bank 34 individual retirement account, or IRA. See “—Using Individual Retirement Account Funds to Purchase Shares of Common Stock.”

You may subscribe for shares of common stock in the subscription and community offerings by delivering a signed and completed original stock order form, together with full payment payable to Bancorp 34, Inc. or authorization to withdraw funds from one or more of your Bank 34 deposit accounts, provided that the stock order form is received before 12:00 Noon, New Mexico Time, on September 8, 2016, which is the end of the subscription offering period. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 500 East 10th Street, Alamogordo, New Mexico, or to our Scottsdale office, located at 14850 N. Scottsdale Road, Scottsdale, Arizona, which are open between 9:00 a.m. and 4:00 p.m., local time, Monday through Friday. Hand-delivered stock order forms will be accepted only at these two locations. We will not accept stock order forms at our other offices. Please do not mail stock order forms to Bank 34’s offices.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” for a complete description of how to purchase shares in the subscription and community offerings.

Using Individual Retirement Account Funds to Purchase Shares of Common Stock

You may be able to subscribe for shares of common stock using funds in your individual retirement account, or IRA. If you wish to use some or all of the funds in your Bank 34 individual retirement account, the applicable funds must be transferred to a self-directed account maintained by an independent trustee, such as a brokerage firm, and the purchase must be made through that account. If you do not have such an account, you will need to establish one before placing your stock order. An annual administrative fee may be payable to the independent trustee. Because individual circumstances differ and the processing of retirement fund orders takes additional time, we recommend that you contact our Stock Information Center promptly, preferably at least two weeks before the September 8, 2016 offering deadline, for assistance with purchases using your individual retirement account or other retirement account you may have at Bank 34 or elsewhere. Whether you may use such funds to purchase shares in the stock offering may depend on timing constraints and, possibly, limitations imposed by the institution where the funds are held.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Payment for Shares” and “—Using Individual Retirement Account Funds” for a complete description of how to use IRA funds to purchase shares of common stock in the stock offering.

Market for Common Stock

Existing publicly held shares of Alamogordo Financial Corp.’s common stock are traded on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “ALMG.” Upon completion of the conversion, the shares of common stock of Bancorp 34 will be issued in exchange for the existing shares of Alamogordo Financial Corp., and we expect the shares of Bancorp 34 common stock will trade on the Nasdaq Capital Market under the symbol “BCTF.” To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of July 25, 2016, Alamogordo Financial Corp. had approximately 11 registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

Our Dividend Policy

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

For information regarding our proposed dividend policy, see “Our Dividend Policy.” For information regarding our recent dividend payment history, see “Selected Consolidated Financial and Other Data” and “Market for the Common Stock.”

Purchases by Directors and Executive Officers

We expect our directors and executive officers, together with their associates, to subscribe for 97,500 shares of common stock in the offering, representing 8.1% of the shares to be sold at the minimum of the offering range. The purchase price paid by them will be the same $10.00 per share price paid by all other persons who purchase shares of common stock in the offering. Following the conversion, our directors and executive officers, together with their associates, are expected to beneficially own 134,256 shares of common stock (including stock options exercisable within 60 days of July 25, 2016), or 6.1% of our total outstanding shares of common stock at the minimum of the offering range, which includes shares they currently own that will be exchanged for shares of Bancorp 34.

See “Subscriptions by Directors and Executive Officers” for more information on the proposed purchases of shares of common stock by our directors and executive officers.

Deadline for Orders of Shares of Common Stock in the Subscription and Community Offerings

The deadline for submitting orders to purchase shares of common stock in the subscription and community offerings is 12:00 Noon, New Mexico Time, on September 8, 2016, unless we extend this deadline. If you wish to purchase shares of common stock, a properly completed and signed original stock order form, together with full payment, must be received (not postmarked) by this time.

Although we will make reasonable attempts to provide this prospectus and offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 12:00 Noon, New Mexico Time, on September 8, 2016, whether or not we have been able to locate each person entitled to subscription rights.

See “The Conversion and Offering—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date” for a complete description of the deadline for purchasing shares in the stock offering.

You May Not Sell or Transfer Your Subscription Rights

Applicable regulations prohibit you from transferring your subscription rights. If you order shares of common stock in the subscription offering, you will be required to certify that you are purchasing the common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights or the shares that you are purchasing. We intend to take legal action, including reporting persons to federal or state agencies, against anyone who we believe has sold or transferred his or her subscription rights. We will not accept your order if we have reason to believe you have sold or transferred your subscription rights. On the stock order form, you cannot add the names of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. In addition, the stock order form requires that you list all deposit and loan accounts, giving all names on each account and the account number at the applicable eligibility date. Failure to provide this information, or providing incomplete or incorrect information, may result in a loss of part or all of your share allocation.

Delivery of Shares of Common Stock

All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and offering or the next business day. The conversion and offering are expected to be completed as soon as practicable following satisfaction of the conditions described below in “—Conditions to Completion of the Conversion.” Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased in the offering, even though the common stock will have begun trading. Your ability to sell your shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Conditions to Completion of the Conversion

We cannot complete the conversion and offering unless:

•	The plan of conversion is approved by at least a majority of votes eligible to be cast by members of AF Mutual Holding Company (depositors and eligible borrowers of Bank 34) as of July 25, 2016;

•	The plan of conversion is approved by Alamogordo Financial Corp. stockholders holding at least two-thirds of the outstanding shares of common stock of Alamogordo Financial Corp. as of July 25, 2016, including shares held by AF Mutual Holding Company;

•	The plan of conversion is approved by Alamogordo Financial Corp. stockholders holding at least a majority of the outstanding shares of common stock of Alamogordo Financial Corp. as of July 25, 2016, excluding shares held by AF Mutual Holding Company;

•	We sell at least the minimum number of shares of common stock offered in the offering;

•	We receive approval from the Federal Reserve Board; and

•	The Office of the Comptroller of the Currency approves an amendment to Bank 34’s charter to provide for a liquidation account.

AF Mutual Holding Company intends to vote its shares in favor of the plan of conversion. At July 25, 2016, AF Mutual Holding Company owned 54.7% of the outstanding shares of common stock of Alamogordo Financial Corp. The directors and executive officers of Alamogordo Financial Corp. and their affiliates owned 14,037 shares of Alamogordo Financial Corp. (excluding exercisable options), or 0.8% of the outstanding shares of common stock and 1.8% of the outstanding shares of common stock excluding shares held by AF Mutual Holding Company. They intend to vote those shares in favor of the plan of conversion.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 1,207,986 shares of common stock, we may take one or more steps to sell the minimum number of shares of common stock in the offering range. Specifically, we may:

(i)	increase the purchase and ownership limitations; and/or

(ii)	seek regulatory approval to extend the offering beyond October 24, 2016, so long as we resolicit subscribers who previously submitted subscriptions in the offering; and/or

(iii)	increase the shares purchased by the employee stock ownership plan.

If we extend the offering past October 24, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will cancel your stock order and promptly return your funds with interest for funds received in the subscription and community offering or cancel your deposit account withdrawal authorization. If one or more purchase limitations are increased, subscribers in the subscription offering who ordered the maximum amount will be, and, in our sole discretion, some other large purchasers may be, given the opportunity to increase their subscriptions up to the then-applicable limit.

Possible Change in the Offering Range

Keller & Company, Inc. will update its appraisal before we complete the conversion and offering. If, as a result of demand for the shares or changes in market conditions, Keller & Company, Inc. determines that our pro forma market value has increased, we may sell up to 1,879,484 shares in the offering without further notice to you.  If our pro forma market value at that time is either below $22.1 million or above $34.4 million, then, after consulting with the Federal Reserve Board, we may:

•	terminate the stock offering and promptly return all funds (with interest paid on funds received in the subscription and community offerings);

•	set a new offering range; or

•	take such other actions as may be permitted by the Federal Reserve Board and the Securities and Exchange Commission.

If we set a new offering range, we will promptly return funds, with interest at 0.20% per annum, for funds received for purchases in the subscription and community offerings, and cancel any authorization to withdraw funds from deposit accounts for the purchase of shares of common stock. We will then resolicit subscribers, allowing them to place a new stock order for a period of time.

Possible Termination of the Offering

We may terminate the offering at any time prior to the special meeting of members of AF Mutual Holding Company and the special meeting of stockholders of Alamogordo Financial Corp. that have been called to vote on the conversion, and at any time after these approvals with regulatory approval. If we terminate the offering, we will promptly return your funds with interest at 0.20% per annum, and we will cancel deposit account withdrawal authorizations.

Benefits to Management and Potential Dilution to Stockholders Resulting from the Conversion

We expect our employee stock ownership plan, which is a tax-qualified retirement plan for the benefit of Bank 34 employees, to purchase up to 8% of the shares of common stock we sell in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan’s subscription order will not be filled and the employee stock ownership plan may elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

We intend to implement one or more new stock-based benefit plans no earlier than six months after completion of the conversion. Stockholder approval of these plans would be required. We have not determined whether we would adopt the plans within or after 12 months following the completion of the conversion. If we implement stock-based benefit plans within 12 months following the completion of the conversion, the stock-based benefit plans would be limited to reserving a number of shares (i) up to 4% of the shares of common stock sold in the offering for awards of restricted stock to key employees and directors, at no cost to the recipients, and (ii) up to 10% of the shares of common stock sold in the offering for issuance pursuant to the exercise of stock options by key employees and directors. If the stock-based benefit plan is adopted more than 12 months after the completion of the conversion, it would not be subject to the percentage limitations set forth above. We have not yet determined the number of shares that would be reserved for issuance under these plans. For a description of our current stock-based benefit plan, see “Management—Benefits to be Considered Following Completion of the Conversion—Stock-Based Benefit Plans.”

The following table summarizes the number of shares of common stock and the aggregate dollar value of grants that are available under one or more stock-based benefit plans if such plans reserve a number of shares of common stock equal to 4% and 10% of the shares sold in the stock offering for restricted stock awards and stock options, respectively. The table shows the dilution to stockholders if all such shares are issued from authorized but unissued shares, instead of shares purchased in the open market. A portion of the stock grants shown in the table below may be made to non-management employees. The table also sets forth the number of shares of common stock to be acquired by the employee stock ownership plan for allocation to all qualifying employees.

	Number of Shares to be Granted or Purchased			Dilution	Value of Grants (In Thousands) (1)
	At Minimum of Offering Range	At Adjusted Maximum of Offering Range	As a Percentage of Common Stock to be Sold in the Offering	Resulting From Issuance of Shares for Stock-Based Benefit Plans	At Minimum of Offering Range	At Adjusted Maximum of Offering Range

Employee stock ownership plan	96,638	150,358	8.0%	N/A (2)	$966	$1,504
Restricted stock awards	48,319	75,179	4.0	2.14%	483	752
Stock options	120,798	187,948	10.0	5.18%	366	569
Total	265,755	413,485	22.0%	7.11%	$1,815	$2,825

(1)	The actual value of restricted stock awards will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value for restricted stock awards is assumed to be the same as the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.03 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; an expected option term of 10 years; no dividend yield; a risk-free rate of return of 1.525%; and expected volatility of 19.55%. The actual value of stock options granted will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.
(2)	No dilution is reflected for the employee stock ownership plan because such shares are assumed to be purchased in the stock offering.

We may fund our stock-based benefit plans through open market purchases, as opposed to new issuances of stock; however, if any options previously granted under our existing 2001 Stock Option Plan are exercised during the first year following completion of the offering, they will be funded with newly issued shares as federal regulations do not permit us to repurchase our shares during the first year following the completion of the offering except to fund the grants of restricted stock under a stock-based benefit plan or under extraordinary circumstances.

The following table presents information as of March 31, 2016 regarding our employee stock ownership plan, our 2001 Stock Option Plan, our 2001 Recognition and Retention Plan and our proposed stock-based benefit plan. The table below assumes that 3,438,500 shares are outstanding after the offering, which includes the sale of 1,879,484 shares in the offering at the adjusted maximum of the offering range and the issuance of new shares in exchange for shares of Alamogordo Financial Corp. using an exchange ratio of 2.0473. It also assumes that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Participants	Shares at Adjusted Maximum of Offering Range		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion

Employee Stock Ownership Plan:	Officers and Employees
Shares purchased in 2000 offering (1)		58,470	(2)	$584,700		1.70%
Shares to be purchased in this offering		150,358		1,503,580		4.37
Total employee stock ownership plan shares		208,828		$2,088,280		6.07%

Restricted Stock Awards:	Directors, Officers and Employees
2001 Recognition and Retention Plan (1)		65,255	(3)	$ 652,550	(4)	1.90%
New shares of restricted stock		75,179		751,790	(4)	2.19
Total shares of restricted stock		140,434		$1,404,340		4.08	% (5)

Stock Options:	Directors, Officers and Employees
2001 Stock Option Plan (1)		130,513	(6)	$ 395,454	(7)	3.80%
New stock options		187,948		569,592	(7)	5.47
Total stock options		318,461		$965,046		9.26	% (5)

Total of stock benefit plans		667,723		$4,457,666		19.42	% (5)

(1)	The number of shares indicated has been adjusted for the 2.0473 exchange ratio at the adjusted maximum of the offering range.
(2)	As of March 31, 2016, all of these shares have been allocated to participants.
(3)	As of March 31, 2016, all of these shares have been awarded and vested.
(4)	The value of restricted stock awards is determined based on their fair value as of the date grants are made. For purposes of this table, the fair value of awards under the new stock-based benefit plan is assumed to be the same as the offering price of $10.00 per share.
(5)	Total does not foot due to rounding.
(6)	As of March 31, 2016, all of these have been awarded and vested.
(7)	The weighted-average fair value of stock options has been estimated at $3.03 per option, using the Black-Scholes option pricing model with the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; no dividend yield; expected term, 10 years; expected volatility, 19.55%; and risk-free rate of return, 1.525%. The actual value of option grants will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted.

Tax Consequences

AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34 and Bancorp 34 have received an opinion of counsel, Luse Gorman, PC, regarding the material federal income tax consequences of the conversion, and have received an opinion of Crowe Horwath LLP regarding the material Arizona and New Mexico tax consequences of the conversion. As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34, Bancorp 34, persons eligible to subscribe in the subscription offering, or existing stockholders of Alamogordo Financial Corp. (except as to cash paid for fractional shares). Existing stockholders of Alamogordo Financial Corp. who receive cash in lieu of fractional shares of Bancorp 34 will recognize a gain or loss equal to the difference between the cash received and the tax basis of the fractional share.

Emerging Growth Company Status

We qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we are an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies. See “Risk Factors—Risks Related to Our Business—We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors” and “Supervision and Regulation—Emerging Growth Company Status.”

An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

How You Can Obtain Additional Information—Stock Information Center

Our banking personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is 1-(877) 643-8198. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., New Mexico Time. The Stock Information Center will be closed on bank holidays.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in the shares of common stock. In addition to these risks and the other risks and uncertainties described elsewhere in this prospectus, there may be additional risks and uncertainties that are not currently known to us or that we currently deem to be immaterial that could materially and adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Because we intend to continue to increase our commercial real estate and commercial business loan originations, our credit risk will increase and downturns in the real estate market or local economy could adversely affect our earnings.

We intend to continue to emphasize the origination of commercial real estate and commercial business loans. Commercial real estate and commercial business loans generally have more risk than the one- to four-family residential real estate loans we originate. Because the repayment of commercial real estate and commercial business loans depends on the successful management and operation of the borrower’s properties or related businesses, repayment of such loans can be affected by adverse conditions in the local real estate market or economy. Commercial real estate and commercial business loans also may involve relatively large loan balances to individual borrowers or groups of related borrowers. At March 31, 2016, our ten largest commercial real estate loans had an average balance of $3.1 million, representing 20.8% of our commercial real estate loans and 15.7% of our gross loans held for investment at that date. A downturn in the real estate market or the local economy could adversely impact the value of properties securing the loan or the revenues from the borrower’s business, thereby increasing the risk of nonperforming loans. Further, unlike residential mortgage loans or multi-family and commercial real estate loans, commercial business loans may be secured by collateral other than real estate, such as inventory and accounts receivable, the value of which may be more difficult to appraise and may be more susceptible to fluctuation in value at default. As our commercial real estate and commercial loan portfolios increase, the corresponding risks and potential for losses from these loans may also increase. Furthermore, it may be difficult to assess the future performance of newly originated commercial loans, as such loans may have delinquency or charge-off levels above our historical experience, which could adversely affect our future performance.

A worsening of economic conditions in our market area could reduce demand for our products and services and/or result in increases in our level of nonperforming loans, which could adversely affect our operations, financial condition and earnings.

Local economic conditions have a significant impact on the ability of our borrowers to repay loans and the value of the collateral securing loans. Almost all of our loans that we retain are to borrowers located in, or are secured by collateral located in, Otero and Dona Ana Counties, New Mexico and the Phoenix/Scottsdale, Arizona metropolitan area.

The employment base and economy in our New Mexico market area is concentrated in federal defense facilities, education (New Mexico State University), state and local government, agriculture and tourism, with the federal defense industry facilities and related military and civilian employment comprising the largest segment of the regional economy. Our operations are thus subject to downturns in these key local economic sectors. Such risks include a reduction in federal defense spending or a transfer of defense operations to other areas of the country. The agriculture industry, centered in the Rio Grande valley, typically is affected by national and international food prices and government agriculture policies, including price support programs. Tourism can be negatively affected by a variety of factors including economic activity, unemployment levels, wage levels and weather conditions. Higher education, while generally a stable or growing economic sector, also is subject to factors such as the overall number of high school graduates, the general economic climate for employment after high school, the level of state and federal financial support to educational institutions, annual college costs and general competition for students.

Our Phoenix/Scottsdale, Arizona metropolitan market area has a substantially larger population and economic base for our banking operations. However, this market area remains subject to national macro-economic forces.

A deterioration in economic conditions could have the following consequences, any of which could have a material adverse effect on our business, financial condition, liquidity and results of operations:

•	demand for our products and services may decline;

•	loan delinquencies, problem assets and foreclosures may increase;

•	collateral for loans, especially real estate, may decline in value, thereby reducing customers’ future borrowing power, and reducing the value of assets and collateral associated with existing loans; and

•	the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us.

Moreover, a significant decline in general economic conditions caused by inflation, recession, acts of terrorism, an outbreak of hostilities or other international or domestic calamities, unemployment or other factors beyond our control could further impact these local economic conditions and could further negatively affect the financial results of our banking operations. In addition, deflationary pressures, while possibly lowering our operating costs, could have a significant negative effect on our borrowers, especially our business borrowers, and the values of underlying collateral securing loans, which could negatively affect our financial performance.

Our business strategy includes growth, and our financial condition and results of operations could be negatively affected if we fail to grow or fail to manage our growth effectively.

Our business strategy includes growth in assets, deposits and the scale of our operations. Achieving our growth targets will require us to attract customers that currently bank at other financial institutions in our market area. Our ability to successfully grow will depend on a variety of factors, including our ability to attract and retain experienced bankers, the continued availability of desirable business opportunities, competition from other financial institutions in our market area and our ability to manage our growth. Growth opportunities may not be available or we may not be able to manage our growth successfully. If we do not manage our growth effectively, our financial condition and operating results could be negatively affected.

Future changes in interest rates may reduce our profits.

Our ability to make a profit largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest expense we pay on our interest-bearing liabilities, such as deposits and borrowings.

The rates we earn on our assets and the rates we pay on our liabilities are generally fixed for a contractual period of time. Like many savings institutions, our liabilities generally have shorter contractual maturities than our assets. This imbalance can create significant earnings volatility because market interest rates change over time. In a period of rising interest rates, the interest income we earn on our assets may not increase as rapidly as the interest we pay on our liabilities. In a period of declining interest rates, the interest income we earn on our assets may decrease more rapidly than the interest we pay on our liabilities, as borrowers prepay mortgage loans, and mortgage-backed securities and callable investment securities are called, requiring us to reinvest those cash flows at lower interest rates. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Any increase in market interest rates may reduce our mortgage banking income. We generate revenues primarily from gains on the sale of mortgage loans to investors, and we recognized noninterest income of $1.6 million and $4.3 million on such sales during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively. We also earn interest on loans held for sale while they are awaiting delivery to our investors.  In a rising or higher interest rate environment, our mortgage loan originations may decrease, resulting in fewer loans that are available for sale. This would result in a decrease in interest income and a decrease in revenues from loan sales. In addition, our results of operations are affected by the amount of noninterest expenses associated with mortgage banking activities, such as salaries and employee benefits, occupancy, equipment, data processing and other operating costs. During periods of reduced loan demand, our results of operations may be adversely affected to the extent that we are unable to reduce expenses commensurate with the decline in mortgage loan origination activity.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A decline in interest rates results in increased prepayments of loans and mortgage-backed and related securities as borrowers refinance their debt to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Furthermore, an inverted interest rate yield curve, where short-term interest rates (which are usually the rates at which financial institutions borrow funds) are higher than long-term interest rates (which are usually the rates at which financial institutions lend funds for fixed-rate loans) can reduce a financial institution’s net interest margin and create financial risk for financial institutions who originate longer-term, fixed rate mortgage loans.

Any substantial, unexpected, prolonged change in market interest rates could have a material adverse effect on our financial condition, liquidity and results of operations. Changes in the level of interest rates also may negatively affect the value of our assets and ultimately affect our earnings.

We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. As of March 31, 2016, in the event of an instantaneous 200 basis point increase in interest rates, we estimate that we would experience an 8.39% increase in EVE. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

We make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions or the results of our analyses are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. In addition, our emphasis on loan growth and on increasing our portfolios of commercial real estate and commercial business loans, as well as any future credit deterioration, could require us to increase our allowance for loan losses in the future. At March 31, 2016, our allowance for loan losses was 1.27% of total gross loans less acquired loans and 151.81% of nonperforming loans. Material additions to our allowance would materially decrease our net income.

The Financial Accounting Standards Board has adopted a new accounting standard that will be effective for Bancorp 34 and Bank 34 for our first fiscal year after December 15, 2019. This standard, referred to as Current Expected Credit Loss, or CECL, will require financial institutions to determine periodic estimates of lifetime expected credit losses on loans, and recognize the expected credit losses as allowances for loan losses. This will change the current method of providing allowances for loan losses that are probable, which would likely require us to increase our allowance for loan losses, and to greatly increase the types of data we would need to collect and review to determine the appropriate level of the allowance for loan losses.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities or otherwise may have a material adverse effect on our financial condition and results of operations.

Strong competition within our market area may limit our growth and profitability.

Competition in the banking and financial services industry is intense. In all of our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking firms and unregulated or less regulated non-banking entities, operating locally and elsewhere. Many of these competitors have substantially greater resources and higher lending limits than we have and offer certain services that we do not or cannot provide. In addition, some of our competitors offer loans with lower interest rates on more attractive terms than loans we offer. Competition also makes it increasingly difficult and costly to attract and retain qualified employees. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to successfully compete for business and qualified employees in our market areas. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest earning assets. For additional information see “Business of Bank 34—Competition.”

A continuation of the historically low interest rate environment may adversely affect our net interest income and profitability.

In recent years the Federal Reserve Board’s policy has been to maintain interest rates at historically low levels through its targeted federal funds rate and the purchase of mortgage-backed securities. Although the Federal Reserve Board increased target interest rates in December 2015, market interest rates on the loans we have originated and the yields on securities we have purchased since 2008 have been lower than in prior years. Our ability to reduce our interest expense is limited at current interest rate levels while the average yield on our interest-earning assets may continue to decrease. A continuation of a low interest rate environment may adversely affect our net interest income, which would have an adverse effect on our profitability.

Our cost of operations is high relative to our revenues.

Our efficiency ratio (the ratio of noninterest expense to the sum of net interest income and noninterest income) was 98.41%, 93.41% and 96.60% for the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, respectively. Our noninterest expense has increased in recent periods as we have expanded our commercial credit review and administration functions to support our continued commercial loan growth, and as we have added secondary market management and compliance specialists to support our growing mortgage banking operations. Our efficiency ratio will remain high unless we are able to increase commercial loan originations and mortgage banking revenues consistent with the staffing we have added in anticipation of this increased lending activity. In addition, any decrease in our commercial loan originations and mortgage banking revenues could increase our efficiency ratio unless we are able to reduce the related noninterest expense, such as through staff reductions or decreased occupancy expense.

The need to account for certain assets at estimated fair value, such as loans held for sale and investment securities, may adversely affect our financial condition and results of operations.

We report certain assets, such as loans held for sale and investment securities, at estimated fair value. The balance of loans held for sale was $17.6 million at March 31, 2016, while the balance of investment securities was $29.5 million at March 31, 2016. Generally, for assets that are reported at fair value, we use quoted market prices or valuation models that utilize observable market inputs to estimate fair value. Because we carry these assets on our financial records at their estimated fair value, we may incur losses even if the subject asset presents minimal credit risk. At March 31, 2016 and the year ended December 31, 2015, accumulated other comprehensive income (loss)

from investment securities was $10,000 and $(216,000), respectively, and we did not recognize a loss on investment securities or loans held for sale during the three months ended March 31, 2016 or the year ended December 31, 2015.

Our one- to four-family residential real estate loans expose us to increased credit risks.

At March 31, 2016, $29.9 million, or 15.1% of our gross loans held for investment, was secured by one- to four-family residential real estate.  Economic recovery, including improvements in real estate values, has been inconsistent in our market areas.  As a result, some of our mortgage loans and home equity lines of credit may be inadequately collateralized, which would expose us to a greater risk of loss if we seek to recover on defaulted loans by selling the real estate collateral or if borrowers who sell their homes are unable to repay their loans in full from the sale proceeds.

Changes in laws and regulations and the cost of regulatory compliance with new laws and regulations may adversely affect our operations and/or increase our costs of operations.

Alamogordo Financial Corp. and Bank 34 are subject to extensive regulation, supervision and examination by the Federal Reserve Board and by the Office of the Comptroller of the Currency, respectively. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the federal deposit insurance fund and the depositors and borrowers of Bank 34, rather than for our stockholders. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. These regulations, along with existing tax, accounting, securities, insurance and monetary laws, rules, standards, policies, and interpretations control the methods by which financial institutions conduct business, implement strategic initiatives and tax compliance, and govern financial reporting and disclosures. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. Further, changes in accounting standards can be both difficult to predict and involve judgment and discretion in their interpretation by us and our independent accounting firms. These changes could materially impact, potentially even retroactively, how we report our financial condition and results of operations.

The Dodd-Frank Act has significantly changed the regulation of banks and savings institutions and affects the lending, deposit, investment, trading and operating activities of financial institutions and their holding companies. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations, and to prepare numerous studies and reports for Congress. The federal agencies have been given significant discretion in drafting the implementing rules and regulations, many of which are not in final form. As a result, we cannot at this time predict the full extent to which the Dodd-Frank Act will impact our business, operations or financial condition. However, compliance with the Dodd-Frank Act and its implementing regulations and policies has already resulted in changes to our business and operations, as well as additional costs, and has diverted management’s time from other business activities, all of which have adversely affected our financial condition and results of operations.

We have become subject to more stringent capital requirements, which may adversely impact our return on equity, require us to raise additional capital, or limit our ability to pay dividends or repurchase shares.

A final capital rule, effective for us on January 1, 2015, includes new minimum risk-based capital and leverage ratios and refines the definition of what constitutes “capital” for calculating these ratios. The new minimum capital requirements are: (i) a new common equity Tier 1 capital ratio of 4.5%; (ii) a Tier 1 to risk-based assets capital ratio of 6% (increased from 4%); (iii) a total capital ratio of 8% (unchanged from prior rules); and (iv) a Tier 1 leverage ratio of 4%. The final rule also requires unrealized gains and losses on certain “available-for-sale” securities holdings to be included for calculating regulatory capital requirements unless a one-time opt-out is exercised. Bank 34 has elected to opt out of the requirement under the final rule to include certain “available-for-sale” securities holdings for calculating its regulatory capital requirements. The final rule also establishes a “capital conservation buffer” of 2.5%, and, when fully phased in, will result in the following minimum ratios: (i) a common equity Tier 1 capital ratio of 7.0%; (ii) a Tier 1 to risk-based assets capital ratio of 8.5%; and (iii) a total capital ratio of 10.5%. The new capital conservation buffer requirement is being phased in beginning in January 2016 at 0.625% of risk-weighted assets and will increase each year until fully implemented in January 2019. An institution will be subject to limitations on paying dividends, engaging in share repurchases and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such actions.

We have analyzed the effects of these new capital requirements, and we believe that, upon completion of the offering, we will meet all of these new requirements, including the full 2.5% capital conservation buffer as if it had been fully phased in.

The application of more stringent capital requirements could, among other things, result in lower returns on equity, and may require raising additional capital in the future, and result in regulatory actions if we are unable to comply with such requirements. Furthermore, the imposition of liquidity requirements in connection with the implementation of Basel III could result in our having to lengthen the term of our funding sources, change our business models or increase our holdings of liquid assets. The implementation of changes to asset risk weightings for risk-based capital calculations, changes to items included in or deducted from regulatory capital or additional capital conservation buffers could result in management modifying its business strategy, and could limit our ability to make distributions, including paying dividends or repurchasing our shares. Specifically, beginning in 2016, Bank 34’s ability to pay dividends to Bancorp 34 will be limited if it does not have the capital conservation buffer required by the new capital rules, which may further limit Bancorp 34’s ability to pay dividends to stockholders. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

Non-compliance with the USA PATRIOT Act, Bank Secrecy Act, or other laws and regulations could result in fines or sanctions.

The USA PATRIOT and Bank Secrecy Acts require financial institutions to develop programs to prevent financial institutions from being used for money laundering and terrorist activities. If such activities are detected, financial institutions are obligated to file suspicious activity reports with the U.S. Treasury’s Office of Financial Crimes Enforcement Network. These rules require financial institutions to establish procedures for identifying and verifying the identity of customers seeking to open new financial accounts. Failure to comply with these regulations could result in fines or sanctions, including restrictions on conducting acquisitions or establishing new branches. The policies and procedures we have adopted that are designed to assist in compliance with these laws and regulations may not be effective in preventing violations of these laws and regulations.

Acquisitions may disrupt our business and dilute stockholder value.

We completed our acquisition of Bank 1440 in August 2014, and in the acquisition we received assets valued at $88.3 million and assumed liabilities of $75.8 million. We regularly evaluate merger and acquisition opportunities with other financial institutions and financial services companies. As a result, negotiations may take place and future mergers or acquisitions involving cash, debt, or equity securities may occur from time to time. We would seek acquisition partners that offer us either significant market presence or the potential to expand our market footprint and improve profitability through economies of scale or expanded services.

 Acquiring other banks, businesses, or branches may have an adverse effect on our financial results and may involve various other risks commonly associated with acquisitions, including, among other things:

•	difficulty in estimating the value of the target company;

•	payment of a premium over book and market values that may dilute our tangible book value and earnings per share in the short and long term;

•	exposure to unknown or contingent liabilities, or asset quality problems, of the target company;

•	larger than anticipated merger-related expenses;

•	difficulty and expense of integrating the operations and personnel of the target company, and retaining key employees and customers;

•	inability to realize the expected revenue increases, cost savings, increases in geographic or product presence, and/or other projected benefits; and

•	potential diversion of our management’s time and attention.

If we are unable to successfully integrate an acquired company, the anticipated benefits may not be realized fully or may take longer to realize than expected. A significant decline in asset valuations or cash flows may also cause us not to realize expected benefits.

Our ability to originate and sell loans could be restricted by recently adopted federal regulations.

The Consumer Financial Protection Bureau has issued a rule intended to clarify how lenders can avoid legal liability under the Dodd-Frank Act, which holds lenders accountable for ensuring a borrower’s ability to repay a mortgage loan. Under the rule, loans that meet the “qualified mortgage” definition will be presumed to have complied with the new ability-to-repay standard. Under the rule, a “qualified mortgage” loan must not contain certain specified features, including:

•	excessive upfront points and fees (those exceeding 3% of the total loan amount, less “bona fide discount points” for prime loans);

•	interest-only payments;

•	negative amortization; and

•	terms of longer than 30 years.

Also, to qualify as a “qualified mortgage,” a loan must be made to a borrower whose total monthly debt-to-income ratio does not exceed 43%.  Lenders must also verify and document the income and financial resources relied upon to qualify a borrower for the loan and underwrite the loan based on a fully amortizing payment schedule and maximum interest rate during the first five years, taking into account all applicable taxes, insurance and assessments.

The Dodd-Frank Act also requires the regulatory agencies to issue regulations that require securitizers of loans to retain “not less than 5% of the credit risk for any asset that is not a qualified residential mortgage.”  The regulatory agencies have issued a final rule to implement this requirement.  The final rule provides that the definition of “qualified residential mortgage” includes loans that meet the definition of “qualified mortgage” under the Consumer Financial Protection Bureau’s rule.

In addition, the Dodd-Frank Act requires the Consumer Finance Protection Bureau to adopt rules and publish forms that combine certain disclosures that consumers receive in connection with applying for and closing on certain mortgage loans under the Truth in Lending Act and the Real Estate Settlement Procedures Act. The Consumer Financial Protection Bureau has implemented a final rule to implement this requirement, and the final rule was effective in October 2015.

We currently sell in the secondary market the significant majority of the one- to four-family residential real estate loans that we originate. These final rules could have a significant effect on the secondary market for loans and the types of loans we originate, and restrict or delay our ability to make loans, any of which could limit our growth or profitability.

Secondary mortgage market conditions could have a material impact on our financial condition and results of operations.

Our mortgage banking operations provide a significant portion of our noninterest income. In addition to being affected by interest rates, the secondary mortgage markets are also subject to investor demand for residential mortgage loans and increased investor yield requirements for these loans.  These conditions may fluctuate or worsen in the future.  As a result, a prolonged period of secondary market illiquidity may reduce our loan production volumes and could have a material adverse effect on our financial condition and results of operations.

If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings.

Our mortgage banking operations involve originating residential mortgage loans for sale in the secondary market under agreements that contain representations and warranties related to, among other things, the origination and characteristics of the mortgage loans.  We may be required to repurchase mortgage loans that we have sold in cases of borrower default or breaches of these representations and warranties, and we would be subject to increased risk of disputes and repurchase demands as our volume of loan sales increases.  If we are required to repurchase mortgage loans or provide indemnification or other recourse, this could significantly increase our costs and thereby affect our future earnings.

Our success depends on hiring and retaining key personnel.

Our performance largely depends on the talents and efforts of highly skilled individuals. We rely on key personnel to manage and operate our business, including major revenue generating functions such as loan and deposit generation, as well as operational functions such as regulatory compliance and information technology. The loss of key staff may adversely affect our ability to maintain and manage these functions effectively, which could negatively affect our revenues. In addition, loss of key personnel could result in increased recruiting and hiring expenses, which could reduce our net income. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

We face significant operational risks because the financial services business involves a high volume of transactions and increased reliance on technology, including risk of loss related to cyber-security breaches.

We operate in diverse markets and rely on the ability of our employees and systems to process a high number of transactions and to collect, process, transmit and store significant amounts of confidential information regarding our customers, employees and others and concerning our own business, operations, plans and strategies. Operational risk is the risk of loss resulting from our operations, including but not limited to, the risk of fraud by employees or persons outside our company, the execution of unauthorized transactions by employees, errors relating to transaction processing and technology, systems failures or interruptions, breaches of our internal control systems and compliance requirements, and business continuation and disaster recovery. Insurance coverage may not be available for such losses, or where available, such losses may exceed insurance limits. This risk of loss also includes the potential legal actions that could arise as a result of operational deficiencies or as a result of non-compliance with applicable regulatory standards or customer attrition due to potential negative publicity. In addition, we outsource some of our data processing to certain third-party providers. If these third-party providers encounter difficulties, including as a result of cyber-attacks or information security breaches, or if we have difficulty communicating with them, our ability to adequately process and account for transactions could be affected, and our business operations could be adversely affected.

In the event of a breakdown in our internal control systems, improper operation of systems or improper employee actions, or a breach of our security systems, including if confidential or proprietary information were to be mishandled, misused or lost, we could suffer financial loss, face regulatory action, civil litigation and/or suffer damage to our reputation.

Legal and regulatory proceedings and related matters could adversely affect us.

We have been and may in the future become involved in legal and regulatory proceedings. We consider most of the proceedings to be in the normal course of our business or typical for the industry; however, it is inherently difficult to assess the outcome of these matters, and we may not prevail in any proceedings or litigation. There could be substantial cost and management diversion in such litigation and proceedings, and any adverse determination could have a materially adverse effect on our business, brand or image, or our financial condition and results of our operations.

Managing reputational risk is important to attracting and maintaining customers, investors and employees.

Threats to our reputation can come from many sources, including adverse sentiment about financial institutions generally, unethical practices, employee misconduct, failure to deliver minimum standards of service or quality, merger and acquisition activity, compliance deficiencies and questionable or fraudulent activities of our customers.  Our policies and procedures may not be fully effective in protecting our reputation and promoting ethical conduct.  Negative publicity regarding our business, employees, or customers, with or without merit, may result in the loss of customers and employees, costly litigation and increased governmental regulation, all of which could adversely affect our operating results.

Changes in management’s estimates and assumptions may have a material impact on our consolidated financial statements and our financial condition or operating results.

In preparing this prospectus as well as periodic reports we are required to file under the Securities Exchange Act of 1934, including our consolidated financial statements, our management is and will be required under applicable rules and regulations to make estimates and assumptions as of a specified date. These estimates and assumptions are based on management’s best estimates and experience as of that date and are subject to substantial risk and uncertainty. Materially different results may occur as circumstances change and additional information becomes known. Areas requiring significant estimates and assumptions by management include our evaluation of the adequacy of our allowance for loan losses, our valuation of investment securities, our valuation of deferred tax assets and our determination of fair value measurements.

Changes in our accounting policies or in accounting standards could materially affect how we report our financial condition and results of operations.

Our accounting policies are essential to understanding our financial condition and results of operations. Some of these policies require the use of estimates and assumptions that may affect the value of our assets or liabilities and financial results. Some of our accounting policies are critical because they require management to make difficult, subjective, and complex judgments about matters that are inherently uncertain, and because it is likely that materially different amounts would be reported under different conditions or using different assumptions. If such estimates or assumptions underlying our financial statements are incorrect, we may experience material losses.

From time to time, the Financial Accounting Standards Board and the Securities and Exchange Commission change the financial accounting and reporting standards or the interpretation of those standards that govern the preparation of our financial statements. These changes are beyond our control, can be difficult to predict and could materially affect how we report our financial condition and results of operations. We could also be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements in material amounts.

We are subject to environmental liability risk associated with lending activities or properties we own.

A significant portion of our loan portfolio is secured by real estate, and we could become subject to environmental liabilities with respect to one or more of these properties, or with respect to properties that we own in operating our business. During the ordinary course of business, we may foreclose on and take title to properties securing defaulted loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous conditions or toxic substances are found on these properties, we may be liable for remediation costs, as well as for personal injury and property damage, civil fines and criminal penalties regardless of when the hazardous conditions or toxic substances first affected any particular property. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Our policies, which require us to perform an environmental review before initiating any foreclosure action on non-residential real property, may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on us.

We are an emerging growth company, and any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an emerging growth company, and, for as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As an emerging growth company, we also will not be subject to Section 404(b) of the Sarbanes-Oxley Act of 2002, which would require that our independent auditors review and attest as to the effectiveness of our internal control over financial reporting. We have also elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

We could be an emerging growth company for up to five years following the completion of our acquisition of Bank 1440. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of our acquisition of Bank 1440; (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more; (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year. Investors may find our common stock less attractive if we choose to rely on these exemptions. If some investors find our common stock less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our common stock and the price of our common stock may be more volatile.

Risks Related to the Offering

The future price of the shares of common stock may be less than the $10.00 purchase price per share in the offering.

If you purchase shares of common stock in the offering, you may not be able to sell them later at or above the $10.00 purchase price. In many cases, shares of common stock issued by newly converted savings institutions or mutual holding companies have traded below the initial offering price. The aggregate purchase price of the shares of common stock sold in the offering will be based on an independent appraisal. The independent appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The independent appraisal is based on certain estimates, assumptions and projections, all of which are subject to change from time to time. After the shares begin trading, the trading price of our common stock will be determined by the marketplace, and may be influenced by many factors, including prevailing interest rates, the overall performance of the economy, changes in federal tax laws, new regulations, investor perceptions of Bancorp

34 and the outlook for the financial services industry in general. Price fluctuations in our common stock may be unrelated to our operating performance.

Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.

We intend to invest between $5.3 million and $7.5 million of the net proceeds of the offering (or $8.7 million at the adjusted maximum of the offering range) in Bank 34. We may use the remaining net proceeds to invest in short-term investments and for general corporate purposes, including repurchasing shares of our common stock and paying dividends. We also expect to use a portion of the net proceeds we retain to fund a loan to our employee stock ownership plan to purchase shares of common stock in the offering. Bank 34 may use the net proceeds it receives to fund new loans, expand its retail banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies, or for other general corporate purposes. However, with the exception of funding the loan to the employee stock ownership plan, we have not allocated specific amounts of the net proceeds for any of these purposes, and we will have significant flexibility in determining the amount of the net proceeds we apply to different uses and when we apply or reinvest such proceeds. Also, certain of these uses, such as opening new branches or acquiring other financial institutions, may require the approval of the Office of the Comptroller of the Currency or the Federal Reserve Board. We have not established a timetable for investing the net proceeds, and we cannot predict how long we will require to invest the net proceeds. Our failure to reinvest these funds effectively would reduce our profitability and may adversely affect the value of our common stock.

Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.

Net income divided by average stockholders’ equity, known as “return on equity,” is a ratio many investors use to compare the performance of financial institutions. Our return on equity will be low until we are able to leverage the additional capital we receive from the stock offering. Our return on equity also will be negatively affected by added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt, and may be negatively affected by higher minimum regulatory capital requirements. Until we can increase our net interest income and noninterest income and leverage the capital raised in the stock offering, we expect our return on equity to be low, which may reduce the market price of our shares of common stock.

Our stock-based benefit plans will increase our expenses and reduce our income.

We intend to adopt one or more new stock-based benefit plans after the conversion, subject to stockholder approval, which will increase our annual compensation and benefit expenses related to the stock options and stock awards granted to participants under the new stock-based benefit plans. The actual amount of these new stock-related compensation and benefit expenses will depend on the number of options and stock awards granted under the plans, the fair market value of our stock or options on the date of grant, the vesting period, and other factors which we cannot predict at this time. If we adopt stock-based benefit plans within 12 months following the conversion, the shares of common stock reserved for issuance pursuant to awards of restricted stock and grants of options under such plans would be limited to 4% and 10%, respectively, of the total shares of our common stock sold in the stock offering. If we adopt stock-based benefit plans more than 12 months after the completion of the conversion, we may award restricted shares of common stock or grant options in excess of these amounts, which would further increase costs.

In addition, we will recognize expense for our employee stock ownership plan when shares are committed to be released to participants’ accounts, and we will recognize expense for restricted stock awards and stock options over the vesting period of awards made to recipients. The expense in the first year following the offering for our employee stock ownership plan and for our new stock-based benefit plans, assuming such plans had been implemented at the beginning of the year, has been estimated to be approximately $323,000 ($242,000 after tax) at the adjusted maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data,” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of our proposed stock-based plans, see “Management—Benefits to be Considered Following Completion of the Conversion.”

The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.

We intend to adopt one or more new stock-based benefit plans following the stock offering. These plans may be funded either through open market purchases of our common stock or from the issuance of authorized but unissued shares of common stock. Our ability to repurchase shares of our common stock to fund these plans will be subject to many factors, including applicable regulatory restrictions on stock repurchases, the availability of stock in the market, the trading price of our stock, our capital levels, alternative uses for our capital and our financial performance. While our intention is to fund the new stock-based benefit plans through open market purchases, stockholders would experience a 7.11% dilution in ownership interest if newly issued shares of our common stock are used to fund stock options and shares of restricted common stock in amounts equal to 10% and 4%, respectively, of the shares sold in the offering, and all such stock options are exercised. Such dilution would also reduce earnings per share. If we adopt the plans more than 12 months following the conversion, new stock-based benefit plans would not be subject to these limitations and stockholders could experience greater dilution.

Although the implementation of new stock-based benefit plans would be subject to stockholder approval, historically, the overwhelming majority of stock-based benefit plans adopted by savings institutions and their holding companies following mutual-to-stock conversions have been approved by stockholders.

We have not determined when we will adopt one or more new stock-based benefit plans. Stock-based benefit plans adopted more than 12 months following the completion of the conversion may exceed regulatory restrictions on the size of stock-based benefit plans adopted within 12 months, which would further increase our costs.

If we adopt stock-based benefit plans more than 12 months following the completion of the conversion, then grants of shares of common stock or stock options under our proposed stock-based benefit plans may exceed 4% and 10%, respectively, of shares of common stock sold in the stock offering. Stock-based benefit plans that provide for awards in excess of these amounts would increase our costs beyond the amounts estimated in “—Our stock-based benefit plans will increase our expenses and reduce our income.” Stock-based benefit plans that provide for awards in excess of these amounts could also result in dilution to stockholders in excess of that described in “—The implementation of stock-based benefit plans may dilute your ownership interest. Historically, stockholders have approved these stock-based benefit plans.” Although the implementation of stock-based benefit plans would be subject to stockholder approval, the timing of the implementation of such plans will be at the discretion of our board of directors.

Various factors may make takeover attempts more difficult to achieve.

Certain provisions of our articles of incorporation and bylaws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire control of Bancorp 34 without our board of directors’ approval. Under regulations applicable to the conversion, for a period of three years following completion of the conversion, no person may offer to acquire or acquire beneficial ownership of more than 10% of our common stock without prior approval of the Federal Reserve Board. Under federal law, subject to certain exemptions, a person, entity or group must notify the Federal Reserve Board and receive the Federal Reserve Board’s non-objection before acquiring control of a savings and loan holding company. There also are provisions in our articles of incorporation and bylaws that we may use to delay or block a takeover attempt, including a provision that prohibits any person from voting more than 10% of our outstanding shares of common stock. Bank 34’s charter will contain a similar restriction on acquisitions of 10% or more of its common stock, directly or indirectly, for five years following the conversion. Furthermore, shares of restricted stock and stock options that we may grant to employees and directors, stock ownership by our management and directors and other factors may make it more difficult for companies or persons to acquire control of Bancorp 34 without the consent of our board of directors. Taken as a whole, these statutory or regulatory provisions and provisions in our articles of incorporation and bylaws could result in our being less attractive to a potential acquirer and thus could adversely affect the market price of our common stock.

For additional information, see “Restrictions on Acquisition of Bancorp 34” and “Management—Benefits to be Considered Following Completion of the Conversion.”

There may be a limited trading market in our shares of common stock, which would hinder your ability to sell our common stock and may lower the market price of our common stock.

Prior to the conversion and offering, transactions in shares of Alamogordo Financial Corp. common stock have been quoted on the OTC Pink Marketplace operated by OTC Markets Group Inc., but the shares have not been actively traded.   We have applied to list the shares of Bancorp 34 common stock on the Nasdaq Capital Market following the conversion and offering.  In order to have our stock listed on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock.  Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.  The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold.  Persons purchasing the common stock may not be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock.

You may not revoke your decision to purchase Bancorp 34 common stock in the subscription or community offerings after you send us your order.

Funds submitted or automatic withdrawals authorized in connection with the purchase of shares of common stock in the subscription and community offerings will be held by us until the completion or termination of the conversion and offering, including any extension of the expiration date and consummation of a syndicated offering. Because completion of the conversion and offering will be subject to regulatory approvals and an update of the independent appraisal prepared by Keller & Company, Inc., among other factors, there may be one or more delays in completing the conversion and offering. Orders submitted in the subscription and community offerings are irrevocable, and purchasers will have no access to their funds unless the offering is terminated, or extended beyond October 24, 2016, or the number of shares to be sold in the offering is increased to more than 1,879,484 shares or decreased to fewer than 1,207,986 shares.

The distribution of subscription rights could have adverse income tax consequences.

If the subscription rights granted to certain current or former depositors and borrowers of Bank 34 are deemed to have an ascertainable value, receipt of such rights may be taxable in an amount equal to such value. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. We have received an opinion of counsel, Luse Gorman, PC, that it is more likely than not that such rights have no value; however, such opinion is not binding on the Internal Revenue Service.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following tables set forth selected consolidated historical financial and other data of Alamogordo Financial Corp. and its subsidiaries as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Alamogordo Financial Corp. contained elsewhere in this prospectus. The information at December 31, 2015 and 2014, for the year ended December 31, 2015, for the six months ended December 31, 2014 and for the years ended June 30, 2014 and 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2014, 2013, 2012 and 2011 and for the year ended June 30, 2012 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The information at March 31, 2016, for the three months ended March 31, 2016 and 2015, for the year ended December 31, 2014 and the six months ended December 31, 2013 is unaudited. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results to be achieved for all of the year ending December 31, 2016 or for any other period. Alamogordo Financial Corp. changed its fiscal year to December 31 from June 30, effective December 31, 2014.

	At March 31,	At December 31,		At June 30,
	2016	2015	2014	2014	2013	2012	2011
	(Dollars in thousands)
Selected Financial Condition:
Total assets	$278,506	$270,984	$246,954	$167,785	$174,310	$184,766	$183,744
Cash and cash equivalents	15,918	19,825	14,824	9,946	4,216	4,549	2,378
Available-for-sale securities	29,481	28,631	29,018	38,959	55,340	41,271	21,245
Loans held for investment, net	194,904	192,137	173,990	90,998	89,390	111,266	135,435
Loans held for sale	17,598	11,381	9,429	10,279	6,295	6,885	2,781
Deposits	234,629	225,700	201,939	134,673	135,517	143,421	136,363
Federal Home Loan Bank advances	11,000	13,000	12,500	8,810	13,327	15,502	18,093
Stockholders’ equity	29,890	29,644	29,336	22,184	23,597	24,676	28,168

	Three Months Ended March 31,		Years Ended December 31,		Six Months Ended December 31,		Years Ended June 30,
	2016	2015	2015	2014	2014	2013	2014	2013	2012
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$3,061	$2,823	$12,224	$8,367	$4,894	$3,467	$6,940	$7,503	$8,524
Interest expense	376	342	1,434	1,394	767	736	1,363	1,831	2,194
Net interest income	2,685	2,481	10,790	6,973	4,127	2,731	5,577	5,672	6,330
Provision (credit) for loan losses	52	100	694	50	50	—	—	(121)	2,939
Net interest income after provision (credit) for loan losses	2,633	2,381	10,096	6,923	4,077	2,731	5,577	5,793	3,390
Noninterest income (1)	1,884	802	4,903	6,243	4,473	1,314	3,083	3,596	1,039
Noninterest expense (2)	4,496	3,447	14,658	12,766	7,528	4,656	9,895	9,486	7,797
Income (loss) before income taxes	21	(264)	341	399	1,023	(611)	(1,235)	(97)	(3,367)
Income taxes	15	—	20	74	74	—	—	36	26
Net income (loss)	$6	$(264)	$321	$326	$949	$(611)	$(1,235)	$(133)	$(3,393)
Income (loss) per share – basic	$0.00	$(0.16)	$0.19	$0.23	$0.61	$(0.47)	$(0.95)	$(0.10)	$(2.57)
Income (loss) per share – diluted	$0.00	$(0.16)	$0.19	$0.23	$0.61	$(0.47)	$(0.95)	$(0.10)	$(2.57)

(1)	Noninterest income for the year ended December 31, 2014 and the six months ended December 31, 2014 includes a bargain purchase gain of $2.9 million in connection with the acquisition of Bank 1440.
(2)	Noninterest expense for the three months ended March 31, 2016 and 2015, the years ended December 31, 2015 and 2014, the six months ended December 31, 2014 and 2013 and the years ended June 30, 2014, 2013 and 2012 includes merger-related expenses of $0, $94,000, $100,000, $1.4 million, $801,000, $344,000, $920,000, $234,000, and $0, respectively.

	At or For the
	Three Months Ended March 31, (5)		Years Ended December 31,		Six Months Ended December 31, (5)		Years Ended June 30,
	2016	2015	2015	2014	2014	2013	2014	2013	2012
Performance Ratios:
Return on average assets (ratio of net income (loss) to average total assets)	0.01%	(0.43)%	0.12%	0.17%	0.84%	(0.71)%	(0.73)%	(0.07)%	(1.84)%
Return on average equity (ratio of net income (loss) to average stockholders’ equity)	0.08%	(3.65)%	1.08%	1.29%	6.77%	(5.36)%	(5.46)%	(0.55)%	(12.84)%
Net interest rate spread (1)	4.50%	4.30%	4.36%	3.77%	3.84%	3.39%	3.52%	3.34%	3.65%
Net interest margin (2)	4.61%	4.40%	4.47%	3.89%	3.96%	3.52%	3.66%	3.50%	3.82%
Noninterest expense to average assets	6.78%	5.63%	5.64%	6.51%	6.68%	5.39%	5.84%	5.29%	4.24%
Dividend payout ratio	—%	—%	—%	—%	—%	—%	—%	—%	(4.23)%
Efficiency ratio (3)	98.41%	105.00%	93.41%	96.60%	87.53%	115.10%	114.26%	102.34%	105.81%
Average interest-earning assets to average interest-bearing liabilities	117.18%	116.11%	118.80%	116.20%	116.27%	113.73%	114.88%	114.50%	112.88%

Capital Ratios:
Total capital to risk-weighted assets (bank only)	16.26%	16.55%	16.93%	17.09%	17.09%	24.66%	23.89%	25.77%	22.06%
Tier 1 capital to risk-weighted assets (bank only)	15.21%	15.49%	15.91%	16.13%	16.13%	23.41%	22.64%	24.51%	20.80%
Tier 1 capital to average assets (bank only)	11.09%	11.62%	11.06%	11.68%	11.68%	13.89%	13.36%	13.63%	12.93%
Average stockholders’ equity to average total assets	11.32%	11.82%	11.46%	12.88%	12.44%	13.20%	13.34%	13.41%	14.36%

Asset Quality Ratios:
Allowance for loan losses to total gross loans (4)	1.04%	1.09%	0.97%	0.97%	0.97%	1.85%	1.77%	2.00%	2.02%
Allowance for loan losses to total gross loans less acquired loans (4)	1.27%	1.46%	1.28%	1.50%	1.50%	1.85%	1.77%	2.00%	2.02%
Allowance for loan losses to nonperforming loans (4)	151.81%	134.55%	102.71%	209.50%	209.50%	288.83%	371.33%	242.23%	63.93%
Net (charge-offs) recoveries to average loans	0.21%	0.39%	(0.25)%	(0.06)%	0.02%	(0.19)%	(0.18)%	(0.45)%	(2.34)%
Nonperforming loans to total gross loans	0.68%	0.81%	0.95%	0.46%	0.46%	0.64%	0.48%	0.82%	3.15%
Nonperforming loans to total assets	0.49%	0.59%	0.68%	0.33%	0.33%	0.36%	0.26%	0.43%	2.06%
Nonperforming assets and accruing troubled debt restructurings to total assets	0.67%	1.02%	0.79%	0.86%	0.86%	1.43%	1.05%	1.52%	3.46%

Other Data:
Number of full service offices	4	4	4	4	4	2	2	2	2
Full time equivalent employees	122	72	98	75	75	60	65	66	59

(1)	Net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	There is no allowance for loan losses on loans acquired in the acquisition of Bank 1440.
(5)	Ratios for the three- and six-month periods have been annualized.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of Alamogordo Financial Corp. and its subsidiaries as of and for the periods indicated. The following is only a summary and you should read it in conjunction with the business and financial information regarding Alamogordo Financial Corp. contained elsewhere in this prospectus. The information at December 31, 2015 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2016 and for the three and six months ended June 30, 2016 and 2015 is unaudited and reflects only normal recurring adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. The results of operations for the three and six months ended June 30, 2016 are not necessarily indicative of the results to be achieved for all of the year ending December 31, 2016 or for any other period.

	At June 30, 2016	At December 31, 2015
	(Dollars in thousands)
Selected Financial Condition:
Total assets	$287,107	$270,984
Cash and cash equivalents	6,621	19,825
Available-for-sale securities	34,270	28,631
Loans held for investment, net	201,283	192,137
Loans held for sale	25,424	11,381
Deposits	226,389	225,700
Federal Home Loan Bank advances	27,000	13,000
Stockholders’ equity	30,472	29,644

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
	(In thousands, except per share data)
Selected Operating Data:
Interest income	$3,356	$2,993	$6,417	$5,816
Interest expense	379	355	754	696
Net interest income	2,977	2,638	5,662	5,120
Provision for loan losses	99	75	151	175
Net interest income after provision for loan losses	2,878	2,563	5,511	4,945
Noninterest income	2,663	1,290	4,547	2,092
Noninterest expense	5,055	3,492	9,552	6,939
Income before income taxes	486	362	507	97
Income taxes	—	—	15	—
Net income	$486	$362	$492	$97
Income per share – basic	$0.29	$0.22	$0.30	$0.06
Income per share – diluted	$0.29	$0.22	$0.30	$0.06

	At or For the
	Three Months Ended June 30, (5)		Six Months Ended June 30, (5)
	2016	2015	2016	2015
Performance Ratios:
Return on average assets (ratio of net income to average total assets)	0.71%	0.56%	0.36%	0.08%
Return on average equity (ratio of net income to average stockholders’ equity)	6.38%	4.97%	3.25%	0.67%
Net interest rate spread (1)	4.51%	4.28%	4.37%	4.29%
Net interest margin (2)	4.66%	4.38%	4.52%	4.39%
Noninterest expense to average assets	7.36%	5.41%	7.08%	5.51%
Dividend payout ratio	—%	—%	—%	—%
Efficiency ratio (3)	89.63%	88.88%	93.56%	96.22%
Average interest-earning assets to average interest-bearing liabilities	125.98%	117.07%	124.86%	116.60%

Capital Ratios:
Total capital to risk-weighted assets (bank only)	15.91%	16.03%	15.91%	16.03%
Tier 1 capital to risk-weighted assets (bank only)	14.85%	14.98%	14.85%	14.98%
Tier 1 capital to average assets (bank only)	10.89%	11.29%	10.89%	11.29%
Average stockholders’ equity to average total assets	11.08%	11.27%	11.20%	11.54%

Asset Quality Ratios:
Allowance for loan losses to total gross loans (4)	1.05%	1.10%	1.05%	1.10%
Allowance for loan losses to total gross loans less acquired loans (4)	1.32%	1.61%	1.32%	1.61%
Allowance for loan losses to nonperforming loans (4)	160.37%	182.87%	160.37%	182.87%
Net recoveries to average loans	0.00%	0.00%	0.10%	0.19%
Nonperforming loans to total gross loans	0.66%	0.60%	0.66%	0.60%
Nonperforming loans to total assets	0.47%	0.42%	0.47%	0.42%
Nonperforming assets and accruing troubled debt restructurings to total assets	0.54%	0.85%	0.54%	0.85%

Other Data:
Number of full service offices	4	4	4	4
Full time equivalent employees	139	76	139	76

(1)	Net interest rate spread represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(2)	Net interest margin represents net interest income as a percentage of average interest-earning assets.
(3)	Efficiency ratio represents noninterest expense divided by the sum of net interest income and noninterest income.
(4)	There is no allowance for loan losses on loans acquired in the acquisition of Bank 1440.
(5)	Ratios for the three- and six-month periods have been annualized.

Comparison of Financial Condition at June 30, 2016 and December 31, 2015

Cash and cash equivalents decreased $13.2 million, or 66.6%, to $6.6 million at June 30, 2016 from $19.8 million at December 31, 2015. The decrease is due to our using excess cash from December 31, 2015 to fund loan originations and purchases of securities during the six months ended June 30, 2016.

Loans held for investment increased $9.4 million, or 4.8%, to $203.4 million at June 30, 2016 from $194.0 million at December 31, 2015, due to organic growth. The increase was specifically due to an increase in commercial real estate loans, which increased $8.9 million, or 6.1%, to $155.6 million at June 30, 2016 from $146.6 million at December 31, 2015. During the six months ended June 30, 2016, commercial real estate loans increased to 76.2% of the gross loan portfolio from 75.3%, while one- to four-family residential real estate loans decreased to 14.5% of the portfolio from 16.1%. The residential mortgage loan portfolio experienced natural run-off as we continued to focus on our secondary mortgage lending program whereby new loans are originated and sold for fee income as opposed to being held in the portfolio.

Loans held for sale at June 30, 2016 totaled $25.4 million, consisting entirely of residential mortgage loans. We currently sell a significant majority of our residential mortgage loans in the secondary market. At December 31, 2015, loans held for sale totaled $11.4 million. The balances at any date vary based upon the timing and volume of current loan originations and sales; however, our record high quarter end balance at June 30, 2016 was primarily due to the addition of four new loan production offices in February 2016 and another in May 2016, and a decrease in market interest rates in the second quarter.

Available for sale securities increased $5.6 million, or 19.7%, during the six months ended June 30, 2016, due to the investment of excess liquid funds during the second quarter.

Other real estate decreased $110,000 to $196,000 at June 30, 2016. In the six months ended June 30, 2016 a property was added as a result of a foreclosure on a one- to four-family residential property; however, in June 2016 the commercial property held at December 31, 2015 was sold and a $93,000 loss on sale was recognized.

Total deposits increased $689,000, or 0.3%, to $226.4 million at June 30, 2016 from $225.7 million at December 31, 2015. The increase included a $9.2 million, or 8.1%, increase in savings and money market deposits, partially offset by an $8.5 million, or 11.5%, decrease in time deposits. The increase in savings and money market deposits is primarily due to maturing certificate of deposit customers preferring not to lock into term deposits, and growth from new and existing Arizona customers. We have been growing saving and money market balances while allowing both retail and wholesale certificates of deposit to run off at maturity to improve the deposit mix and reduce the cost of funds.

Borrowings, consisting solely of Federal Home Loan Bank advances, increased $14.0 million to $27.0 million at June 30, 2016 from $13.0 million at December 31, 2015. We generally utilize short term borrowings to fund loans held for sale, which were $25.4 million at June 30, 2016 compared to $11.4 million at December 31, 2015.

Total stockholders’ equity increased $828,000, or 2.8%, to $30.5 million at June 30, 2016 from $29.6 million at December 31, 2015. The growth was due to net income for the six-month period of $492,000 and an increase in accumulated other comprehensive income resulting from the $306,000 improvement in the fair value of available-for-sale securities for the six months ended June 30, 2016.

Comparison of Operating Results for the Three Months Ended June 30, 2016 and 2015

General. In the fall of 2015 and again in February and May 2016, we expanded our mortgage banking operations, which included the addition of new loan production offices in Scottsdale and Tubac, Arizona, Albuquerque, New Mexico, Kirkland and Puyallup, Washington, Medford, Oregon and Littleton, Colorado. Operating results for the three months ended June 30, 2016 were negatively affected as the start-up period operating costs exceeded revenue generated by these new operations. Despite these additional expenses, we had net income of $486,000 for the three months ended June 30, 2016, compared to net income of $362,000 for the three months ended June 30, 2015.

Interest Income. Interest income increased $363,000, or 12.1%, to $3.4 million for the three months ended June 30, 2016 from $3.0 million for the three months ended June 30, 2015. The increase was due to a $15.5 million, or 6.4%, increase in average interest-earning assets and an improvement in asset mix as loans, our highest yielding assets, increased to 85.0% of average interest-earning assets from 82.5% of average interest-earning assets. The yield on average interest-earning assets increased 28 basis points to 5.25% for the three months ended June 30, 2016 from 4.97% for the three months ended June 30, 2015 due primarily to the improvement in asset mix. Interest and fees on loans increased $384,000, or 13.6%, to $3.2 million for the three months ended June 30, 2016, from $2.8 million for the three months ended June 30, 2015. Interest income on loans increased due primarily to a $19.3 million, or 9.7%, increase in average loan balances, due to organic growth and a 22 basis point increase in average yield. The average balance of securities decreased $4.7 million, or 13.7%, to $29.4 million for the three months ended June 30, 2016, compared to $34.1 million for the three months ended June 30, 2015, and the average yield increased from 1.51% to 1.66% for the three months ended June 30, 2015 and 2016, respectively.

Interest Expense. Interest expense increased $24,000, or 6.9%, to $379,000 for the three months ended June 30, 2016 from $354,000 for the three months ended June 30, 2015. The increase was the result of an increase in interest expense on deposits, which increased $28,000, or 8.4%, to $365,000 for the three months ended June 30, 2016 from $337,000 for the three months ended June 30, 2015. Average interest-bearing deposits for the three months ended June 30, 2016 were $192.6 million, representing a $12.3 million, or 6.8%, increase compared to average interest-bearing deposits of $180.3 million for the three months ended June 30, 2015. The average rate paid on interest-bearing deposits was 0.76% compared to 0.75% for the 2015 period.

Interest paid on checking, money market and savings accounts increased $50,000, or 28.4%, to $226,000 for the three months ended June 30, 2016 from $176,000 for the three months ended June 30, 2015. The average rate we paid on such deposit accounts increased five basis points to 0.74% for the three months ended June 30, 2016 from 0.69% for the three months ended June 30, 2015 and the average balance increased $21.8 million, or 21.5%, to $123.5 million for the three months ended June 30, 2016 from $101.7 million for the three months ended June 30, 2015. The average rates we pay on these accounts is considerably higher in our Arizona market.

Interest on certificates of deposit decreased $22,000, or 13.7%, to $139,000 for the three months ended June 30, 2016 from $161,000 for the three months ended June 30, 2015. The average balance of certificates of deposit decreased $9.6 million, or 12.2%, to $69.1 million for the three months ended June 30, 2016 from $78.6 million for the three months ended June 30, 2015. In addition, the average rate paid on certificates of deposit decreased one basis point to 0.81% for the three months ended June 30, 2016 from 0.82% for the three months ended June 30, 2015.

The increase in checking, savings and money market deposits and decrease in certificates of deposit is primarily due to maturing certificate of deposit customers preferring not to lock into term deposits, and growth from new and existing Arizona customers.

Net Interest Income. Net interest income increased $339,000, or 12.8%, to $3.0 million for the three months ended June 30, 2016 from $2.6 million for the three months ended June 30, 2015, as a result of a higher balance of net interest-earning assets and a higher net interest rate spread. Our average net interest-earning assets increased by $17.8 million, or 50.6%, to $53.0 million for the three months ended June 30, 2016 from $35.2 million for the three months ended June 30, 2015, due primarily to organic growth. Our net interest rate spread improved by 23 basis points to 4.51% for the three months ended June 30, 2016 from 4.28% for the three months ended June 30, 2015, as we carried 85.0% of our average interest-earning assets in loans, our highest yielding assets, for the three months ended June 30, 2016, compared to 82.5% in loans for the comparable quarter in 2015. This repositioning of our asset portfolio was achieved principally through organic loan growth. Our cost of borrowings increased to 0.49% for the quarter ended June 30, 2016 from 0.28% for the quarter ended June 30, 2015 due to the increase in short term interest rates following the 25 basis point increase in the target Federal Funds rate in December 2015.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. If the allowance for loan losses is larger than necessary, we post a negative provision as a benefit to earnings. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Asset Quality—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded a provision for loan losses of $99,000 for the three months ended June 30, 2016, compared to $75,000 for the three months ended June 30, 2015. In the three months ended June 30, 2016, the allowance for loan losses grew $100,000, or 4.9%, and gross loans held for investment grew $6.5 million, or 3.3%.

To the best of our knowledge, at June 30, 2016 we have recorded all loan losses that are both probable and reasonable to estimate as of June 30, 2016.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about the recoverability of our loan balances based upon information available to it at the time of its examination.

Noninterest Income. Noninterest income increased $1.4 million, or 106.4%, to $2.7 million for the three months ended June 30, 2016 from $1.3 million for the three months ended June 30, 2015 due to a higher volume of loan sales and related gains, partially offset by a $93,000 loss on sale of other real estate compared to no impairment charge or loss on sale for the comparable quarter in 2015.

Gain on sale of loans increased $1.4 million, or 123.1%, to $2.6 million for the three months ended June 30, 2016 from $1.2 million for the three months ended June 30, 2015 as we have continued to expand our secondary mortgage loan operations. During the three months ended June 30, 2016, we sold $65.6 million of mortgage loans for a gain of $2.5 million and $1.2 million of SBA loans for a gain of $95,000, compared to $39.9 million of mortgage loan sales and $758,000 of SBA loan sales during the three months ended June 30, 2015 for gains of $1.1 million and $86,000, respectively. We realized a 3.8% average premium (gain on sale/sold loans) on the sales of mortgage loans for the three months ended June 30, 2016 and 2.9% for the three months ended June 30, 2015. We have experienced higher premiums on sales of mortgage loans since mid-2015 when we enhanced our pipeline management with the addition of more experienced personnel. Premiums vary from period to period based upon the mix of government Federal Housing Administration (“FHA”) and Veterans Administration (“VA”) loans to conventional loans, geographic markets and market interest rates, specifically 10-year U.S. Treasury rates.

Noninterest Expense. Noninterest expense increased $1.6 million, or 44.8%, to $5.1 million for the three months ended June 30, 2016 from $3.5 million for the three months ended June 30, 2015, due primarily to higher salaries and benefits, data processing fees, professional fees and occupancy, which were partially offset by a decrease in other noninterest expense. The increases were primarily related to the expansion of our mortgage banking operations in the fall of 2015 and again in 2016. Average assets for the quarter ended June 30, 2016 were 6.7% greater than for the quarter ended June 30, 2015.

Income Tax Expense. No provision for income tax expense or income tax benefits was recorded for the three months ended June 30, 2016 and 2015. We have net operating loss carry-forwards from prior periods, which offset income for both periods, so no other income tax expense or income tax benefits were recorded.

Comparison of Operating Results for the Six Months Ended June 30, 2016 and 2015

General. In the fall of 2015 and again in February and May 2016, we expanded our mortgage banking operations, which included the addition of new loan production offices in Scottsdale and Tubac, Arizona, Albuquerque, New Mexico, Kirkland and Puyallup, Washington, Medford, Oregon and Littleton, Colorado. Operating results were negatively affected as the start-up period operating costs exceeded revenue generated by these new operations. Despite these additional expenses, we had net income of $492,000 in the six months ended June 30, 2016, compared to net income of $97,000 for the six months ended June 30, 2015.

Interest Income. Interest income increased $601,000, or 10.3%, to $6.4 million for the six months ended June 30, 2016 from $5.8 million for the six months ended June 30, 2015. The increase was due to a 7.1% increase in average interest-earning assets and a 13 basis point increase in average yield due primarily to improvement in asset mix as loans, our highest yielding assets, increased from 82.2% to 83.8% of average interest-earning assets. Interest and fees on loans increased $665,000, or 12.2%, to $6.1 million for the six months ended June 30, 2016, from $5.5 million for the six months ended June 30, 2015, partially offset by a $51,000, or 17.4%, decrease in interest income on available-for-sale securities. Interest income on loans increased due primarily to a 9.2% increase in average loan balances, due to organic growth and a 14 basis point increase in average yield. The average balance of securities decreased $5.4 million, or 15.7%, to $28.9 million for the six months ended June 30, 2016, compared to $34.2 million for the six months ended June 30, 2015 and the average yield decreased five basis points.

Interest Expense. Interest expense increased $58,000, or 8.4%, to $754,000 for the six months ended June 30, 2016 from $696,000 for the six months ended June 30, 2015. The increase was caused by an increase in interest expense on deposits, which increased $60,000, or 9.0%, to $730,000 for the six months ended June 30, 2016 from $670,000 for the six months ended June 30, 2015. Average interest-bearing deposits for the six months ended June 30, 2016 were $191.3 million, representing a $10.5 million, or 5.8%, increase compared to average interest-bearing deposits of $180.8 million for the six months ended June 30, 2015. The average rate paid on interest-bearing deposits was 0.77% compared to 0.75% for the 2015 period.

Interest paid on checking, money market and savings accounts increased $102,000, or 30.2%, to $440,000 for the six months ended June 30, 2016 from $338,000 for the six months ended June 30, 2015. The average rate we paid on such deposit accounts increased six basis points to 0.73% for the six months ended June 30, 2016 from 0.67% for the six months ended June 30, 2015 and the average balance increased $19.4 million, or 19.2%, to $120.4 million for the six months ended June 30, 2016 from $101.0 million for the six months ended June 30, 2015. The increase in checking, savings and money market deposits is primarily due to maturing certificate of deposit customers preferring not to lock into term deposits, and growth from new and existing Arizona customers. The average rates we pay on these accounts is considerably higher in our Arizona market.

Net Interest Income. Net interest income increased $543,000, or 10.6%, to $5.7 million for the six months ended June 30, 2016 from $5.1 million for the six months ended June 30, 2015, as a result of a higher balance of net interest-earning assets and a higher net interest rate spread. Our average net interest-earning assets increased by $16.7 million, or 49.8%, to $50.2 million for the six months ended June 30, 2016 from $33.5 million for the six months ended June 30, 2015 due primarily to organic growth. Our net interest rate spread improved by eight basis points to 4.37% for the six months ended June 30, 2016 from 4.29% for the six months ended June 30, 2015, as we carried 83.8% of our average interest-earning assets in loans, our highest yielding asset, for the six months ended June 30, 2016 compared to 82.2% in loans for the comparable period in 2015. This repositioning of our asset portfolio was achieved principally through organic loan growth and sales of securities in December 2014 and early 2015, which were not completely replaced through reinvestment. Our cost of borrowings increased to 0.47% for the six months ended June 30, 2016 from 0.26% for the six months ended June 30, 2015 due to the increase in short term interest rates following the 25 basis point increase in the target Federal Funds rate in December 2015.

Provision for Loan Losses. We recorded a provision for loan losses of $151,000 for the six months ended June 30, 2016, compared to $175,000 for the six months ended June 30, 2015. In addition, $118,000 in recoveries of previously charged-off balances were received during the six months ended June 30, 2016 compared to $186,000 in the six months ended June 30, 2015. In the six months ended June 30, 2016, the allowance for loan losses increased $258,000, or 13.6%, and gross loans held for investment grew $9.4 million, or 4.8%.

Noninterest Income. Noninterest income increased $2.5 million, or 117.3%, to $4.5 million for the six months ended June 30, 2016 from $2.1 million for the six months ended June 30, 2015 primarily due to a higher volume of loan sales and related gains, and a decrease in loss on sale and impairments of other real estate.

Gain on sale of loans increased $2.2 million, or 108.8%, to $4.3 million for the six months ended June 30, 2016 from $2.1 million for the six months ended June 30, 2015 as we have continued to expand our secondary mortgage loan operations. During the six months ended June 30, 2016, we sold $107.1 million of mortgage loans for a gain of $4.1 million and $2.2 million of SBA loans for a gain of $194,000, compared to $69.1 million of mortgage loan sales and $758,000 of SBA loan sales during the six months ended June 30, 2015 for gains of $2.0 million and $86,000, respectively. The average premium (gain on sale/sold loans) for 2016 was 3.8% compared to 3.0% for 2015. We have experienced higher premiums on sales of mortgage loans since mid-2015 when we enhanced our pipeline management with the addition of more experienced personnel. Premiums vary from period to period based upon the mix of government FHA and VA loans to conventional loans, geographic markets and market interest rates, specifically 10-year Treasury rates.

We incurred a $93,000 loss on sale of other real estate in the six months ended June 30, 2016 compared to a $200,000 impairment charge on other real estate in the six months ended June 30, 2015.

Noninterest Expense. Noninterest expense increased $2.6 million, or 37.6%, to $9.6 million for the six months ended June 30, 2016 from $6.9 million for the six months ended June 30, 2015, due primarily to higher salaries and benefits, professional fees, data processing fees, other expense and occupancy, partially offset by lower merger-related expenses. The increase in expense resulted primarily from the expansion of our mortgage banking operations. Average assets for the six months ended June 30, 2016 were 7.0% greater than for the six months ended June 30, 2015.

Merger-related expenses decreased $100,000, or 100.0%, to $0 for the six months ended June 30, 2016 compared to $100,000 for the six months ended June 30, 2015.

Provision for Income Taxes. Income tax expense was $15,000 and $0 for the six months ended June 30, 2016 and 2015, respectively. The $15,000 income tax expense for the six months ended June 30, 2016 represented a tax extension payment expected to be applied to cover an alternative minimum tax liability. We have net operating loss carry-forwards from prior periods, which offset income for both periods, so no other income tax expense or income tax benefits were recorded.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “would,” “should,” “could” or “may,” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses;

•	our ability to access cost-effective funding;

•	fluctuations in real estate values and both residential and commercial real estate market conditions;

•	demand for loans and deposits in our market area;

•	our ability to implement and change our business strategies;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make;

•	adverse changes in the securities or secondary mortgage markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III;

•	the impact of the Dodd-Frank Act and the implementing regulations;

•	changes in the quality or composition of our loan or investment portfolios;

•	technological changes that may be more difficult or expensive than expected;

•	the inability of third party providers to perform as expected;

•	our ability to manage market risk, credit risk and operational risk in the current economic environment;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board;

•	our ability to retain key employees;

•	our compensation expense associated with equity allocated or awarded to our employees; and

•	changes in the financial condition, results of operations or future prospects of issuers of securities that we own.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. See “Risk Factors” beginning on page 18. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of the statements or to reflect the occurrence of anticipated or unanticipated events.

HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

Although we cannot determine what the actual net proceeds from the sale of the shares of common stock in the offering will be until the offering is completed, we anticipate that the net proceeds will be between $10.7 million and $14.9 million, or $17.4 million if the offering range is increased by 15%.

We intend to distribute the net proceeds as follows:

	Based Upon the Sale at $10.00 Per Share of
	1,207,986 Shares		1,421,160 Shares		1,634,334 Shares		1,879,484 Shares (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
	(Dollars in thousands)

Offering proceeds	$12,080		$14,212		$16,343		$18,795
Less offering expenses	1,400		1,400		1,400		1,400
Net offering proceeds	$10,680	100.0%	$12,812	100.0%	$14,943	100.0%	$17,395	100.0%

Distribution of net proceeds:
To Bank 34	$5,340	50.0%	$6,406	50.0%	$7,472	50.0%	$8,698	50.0%
To fund loan to employee stock ownership plan	$966	9.0%	$1,137	8.9%	$1,307	8.7%	$1,504	8.6%
Retained by Bancorp 34	$4,374	41.0%	$5,269	41.1%	$6,164	41.3%	$7,193	41.4%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.

Payments for shares of common stock made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Bank 34’s deposits. The net proceeds may vary because total expenses relating to the offering may be more or less than our estimates. For example, our expenses would increase if all shares were not sold in the subscription and community offerings and a portion of the shares were sold in a syndicated offering.

Bancorp 34 may use the proceeds it retains from the offering:

•	to invest in securities;

•	to repurchase shares of its common stock;

•	to finance the potential acquisition of financial institutions or financial services companies, although we do not currently have any agreements or understandings regarding any specific acquisition transaction;

•	to pay cash dividends to stockholders; and

•	for other general corporate purposes.

See “Our Dividend Policy” for a discussion of our expected dividend policy following the completion of the conversion. Under current federal regulations, we may not repurchase shares of our common stock during the first year following the completion of the conversion, except when extraordinary circumstances exist and with prior regulatory approval, or except to fund the granting of restricted stock awards (which would require notification to the Federal Reserve Board) or tax-qualified employee stock benefit plans.

Bank 34 may use the net proceeds it receives from the offering:

•	to fund new loans or purchase loan packages;

•	to enhance existing products and services, hire additional employees and support growth and the development of new products and services;

•	to expand its banking franchise by establishing or acquiring new branches or by acquiring other financial institutions or other financial services companies as opportunities arise, although we do not currently have any understandings or agreements to acquire a financial institution or other entity;

•	to invest in securities; and

•	for other general corporate purposes.

Initially, a substantial portion of the net proceeds will be invested in short-term investments, investment-grade debt obligations and mortgage-backed securities. We have not determined specific amounts of the net proceeds that would be used for the purposes described above. The use of the proceeds outlined above may change based on many factors, including, but not limited to, changes in interest rates, equity markets, laws and regulations affecting the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. The use of the proceeds may also change depending on our ability to receive regulatory approval to establish new branches or acquire other financial institutions.

We expect our return on equity to be low until we are able to reinvest effectively the additional capital raised in the offering. Until we can increase our net interest income and noninterest income, we expect our return on equity to be below the industry average, which may negatively affect the value of our common stock. See “Risk Factors—Risks Related to the Offering—Our failure to effectively deploy the net proceeds may have an adverse effect on our financial performance.”

OUR DIVIDEND POLICY

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments. We cannot assure you that we will pay dividends in the future, or that any such dividends will not be reduced or eliminated in the future.

Bancorp 34 will not be permitted to pay dividends on its common stock if its stockholders’ equity would be reduced below the amount of the liquidation account established by Bancorp 34 in connection with the conversion. The source of dividends will depend on the net proceeds retained by Bancorp 34 and earnings thereon, and dividends from Bank 34. In addition, Bancorp 34 will be subject to state law limitations and federal bank regulatory policy on the payment of dividends. Maryland law generally limits dividends if the corporation would not be able to pay its debts in the usual course of business after giving effect to the dividend or if the corporation’s total assets would be less than the corporation’s total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

After the completion of the conversion, Bank 34 will not be permitted to pay dividends on its capital stock to Bancorp 34, its sole stockholder, if Bank 34’s stockholder’s equity would be reduced below the amount of the liquidation account established in connection with the conversion. In addition, Bank 34 will not be permitted to make a capital distribution if, after making such distribution, it would be undercapitalized. Bank 34 must file an application with the Federal Reserve Board for approval of a capital distribution if the total capital distributions for the applicable calendar year exceed the sum of Bank 34’s net income for that year to date plus its retained net income for the preceding two years, or Bank 34 would not be at least adequately capitalized following the distribution.

Any payment of dividends by Bank 34 to Bancorp 34 that would be deemed to be drawn from Bank 34’s bad debt reserves established prior to 1988, if any, would require a payment of taxes at the then-current tax rate by Bank 34 on the amount of earnings deemed to be removed from the pre-1988 bad debt reserves for such distribution. Bank 34 does not intend to make any distribution that would create such a federal tax liability. See “The Conversion and Offering—Liquidation Rights.” For further information concerning additional federal law and regulations regarding the ability of Bank 34 to make capital distributions, including the payment of dividends to Bancorp 34, see “Taxation—Federal Taxation.”

We will file a consolidated federal tax return with Bank 34. Accordingly, it is anticipated that any cash distributions made by us to our stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal tax purposes. Additionally, during the three-year period following the conversion, we will not be permitted to make any capital distribution to stockholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

MARKET FOR THE COMMON STOCK

Alamogordo Financial Corp.’s common stock is currently traded on the OTC Pink Marketplace (OTCPK) operated by OTC Markets Group under the symbol “ALMG.” Upon completion of the conversion, the shares of common stock of Bancorp 34 will be issued in exchange for the existing shares of Alamogordo Financial Corp. and are expected to trade on the Nasdaq Capital Market under the symbol “BCTF.” To list our stock on the Nasdaq Capital Market, we are required to have at least three broker-dealers who will make a market in our common stock. As of July 25, 2016, Alamogordo Financial Corp. had approximately 11 registered market makers in its common stock. Keefe, Bruyette & Woods, Inc. has advised us that it intends to make a market in our common stock following the offering, but is under no obligation to do so.

The following table sets forth the high and low bid prices for shares of Alamogordo Financial Corp. common stock for the periods indicated, as obtained from the OTC Pink Marketplace. We did not declare a dividend for any of the periods listed. As of the close of business on July 25, 2016, there were 1,679,500 shares of common stock outstanding, including 761,500 publicly held shares (shares held by stockholders other than AF Mutual Holding Company), and approximately 585 stockholders of record.

	Price Per Share
	High	Low
Year Ending December 31, 2016
Third quarter (through July 25, 2016)	$21.45	$21.21
Second quarter	$23.00	$21.00
First quarter	$23.00	$16.19

Year Ended December 31, 2015
Fourth quarter	$18.00	$16.02
Third quarter	$20.00	$16.75
Second quarter	$20.38	$14.75
First quarter	$16.10	$14.80

Year Ended December 31, 2014
Fourth quarter	$16.50	$14.90
Third quarter	$16.00	$15.51
Second quarter	$15.75	$15.17
First quarter	$15.75	$15.30

On March 4, 2016, the business day immediately preceding the public announcement of the conversion, and on August 4, 2016, the closing prices of Alamogordo Financial Corp. common stock as reported on the OTC Pink Marketplace were $16.19 per share and $21.45 per share, respectively. On the effective date of the conversion, all publicly held shares of Alamogordo Financial Corp. common stock, including shares of common stock held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of Bancorp 34 common stock determined pursuant to the exchange ratio. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” The above table reflects actual prices and has not been adjusted to reflect the exchange ratio. Options to purchase shares of Alamogordo Financial Corp. common stock will be converted into options to purchase a number of shares of Bancorp 34 common stock determined pursuant to the exchange ratio, for the same aggregate exercise price. See “Beneficial Ownership of Common Stock.”

HISTORICAL AND PRO FORMA REGULATORY CAPITAL COMPLIANCE

At March 31, 2016, Bank 34 exceeded all of the applicable regulatory capital requirements and was considered “well capitalized.” The table below sets forth the historical equity capital and regulatory capital of Bank 34 at March 31, 2016, and the pro forma equity capital and regulatory capital of Bank 34, after giving effect to the sale of shares of common stock at $10.00 per share. The table also compares historical and pro forma capital levels to those required to be considered “well capitalized.” The table assumes the receipt by Bank 34 of 50% of the net offering proceeds. See “How We Intend to Use the Proceeds from the Offering.”

	Bank 34 Historical at		Pro Forma at March 31, 2016, Based Upon the Sale in the Offering of
	March 31, 2016		1,207,986 Shares			1,421,160 Shares		1,634,334 Shares			1,879,484 Shares (1)
	Amount	Percent of Assets	Amount		Percent of Assets	Amount	Percent of Assets	Amount		Percent of Assets	Amount	Percent of Assets
	(Dollars in thousands)

Equity	$29,850	10.7%	$33,740		11.9%	$34,551	12.1%	$35,360		12.3%	$36,292	12.6%

Tier 1 leverage capital (2)(3)	$29,635	11.1%	$33,525		12.3%	$34,336	12.5%	$35,145		12.8%	$36,077	13.1%
Tier 1 leverage requirement	13,363	5.0	13,630		5.0	13,683	5.0	13,736		5.0	13,798	5.0
Excess	$16,272	6.1%	$19,895		7.3%	$20,653	7.5%	$21,409		7.8%	$22,279	8.1%

Tier 1 risk-based capital (2)(3)	$29,635	15.2%	$33,525		17.1%	$34,336	17.5%	$35,145		17.9%	$36,077	18.3%
Tier 1 risk-based requirement	15,592	8.0	15,678		8.0	15,695	8.0	15,712		8.0	15,731	8.0
Excess	$14,043	7.2%	$17,847		9.1%	$18,641	9.5%	$19,433		9.9%	$20,346	10.3%

Total risk-based capital (2)(3)	$31,687	16.3%	$35,577		18.2%	$36,388	18.5%	$37,197		18.9%	$38,129	19.4%
Total risk-based requirement	19,490	10.0	19,597		10.0	19,618	10.0	19,640		10.0	19,664	10.0
Excess	$12,197	6.3%	$15,980		8.2%	$16,770	8.5%	$17,557		8.9%	$18,465	9.4%

Common equity tier 1 risk-based capital (2)(3)	$29,635	15.2%	$33,525		17.1%	$34,336	17.5%	$35,145		17.9%	$36,077	18.3%
Common equity tier 1 risk-based requirement	12,669	6.5	12,738		6.5	12,752	6.5	12,766		6.5	12,782	6.5
Excess	$16,966	8.7%	$20,787		10.6%	$21,584	11.0%	$22,379		11.4%	$23,295	11.8%

Reconciliation of capital infused into Bank 34:
Net proceeds			$5,340			$6,406		$7,472			$8,698
Less: Common stock acquired by stock-based benefit plan			483			568		654			752
Less: Common stock acquired by employee stock ownership plan			966			1,137		1,307			1,504
Pro forma increase			$3,890	(4)		$4,701		$5,510	(4)		$6,442

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Tier 1 leverage capital levels are shown as a percentage of total average assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk weighting.
(4)	Totals do not foot due to rounding differences.

CAPITALIZATION

The following table presents the historical consolidated capitalization of Alamogordo Financial Corp. at March 31, 2016 and the pro forma consolidated capitalization of Bancorp 34 after giving effect to the conversion and offering based upon the assumptions set forth in the “Pro Forma Data” section.

	Alamogordo Financial Corp.	Bancorp 34 Pro Forma at March 31, 2016 Based upon the Sale in the Offering at $10.00 per Share of
	Historical at March 31, 2016	1,207,986 Shares	1,421,160 Shares	1,634,334 Shares	1,879,484 Shares (1)
	(Dollars in thousands)

Deposits (2)	$234,629	$234,629	$234,629	$234,629	$234,629
Borrowed funds	11,000	11,000	11,000	11,000	11,000
Total deposits and borrowed funds	$245,629	$245,629	$245,629	$245,629	$245,629

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized (post-conversion) (3)	—	—	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized (post-conversion); shares to be issued as reflected (3) (4)	168	221	260	299	344
Additional paid-in capital (3)	9,715	20,203	22,296	24,388	26,795
MHC capital contribution	—	0	0	0	0
Retained earnings (5)	20,411	20,411	20,411	20,411	20,411
Accumulated other gain	9	9	9	9	9
Treasury stock	(139)	—	—	—	—
Common stock held by employee stock ownership plan (6)	(274)	(1,240)	(1,410)	(1,581)	(1,778)
Common stock to be acquired by stock-based benefit plan (7)	—	(483)	(568)	(654)	(752)
Total stockholders’ equity	$29,890	$39,121	$40,997	$42,872	$45,029

Pro Forma Shares Outstanding
Shares offered for sale	—	1,207,986	1,421,160	1,634,334	1,879,484
Exchange shares issued	—	1,002,014	1,178,840	1,355,666	1,559,016
Total shares outstanding	—	2,210,000	2,600,000	2,990,000	3,438,500

Total stockholders’ equity as a percentage of total assets	10.73%	13.60%	14.16%	14.71%	15.33%
Tangible equity as a percentage of total assets	10.61%	13.48%	14.04%	14.59%	15.22%

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Does not reflect withdrawals from deposit accounts to purchase shares of common stock in the conversion and offering. These withdrawals would reduce pro forma deposits and assets by the amount of the withdrawals.
(3)	Alamogordo Financial Corp. currently has 20,000,000 authorized shares of common stock, $0.10 par value per share, and 10,000,000 authorized shares of preferred stock. On a pro forma basis, common stock and additional paid-in capital have been revised to reflect the number of shares of Bancorp 34 common stock to be outstanding.
(4)	No effect has been given to the issuance of additional shares of Bancorp 34 common stock pursuant to the exercise of options under one or more stock-based benefit plans. If the plans are implemented within the first year after the closing of the offering, an amount up to 10% of the shares of Bancorp 34 common stock sold in the offering will be reserved for issuance upon the exercise of options under the plans. No effect has been given to the exercise of options currently outstanding. See “Management.”
(5)	The retained earnings of Bank 34 will be substantially restricted after the conversion. See “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

(footnotes continue on following page)

(continued from previous page)

(6)	Assumes that 8% of the shares sold in the offering will be acquired by the employee stock ownership plan financed by a loan from Bancorp 34. The loan will be repaid principally from Bank 34’s contributions to the employee stock ownership plan. Since Bancorp 34 will finance the employee stock ownership plan debt, this debt will be eliminated through consolidation and no liability will be reflected on Bancorp 34’s consolidated financial statements. Accordingly, the amount of shares of common stock acquired by the employee stock ownership plan is shown in this table as a reduction of total stockholders’ equity.
(7)	Assumes a number of shares of common stock equal to 4% of the shares of common stock to be sold in the offering will be purchased for grant by one or more stock-based benefit plans. The funds to be used by such plans to purchase the shares will be provided by Bancorp 34. The dollar amount of common stock to be purchased is based on the $10.00 per share subscription price in the offering and represents unearned compensation. This amount does not reflect possible increases or decreases in the value of common stock relative to the subscription price in the offering. Bancorp 34 will accrue compensation expense to reflect the vesting of shares pursuant to such stock-based benefit plans and will credit capital in an amount equal to the charge to operations. Implementation of such plans will require stockholder approval.

PRO FORMA DATA

The following tables summarize historical data of Alamogordo Financial Corp. and pro forma data of Bancorp 34 at and for the three months ended March 31, 2016 and the year ended December 31, 2015. This information is based on assumptions set forth below and in the tables and related footnotes, and should not be used as a basis for projections of market value of the shares of common stock following the conversion.

The net proceeds disclosed in the tables are based upon the following assumptions:

(i)	all of the shares of common stock will be sold in the subscription and community offerings;

(ii)	our employee stock ownership plan will purchase 8% of the shares of common stock sold in the offering with a loan from Bancorp 34. The existing loan obligation of our employee stock ownership plan, equal to $270,231 at March 31, 2016, will be combined with the new loan. The combined loan will be repaid in substantially equal payments of principal and interest (at the prime rate of interest, as may be adjusted annually) over 30 years. Interest income that we earn on the loan will offset the interest paid by Bank 34. The effect on earnings for the employee stock ownership plan is the cost of amortizing the combined loan over 30 years, net of historical expense for the period;

(iii)	we will pay Keefe, Bruyette & Woods, Inc. a fixed fee of $250,000 with respect to shares sold in the subscription and community offerings; and

(iv)	total expenses of the offering, other than the fees and commissions to be paid to Keefe, Bruyette & Woods, Inc. and other broker-dealers, will be $1.15 million.

We calculated pro forma consolidated net income for each period as if the estimated net proceeds we received had been invested at the beginning of the period at an assumed interest rate of 1.78% (1.17% on an after-tax basis). This represents the yield on the five-year U.S. Treasury Note as of December 31, 2015, which, in light of current market interest rates, we consider to more accurately reflect the pro forma reinvestment rate than the arithmetic average of the weighted average yield earned on our interest earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate federal regulations require that we assume in presenting pro forma data.

We further believe that the reinvestment rate is factually supportable because:

•	the yield on the U.S. Treasury Note can be determined and/or estimated from third-party sources; and

•	we believe that U.S. Treasury securities are not subject to credit losses due to a U.S. Government guarantee of payment of principal and interest.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders’ equity by the indicated number of shares of common stock. For pro forma earnings per share calculations, we adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts as if the shares of common stock were outstanding at the beginning of the year, but we did not adjust per share historical or pro forma stockholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma data gives effect to the implementation of one or more stock-based benefit plans. We have assumed that stock-based benefit plans will acquire for restricted stock awards a number of shares of common stock equal to 4% of the shares of common stock sold in the stock offering at the same price for which they were sold in the stock offering. We have assumed that awards of common stock granted under such plans vest over a five-year period.

We also have assumed that options will be granted under stock-based benefit plans to acquire shares of common stock equal to 10% of the shares of common stock sold in the stock offering. In preparing the tables below, we assumed that stockholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.03 for each option.

We may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 10% and 4%, respectively, of the shares of common stock sold in the stock offering and that vest sooner than over a five-year period if the stock-based benefit plans are adopted more than one year following the completion of the stock offering.

As discussed under “How We Intend to Use the Proceeds from the Offering,” we intend to contribute 50% of the net proceeds from the stock offering to Bank 34, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain to fund a loan to the employee stock ownership plan and retain the rest of the proceeds for future use.

The pro forma data does not give effect to:

•	withdrawals from deposit accounts to purchase shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma data may not be representative of the financial effects of the offering at the dates on which the offering actually occurs, and should not be taken as indicative of future results of operations. Pro forma consolidated stockholders’ equity represents the difference between the stated amounts of our assets and liabilities. The pro forma stockholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to stockholders if we liquidated. Moreover, pro forma stockholders’ equity per share does not give effect to the liquidation accounts to be established in the conversion or, in the unlikely event of a liquidation of Bank 34, to the tax effect of the recapture of the bad debt reserve. See “The Conversion and Offering—Liquidation Rights.”

	At or for the Three Months Ended March 31, 2016 Based upon the Sale at $10.00 Per Share of
	1,207,986 Shares	1,421,160 Shares	1,634,334 Shares	1,879,484 Shares (1)
	(Dollars in thousands, except per share amounts)

Gross proceeds of offering	$12,080	$14,212	$16,343	$18,795
Market value of shares issued in the exchange	10,020	11,788	13,557	15,590
Pro forma market capitalization	$22,100	$26,000	$29,900	$34,385

Gross proceeds of offering	$12,080	$14,212	$16,343	$18,795
Expenses	(1,400)	(1,400)	(1,400)	(1,400)
Estimated net proceeds	10,680	12,812	14,943	17,395
Assets received from mutual holding company	0	0	0	0
Common stock purchased by employee stock ownership plan	(966)	(1,137)	(1,307)	(1,504)
Common stock purchased by stock-based benefit plans	(483)	(568)	(654)	(752)
Estimated net proceeds, as adjusted	$9,231	$11,107	$12,982	$15,139

For the Three Months Ended March 31, 2016
Consolidated net earnings:
Historical	$6	$6	$6	$6
Income on adjusted net proceeds	27	33	38	44
Employee stock ownership plan (2)	(11)	(12)	(13)	(14)
Stock awards (3)	(16)	(19)	(22)	(25)
Stock options (4)	(17)	(20)	(23)	(26)
Pro forma net loss	$(11)	$(12)	$(14)	$(15)

Earnings per share (5):
Historical	$0.00	$0.00	$0.00	$0.00
Income on adjusted net proceeds	0.01	0.01	0.01	0.01
Employee stock ownership plan (2)	(0.00)	(0.00)	(0.00)	(0.00)
Stock awards (3)	(0.01)	(0.01)	(0.01)	(0.01)
Stock options (4)	(0.01)	(0.01)	(0.01)	(0.01)
Pro forma loss per share (5)	$(0.01)	$(0.01)	$(0.01)	$(0.01)

Offering price to pro forma net loss per share	N/A	N/A	N/A	N/A
Number of shares used in earnings per share calculations	2,114,166	2,487,254	2,860,343	3,289,394

At March 31, 2016
Stockholders’ equity:
Historical	$29,890	$29,890	$29,890	$29,890
Estimated net proceeds	10,680	12,812	14,943	17,395
Equity increase from the mutual holding company	0	0	0	0
Common stock acquired by employee stock ownership plan (2)	(966)	(1,137)	(1,307)	(1,504)
Common stock acquired by stock-based benefit plans (3)	(483)	(568)	(654)	(752)
Pro forma stockholders’ equity (6)	$39,121	$40,997	$42,872	$45,029
Intangible assets	$(341)	$(341)	$(341)	$(341)
Pro forma tangible stockholders’ equity (6)	$38,780	$40,656	$42,531	$44,688

Stockholders’ equity per share (7):
Historical	$13.52	$11.50	$10.00	$8.69
Estimated net proceeds	4.83	4.93	5.00	5.06
Equity increase from the mutual holding company	0.00	0.00	0.00	0.00
Common stock acquired by employee stock ownership plan (2)	(0.44)	(0.44)	(0.44)	(0.44)
Common stock acquired by stock-based benefit plans (3)	(0.22)	(0.22)	(0.22)	(0.22)
Pro forma stockholders’ equity per share (6) (7)	$17.69	$15.77	$14.34	$13.09
Intangible assets	$(0.15)	$(0.13)	$(0.11)	$(0.10)
Pro forma tangible stockholders’ equity per share (6) (7)	$17.54	$15.64	$14.23	$12.99

Offering price as percentage of pro forma stockholders’ equity per share	56.49%	63.42%	69.74%	76.36%
Offering price as percentage of pro forma tangible stockholders’ equity per share	56.99%	63.95%	70.30%	76.94%
Number of shares outstanding for pro forma book value per share calculations	2,210,000	2,600,000	2,990,000	3,438,500

(footnotes begin on second following page)

At or for the Year Ended December 31, 2015 Based upon the Sale at $10.00 Per Share of
1,207,986 Shares	1,421,160 Shares	1,634,334 Shares	1,879,484 Shares (1)
(Dollars in thousands, except per share amounts)
Gross proceeds of offering	$12,080	$14,212	$16,343	$18,795
Market value of shares issued in the exchange	10,020	11,788	13,557	15,590
Pro forma market capitalization	$22,100	$26,000	$29,900	$34,385

Gross proceeds of offering	$12,080	$14,212	$16,343	$18,795
Expenses	(1,400)	(1,400)	(1,400)	(1,400)
Estimated net proceeds	10,680	12,812	14,943	17,395
Assets received from mutual holding company	0	0	0	0
Common stock purchased by employee stock ownership plan	(966)	(1,137)	(1,307)	(1,504)
Common stock purchased by stock-based benefit plans	(483)	(568)	(654)	(752)
Estimated net proceeds, as adjusted	$9,231	$11,107	$12,982	$15,139

For the Year Ended December 31, 2015
Consolidated net earnings:
Historical	$321	$321	$321	$321
Income on adjusted net proceeds	108	130	153	178
Employee stock ownership plan (2)	(27)	(31)	(35)	(39)
Stock awards (3)	(64)	(75)	(86)	(99)
Stock options (4)	(67)	(79)	(91)	(104)
Pro forma net income	$271	$266	$262	$257

Earnings per share (5):
Historical	$0.15	$0.13	$0.11	$0.10
Income on adjusted net proceeds	0.05	0.05	0.05	0.05
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Stock awards (3)	(0.03)	(0.03)	(0.03)	(0.03)
Stock options (4)	(0.03)	(0.03)	(0.03)	(0.03)
Pro forma earnings per share (5)	$0.13	$0.11	$0.09	$0.08

Offering price to pro forma net earnings per share	76.10	x	93.61	x	109.30	x	128.14	x
Number of shares used in earnings per share calculations	2,116,582	2,490,097	2,863,611	3,293,153

At December 31, 2015
Stockholders’ equity:
Historical	$29,644	$29,644	$29,644	$29,644
Estimated net proceeds	10,680	12,812	14,943	17,395
Equity increase from the mutual holding company	0	0	0	0
Common stock acquired by employee stock ownership plan (2)	(966)	(1,137)	(1,307)	(1,504)
Common stock acquired by stock-based benefit plans (3)	(483)	(568)	(654)	(752)
Pro forma stockholders’ equity (6)	$38,875	$40,751	$42,626	$44,783
Intangible assets	$(363)	$(363)	$(363)	$(363)
Pro forma tangible stockholders’ equity (6)	$38,512	$40,388	$42,263	$44,420

Stockholders’ equity per share (7):
Historical	$13.41	$11.40	$9.91	$8.62
Estimated net proceeds	4.83	4.93	5.00	5.06
Equity increase from the mutual holding company	0.00	0.00	0.00	0.00
Common stock acquired by employee stock ownership plan (2)	(0.44)	(0.44)	(0.44)	(0.44)
Common stock acquired by stock-based benefit plans (3)	(0.22)	(0.22)	(0.22)	(0.22)
Pro forma stockholders’ equity per share (6) (7)	$17.58	$15.67	$14.25	$13.02
Intangible assets	$(0.16)	$(0.14)	$(0.12)	$(0.11)
Pro forma tangible stockholders’ equity per share (6) (7)	$17.42	$15.53	$14.13	$12.91

Offering price as percentage of pro forma stockholders’ equity per share	56.88%	63.82%	70.18%	76.80%
Offering price as percentage of pro forma tangible stockholders’ equity per share	57.41%	64.39%	70.77%	77.46%
Number of shares outstanding for pro forma book value per share calculations	2,210,000	2,600,000	2,990,000	3,438,500

(footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares, which could occur due to a 15% increase in the offering range to reflect demand for the shares or changes in market conditions following the commencement of the offering.
(2)	Assumes that 8% of the shares of common stock sold in the offering will be purchased by the employee stock ownership plan. For purposes of these tables, the funds used to acquire these shares are assumed to have been borrowed by the employee stock ownership plan from Bancorp 34, and the outstanding loan with respect to existing shares of Alamogordo Financial Corp. held by the employee stock ownership plan will be refinanced and consolidated with the new loan. Bank 34 intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the required principal and interest payments on the debt. Bank 34’s total annual payments on the employee stock ownership plan debt are based upon 30 equal annual installments of principal and interest. Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 718-40, “Compensation—Stock Compensation—Employee Stock Ownership Plans” (“ASC 718-40”) requires that an employer record compensation expense in an amount equal to the fair value of the shares committed to be released to employees. The pro forma adjustments assume that the employee stock ownership plan shares are allocated in equal annual installments based on the number of loan repayment installments assumed to be paid by Bank 34, the fair value of the common stock remains equal to the subscription price and the employee stock ownership plan expense reflects an effective combined federal and state tax rate of 34.0%. The unallocated employee stock ownership plan shares are reflected as a reduction of stockholders’ equity. No reinvestment is assumed on proceeds contributed to fund the employee stock ownership plan. The pro forma net income further assumes that 805, 947, 1,090 and 1,253 shares were committed to be released during the three months ended March 31, 2016 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, that 3,221, 3,790, 4,358 and 5,012 shares were committed to be released during the year ended December 31, 2015 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively, and in accordance with ASC 718-40, only the employee stock ownership plan shares committed to be released during the period were considered outstanding for net income per share calculations.
(3)	Assumes that one or more stock-based benefit plans purchase an aggregate number of shares of common stock equal to 4% of the shares to be sold in the offering. Stockholder approval of the plans and purchases by the plans may not occur earlier than six months after the completion of the conversion. The shares may be acquired directly from Bancorp 34 or through open market purchases. Shares in the stock-based benefit plan are assumed to vest over a period of five years. The funds to be used to purchase the shares will be provided by Bancorp 34. The tables assume that (i) the stock-based benefit plan acquires the shares through open market purchases at $10.00 per share, (ii) 5% of the amount contributed to the plan is amortized as an expense during the three months ended March 31, 2016, (iii) 20% of the amount contributed to the plan is amortized as an expense during the year ended December 31, 2015, and (iv) the plan expense reflects an effective combined federal and state tax rate of 34.0%. Assuming stockholder approval of the stock-based benefit plans and that shares of common stock (equal to 4% of the shares sold in the offering) are awarded through the use of authorized but unissued shares of common stock, stockholders would have their ownership and voting interests diluted by approximately 2.3%.
(4)	Assumes that options are granted under one or more stock-based benefit plans to acquire an aggregate number of shares of common stock equal to 10% of the shares to be sold in the offering. Stockholder approval of the plans may not occur earlier than six months after the completion of the conversion. In calculating the pro forma effect of the stock-based benefit plans, it is assumed that the exercise price of the stock options and the trading price of the common stock at the date of grant were $10.00 per share, the estimated grant-date fair value determined using the Black-Scholes option pricing model was $3.03 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 34.0%. The actual expense will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used and the option pricing model ultimately adopted. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares used to satisfy the exercise of options comes from authorized but unissued shares, our net income per share and stockholders’ equity per share would decrease. The issuance of authorized but unissued shares of common stock pursuant to the exercise of options under such plan would dilute stockholders’ ownership and voting interests by approximately 5.5%.

(footnotes continue on following page)

(continued from previous page)

(5)	Per share figures include publicly held shares of Alamogordo Financial Corp. common stock that will be issued in exchange for shares of Bancorp 34 common stock in the conversion. See “The Conversion and Offering—Share Exchange Ratio for Current Stockholders.” Net income per share computations are determined by taking the number of shares assumed to be sold in the offering and the number of new shares assumed to be issued in exchange for publicly held shares and, in accordance with ASC 718-40, subtracting the employee stock ownership plan shares that have not been committed for release during the period. See note 2, above. The number of shares of common stock actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.
(6)	The retained earnings of Bank 34 will be substantially restricted after the conversion. See “Our Dividend Policy,” “The Conversion and Offering—Liquidation Rights” and “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”
(7)	Per share figures include publicly held shares of Alamogordo Financial Corp. common stock that will be issued in exchange for shares of Bancorp 34 common stock in the conversion. Stockholders’ equity per share calculations are based upon the sum of (i) the number of shares assumed to be sold in the offering and (ii) shares to be issued in exchange for publicly held shares at the minimum, midpoint and maximum of the offering range, respectively. The exchange shares reflect an exchange ratio of 1.3158, 1.5480, 1.7803 and 2.0473 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. The number of shares actually sold and the corresponding number of exchange shares may be more or less than the assumed amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

This discussion and analysis reflects our consolidated financial statements and other relevant statistical data, and is intended to enhance your understanding of our financial condition and results of operations. The information at December 31, 2015 and 2014, for the year ended December 31, 2015, for the six months ended December 31, 2014 and for the years ended June 30, 2014 and 2013 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at June 30, 2014, 2013, 2012 and 2011 and for the year ended June 30, 2012 is derived in part from audited consolidated financial statements that do not appear in this prospectus. The information at March 31, 2016, for the three months ended March 31, 2016 and 2015, for the year ended December 31, 2014 and the six months ended December 31, 2013 is unaudited. You should read the information in this section in conjunction with the business and financial information regarding Alamogordo Financial Corp. and the financial statements provided in this prospectus.

Overview

We completed our acquisition of Bank 1440 on August 29, 2014. Merger consideration was $9.6 million, including $3.8 million in cash and 360,635 shares of Alamogordo Financial Corp. common stock valued at $5.8 million. In the merger, we received assets valued at $88.3 million and assumed liabilities of $75.8 million. The transaction resulted in an increase in stockholders’ equity of $8.7 million, including $5.8 million due to the fair value of shares issued and the $2.9 million bargain purchase gain recorded in the consolidated statements of comprehensive income (loss).

We had net income of $6,000 for the quarter ended March 31, 2016 compared to a net loss of $264,000 for the quarter ended March 31, 2015. We had net income of $321,000 for the year ended December 31, 2015, compared to $326,000 for the year ended December 31, 2014. We incurred $100,000 of out-of-pocket merger-related expenses in the year ended December 31, 2015, compared to $1.4 million of such expenses in the year ended December 31, 2014.

On September 24, 2015, we announced the expansion of our mortgage banking operations in Scottsdale, Arizona, and Albuquerque, New Mexico, adding 22 full-time equivalent employees and entering into leases for additional space in Scottsdale and Albuquerque. Operating results for the fourth quarter and year ended December 31, 2015 were negatively affected as the start-up period operating costs exceeded revenue generated by this new operation. In February 2016, we expanded our physical mortgage origination footprint to Kirkland and Puyallup, Washington, Medford, Oregon and Tucson, Arizona (subsequently moved to Tubac, Arizona), with new loan production offices and the addition of established mortgage origination teams in each market area. We conducted similar expansion to Littleton, Colorado in May 2016. These expansion efforts will negatively affect our operating results until the revenue generated by these new operations exceeds start-up period and ongoing operating costs.

Our efficiency ratio (the ratio of noninterest expense to the sum of net interest income and noninterest income) was 98.41%, 93.41% and 96.60% for the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, respectively. Our noninterest expense has increased in recent periods as we have expanded our commercial credit review and administration functions to support our continued commercial loan growth, and as we have added secondary market management and compliance specialists to support our growing mortgage banking operations. Our efficiency ratio will remain high unless we are able to increase commercial loan originations and mortgage banking revenues consistent with the staffing we have added in anticipation of this increased lending activity. In addition, any decrease in our commercial loan originations and mortgage banking revenues could increase our efficiency ratio unless we are able to reduce the related noninterest expense, such as through staff reductions or decreased occupancy expense.

Change in Fiscal Year

Effective December 31, 2014, Alamogordo Financial Corp. changed its fiscal year to December 31 from June 30.

Business Strategy

Our goal is to enhance long-term stockholder and franchise value by executing a safe and sound growth strategy that produces increasing earnings. We have sought to accomplish this objective by implementing a business strategy designed to grow our loan portfolio while maintaining a strong capital position and solid asset quality.

Our current business strategy consists of the following:

•	Continued commercial loan growth. Our expansion to the Arizona market with our acquisition of Bank 1440 continues to provide a significant source of new commercial clients to supplement the New Mexico region of our franchise. Our Arizona market has experienced strong population and job growth, contributing to favorable economic conditions for generating new commercial loans. Our commercial real estate loans are generally secured by properties used for business purposes such as hotels, office buildings and industrial and retail facilities. In all of our markets, we seek commercial loan customers (both commercial real estate and commercial and industrial) with whom we can establish multiple lending relationships and provide other services, such as business checking accounts. We target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. In addition to commercial real estate loans, we originate multi-family real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. Our multi-family real estate loans are generally secured by properties consisting of five to 40 rental units. We recently expanded our commercial credit review and administration departments to support our anticipated continued commercial loan growth. We grew our commercial real estate loans (including multi-family real estate loans) and commercial and industrial loans by 13.2% to $156.9 million at December 31, 2015 from $138.5 million at December 31, 2014, and further grew these balances to $160.0 million at March 31, 2016. We originated $54.1 million of commercial loans in our Arizona region during 2015, with commercial loans in our Arizona region representing 74% and 72% of our total commercial loans outstanding as of March 31, 2016 and December 31, 2015, respectively. Commercial real estate and commercial and industrial loans totaled 81.0% of our loan portfolio at March 31, 2016, compared to 80.6% at December 31, 2015 and 78.6% at December 31, 2014.

In addition, we continue to seek and originate Small Business Administration (“SBA”) credits and we are actively pursuing other government-sponsored loan programs, such as those offered through the U.S. Department of Agriculture, as a way to generate government-guaranteed loans with the opportunity to sell the guaranteed portion of the loan at a premium and retain the non-guaranteed portion as well as the servicing rights. We sold $1.0 million and $5.1 million of SBA loans in the secondary market during the three months ended March 31, 2016 and the year ended December 31, 2015, respectively, recognizing gains of $99,000 and $500,000 during those periods. We also intend to build on our experience of selectively pursuing construction lending to established builders with proven track records.

•	Continued expansion of our mortgage banking footprint and corresponding areas of operational strength. In our New Mexico markets, we are a significant originator of fixed-rate, one- to four-family residential mortgage loans that we sell in the secondary market, and we are gaining market share in our Arizona markets. For 2014 (the latest date for which information is available), we ranked as the top originator of conforming one- to four-family residential first mortgage loans in Otero County and ranked in the top five in origination market share of such loans in Dona Ana County. We sold $143.6 million of mortgage loans during the year ended

December 31, 2015, generating $4.3 million in noninterest income, compared to sales and noninterest income of $93.7 million and $2.8 million, respectively, during the year ended December 31, 2014. We sold $41.5 million of mortgage loans during the quarter ended March 31, 2016, generating $1.6 million in noninterest income. We continue to add experienced mortgage lending personnel, consistent with recent and future growth opportunities, to further leverage our overall scalable business model, including secondary market management and compliance specialists. In early 2015, we expanded our mortgage banking operations to El Paso, Texas by opening a loan production office. In September 2015, we further expanded our mortgage banking operations in Maricopa County, Arizona and established a loan production office in Albuquerque, New Mexico. In February 2016, we expanded our physical mortgage origination footprint to Kirkland and Puyallup, Washington, Medford, Oregon and Tucson, Arizona (subsequently moved to Tubac, Arizona), with loan production offices and established mortgage origination teams in each market area. We conducted similar expansion to Littleton, Colorado in May 2016. Subject to market conditions, and particularly changes in the interest rate environment, we intend to continue to grow our mortgage banking business. Such growth may occur through regional expansion, online origination, or both. We seek experienced lending teams in attractive market areas. We believe we have managed our mortgage banking operations to provide cost-management flexibility in the event of unfavorable economic conditions or increases in market interest rates.

•	Disciplined expansion through organic growth and opportunistic bank or branch acquisitions. We completed our acquisition of Bank 1440 in August 2014. While we expect organic growth will be our primary strategic focus, we will also consider acquisition opportunities that we believe would enhance the value of our franchise and yield potential financial benefits for our stockholders. We may also open additional loan production offices that focus on mortgage banking and/or commercial lending, which would add to our eight existing loan production offices in the states of Arizona, Colorado, New Mexico, Oregon, Texas and Washington.

•	Manage credit risk to maintain a low level of nonperforming assets. We believe strong asset quality is a key to our long-term financial success, and we have maintained this focus through our acquisition of Bank 1440 and our subsequent increase in commercial lending during 2015 and 2016. Our strategy for credit risk management focuses on having a very experienced team of credit professionals, well-defined policies and procedures, appropriate loan underwriting criteria and active credit monitoring. Our nonperforming assets to total assets ratio was 0.67% as of March 31, 2016, 0.79% as of December 31, 2015 and 0.66% as of December 31, 2014.

•	Increase core deposits, with emphasis on low cost commercial demand deposits. We seek core deposits to provide a stable source of funds for loan growth, at costs consistent with improving our interest rate spread and profitability. Core deposits also help us maintain loan-to-deposit ratios at levels consistent with regulatory expectations. We consider our core deposits to include demand deposits, negotiable orders of withdrawal (NOW) and automatic transfer service accounts, money market deposit accounts, other savings deposits, and certificates of deposit under $250,000, excluding wholesale and brokered deposits. As part of our focus on commercial loan growth, our lenders are expected to source business checking accounts from our borrowers. We also have hired business accounts personnel with established books of business. As a result of these efforts, noninterest bearing deposits increased to $40.8 million at March 31, 2016, or 17.4% of deposits, compared to $38.0 million at December 31, 2015, or 16.8% of deposits, and $18.0 million at December 31, 2014, or 8.9% of deposits.

Critical Accounting Policies

Critical accounting policies are those that involve significant judgments and assumptions by management and that have, or could have, a material impact on our income or the carrying value of our assets. Our critical accounting policies are those related to our allowance for loan losses, the evaluation of other-than-temporary impairment of securities, the valuation of and our ability to realize deferred tax assets and the measurement of fair values of financial instruments.

In addition, we qualify as an “emerging growth company” under the JOBS Act. An emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. We have elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

Allowance for Loan Losses. The allowance for loan losses is calculated with the objective of maintaining an allowance necessary to absorb probable credit losses inherent in the loan portfolio. Management’s determination of the adequacy of the allowance is based on periodic evaluations of the loan portfolio and other relevant factors. However, this evaluation is inherently subjective, as it requires an estimate of the losses for each risk rating and for each impaired loan, an estimate of the amounts and timing of expected future cash flows, and an estimate of the value of collateral.

We have established a systematic method of periodically reviewing the credit quality of the loan portfolio in order to establish an allowance for loan losses. The allowance for loan losses is based on our current judgments about the credit quality of individual loans and segments of the loan portfolio. The allowance for loan losses is established through a provision for loan losses based on our evaluation of the probable losses inherent in the loan portfolio, and considers all known internal and external factors that affect loan collectability as of the reporting date. Our evaluation, which includes a review of loans on which full collectability may not be reasonably assured, considers among other matters, the estimated net realizable value or the fair value of the underlying collateral, economic conditions, historical loan loss experience, our knowledge of inherent losses in the portfolio that are probable and reasonably estimable and other factors that warrant recognition in providing an appropriate loan loss allowance. Management believes this is a critical accounting policy because this evaluation involves a high degree of complexity and requires us to make subjective judgments that often require assumptions or estimates about various matters.

The allowance for loan losses consists primarily of specific allocations and general allocations. Specific allocations are made for loans that are determined to be impaired. Impairment is measured by determining the present value of expected future cash flows or, for collateral-dependent loans, the fair value of the collateral, including adjustments for market conditions and selling expenses. The general allocation is determined by segregating the remaining loans by type of loan, risk weighting and payment history. We also analyze delinquency trends, general economic conditions, trends in historical loss experience and geographic and industry concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general allowance. The principal assumption used in calculating the allowance for loan losses is the estimate of loss for each risk rating. Actual loan losses may be significantly more than the allowance we have established, which could have a material negative effect on our financial results.

Other-Than-Temporary Impairment. Securities are evaluated, on at least a quarterly basis, to determine whether a decline in their value is other-than-temporary. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) whether or not we intend to sell or expect that it is more likely than not that we will be required to sell the investment security prior to an anticipated recovery in fair value. Once a decline in value for a debt security is determined to be other than temporary, the other-than-temporary impairment is separated in (a) the amount of total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in operations. The amount of other-than-temporary impairment related to other factors is recognized in other comprehensive loss.

Valuation of Deferred Tax Assets. At March 31, 2016, we established a valuation allowance of $4.1 million for deferred tax assets based on our assessment of net deferred tax assets that are more-likely-than-not to be realized. In evaluating our ability to realize deferred tax assets, management considers all positive and negative information, including our past operating results and our forecast of future taxable income. In determining future taxable income, management utilizes a budget process that makes business assumptions and the implementation of feasible and prudent tax planning strategies. We also utilize a monthly forecasting tool to incorporate activity throughout the calendar year. These assumptions require us to make judgments about our future taxable income that are consistent with the plans and estimates we use to manage our business. The net deferred tax asset is offset by an equal valuation allowance. Any change in estimated future taxable income may result in a reduction of the valuation allowance against the deferred tax asset which would result in income tax benefit in the period.

Fair Value Measurements. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.  Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs.  A three-level of fair value hierarchy prioritizes the inputs used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly liquid and actively traded in over-the-counter markets.

•	Level 2 – Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Average Balance Sheets

The following tables set forth average balances, average yields and costs, and certain other information for the periods indicated. Tax-equivalent yield adjustments have not been made for tax-exempt securities, as the effect thereof was not material. All average balances are daily average balances. Nonaccrual loans are included in the computation of average balances, but are reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income.

	For the Three Months Ended March 31,
	2016			2015
	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$203,741	$2,918	5.76%	$187,491	$2,637	5.70%
Interest-earning deposits	496	16	13.05%	5,368	4	0.30%
Securities	28,259	120	1.71%	34,362	165	1.95%
Federal Home Loan Bank stock	1,167	3	0.90%	889	9	4.11%
Other	382	4	3.80%	788	8	4.12%
Total interest-earning assets	234,045	3,061	5.26%	228,898	2,823	5.00%
Noninterest-earning assets	32,588			19,574
Total assets	$266,633			$248,472
Interest-bearing liabilities:
Checking, money market and savings accounts	$117,325	214	0.73%	$100,407	163	0.66%
Certificates of deposit	72,637	151	0.84%	80,899	170	0.85%
Total deposits	189,962	365	0.77%	181,306	333	0.74%
Advances from FHLB of Dallas	9,764	11	0.45%	15,832	9	0.23%
Total interest-bearing liabilities	199,726	376	0.76%	197,138	342	0.70%
Noninterest-bearing deposits	34,133			19,172
Noninterest-bearing liabilities	2,592			2,786
Total liabilities	236,451			219,096
Stockholders’ equity	30,182			29,376
Total liabilities and stockholders’ equity	$266,633			$248,472
Net interest income		$2,685			$2,481
Net interest rate spread (2)			4.50%			4.30%
Net interest-earning assets (3)	$34,319			$31,760
Net interest margin (4)			4.61%			4.40%
Average interest-earning assets to average interest-bearing liabilities	117.18%			116.11%

(1)	Ratios for the three-month periods have been annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended December 31,
	2015			2014
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$198,999	$11,644	5.87%	$126,679	$7,492	5.91%
Interest-earning deposits	8,010	19	0.24%	8,043	17	0.21%
Securities	32,635	506	1.55%	43,398	843	1.94%
Federal Home Loan Bank stock	1,114	42	3.81%	628	12	1.93%
Other	506	13	2.55%	421	3	0.71%
Total interest-earning assets	241,264	12,224	5.07%	179,169	8,367	4.67%
Noninterest-earning assets	18,691			16,831
Total assets	$259,955			$196,000
Interest-bearing liabilities:
Checking, money market and savings accounts	$104,798	719	0.69%	$68,176	372	0.55%
Certificates of deposit	78,091	653	0.84%	74,139	686	0.92%
Total deposits	182,889	1,372	0.75%	142,315	1,058	0.74%
Advances from FHLB of Dallas	20,196	62	0.31%	11,878	336	2.83%
Total interest-bearing liabilities	203,085	1,434	0.71%	154,193	1,394	0.90%
Noninterest-bearing deposits	24,570			14,488
Noninterest-bearing liabilities	2,503			2,072
Total liabilities	230,158			170,753
Stockholders’ equity	29,797			25,247
Total liabilities and stockholders’ equity	$259,955			$196,000
Net interest income		$10,790			$6,973
Net interest rate spread (1)			4.36%			3.77%
Net interest-earning assets (2)	$38,179			$20,954
Net interest margin (3)			4.47%			3.89%
Average interest-earning assets to average interest bearing liabilities	118.80%			116.20%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Six Months Ended December 31,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate (1)	Average Outstanding Balance	Interest	Yield/ Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans	$149,954	$4,429	5.86%	$93,871	$2,985	6.31%
Interest-earning deposits	9,134	10	0.21%	5,902	6	0.20%
Securities	46,356	445	1.90%	53,192	475	1.77%
Federal Home Loan Bank stock	678	10	2.95%	696	1	0.29%
Other	634	—	—%	219	—	—%
Total interest-earning assets	206,756	4,894	4.70%	153,880	3,467	4.47%
Noninterest-earning assets	18,662			19,008
Total assets	$225,418			$172,888
Interest-bearing liabilities:
Checking, money market and savings accounts	$83,832	256	0.61%	$51,294	121	0.47%
Certificates of deposit	79,844	350	0.87%	70,987	387	1.08%
Total deposits	163,676	606	0.73%	122,281	508	0.83%
Advances from FHLB of Dallas	14,147	161	2.26%	13,018	228	3.47%
Total interest-bearing liabilities	177,823	767	0.86%	135,299	736	1.08%
Noninterest-bearing deposits	17,134			12,937
Noninterest-bearing liabilities	2,425			1,838
Total liabilities	197,382			150,074
Stockholders’ equity	28,036			22,814
Total liabilities and stockholders’ equity	$225,418			$172,888
Net interest income		$4,127			$2,731
Net interest rate spread (2)			3.84%			3.39%
Net interest-earning assets (3)	$28,933			$18,581
Net interest margin (4)			3.96%			3.52%
Average interest-earning assets to average interest-bearing liabilities	116.27%			113.73%

(1)	Ratios for the six-month periods have been annualized.
(2)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(3)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended June 30,
	2014			2013
	Average Outstanding Balance	Interest	Yield/ Rate	Average Outstanding Balance	Interest	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$98,407	$6,049	6.15%	$109,054	$6,819	6.25%
Interest-earning deposits	6,414	12	0.19%	3,563	15	0.42%
Securities	46,844	873	1.86%	48,307	663	1.37%
Federal Home Loan Bank stock	637	3	0.47%	732	3	0.38%
Other	212	3	1.42%	212	3	1.43%
Total interest-earning assets	152,514	6,940	4.55%	161,868	7,503	4.64%
Noninterest-earning assets	17,005			17,597
Total assets	$169,519			$179,465
Interest-bearing liabilities:
Checking, money market and savings accounts	$51,773	237	0.46%	$49,151	277	0.56%
Certificates of deposit	69,674	722	1.04%	77,805	973	1.25%
Total deposits	121,447	959	0.79%	126,956	1,250	0.98%
Advances from FHLB of Dallas	11,309	404	3.57%	14,415	581	4.03%
Total interest-bearing liabilities	132,756	1,363	1.03%	141,371	1,831	1.30%
Noninterest-bearing deposits	12,372			12,514
Noninterest-bearing liabilities	1,777			1,517
Total liabilities	146,905			155,402
Stockholders’ equity	22,614			24,063
Total liabilities and stockholders’ equity	$169,519			$179,465
Net interest income		$5,577			$5,672
Net interest rate spread (1)			3.52%			3.34%
Net interest-earning assets (2)	$19,758			$20,497
Net interest margin (3)			3.66%			3.50%
Average interest-earning assets to average interest-bearing liabilities	114.88%			114.50%

(1)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average rate of interest-bearing liabilities.
(2)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following tables present the effects of changing rates and volumes on our net interest income for the periods indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). For purposes of these tables, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately based on the changes due to rate and the changes due to volume.

	Three Months Ended March 31, 2016 vs. 2015			Years Ended December 31, 2015 vs. 2014
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$248	$33	$281	$4,208	$(56)	$4,152
Interest-earning deposits	(4)	16	12	(0)	2	2
Securities	(28)	(17)	(45)	(209)	(128)	(337)
Federal Home Loan Bank of Dallas stock	3	(9)	(6)	9	21	30
Other	(4)	—	(4)	1	9	10
Total interest-earning assets	215	23	238	4,009	(152)	3,857
Interest-bearing liabilities:
Checking, money-market and savings accounts	30	21	51	200	147	347
Certificates of deposit	(17)	(2)	(19)	37	(70)	(33)
Total deposits	13	19	32	237	77	314
Advances from Federal Home Loan Bank of Dallas	(3)	5	2	235	(509)	(274)
Total interest-bearing liabilities	10	24	34	472	(432)	40
Change in net interest income	$205	$(1)	$204	$3,537	$280	$3,817

	Six Months Ended December 31, 2014 vs. 2013			Years Ended June 30, 2014 vs. 2013
	Increase (Decrease) Due to		Total Increase	Increase (Decrease) Due to		Total Increase
	Volume	Rate	(Decrease)	Volume	Rate	(Decrease)
	(In thousands)
Interest-earning assets:
Loans	$1,639	$(195)	$1,444	$(656)	$(114)	$(770)
Interest-earning deposits	4	—	4	(10)	7	(3)
Securities	(72)	42	(30)	(19)	229	210
Federal Home Loan Bank of Dallas stock	—	9	9	—	—	—
Other	—	—	—	—	—	—
Total interest-earning assets	1,571	(144)	1,427	(685)	122	(563)
Interest-bearing liabilities:
Checking, money-market and savings accounts	92	43	135	16	(56)	(40)
Certificates of deposit	65	(102)	(37)	(95)	(156)	(251)
Total deposits	157	(59)	98	(79)	(212)	(291)
Advances from Federal Home Loan Bank of Dallas	22	(89)	(67)	(116)	(61)	(177)
Total interest-bearing liabilities	179	(148)	31	(195)	(273)	(468)
Change in net interest income	$1,392	$4	$1,396	$(490)	$395	$(95)

Comparison of Financial Condition at March 31, 2016 and December 31, 2015

Cash and cash equivalents decreased $3.9 million, or 19.7%, to $15.9 million at March 31, 2016 from $19.8 million at December 31, 2015. The decrease is due to our using some of our excess cash to fund loan originations, including loans that were being held for sale, during the quarter ended March 31, 2016, which decrease was partially offset by the variability in timing of customer deposits, as noninterest bearing commercial deposits increased unexpectedly at the end of the quarter ended March 31, 2016, and, as a result, we carried excess liquidity into the second quarter of 2016.

Loans held for investment increased $2.9 million, or 1.5%, to $197.0 million at March 31, 2016 from $194.0 million at December 31, 2015, due to organic growth. During the quarter ended March 31, 2016,

commercial real estate loans increased to 75.5% of the gross loan portfolio from 75.3%, while one- to four-family residential real estate loans decreased to 15.1% of the portfolio from 16.1%. The residential mortgage loan portfolio experienced natural run-off as we continued to focus on our secondary mortgage lending program whereby new loans are originated and sold for fee income as opposed to being held in the portfolio.

Loans held for sale at March 31, 2016 totaled $17.6 million, consisting entirely of residential mortgage loans. We currently sell a significant majority of our residential mortgage loans in the secondary market. At December 31, 2015, loans held for sale totaled $11.4 million. The balances at any date vary based upon the timing and volume of current loan originations and sales; however, the record high quarter end balance at March 31, 2016 was partially due to the addition of four new loan production offices in February 2016.

Available for sale securities increased $851,000, or 3.0%, during the three months ended March 31, 2016, due to the investment of excess funds from deposits.

Other real estate increased $196,000 to $502,000 at March 31, 2016 as a result of a foreclosure on a one- to four-family residential property during the quarter ended March 31, 2016.

Total deposits increased $8.9 million, or 4.0%, to $234.6 million at March 31, 2016 from $225.7 million at December 31, 2015. The increase included a $2.8 million, or 7.3%, increase in noninterest bearing demand deposits and an $8.5 million, or 7.5%, increase in savings and money market deposits, partially offset by a $2.4 million, or 3.2%, decrease in time deposits. The increase in savings and money market deposits is primarily due to maturing certificates of deposit customers preferring not to lock into term deposits, and growth from new and existing Arizona customers. We have been growing noninterest bearing demand and savings and money market balances while allowing certificates of deposit to run off at maturity to improve our deposit mix and reduce our cost of funds.

Borrowings, consisting solely of Federal Home Loan Bank advances, decreased $2.0 million to $11.0 million at March 31, 2016 from $13.0 million at December 31, 2015. Excess funds from deposit growth were used to pay down advances during the period.

Total stockholders’ equity increased $247,000, or 0.8%, to $29.9 million at March 31, 2016 from $29.6 million at December 31, 2015. The increase was primarily due to an increase in accumulated other comprehensive income resulting from the improvement in the fair value of available-for-sale securities of $226,000 for the quarter ended March 31, 2016.

Comparison of Financial Condition at December 31, 2015 and December 31, 2014

Cash and cash equivalents increased $5.0 million to $19.8 million at December 31, 2015 from $14.8 million at December 31, 2014. The increase is primarily the result of an increase in noninterest bearing deposits in late December 2015.

Loans held for investment increased $18.3 million, or 10.4%, to $194.0 million at December 31, 2015 from $175.7 million at December 31, 2014. The increase was primarily due to a $16.7 million, or 12.9%, increase in commercial real estate loans. Most of the growth was in our Arizona market.

Loans held for sale increased $2.0 million to $11.4 million at December 31, 2015 from $9.4 million at December 31, 2014. We currently sell in the secondary market a significant majority of the one- to four-family residential real estate loans we originate. The balances at any month end vary based upon the timing and volume of current loan originations and sales.

Available for sale securities decreased $387,000 to $28.6 million at December 31, 2015 from $29.0 million at December 31, 2014. In January 2015, we grew our securities portfolio $7.5 million by purchasing $9.8 million of securities and selling $2.3 million of securities. During the remainder of 2015, we did not initiate any purchase or sale activities and allowed our portfolio to decrease by using the monthly pay downs on securities to fund loan growth, which improves our earning asset mix and net interest margin. The January activities were part of a repositioning of the portfolio that began in December 2014 and was designed to reduce the risk in the portfolio. We sold corporate bonds acquired in the merger as well as smaller positions and longer duration securities in favor of larger balance, shorter duration mortgage-backed issues.

The core deposit intangible recorded in connection with the merger of Bank 1440 decreased $102,000 to $363,000 at December 31, 2015 from $465,000 at December 31, 2014, reflecting normal amortization.

Total deposits increased $23.8 million, or 11.8%, to $225.7 million at December 31, 2015 from $201.9 million at December 31, 2014. The increase includes a $20.0 million, or 111.2%, increase in noninterest bearing demand deposits and a $13.0 million, or 13.0%, increase in savings and money market deposits, partially offset by a $9.3 million, or 11.1%, decrease in time deposits. We have been growing noninterest bearing demand and savings and money market balances while allowing non-core certificates of deposit to run off at maturity to improve our deposit mix and reduce the cost of funds. Most of the growth in noninterest bearing demand deposits was the result of efforts to encourage new commercial loan customers to move their business checking accounts to Bank 34. In addition, the balance of these deposits can fluctuate due to regular cash flow needs of commercial loan customers.

Borrowings, consisting solely of Federal Home Loan Bank advances, increased $500,000 to $13.0 million at December 31, 2015 from $12.5 million at December 31, 2014. We utilized short-term borrowings during the course of the year to fund the origination of loans held for sale and some portfolio loans, but reduced such borrowings at the end of the year.

Total stockholders’ equity increased $307,000, or 1.0%, to $29.6 million at December 31, 2015 from $29.3 million at December 31, 2014. The growth was primarily due to net income for the year of $321,000.

Comparison of Operating Results for the Three Months Ended March 31, 2016 and 2015

General. In the fall of 2015 and again in February 2016, we announced the expansion of our mortgage banking operations, which included the addition of new loan production offices in Scottsdale and Tucson, Arizona, Albuquerque, New Mexico, Kirkland and Puyallup, Washington, and Medford, Oregon. Operating results were negatively affected as the start-up period operating costs exceeded revenue generated by this new operation. We had net income of $6,000 for the three months ended March 31, 2016, compared to a net loss of $264,000 for the three months ended March 31, 2015.

Interest Income. Interest income increased $238,000, or 8.4%, to $3.1 million for the three months ended March 31, 2016 from $2.8 million for the three months ended March 31, 2015. The increase was due to a $5.1 million, or 2.2%, increase in average interest-earning assets and an improvement in asset mix as loans, our highest yielding assets, increased to 87.1% of average interest-earning assets from 81.9% of average interest-earning assets. The yield on average interest-earning assets increased 26 basis points to 5.26% for the three months ended March 31, 2016 from 5.00% for the three months ended March 31, 2015 due primarily to the improvement in asset mix. Interest and fees on loans increased $281,000, or 10.7%, to $2.9 million for the three months ended March 31, 2016, from $2.6 million for the three months ended March 31, 2015, partially offset by a $44,000, or 26.9%, decrease in interest income on available-for-sale securities. Interest income on loans increased due primarily to a $16.3 million, or 8.7%, increase in average loan balances, due to organic growth and a six basis point increase in yield. The average balance of securities decreased $6.1 million, or 17.8%, to $28.3 million for the three months ended March 31, 2016, compared to $34.4 million for the three months ended March 31, 2015, and the average yield decreased from 1.95% to 1.71% for the three months ended March 31, 2015 and 2016, respectively. The securities yield for the three months ended March 31, 2016 was negatively affected by accelerated prepayments on mortgage-backed securities purchased at premiums, accelerating premium amortization expense in the period.

Interest Expense. Interest expense increased $34,000, or 9.9%, to $376,000 for the three months ended March 31, 2016 from $342,000 for the three months ended March 31, 2015. The increase was the result of an increase in interest expense on deposits, which increased $32,000, or 9.6%, to $365,000 for the three months ended March 31, 2016 from $333,000 for the three months ended March 31, 2015.

Interest paid on checking, money market and savings accounts increased $51,000, or 31.3%, to $214,000 for the three months ended March 31, 2016 from $163,000 for the three months ended March 31, 2015. The average rate we paid on such deposit accounts increased seven basis points to 0.73% for the three months ended March 31, 2016 from 0.66% for the three months ended March 31, 2015 and the average balance increased $16.9 million, or 16.8%, to $117.3 million for the three months ended March 31, 2016 from $100.4 million for the three months ended March 31, 2015. The average rates we pay on these accounts is considerably higher in the Arizona market we entered with the Bank 1440 acquisition.

Net Interest Income. Net interest income increased $204,000, or 8.2%, to $2.7 million for the three months ended March 31, 2016 from $2.5 million for the three months ended March 31, 2015, as a result of a higher balance of net interest-earning assets and a higher net interest rate spread. Our average net interest-earning assets increased by $2.5 million, or 8.1%, to $34.3 million for the three months ended March 31, 2016 from $31.8 million for the three months ended March 31, 2015 due primarily to organic growth. Our net interest rate spread improved by 20 basis points to 4.50% for the three months ended March 31, 2016 from 4.30% for the three months ended March 31, 2015, as we carried 87.1% of our average interest-earning assets in loans, our highest yielding assets, for the three months ended March 31, 2016, compared to 81.9% in loans for the comparable quarter in 2015. This repositioning of our asset portfolio was achieved principally through organic loan growth. Our cost of borrowings increased to 0.45% for the quarter ended March 31, 2016 from 0.23% for the quarter ended March 31, 2015 due to the increase in short-term interest rates following the 25 basis point increase in the target Federal Funds rate in December 2015.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. If the allowance for loan losses is larger than necessary, we post a negative provision as a benefit to earnings. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. See “—Asset Quality—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded a provision for loan losses of $52,000 for the three months ended March 31, 2016, compared to $100,000 for the three months ended March 31, 2015. In the quarter ended March 31, 2016, gross loans held for investment grew $2.9 million, or 1.5%. In addition, $117,000 in recoveries of previously charged-off balances were received during the quarter ended March 31, 2016 compared to $184,000 during the quarter ended March 31, 2015.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate at March 31, 2016.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about the recoverability of our loan balances based upon information available to it at the time of its examination.

Noninterest Income. Noninterest income increased $1.1 million, or 134.9%, to $1.9 million for the three months ended March 31, 2016 from $802,000 for the three months ended March 31, 2015 due to a higher volume of loan sales and related gains, and no impairment charge on other real estate compared to a charge of $200,000 for the comparable quarter in 2015.

Gain on sale of loans increased $800,000, or 90.1%, to $1.7 million for the three months ended March 31, 2016 from $888,000 for the three months ended March 31, 2015 as we have continued to expand our secondary mortgage loan operations. During the three months ended March 31, 2016, we sold $41.5 million of mortgage loans for a gain of $1.6 million and $1.0 million of SBA loans for a gain of $99,000, compared to $29.3 million of mortgage loan sales during the three months ended March 31, 2015 for a gain of $888,000. There were no SBA loans sold during the three months ended March 31, 2015. We realized a 3.8% average premium (gain on sale/sold loans) on the sales of mortgage loans for the three months ended March 31, 2016 and 3.0% for the three months ended March 31, 2015. We have experienced higher premiums on sales of mortgage loans since mid-2015 when we enhanced our pipeline management with the addition of more experienced personnel. Premiums vary from period to period based upon the mix of government Federal Housing Administration (FHA) and VA loans to conventional loans, geographic markets and market interest rates, specifically 10-year Treasury rates.

Noninterest Expense. Noninterest expense increased $1.1 million, or 30.4%, to $4.5 million for the three months ended March 31, 2016 from $3.4 million for the three months ended March 31, 2015 due primarily to higher salaries and benefits, professional fees and other noninterest expense, partially offset by lower merger-related expenses. The increases were primarily related to expansion of our mortgage banking operations in the fall of 2015 and again in February 2016, which included the addition of new loan production offices in Scottsdale and Tucson, Arizona, Albuquerque, New Mexico, Kirkland and Puyallup, Washington, and Medford, Oregon. Average assets for the quarter ended March 31, 2016 were 7.3% larger than for the quarter ended March 31, 2015. Coinciding with the increase in noninterest expense from the expansion of our mortgage banking operations was a 90.1% increase in gain on sale of loans.

We incurred no outside merger-related expenses for the quarter ended March 31, 2016 compared to $94,000 for the quarter ended March 31, 2015.

Income Tax Expense. Income tax expense was $15,000 and $0 for the quarters ended March 31, 2016 and 2015, respectively. The $15,000 income tax expense for the quarter ended March 31, 2016 represented a tax extension payment expected to be applied to cover an alternative minimum tax liability. We have net operating loss carry-forwards from prior periods, which offset income for both periods, so no other income tax expense or income tax benefits were recorded.

Comparison of Operating Results for the Years Ended December 31, 2015 and 2014

General. The acquisition of Bank 1440 was consummated on August 29, 2014 and the material increase in assets from the Bank 1440 acquisition makes direct comparisons between the two periods less meaningful. On September 24, 2015, we also announced the expansion of our mortgage banking operations in Scottsdale, Arizona, and Albuquerque, New Mexico, adding 22 full-time equivalent employees and entering into leases for additional space in Scottsdale, Arizona and Albuquerque, New Mexico. Operating results for the fourth quarter and year ended December 31, 2015 were negatively affected as the start-up period operating costs exceeded revenue generated by this new operation.

We had net income of $321,000 for the year ended December 31, 2015, compared to $326,000 for the year ended December 31, 2014. In August 2014, we recorded a bargain purchase gain of $2.9 million in connection with the acquisition of Bank 1440. We incurred $100,000 of out-of-pocket merger-related expenses in the year ended December 31, 2015, compared to $1.4 million of such expenses in the year ended December 31, 2014. Other than the bargain purchase gain and merger-related expenses, we had $420,000 of net income for the year ended December 31, 2015 compared to a net loss of $1.2 million for the year ended December 31, 2014.

Interest Income. Interest income increased $3.9 million, or 46.1%, to $12.2 million for the year ended December 31, 2015 from $8.4 million for the year ended December 31, 2014. The increase was due to a $62.1 million, or 34.7%, increase in average interest-earning assets and an improvement in asset mix as loans, our highest yielding assets, increased to 82.5% of average interest-earning assets from 70.7% of average interest-earning assets. The yield on average interest-earning assets increased 40 basis points to 5.07% for the year ended December 31, 2015 from 4.67% for the year ended December 31, 2014 due mostly to the improvement in asset mix. Interest and fees on loans increased $4.1 million, or 55.4%, to $11.6 million for the year ended December 31, 2015, from $7.5 million for the year ended December 31, 2014, partially offset by a $337,000, or 40.0%, decrease in interest income on available-for-sale securities. Interest income on loans increased due primarily to a $72.3 million, or 57.1%, increase in average loan balances, due to both the merger with Bank 1440 and organic growth. The average balance of securities decreased $10.8 million, or 24.8%, to $32.6 million for the year ended December 31, 2015, compared to $43.4 million for the year ended December 31, 2014, and the average yield decreased from 1.94% for 2014 to 1.55% for 2015. The securities yield for the year ended December 31, 2015 was negatively affected by a lower interest rate environment and accelerated prepayments on mortgage-backed securities purchased at premiums, accelerating premium amortization expense in the year.

Interest Expense. Interest expense increased $40,000, or 2.9%, and was $1.4 million for each of the years ended December 31, 2015 and 2014. The increase was the result of an increase in interest expense on deposits, partially offset by a decrease in interest expense on borrowings.

Interest paid on checking, money market and savings accounts increased $347,000, or 93%, to $719,000 for the year ended December 31, 2015 from $372,000 for the year ended December 31, 2014. The average rate we paid on such deposit accounts increased 14 basis points to 0.69% for the year ended December 31, 2015 from 0.55% for the year ended December 31, 2014, and the average balance increased $36.6 million, or 53.7%, to $104.8 million for the year ended December 31, 2015 from $68.2 million for the year ended December 31, 2014. The average rates we pay on these accounts is considerably higher in the Arizona market we entered as a result of the Bank 1440 acquisition in August 2014 and were in for all of 2015.

Interest on borrowings decreased $274,000 to $62,000 for the year ended December 31, 2015 compared to $336,000 for the year ended December 31, 2014, despite a 70.0% increase in average balance due to the replacement of longer-term, higher rate borrowings with shorter term, lower rate borrowings in December 2014. We prepaid $6.4 million of long-term Federal Home Loan Bank advances in December 2014 with average interest rates of 4.00%, and incurred prepayment penalties of $532,000. There were no prepayment penalties in 2015. As a result, the average rate paid on borrowings decreased 252 basis points to 0.31% for the year ended December 31, 2015 from 2.83% for the year ended December 31, 2014. In 2015, we funded the origination of loans held for sale and some loans held in portfolio with low cost, short-term borrowings as our average Federal Home Loan Bank advances increased $8.3 million, or 70.0%, to $20.2 million for the year ended December 31, 2015 from $11.9 million for the year ended December 31, 2014. Our December 31, 2015 balances of loans held for sale and borrowings were approximately equal.

Net Interest Income. Net interest income increased $3.8 million, or 55.7%, to $10.8 million for the year ended December 31, 2015 from $7.0 million for the year ended December 31, 2014, as a result of a higher balance of net interest-earning assets and a higher net interest rate spread. Our average net interest-earning assets increased by $62.1 million, or 34.7%, to $241.3 million for the year ended December 31, 2015 from $179.2 million for the year ended December 31, 2014, due primarily to the merger. Our net interest rate spread improved by 59 basis points to 4.36% for the year ended December 31, 2015 from 3.77% for the year ended December 31, 2014, as we carried 82.5% of our average interest-earning assets in loans, our highest yielding assets, for the year ended December 31, 2015, compared to 70.7% in loans for 2014. This repositioning of our asset portfolio was achieved through the merger in August 2014, organic loan growth and sales of securities in December 2014 and early 2015, which were not completely replaced during reinvestment. Our cost of borrowings decreased to 0.71% for the year ended December 31, 2015 from 0.90% for the year ended December 31, 2014 due to the prepayment of longer-term, higher rate Federal Home Loan Bank advances in December 2014 and the continued low interest rate environment.

Provision for Loan Losses. Provisions for loan losses are charged to operations to establish an allowance for loan losses at a level necessary to absorb known and inherent losses that are both probable and reasonably estimable at the date of the financial statements. In evaluating the level of the allowance for loan losses, management analyzes several qualitative loan portfolio risk factors including but not limited to, charge-off history over a relevant period, changes in management or underwriting policies, current economic conditions, delinquency statistics, geographic and industry concentrations, the adequacy of the underlying collateral, the financial strength of the borrower and results of internal and external loan reviews. See “—Asset Quality—Allowance for Loan Losses” for additional information.

After an evaluation of these factors, we recorded a provision for loan losses of $694,000 for the year ended December 31, 2015, compared to $50,000 for the year ended December 31, 2014. The provision for loan losses in the year ended December 31, 2015 was recorded due to growth in the loan portfolio of $18.3 million, or 10.6%, a

$354,000 partial write-off of two loans in the fourth quarter of 2015, and the increased percentage of commercial loans in the portfolio, which generally carry a higher risk than residential real estate loans.

Noninterest Income. Noninterest income decreased $1.3 million, or 21.5%, to $4.9 million for the year ended December 31, 2015 from $6.2 million for the year ended December 31, 2014, due primarily to the $2.9 million bargain purchase gain from the merger recorded in the September 2014 quarter.

Gain on sale of loans increased $1.8 million, or 60.5%, to $4.8 million for the year ended December 31, 2015 from $3.0 million for the year ended December 31, 2014, as we have continued to expand our secondary mortgage loan operations. During the year ended December 31, 2015, we sold $143.6 million of mortgage loans for a gain of $4.3 million and $5.1 million of SBA loans for a gain of $500,000, compared to $93.7 million of mortgage loan sales and $1.6 million of SBA loan sales during the year ended December 31, 2014 for gains of $2.8 million and $168,000, respectively. We realized a 3.0% average premium (gain on sale/sold loans) on the sales of mortgage loans for each of the years ended December 31, 2015 and 2014. Premiums vary from period to period based upon the mix of government FHA and VA loans to conventional loans, geographic markets and market interest rates, specifically 10-year Treasury rates.

Noninterest Expense. Noninterest expense increased $1.9 million, or 14.8%, to $14.7 million for the year ended December 31, 2015 from $12.8 million for the year ended December 31, 2014, due primarily to higher salaries and benefits, occupancy, data processing fees, professional fees and other noninterest expense, partially offset by lower merger-related expenses. The increases in expenses resulted primarily from the acquisition of Bank 1440 as average assets for the year ended December 31, 2015 were 32.6% larger than in 2014.

Merger-related expenses for the year ended December 31, 2015 were $100,000, compared to $1.4 million for the year ended December 31, 2014.  Legal, consulting and data processing costs were the largest elements of merger-related expense.  Merger-related costs were being incurred over a year before the August 29, 2014 completion of the acquisition of Bank 1440.  We operated on two core operating systems and numerous other redundant ancillary systems from the August 29, 2014 merger date until late March 2015 when all the prior systems were converted.  The systems conversions have resulted in enhanced operating efficiencies. The majority of merger-related expenses, totaling $801,000, were expensed in the six months ended December 31, 2014.  Material duplicative costs and exit fees from the old systems were expensed and classified as merger-related in our statement of comprehensive income as soon as those expense amounts were reasonably estimable and probable.  We do not expect to incur any merger-related expenses related to the Bank 1440 transaction in the future.

Provision for Income Taxes. We had pre-tax income of $341,000 for the year ended December 31, 2015 and $399,000 for the year ended December 31, 2014. A provision for income tax expense of $20,000 and $74,000 was recorded for the year ended December 31, 2015 and the year ended December 31, 2014, respectively. The provision for 2015 was the result of the alternative minimum tax. In the year ended December 31, 2014, it was determined that income tax receivables were overstated by $74,000 and that amount was written off as tax expense. We had net operating loss carry-forwards from prior periods which offset income for both periods so no other income tax expense or income tax benefits were recorded.

Comparison of Operating Results for the Six Months Ended December 31, 2014 and 2013

General. Since the merger with Bank 1440 was consummated on August 29, 2014, income for the six months ended December 31, 2014 includes two months without and four months with the operating results of Bank 1440. The merger increased assets $84.5 million, representing a 50.4% increase over total assets at June 30, 2014. This material increase in assets from Bank 1440 and the timing of the merger within the six months period ended of December 31, 2014 will make direct comparisons between the two periods less meaningful.

We generated net income of $949,000 in the six months ended December 31, 2014, compared to a net loss of $611,000 for the six months ended December 31, 2013, which represented a favorable change of $1.56 million. Larger items representing net favorable variances of $1.59 million included:

•	A $2.9 million bargain purchase gain on the acquisition of Bank 1440 recorded in August 2014.

•	Penalties of $532,000 were incurred in December 2014 on the prepayments of $6.4 million in long-term Federal Home Loan Bank advances with average interest rates of 4.0% initiated to reduce our going-forward cost of funds.

•	Out-of-pocket merger-related expenses increased $457,000 to $801,000 in the six-month period ended December 31, 2014, compared to $344,000 in last six months of calendar 2013.

•	Available-for-sale securities losses on sales increased $325,000 to $357,000 in the six months ended December 31, 2014 due to the portfolio restructuring, compared to $32,000 in the six months ended December 31, 2013.

  Interest Income. Interest income increased $1.4 million, or 41.2%, to $4.9 million for the six months ended December 31, 2014 from $3.5 million for the six months ended December 31, 2013. Most of the increase was due to interest and fees on loans which increased $1.4 million, or 48.4%, to $4.4 million for the six months ended December 31, 2014, from $3.0 million for the six months ended December 31, 2013, partially offset by a $30,000 or 6.3% decrease in available-for-sale securities interest. The loan interest income increase was primarily due to 59.7% increase in average loan balances, due to the merger and organic growth, partially offset by a 45 basis point decrease in loan yields to 5.86% from 6.31% as market rates continued to decline. The average interest rates on loans acquired in the merger were somewhat higher than those already in our portfolio, but amortization of the purchase accounting yield adjustment offset some of this benefit. The average balance of securities decreased 12.8% to $46.4 million for the six months ended December 31, 2014, compared to $53.2 million in 2013 but the average yield increased 13 basis points. The average interest rates on securities acquired in the merger were higher than those already in our portfolio, but this was partially offset by the shortening of the average duration and the sales of corporate securities in the December 2014 portfolio restructuring.

Interest Expense. Interest expense increased $31,000, or 4.2%, to $767,000 for the six months ended December 31, 2014 from $736,000 for the six months ended December 31, 2013. The increase was due to an increase of $98,000, or 19.4%, in interest expense on deposits, partially offset by a $67,000, or 29.5% decrease in borrowing costs.

Average balances of interest bearing deposits increased by $41.4 million, or 33.9%, while the average cost of those deposits decreased ten basis points to 0.73% from 0.83%, due to efforts to let higher rate certificates of deposit roll off to improve our deposit mix. Interest paid on certificates of deposit decreased $37,000, or 9.6%, to $350,000 for the six months ended December 31, 2014 from $387,000 for the six months ended December 31, 2013. The average rate we paid on certificates of deposit decreased 21 basis points to 0.87% for the six months ended December 31, 2014 from 1.08% for the six months ended December 31, 2013 and the average balance increased $8.9 million, or 12.5%, to $79.8 million for the six months ended December 31, 2014 from $71.0 million for the six months ended December 31, 2013.

The average cost of borrowings decreased 121 basis points to 2.26% and was partially offset by a $1.1 million, or 8.7%, increase in average balances. We reduced borrowings gradually from $13.9 million on September 30, 2013 to $8.8 million on August 31, 2014, and then borrowed $7.5 million in low-rate, short-term Federal Home Loan Bank advances in September 2014 due to loan demand and the cash requirements of the merger. No borrowings were assumed in the merger. Borrowings peaked at $19.0 million in October and November and were reduced in December 2014 when $6.4 million in long-term Federal Home Loan Bank advances with rates averaging 4.0% were prepaid as part of the balance sheet restructuring. Prepayment penalties of $532,000 were incurred as a result of these prepayments.

Net Interest Income. Net interest income increased $1.4 million, or 51.1%, to $4.1 million for the six months ended December 31, 2014, compared to $2.7 million in the six months ended December 31, 2013 due to higher average interest-earning assets as a result of the merger, and the impact of a 45 basis point increase in our interest rate spread to 3.84% from 3.39%.

Provision for Loan Losses. We made a $50,000 provision for loan losses for the six months ended December 31, 2014 and no provision for the six months ended December 31, 2013. The provision in the six months ended December 31, 2014 was due to loan portfolio growth. No provision was considered necessary in the six months ended December 31, 2013 due to loan portfolio shrinkage.

To the best of our knowledge, we have recorded all loan losses that are both probable and reasonable to estimate.  However, future changes in the factors described above, including, but not limited to, actual loss experience with respect to our loan portfolio, could result in material increases in our provision for loan losses. In addition, the Office of the Comptroller of the Currency, as an integral part of its examination process, will periodically review our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about the recoverability of our loan balances based upon information available to it at the time of its examination.

Noninterest Income. Noninterest income increased $3.2 million, or 240.3%, to $4.5 million for the six months ended December 31, 2014 from $1.3 million for the six months ended December 31, 2013. The bargain purchase gain from the merger in 2014 accounted for $2.9 million of the increase. In addition, gain on sale of loans increased $518,000, or 46.0%, to $1.6 million for the six months ended December 31, 2014 from $1.1 million for the six months ended December 31, 2013. We sold $48.9 million of mortgage loans and $1.6 million of SBA loans during the six months ended December 31, 2014, compared to sales of $45.7 million of mortgage loans and no sales of SBA loans during the six months ended December 31, 2013. We realized a more attractive average premium (gain on sale/sold loans) on mortgage loan sales for 2014. The premium increased to 3.3% of mortgage loans sold for the six months ended December 31, 2014, compared to 2.5% for the six months ended December 31, 2013. Premiums vary from period to period based upon the mix of government FHA and VA loans to conventional loans, geographic markets and market interest rates, specifically 10-year Treasury rates. Available-for-sale securities losses on sales increased $325,000 to $357,000 in the six months ended December 31, 2014 compared to $32,000 in the six months ended December 31, 2013 due to the 2014 portfolio restructuring.

Noninterest Expense. Noninterest expense increased $2.9 million, or 61.7%, to $7.5 million for the six months ended December 31, 2014 from $4.7 million for the six months ended December 31, 2013. Salaries and benefits were $3.8 million for the six months ended December 31, 2014, an increase of $1.2 million over the six months ended December 31, 2013, due primarily to the additional expense related to the Bank 1440 personnel for the four months ended December 31, 2014, higher commissions on loans originated for sale due to larger volumes and severance and related expenses in 2014. Penalties incurred on the prepayment of Federal Home Loan Bank advances to benefit future funding costs were $532,000 in December 2014, compared to $0 in the six months ended December 31, 2013. Out-of-pocket merger-related expenses (including legal fees) related to our merger with Bank 1440 during the six months ended December 31, 2014 were $801,000, an increase of $457,000 over the $344,000 incurred in the six months ended December 31, 2013. Other noninterest expense in the six months ended December 31, 2014 was $791,000, an increase of $326,000 over the six months ended December 31, 2013, due primarily to increases in loan related expenses and the additional expenses from Bank 1440 operations beginning in September 2014.

Income Tax Expense. In the six months ended December 31, 2014, it was determined income tax receivables were overstated by $74,000 and that amount was written off as tax expense. Due to past and recent pre-tax losses incurred, and the inability to project future taxable income, no other income tax expense or income tax benefits were recorded in the six months ended December 31, 2014 and 2013.

Comparison of Operating Results for the Fiscal Years Ended June 30, 2014 and 2013

Summary. We experienced a net loss of $1.2 million for the fiscal year ended June 30, 2014, compared to a net loss of $133,000 for the fiscal year ended June 30, 2013. The change was due to a $513,000 decrease in noninterest income, a $409,000 increase in noninterest expense, a $95,000 decrease in net interest income and a $121,000 credit to the provision for loan losses in fiscal 2013, compared to none in fiscal 2014. Each of these changes is discussed in more detail below.

Interest Income. Interest income decreased $563,000, or 7.5%, to $6.9 million for the fiscal year ended June 30, 2014 from $7.5 million for 2013. The decrease was caused by a decrease in interest and fees on loans, which decreased $771,000, or 11.3%, to $6.0 million for fiscal 2014 from $6.8 million for 2013, partially offset by an increase in interest income on securities of $210,000, or 31.8%, to $873,000 for 2014 from $663,000 for 2013.

The decrease in interest and fees on loans was due primarily to a decrease in average balances, which decreased $10.6 million, or 9.8%, to $98.4 million for 2014 from $109.0 million for 2013. Despite a $1.6 million increase in loans held for investment in the year ended June 30, 2014, the average balance decreased compared to the year ended June 30, 2013 due to declining balances throughout 2013. The ending balance at June 30, 2013 was $21.9 million, or 19.7%, below June 30, 2012 due to an acute focus on improving asset quality and a cautious attitude on pricing and underwriting risk which resulted in our losing some existing commercial and industrial loan customers to our competition. Our average loan yield decreased 10 basis points to 6.15% for 2014 from 6.25% for 2013 due primarily to a decrease in market rates on new loans and principal payments on older, higher yielding loans.

Interest Expense. Interest expense decreased $468,000, or 25.5%, to $1.4 million for 2014 from $1.8 million for 2013. The decrease was caused primarily by a decrease in interest expense on deposits, which decreased $291,000, or 23.2%, to $959,000 for 2014 from $1.3 million for 2013. Interest expense on certificates of deposit decreased $251,000, or 25.8%, to $722,000 for 2014 from $973,000 for 2013. Our average rate on certificates of deposit decreased 21 basis points to 1.04% for 2014 from 1.25% for 2013 and the average balance decreased $8.1 million, or 10.5%, to $69.7 million for 2014 from $77.8 million for 2013.

Interest expense on Federal Home Loan Bank advances decreased $177,000, or 30.5%, to $404,000 for 2014 from $581,000 for 2013. The average balance of Federal Home Loan Bank advances decreased $3.1 million, or 21.5%, to $11.3 million for 2014 from $14.4 million for 2013. In addition, the average rate paid on Federal Home Loan Bank advances decreased 46 basis points to 3.57% for 2014 from 4.03% for 2013. In 2014, we were able to decrease average Federal Home Loan Bank advances as our securities portfolio balances declined.

Net Interest Income. Net interest income decreased $95,000, or 1.7%, to $5.6 million for 2014 from $5.7 million for 2013 due primarily to the decreases in average interest-earning assets and interest-bearing liabilities, partially offset by the increase in our net interest margin.

Provision for Loan Losses. We made no provision for loan losses for 2014, compared to a credit to the provision for loan losses of $121,000 in 2013. The credit to the provision in 2013 was due to both reduced loan portfolio balances and improving credit quality, including reductions in nonaccrual loans, impaired loans and total aggregate loans classified as special mention and substandard. In 2014, credit quality continued to improve and no increase in the allowance for loan losses was considered necessary as the reduction in the experience loss ratio offset the 1.6% increase in loans held for investment for the 2014 fiscal year. Net charge- offs to average loans were 0.18% for 2014, compared to 0.45% for 2013.

We had an allowance for loan losses of $1.6 million, or 1.77% of total loans held for investment and 371.33% of nonperforming loans at June 30, 2014, compared to an allowance for loan losses of $1.8 million, or 2.00% of total loans held for investment and 242.23% of nonperforming loans at June 30, 2013.

Noninterest Income. Noninterest income decreased $513,000, or 14.3%, to $3.1 million for 2014 from $3.6 million for 2013. Gain on sale of mortgage loans decreased $624,000, or 20.0%, to $2.5 million for 2014 from $3.1 million for 2013. We sold $91.1 million of mortgage loans during 2014, a decrease of 8.7%, compared to $99.7 million of sales during 2013. We realized a more attractive average premium for the 2013 period. Average premiums decreased to 2.7% of mortgage loans sold for 2014 compared to 3.0% for 2013. Premiums vary from period to period based upon the mix of government FHA and VA loans to conventional loans, geographic market differences and market interest rates, specifically changes in 10-year Treasury rates.

Noninterest Expense. Noninterest expense increased $409,000, or 4.3%, to $9.9 million for 2014 from $9.5 million for 2013 due primarily to a $686,000 increase in merger-related expenses (including legal fees) related to our merger with Bank 1440.

Salaries and benefits decreased $294,000 to $5.3 million for 2014 due primarily to reductions in retirement benefits and other employee benefits and incentive pay, partially offset by a 4% increase in base pay. Data processing fees increased $207,000 due primarily to higher core data processing fees and the completion of some special programming projects, including the implementation of a secure web portal.

Income Tax Expense. Income tax expense was $0 for fiscal 2014, compared to $36,000 for 2013. No income tax expense was recorded in 2014 due to the pre-tax net loss of $1.2 million, and no income tax benefit was recorded since the ability to receive a future tax benefit utilizing those losses was uncertain.

Loans Held for Investment

We originate residential real estate loans, as well as commercial real estate loans, including multi-family residential real estate loans, construction loans, commercial and industrial loans and consumer and other loans. The following tables set forth the composition of our loans held for investment by type of loan at the dates indicated.

			At December 31,
	At March 31, 2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Commercial real estate (1)	$149,190	75.5%	$146,644	75.3%	$129,949	73.7%
One- to four-family residential real estate	29,930	15.1	31,412	16.1	32,959	18.7
Commercial and industrial	10,798	5.5	10,235	5.3	8,594	4.9
Consumer and other	7,703	3.9	6,429	3.3	4,816	2.7
Total gross loans	197,621	100.0%	194,720	100.0%	176,318	100.0%
Less:
Unamortized loan fees	(665)		(689)		(621)
Allowance for loan losses	(2,052)		(1,894)		(1,707)
Loans held for investment, net	$194,904		$192,137		$173,990

(1)	Includes multi-family real estate loans.

	At June 30,
	2014		2013		2012		2011
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)

Commercial real estate (1)	$55,103	59.3%	$48,081	52.6%	$62,666	55.0%	$76,325	55.2%
One- to four-family residential real estate	34,015	36.6	38,432	42.1	45,154	39.6	53,294	38.5
Commercial and industrial	2,787	3.0	3,346	3.7	5,622	4.9	7,868	5.7
Consumer and other	1,007	1.1	1,487	1.6	510	0.5	805	0.6
Total gross loans	92,912	100.0%	91,346	100.0%	113,952	100.0%	138,292	100.0%
Less:
Unamortized loan fees	(269)		(132)		(249)		(289)
Allowance for loan losses	(1,645)		(1,824)		(2,437)		(2,568)

Loans held for investment, net	$90,998		$89,390		$111,266		$135,435

(1)	Includes multi-family real estate loans.

The following tables set forth the contractual maturities of our loans held for investment at December 31, 2015. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in one year or less. The tables present contractual maturities and do not reflect repricing or the effect of prepayments. Actual maturities may differ.

	Commercial real estate		One- to four-family residential real estate
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due during the years ending December 31,
2016	$11,830	5.49%	$1,003	6.17%
2017 to 2020	81,788	5.22%	4,774	5.35%
2021 and beyond	53,026	5.22%	25,635	5.64%
	$146,644	5.24%	$31,412	5.61%

	Commercial and industrial		Consumer and other		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in thousands)
Due during the years ending December 31,
2016	$3,414	5.92%	$1,777	6.05%	$18,024	5.16%
2017 to 2020	6,416	5.46%	4,603	4.68%	97,581	5.22%
2021 and beyond	405	5.57%	49	7.54%	79,115	5.36%
	$10,235	5.62%	$6,429	5.08%	$194,720	5.32%

The following table sets forth our fixed and adjustable-rate loans at December 31, 2015 that are contractually due after December 31, 2016.

	Due after December 31, 2016
	Fixed	Adjustable	Total
	(In thousands)

Commercial real estate	$60,773	$74,041	$134,814
One- to four-family residential real estate	29,416	993	30,409
Commercial and industrial	2,584	4,237	6,821
Consumer and other	175	4,477	4,652
	$92,948	$83,748	$176,696

Asset Quality

We review loans on a regular basis, and place loans on nonaccrual status when either principal or interest is 90 days or more past due, or earlier if we do not expect to receive full payment of interest or principal. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is reversed from interest income. Once a loan is placed on nonaccrual status, the borrower must generally demonstrate at least six months of payment performance before the loan is eligible to return to accrual status.

 Nonperforming Assets. The following table sets forth information regarding our nonperforming assets.

	At March 31,	At December 31,		At June 30,
	2016	2015	2014	2014	2013	2012	2011
	(Dollars in thousands)
Nonaccrual loans
Real estate loans:
One- to four-family residential real estate	$1,048	$1,490	$181	$99	$120	$701	$450
Commercial real estate	—	—	617	327	633	3,111	6,347
Commercial and industrial loans	304	354	17	17	—	—	180
Consumer and other loans	—	—	—	—	—	—	—
Total nonaccrual loans	1,352	1,844	815	443	753	3,812	6,977
Accruing loans past due 90 days or more:
Total accruing loans past due 90 days or more	—	—	—	—	—	—	—
Total nonaccrual loans and accruing loans past due 90 days or more	1,352	1,844	815	443	753	3,812	6,977
Other real estate
One- to four-family residential real estate	196	—	—	17	297	24	330
Commercial real estate	306	306	820	820	1,095	2,031	2,554
Total other real estate	502	306	820	837	1,392	2,055	2,884
Other nonperforming assets	—	—	—	—	—	—	—
Total nonperforming assets	$1,854	$2,150	$1,635	$1,280	$2,145	$5,867	$9,861

Ratios:
Nonperforming loans to gross loans held for investment	0.68%	0.95%	0.46%	0.48%	0.82%	3.35%	5.05%
Nonperforming assets to total assets	0.67%	0.79%	0.66%	0.76%	1.23%	3.18%	5.37%
Nonperforming assets to gross loans held for investment and other real estate	0.94%	1.10%	0.92%	1.37%	2.31%	5.06%	6.98%

The nonperforming assets ratios decreased from December 31, 2015 to March 31, 2016 due to a decrease in nonaccrual loans, as well as increases in loans and assets, partially offset by an increase in other real estate. Due to an increase in nonaccrual loans, the nonperforming asset ratios increased from December 31, 2014 to December 31, 2015.

Interest income that would have been recorded for the three months ended March 31, 2016 and the year ended December 31, 2015 had nonaccruing loans been current according to their original terms totaled $21,000 and $95,000, respectively. We recognized no interest income on these loans for the three months ended March 31, 2016 or the year ended December 31, 2015. Of such amounts, none was related to troubled debt restructurings for the three months ended March 31, 2016 and the year ended December 31, 2015.

In addition to nonperforming assets, as of March 31, 2016, December 31, 2015 and 2014 and June 30, 2014 and 2013 we had $0, $0, $483,000, $489,000 and $505,000, respectively, of accruing troubled debt restructurings.

Troubled debt restructurings include loans for which either a portion of interest or principal has been forgiven, or for loans modified at interest rates materially less than current market rates. The troubled debt restructurings as of December 31, 2014 and June 30, 2014 consisted of three commercial real estate loans and one commercial and industrial loan. As of March 31, 2016, December 31, 2015 and 2014 and June 30, 2014 and 2013, there were no specific allowances related to these loans, and, at each date, we had no commitments to lend additional amounts to the borrowers.

Delinquent Loans. The following table sets forth our loan delinquencies by type and amount at the dates indicated.

	30 to 59 Days Past Due	60 to 89 Days Past Due	90 Days or more Past Due
	(In thousands)
At March 31, 2016
Commercial real estate	$—	$—	$—
One- to four-family residential real estate	434	—	634
Commercial and industrial	304	—	—
Consumer and other	—	—	—
	$738	$—	$634
At December 31, 2015
Commercial real estate	$—	$—	$—
One- to four-family residential real estate	315	173	788
Commercial and industrial	—	—	—
Consumer and other	—	—	—
	$315	$173	$788
At December 31, 2014
Commercial real estate	$—	$894	$—
One- to four-family residential real estate	945	150	113
Commercial and industrial	—	—	—
Consumer and other	—	—	—
	$945	$1,044	$113
At June 30, 2014
Commercial real estate	$162	$—	$—
One- to four-family residential real estate	—	43	—
Commercial and industrial	—	—	—
Consumer and other	—	—	—
	$162	$43	$—
At June 30, 2013
Commercial real estate	$—	$—	$137
One- to four-family residential real estate	—	45	65
Commercial and industrial	—	—	—
Consumer and other	—	—	—
	$—	$45	$202
At June 30, 2012
Commercial real estate	$153	$—	$3,111
One- to four-family residential real estate	339	142	701
Commercial and industrial	—	—	—
Consumer and other	—	—	—
	$492	$142	$3,812
At June 30, 2011
Commercial real estate	$—	$—	$6,347
One- to four-family residential real estate	68	25	450
Commercial and industrial	—	—	180
Consumer and other	—	—	—
	$68	$25	$6,977

Classified Assets. Federal regulations require loans and other assets of lesser quality be classified as “substandard”, “doubtful” or “loss” assets. An asset is considered “substandard” if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that we will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard,” with the added characteristic that the weaknesses present make “collection or liquidation in full,” on the basis of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified as “loss” are those considered

“uncollectible” and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. We designate an asset as “special mention” if the asset has a potential weakness that warrants management’s close attention.

The following table sets forth our amounts of classified assets and assets designated as special mention as of March 31, 2016, December 31, 2015 and 2014 and June 30, 2014. The classified assets total at March 31, 2016 includes $1.4 million of nonperforming loans.

	At March 31,	At December 31,		At June 30,
	2016	2015	2014	2014
	(In thousands)
Classified assets:
Substandard loans	$4,762	$4,052	$3,021	$2,437
Substandard other real estate	502	306	820	837
Substandard assets	5,264	4,358	3,841	3,274
Doubtful	304	354	—	—
Loss	—	—	—	—
Total classified assets	$5,568	$4,712	$3,841	$3,274

Special mention	$1,793	$2,105	$657	$854

Allowance for Loan Losses. The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by full and partial charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the current level of net loan losses, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

The following table sets forth activity in our allowance for loan losses for the periods indicated.

	Three Months Ended		Years Ended		Six Months Ended
	March 31, (1)		December 31,		December 31, (1)		Years Ended June 30,
	2016	2015	2015	2014	2014	2013	2014	2013
	(Dollars in thousands)

Balance at beginning of period	$1,894	$1,707	$1,707	$1,733	$1,645	$1,824	$1,824	$2,437
Provision for (credit to) loan losses	52	100	694	50	50	—	—	(121)
Charge-offs:
One- to four-family residential real estate loans	(11)	—	(339)	(101)	(14)	—	(86)	(111)
Commercial real estate loans	—	—	—	—	—	(76)	(76)	(383)
Commercial and industrial loans	—	—	(359)	—	—	—	—	—
Consumer and other loans	—	—	—	(33)	(1)	(16)	(48)	(187)
Total charge-offs	(11)	—	(693)	(134)	(15)	(92)	(210)	(681)
Recoveries:
One- to four-family residential real estate loans	1	184	3	26	26	—	—	46
Commercial real estate loans	116	—	183	30	—	—	30	66
Commercial and industrial loans	—	—	—	—	—	—	—	—
Consumer and other loans	—	—	—	2	1	1	1	77
Total recoveries	117	184	186	58	27	1	31	189
Net (charge-offs) recoveries	106	184	(507)	(76)	12	(91)	(179)	(492)

Balance at end of period	$2,052	$1,991	$1,894	$1,707	$1,707	$1,733	$1,645	$1,824

Allowance for loan losses to nonperforming loans (2)	151.81%	134.55%	102.71%	209.50%	209.50%	288.83%	371.33%	242.23%
Allowance for loan losses to total loans (2)	1.04%	1.09%	0.97%	0.97%	0.97%	1.85%	1.77%	2.00%
Allowance for loan losses to total loans less acquired loans (2)	1.27%	1.46%	1.28%	1.50%	1.50%	1.85%	1.77%	2.00%
Net (charge-offs) recoveries to average loans outstanding during the period	0.21%	0.39%	(0.25)%	(0.06)%	0.02%	(0.19)%	(0.18)%	(0.45)%

(1)	Ratios for the three- and six-month periods have been annualized.
(2)	There is no allowance for loan losses on loans acquired in the acquisition of Bank 1440.

The ratio of our allowance for loan losses to nonperforming loans increased during the three months ended March 31, 2016 due primarily to a 26.7% decrease in nonperforming loans. The ratio of our allowance for loan losses to nonperforming loans decreased during the year ended December 31, 2015 due to an increase in nonperforming loans. The ratio of the allowance for loan losses to total gross loans decreased in 2014 as a result of charge-offs recognized and the absence of any allowance for loan losses on loans acquired.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category and the percent of loans in each category to total loans held for investment at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

			At December 31,
	At March 31, 2016		2015		2014
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

One- to four-family residential real estate loans	$567	15.15%	$656	16.13%	$388	18.69%
Commercial real estate loans	1,241	75.49	1,136	75.31	1,125	73.70
Commercial and industrial loans	198	5.46	64	5.26	178	4.88
Consumer and other loans	46	3.90	38	3.30	16	2.73
Total allocated allowance	$2,052	100.00%	$1,894	100.00%	$1,707	100.00%

	At June 30,
	2014		2013		2012		2011
	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans	Allowance for Loan Losses	Percent of Loans in Each Category to Total Loans
	(Dollars in thousands)

One- to four-family residential real estate loans	$375	36.61%	$196	42.07%	$262	39.63%	$196	38.54%
Commercial real estate loans	1,126	59.31	1,568	52.64	2,006	54.99	1,436	55.19
Commercial and industrial loans	129	3.00	55	3.66	55	4.93	925	5.69
Consumer and other loans	15	1.08	5	1.63	114	0.45	11	0.58
Total allocated allowance	$1,645	100.00%	$1,824	100.00%	$2,437	100.00%	$2,568	100.00%

Investments

Our investment policy is established by our board of directors. The policy emphasizes safety of the investment, liquidity requirements, potential returns, cash flow targets, and consistency with our interest rate risk management strategy.

The following table sets forth the amortized cost and estimated fair value of our available-for-sale securities portfolio at the dates indicated.

			At December 31,				At June 30,
	At March 31, 2016		2015		2014		2014		2013
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
	(In thousands)

Mortgage-backed securities (1)	$24,310	$24,272	$23,450	$23,271	$21,797	$21,728	$30,094	$29,819	$45,497	$45,306
Agency securities	3,275	3,302	3,498	3,459	4,926	4,856	9,106	8,831	10,385	10,034
Municipal obligations	1,887	1,907	1,899	1,901	2,443	2,434	309	309	—	—
Total	$29,472	$29,481	$28,847	$28,631	$29,166	$29,018	$39,509	$38,959	$55,882	$55,340

(1)	Includes Freddie Mac, Ginnie Mae and Fannie Mae.

At March 31, 2016, December 31, 2015 and 2014 and June 30, 2014 and 2013, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

Portfolio Maturities and Yields. The composition and maturities of the securities portfolio at March 31, 2016, are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the effect of scheduled principal repayments, prepayments, or early redemptions that may occur. Tax-equivalent yield adjustments have not been made for tax-exempt securities, as the effect thereof was not material.

	One Year or Less		More than One Year Through Five Years		More than Five Years Through Ten Years		More Than Ten Years		Total
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Estimated Fair Value	Weighted Average Yield
	(Dollars in thousands)

Mortgage-backed securities (1)	$—	—%	$23,046	1.56%	$1,264	1.96%	$—	—%	$24,310	$24,272	1.59%
Agency securities	—	—%	3,275	2.00%	—	—%	—	—%	3,275	3,303	2.00%
Municipal obligations	—	—%	1,887	2.50%	—	—%	—	—%	1,887	1,907	2.50%
	$—	—%	$28,208	1.68%	$1,264	1.96%	$—	—%	$29,472	$29,481	1.69%

(1)	Includes Freddie Mac, Ginnie Mae and Fannie Mae.

Sources of Funds

General. Deposits traditionally have been our primary source of funds for use in lending and investment activities. We also use Federal Home Loan Bank of Dallas advances to supplement cash flow needs, lengthen the maturities of liabilities, for interest rate risk purposes and to manage the cost of funds. Funds are derived from scheduled loan payments, securities maturities, loan prepayments, loan sales, and income on earning assets. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Deposits. The following tables set forth the distribution of average total deposits by account type, for the periods indicated.

	For the Three Months Ended March 31,
	2016			2015
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit Type:
Noninterest bearing	$34,133	15.23%	0.00%	$19,172	9.56%	0.00%
Checking	29,050	12.96	0.47%	29,672	14.80	0.48%
Money market	82,595	36.86	0.87%	41,448	20.68	0.91%
Savings	5,680	2.54	0.12%	29,287	14.61	0.47%
Certificates of deposit	72,637	32.41	0.84%	80,899	40.35	0.85%
Total deposits	$224,095	100.00%	0.57%	$200,478	100.00%	0.68%

	For the Years Ended December 31,
	2015			2014
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit Type:
Noninterest bearing	$24,570	11.84%	0.00%	$14,488	9.24%	0.00%
Checking	30,080	14.50	0.50%	18,131	11.56	0.35%
Money market	63,298	30.51	0.84%	19,893	12.69	0.82%
Savings	11,420	5.51	0.34%	30,152	19.23	0.49%
Certificates of deposit	78,091	37.64	0.84%	74,139	47.28	0.92%
Total deposits	$207,459	100.00%	0.50%	$156,803	100.00%	0.52%

	For the Six Months Ended December 31,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit Type:
Noninterest bearing	$17,134	9.48%	0.00%	$12,937	9.57%	0.00%
Checking	23,335	12.91	0.44%	12,727	9.41	0.20%
Money market	30,040	16.61	0.87%	9,155	6.77	0.65%
Savings	30,457	16.84	0.48%	29,412	21.75	0.53%
Certificates of deposit	79,844	44.16	0.87%	70,987	52.50	1.08%
Total deposits	$180,810	100.00%	0.66%	$135,218	100.00%	0.75%

	For the Years Ended June 30,
	2014			2013
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit Type:
Noninterest bearing	$12,372	9.24%	0.00%	$12,514	8.97%	0.00%
Checking	12,783	9.55	0.20%	12,038	8.63	0.22%
Money market	9,365	7.00	0.65%	9,919	7.11	0.68%
Savings	29,625	22.14	0.51%	27,194	19.50	0.67%
Certificates of deposit	69,674	52.07	1.04%	77,805	55.79	1.25%
Total deposits	$133,819	100.00%	0.72%	$139,470	100.00%	0.90%

As of March 31, 2016, the aggregate amount of all our certificates of deposit in amounts greater than or equal to $250,000 was $13.8 million. The following table sets forth the maturity of these certificates as of March 31, 2016.

At March 31, 2016
(In thousands)

Three months or less	$3,717
Over three through six months	3,002
Over six through twelve months	3,899
Over twelve months	3,223
Total	$13,841

Borrowings. As of March 31, 2016, December 31, 2015 and 2014 and June 30, 2014 and 2013, our borrowings consisted solely of Federal Home Loan Bank of Dallas advances. The following tables set forth information concerning balances and interest rates on our Federal Home Loan Bank advances at the dates and for the periods indicated.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
	2016	2015	2015	2014
	(Dollars in thousands)

Average amount outstanding during the period	$9,764	$15,832	$20,196	$11,878
Highest amount outstanding at any month end during the period	$11,000	$20,000	$30,000	$18,960
Weighted average interest rate during the period	0.45%	0.23%	0.31%	2.83%
Balance outstanding at end of period	$11,000	$20,000	$13,000	$12,500
Weighted average interest rate at end of period	0.44%	0.26%	0.41%	0.22%

	At or For the Six Months Ended December 31,		At or For the Years Ended June 30,
	2014	2013	2014	2013
	(Dollars in thousands)

Average amount outstanding during the period	$14,147	$13,018	$11,309	$14,415
Highest amount outstanding at any month end during the period	$18,960	$13,281	$13,281	$15,452
Weighted average interest rate during the period	2.26%	3.47%	3.57%	4.03%
Balance outstanding at end of period	$12,500	$11,973	$8,810	$13,327
Weighted average interest rate at end of period	0.22%	2.84%	3.39%	3.11%

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and reduce the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee, which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors. Senior management monitors the level of interest rate risk on a regular basis and the Asset/Liability Management Committee reviews our asset/liability policies and position and the implementation of interest rate risk strategies.

We have sought to manage our interest rate risk in order to minimize the exposure of our earnings and capital to changes in interest rates. We have implemented the following strategies to manage our interest rate risk:

•	offering a variety of adjustable rate loan products;

•	using alternate funding sources, such as advances from the Federal Home Loan Bank of Dallas;

•	maintaining pricing strategies that encourage “core” deposits; and

•	selling longer-term, fixed rate loans into the secondary market.

By following these strategies, we believe that we are better positioned to react to increases in market interest rates.

Economic Value of Equity. We monitor interest rate risk through the use of a simulation model that estimates the amounts by which the fair value of our assets and liabilities (our economic value of equity or “EVE”) would change in the event of a range of assumed changes in market interest rates. The quarterly reports developed in the simulation model assist us in identifying, measuring, monitoring and controlling interest rate risk to ensure compliance within our policy guidelines.

The tables below set forth, as of March 31, 2016, December 31, 2015 and December 31, 2014, the estimated changes in our EVE that would result from the designated instantaneous changes in market interest rates. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

March 31, 2016
Change in Interest Rates	Estimated	Estimated Increase (Decrease) in EVE
(basis points) (1)	EVE (2)	Amount	Percent
(Dollars in thousands)

+300	$35,385	$2,855	8.78%
+200	35,259	2,729	8.39
+100	34,482	1,952	6.00
—	32,530	—	—
(100)	29,231	(3,299)	(10.14)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

December 31, 2015
Change in Interest Rates	Estimated	Estimated Increase (Decrease) in EVE
(basis points) (1)	EVE (2)	Amount	Percent
(Dollars in thousands)

+300	$40,538	$3,419	9.21%
+200	40,594	3,475	9.36
+100	39,543	2,424	6.53
—	37,119	—	—
(100)	33,097	(4,022)	(10.84)

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

December 31, 2014
Change in Interest Rates	Estimated	Estimated Increase (Decrease) in EVE
(basis points) (1)	EVE (2)	Amount	Percent
(Dollars in thousands)

+300	$26,379	$(5,315)	(16.77)%
+200	28,754	(2,940)	(9.28)
+100	30,525	(1,169)	(3.69)
—	31,694	—	—
(100)	33,981	2,287	7.22

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	EVE is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.

The tables above indicate that at March 31, 2016, in the event of a 100 basis point decrease in interest rates, we would have experienced a 10.14% decrease in EVE. In the event of a 200 basis point increase in interest rates at March 31, 2016, we would have experienced an 8.39% increase in EVE. At December 31, 2015, in the event of a 100 basis point decrease in interest rates, we would have experienced a 10.84% decrease in EVE. In the event of a 200 basis point increase in interest rates at December 31, 2015, we would have experienced a 9.36% increase in EVE. At December 31, 2014, in the event of a 100 basis point decrease in interest rates, we would have experienced a 7.22% increase in EVE. In the event of a 200 basis point increase in interest rates at December 31, 2014, we would have experienced a 9.28% decrease in EVE.

Certain shortcomings are inherent in the methodology used in the above interest rate risk measurement. Modeling changes in EVE require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the EVE tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the EVE tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on EVE and will differ from actual results.

EVE calculations also may not reflect the fair values of financial instruments. For example, decreases in market interest rates can increase the fair values of our loans, deposits and borrowings.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments and maturities and sales of securities. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of expected loan demand, expected deposit flows, yields available on interest-earning deposits and securities, and the objectives of our asset/liability management program. Excess liquid assets are invested generally in interest-earning deposits with other banks and short- and intermediate-term securities.

We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of March 31, 2016.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At March 31, 2016, cash and cash equivalents totaled $15.9 million. In each of the quarters ended March 31, 2016 and December 31, 2015, noninterest bearing commercial deposits increased unexpectedly at the end of the quarter and we carried excess liquidity into the next quarter. Available-for-sale securities, which provide additional sources of liquidity, totaled $29.5 million at March 31, 2016. In addition, at March 31, 2016, we had $11.0 million of advances outstanding from the Federal Home Loan Bank of Dallas and the ability to borrow an additional $104.6 million from the Federal Home Loan Bank of Dallas. At that date, we also had two lines of credit with other financial institutions of $6.0 million and $2.0 million, respectively, but we had no borrowings outstanding on those lines of credit as of March 31, 2016.

At March 31, 2016, we had $23.0 million in loan commitments outstanding, of which $8.4 million was for construction loans, and an additional $32.0 million in commitments to originate and sell loans held for sale. In addition to commitments to originate loans, we had $4.8 million in unused lines of credit.

Time deposits due within one year of March 31, 2016 totaled $44.1 million, or 61.5% of total time deposits. If these deposits do not remain with us, we may be required to seek other sources of funds, including other certificates of deposit and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2017. We believe, however, based on past experience that a significant portion of our certificates of deposit will remain with us, either as certificates of deposit or as other deposit products. We expect that we will be able to attract and retain deposits by adjusting the interest rates offered, if necessary.

We have no material commitments or demands that are likely to affect our liquidity other than set forth above. In the event loan demand were to increase at a pace greater than expected, or any unforeseen demand or commitment were to occur, we would access our borrowing capacity with the Federal Home Loan Bank of Dallas.

During the three months ended March 31, 2016, net cash used for operating activities was $6.0 million and during the year ended December 31, 2015, net cash provided by operating activities was $5.1 million, each representing net income adjusted for non-cash and investing items. For the three months ended March 31, 2016, the largest outgoing cash flow was $47.6 million in funding of loans held for sale and the largest cash inflow was the $44.3 million in proceeds from sales of loans held for sale. For the year ended December 31, 2015, the largest outgoing cash flow was $145.6 million in funding of loans held for sale and the largest cash inflow was the $153.6 million in proceeds from sales of loans held for sale.

Our primary investing activities are the origination of loans and the purchase of securities. In the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, we originated $67.8 million, $201.4 million and $146.6 million of loans, respectively, and purchased $2.1 million, $9.7 million and $5.8 million of securities, respectively. We have not purchased any whole loans in recent periods.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $8.9 million during the three months ended March 31, 2016, due primarily to growth in savings and NOW accounts from new and existing Arizona customers, and a net increase in total deposits of $23.8 million during the year ended December 31, 2015 due primarily to bringing in noninterest bearing deposits from new commercial loan customers. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits so that we are competitive in our market area.

Federal Home Loan Bank advances decreased $2.0 million during the three months ended March 31, 2016 and increased $500,000 during the year ended December 31, 2015.

Bank 34 is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2016, Bank 34 exceeded all regulatory capital requirements. Bank 34 is categorized as “well-capitalized” under regulatory guidelines.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources.  Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including funding loans.  Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, which will increase our net interest-earning assets and net interest income.  However, due to the increase in equity resulting from the net proceeds raised in the stock offering, as well as other factors associated with the stock offering, our return on equity will be adversely affected following the stock offering.  See “Risk Factors—Risks Related to the Offering— Our return on equity will be low following the stock offering. This could negatively affect the trading price of our shares of common stock.”

Off-Balance Sheet Arrangements and Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our potential future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we enter into commitments to sell mortgage loans. For additional information, see Note 5 of the Notes to the Unaudited Consolidated Financial Statements beginning on page F-16 of this prospectus and Note 12 of the Notes to the Audited Consolidated Financial Statements beginning on page F-46 of this prospectus.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowings and deposits, and agreements with respect to securities.

Recent Accounting Pronouncements

For recent accounting pronouncements see Note 1 of the Notes to the Unaudited Consolidated Financial Statements beginning on page F-6 of this prospectus and Note 1 of the Notes to the Audited Consolidated Financial Statements beginning on page F-28 of this prospectus.

Impact of Inflation and Changing Prices

The consolidated financial statements and related notes of Alamogordo Financial Corp. have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration of changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of our operations. Unlike most industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

BUSINESS OF BANCORP 34 AND ALAMOGORDO FINANCIAL CORP.

Bancorp 34

Bancorp 34 is a Maryland corporation that was organized in March 2016. Upon completion of the conversion, Bancorp 34 will become the holding company of Bank 34 and will succeed to all of the business and operations of Alamogordo Financial Corp. and AF Mutual Holding Company, and each of Alamogordo Financial Corp. and AF Mutual Holding Company will cease to exist.

As part of the conversion, Bancorp 34 will receive the cash and securities held by Alamogordo Financial Corp., as well as cash held by AF Mutual Holding Company, which totaled $227 as of March 31, 2016, and the net proceeds Bancorp 34 retains from the offering, part of which will be used to fund a loan to the Bank 34 Employee Stock Ownership Plan. Bancorp 34 will have no significant liabilities. Bancorp 34 intends to use the support staff and offices of Bank 34 and will pay Bank 34 for these services. If Bancorp 34 expands or changes its business in the future, it may hire its own employees.

Bancorp 34 intends to invest the net proceeds of the offering as discussed under “How We Intend to Use the Proceeds From the Offering.” In the future, we may pursue other business activities, including mergers and acquisitions, investment alternatives and diversification of operations. There are, however, no current understandings or agreements for these activities.

Bancorp 34 will be subject to comprehensive regulation by the Federal Reserve Board.

Alamogordo Financial Corp.

Alamogordo Financial Corp. is a federal corporation that owns all of the outstanding shares of common stock of Bank 34. At March 31, 2016, Alamogordo Financial Corp. had consolidated assets of $278.5 million, deposits of $234.6 million and stockholders’ equity of $29.9 million.

In 1997, Bank 34 reorganized into the two-tier mutual holding company structure and became the wholly-owned subsidiary of Alamogordo Financial Corp. In 2000, Alamogordo Financial Corp. sold 357,000 shares of its common stock to the public, representing 28.0% of its then-outstanding shares, at $10.00 per share. An additional 918,000 shares, or 72.0% of the outstanding shares, were issued to AF Mutual Holding Company. On August 29, 2014 Alamogordo Financial Corp. and Bank 34 completed their acquisition of Bank 1440. Merger consideration was $9.6 million, including $3.8 million in cash and 360,635 shares of Alamogordo Financial Corp. common stock valued at $5.8 million.

Alamogordo Financial Corp. is subject to comprehensive regulation by the Federal Reserve Board.

BUSINESS OF BANK 34

Bank 34 operates four full-service banking centers, one each in Otero and Dona Ana Counties, New Mexico and two in Maricopa County, Arizona. Bank 34’s New Mexico offices include the main office and corporate headquarters located in Alamogordo and a branch office in Las Cruces. The Arizona branch offices include the regional headquarters located in Scottsdale and a branch office in Peoria. We also operate loan production offices in El Paso, Texas (El Paso County), Albuquerque, New Mexico (Bernalillo County), Scottsdale, Arizona (Maricopa County), Tubac, Arizona (Santa Cruz County), Kirkland, Washington (King County), Puyallup, Washington (Pierce County), Medford, Oregon (Jackson County) and Littleton, Colorado (Arapahoe County). Our Washington offices are located in the greater Seattle metropolitan area. Our principal business consists of attracting deposits from the general public in the communities where our full-service banking offices are located, and investing those deposits, together with funds generated from operations, primarily in commercial real estate loans, and, to a lesser extent, in one- to four-family residential real estate loans, multi-family real estate loans, commercial loans and consumer loans. We also invest in investment securities. We generally sell one- to four-family residential real estate loans that we originate. Our primary lending area is broader than our primary deposit market area and includes the counties where our loan production offices are located. Our revenues are derived principally from interest on loans and securities, and from loan origination and servicing fees. Our primary sources of funds are deposits, borrowings principal and interest payments on loans and securities.

Bank 34 is subject to comprehensive regulation and examination by the Office of the Comptroller of the Currency.

Our website address is www.bank34.com. Information on this website is not and should not be considered a part of this prospectus.

Competition

  We face significant competition in originating loans and attracting deposits. Our primary market area and other areas in which we operate have a high concentration of financial institutions, many of which are significantly larger institutions that have greater financial resources than we have, and many of which are our competitors to varying degrees. Our competition for loans and leases comes principally from commercial banks, savings banks, mortgage banking companies, the U.S. Government, credit unions, leasing companies, insurance companies, real estate conduits and other companies that provide financial services to businesses and individuals. Our most direct competition for deposits has historically come from commercial banks, savings banks and credit unions. We face additional competition for deposits from online financial institutions and non-depository competitors such as the mutual fund industry, securities and brokerage firms and insurance companies.

We seek to meet this competition by emphasizing personalized service and efficient decision-making tailored to individual needs. In addition, we reward long-standing relationships with preferred rates and terms on deposit products based on existing and prospective lending business. We do not rely on any individual, group or entity for a material portion of our loans or deposits.

As of June 30, 2015 (the latest date for which information is available), Bank 34’s deposit market share was 18.37% of total Federal Deposit Insurance Corporation-insured deposits in Otero County, New Mexico, representing the second largest market share of 16 institutions in Otero County; 1.75% of total deposits in Dona Ana County, New Mexico, representing the 13th largest market share of 18 institutions in Dona Ana County; and 0.10% of total Federal Deposit Insurance Corporation-insured deposits in Maricopa County, Arizona, representing the 37th largest market share of 52 institutions in Maricopa County. This data excludes deposits held by credit unions.

Market Area

Bank 34 operates four full-service banking centers, one each in Otero and Dona Ana Counties, New Mexico and two in Maricopa County, Arizona. We also operate loan production offices in El Paso, Texas (El Paso County), Albuquerque, New Mexico (Bernalillo County), Scottsdale, Arizona (Maricopa County), Tubac, Arizona (Santa Cruz County), Kirkland, Washington (King County), Puyallup, Washington (Pierce County), Medford, Oregon (Jackson County) and Littleton, Colorado (Arapahoe County). The following describes the market areas of our banking centers.

Arizona. The Arizona economy is expanding at a steady pace and faster than the national average. The Phoenix metropolitan statistical area (MSA) economy, which includes Maricopa County, expanded at a faster rate than the nation in 2015 and has done so since mid-2011. The Phoenix MSA accounted for nearly 90% of the net job growth statewide. According to the University of Arizona’s Economic and Business Research Center, population and household growth in Maricopa County is expected to continue this growth for the next five years. Maricopa County’s unemployment rate decreased to 5.7% as of August 2015 from 6.8% as of August 2014 and is below the state average of 6.8%. According to the same report, the economic forecast calls for economic growth in the Phoenix MSA to strengthen during the next two years, with job growth reaching 2.9% in 2017. Due to the speed of recovery in the housing market, Maricopa County offers a more favorable lending environment than our New Mexico counties. Maricopa County has had steadily decreasing vacancy rates in multi-family, industrial, office and retail properties. Since 2010, according to the National Association of Realtors, Maricopa County has shown the fastest housing recovery and the highest growth in median sales price of single family homes among our market counties. In addition, during 2015, housing permits in the Phoenix MSA increased by over 40%, which was the best year for single-family housing permits in the area since 2007.

New Mexico. Despite currently ranking as the seventh most favorable tax state for operating a business, New Mexico’s employment growth has ranked among the lowest nationally since 2009, largely due to an above average loss of government transfer and subsidy programs. The trend showed some signs of reversing in 2015, with job growth increasing 1.4% in 2015. Nearly 65% of new jobs created during 2015 were in health care, and the growth in health care jobs was fairly evenly distributed in both metropolitan and rural areas of the state. According to the University of New Mexico’s Bureau of Business & Economic Research, the overall New Mexico employment growth forecast is 1.2% per year between 2016 and 2020, led by healthcare and educational services and, secondarily, by the combined contributions of leisure and hospitality, professional and technical services, retail and wholesale trade, and construction.

Otero County’s unemployment rate increased to 6.7% as of August 2015 from 6.3% as of August 2014. This was slightly lower than the state average of 6.9% but higher than the national average. Dona Ana’s unemployment rate also increased to 7.5% as of August 2015 from 7.2% as of August 2014 and is above the state and national averages. The top five employment sectors in Otero County as of December 2015 were food service, health care and social assistance, public administration, retail trade and education services, while the top five employment sectors in Dona Ana County as of December 2015 were health care and social assistance, educational services, retail trade, food service and public administration.

Housing permits showed signs of improvement in New Mexico during the second half of 2015, consistent with an improved climate for housing starts, which increased over 10% in the second half of 2015 from the first half of 2015. However, housing prices in Otero and Dona Ana Counties have remained relatively flat over the past five years. For 2014 (the latest date for which information is available), we ranked as the top originator of conforming one- to four-family residential first mortgage loans in Otero County and ranked in the top five in origination market share of such loans in Dona Ana County. According to the University of New Mexico’s Bureau of Business and Economic Research, home sales are improving throughout New Mexico but values are expected to remain relatively flat for the foreseeable future.

Lending Activities

At March 31, 2016, our gross loans held for investment consisted of: $149.2 million of commercial real estate loans (including multi-family real estate loans), or 75.5% of our gross loans held for investment; $ 29.9 million, or 15.1%, of one- to four-family residential real estate loans; $10.8 million, or 5.5%, of commercial and industrial loans, and $7.7 million, or 3.9%, of consumer and other loans. At March 31, 2016, commercial real estate and multi-family loans included construction loans of $7.7 million. We currently sell in the secondary market a significant majority of the one- to four-family residential mortgage loans we originate. Our residential mortgage loans held for sale portfolio totaled $17.6 million at March 31, 2016.

The following table sets forth the composition of our loans held for investment by type of loan at the dates indicated.

			At December 31,
	At March 31, 2016		2015		2014
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)

Commercial real estate (1)	$149,190	75.5%	$146,644	75.3%	$129,949	73.7%
One- to four-family residential real estate	29,930	15.1	31,412	16.1	32,959	18.7
Commercial and industrial	10,798	5.5	10,235	5.3	8,594	4.9
Consumer and other	7,703	3.9	6,429	3.3	4,816	2.7
Total gross loans	197,621	100.0%	194,720	100.0%	176,318	100.0%
Less:
Unamortized loan fees	(665)		(689)		(621)
Allowance for loan losses	(2,052)		(1,894)		(1,707)

Loans held for investment, net	$194,904		$192,137		$173,990

(1)	Includes multi-family real estate loans.

Commercial Real Estate Loans. At March 31, 2016, commercial real estate loans were $149.2 million, or 75.5% of our gross loans held for investment. This amount includes $29.0 million of multi-family real estate loans, which are described below. Our commercial real estate loans are generally secured by properties used for business purposes such as hotels, office buildings, industrial and retail facilities. At March 31, 2016, $47.6 million of our commercial real estate portfolio was owner occupied commercial real estate, and $101.6 million was secured by income producing, or non-owner occupied commercial real estate. We currently target new commercial real estate loan originations to experienced, growing small- and mid-size owners and investors in our market area. The average outstanding loan in our commercial real estate portfolio was $570,000 as of March 31, 2016, although we originate commercial real estate loans with balances significantly larger than this average. At March 31, 2016, our ten largest commercial real estate loans had an average balance of $3.1 million.

We focus our commercial real estate lending on properties within our primary market areas, but we will originate commercial real estate loans on properties located outside this area based on an established relationship with a strong borrower. We intend to continue to grow our commercial real estate loan portfolio while maintaining prudent underwriting standards.

We originate a variety of fixed and adjustable rate commercial real estate loans with terms and amortization periods generally up to 25 years, although our commercial real estate loans generally have balloon terms. Interest rates and payments on our adjustable rate loans generally adjust daily and generally are indexed to the prime rate as published in The Wall Street Journal, plus a margin. We generally include pre-payment penalties on commercial real estate loans we originate. Commercial real estate loan amounts generally do not exceed 75% to 80% of the property’s appraised value at the time the loan is originated. Aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects, have a guideline minimum income to debt service ratio of 1.30x. For commercial real estate loans in excess of $250,000, we require independent appraisals from an approved appraisers list. For such loans below $250,000, we require formal evaluations but do not require an independent appraisal. We require commercial real estate loan borrowers with loan relationships in excess of $100,000 to submit annual financial statements and/or rent rolls on the subject property. We may request such information for smaller loans on a case-by-case basis. Commercial real estate properties may also be subject to annual inspections with pictures as evidence appropriate maintenance is being performed by the owner/borrower. The loan and its borrowers and/or guarantors are subject to an annual loan review verifying the loan is properly risk rated based upon covenant compliance and other terms as provided for in the loan agreements. While this process does not prevent loans from becoming delinquent, it provides us with the opportunity to better identify problem loans in a timely manner and to work with the borrower.

Our three largest commercial real estate loans at March 31, 2016 were all secured by hotels and consisted of a $3.7 million loan originated in May 2014, a $3.6 million loan originated in July 2015 and a $3.4 million loan originated in May 2014. The collateral securing these loans is all located in our primary lending areas. At March 31 31, 2016, all of these loans were performing in accordance with their terms. At March 31, 2016, hospitality loans, including hotel loans, represented 15.7% of commercial real estate loans and 11.9% of our gross loans held for investment.

Multi-Family Real Estate Loans. At March 31, 2016, multi-family real estate loans were $29.0 million, or 14.7%, of our gross loans held for investment. We originate individual multi-family real estate loans to experienced, growing small- and mid-size owners and investors in our market areas. Our multi-family real estate loans are generally secured by properties consisting of five to 40 rental units. The average outstanding loan size in our multi-family real estate portfolio was $852,000 as of March 31, 2016. We generally do not make multi-family real estate loans outside our primary market areas.

We originate a variety of fixed and adjustable rate multi-family real estate loans with balloon and amortization terms up to 30 years. Interest rates and payments on our adjustable rate loans generally adjust daily and generally are indexed to the prime rate as published in The Wall Street Journal, plus a margin. We generally include pre-payment penalties on loans we originate. Multi-family real estate loan amounts generally do not exceed 65% to 70% of the property’s appraised value at the time the loan is originated. Aggregate debt service ratios, including the guarantor’s cash flow and the borrower’s other projects, have a guideline minimum income to debt service ratio of 1.30x. We require multi-family real estate loan borrowers with loan relationships in excess of $100,000 to submit annual financial statements and/or rent rolls on the subject property. We may request such information for smaller loans on a case-by-case basis. These properties may also be subject to annual inspections with pictures as evidence appropriate maintenance is being performed.

Our largest multi-family real estate loan at March 31, 2016 totaled $2.7 million, was originated in December 2014 and is secured by an 84-unit apartment building. At March 31, 2016, this loan was performing in accordance with its terms.

Commercial and Industrial Loans. We make commercial and industrial loans. primarily in our market area, to a variety of professionals, sole proprietorships and small businesses. These loans are generally secured by business assets, and we may support this collateral with junior liens on real property. At March 31, 2016, commercial and industrial loans were $10.8 million, or 5.5% of our gross loans held for investment. As part of our relationship driven focus, we encourage our commercial borrowers to maintain their primary deposit accounts with us, which enhances our interest rate spread and profitability.

Commercial lending products include term loans and revolving lines of credit. Commercial loans and lines of credit are made with either adjustable or fixed rates of interest. Adjustable rates and fixed rates are based on the prime rate as published in The Wall Street Journal, plus a margin. We are focusing our efforts on experienced, growing small- to medium-sized, privately-held companies with solid historical and projected cash flow that operate in our market areas.

When making commercial and industrial loans, we consider the financial statements of the borrower, our lending history with the borrower, the debt service capabilities and global cash flows of the borrower and other guarantors, the projected cash flows of the business and the value of the collateral, accounts receivable, inventory and equipment. Depending on the collateral used to secure the loans, commercial and industrial loans are made in amounts of up to 80% of the value of the collateral securing the loan. All of these loans are secured by assets of the respective borrowers.

A portion of our commercial and industrial loans are guaranteed by the U.S. Small Business Administration (“SBA”) through the SBA 7(a) loan program. The SBA 7(a) loan program supports, through a U.S. Government guarantee, some portion of the traditional commercial loan underwriting that might not be fully covered absent the guarantee. A typical example would be a business acquiring another business, where the value purchased is an enterprise value (as opposed to tangible assets), which results in a collateral shortfall under traditional loan underwriting requirements. In addition, SBA 7(a) loans, through term loans, can provide a good source of permanent working capital for growing companies.

Our largest commercial and industrial loan at March 31, 2016 totaled $3.4 million, was originated in May 2015 to an election printing-solutions company and is secured by a first lien on all business assets held by the company. At March 31, 2016, this loan was performing in accordance with its terms.

Construction and Land Development Loans. At March 31, 2016, construction and land development loans were $14.4 million, or 7.3% of our gross loans held for investment, consisting of $2.0 million of consumer one- to four-family residential loans, $4.7 million of residential land or development loans, and $7.7 million of commercial and multi-family real estate loans. At March 31, 2016, none of our consumer one- to four-family construction loans and $7.7 million of our commercial and multi-family real estate construction loans are expected to convert to permanent loans upon completion of the construction phase. The majority of the balance of these loans is secured by properties located in our primary lending area.

We primarily make construction loans for commercial development projects, including hotels, small industrial, retail, office and apartment buildings. Most of our construction loans are interest-only loans that provide for the payment of interest during the construction phase, which is usually up to 12 to 24 months. At the end of the construction phase, the loan may convert to a permanent mortgage loan or the loan may be paid in full. Construction loans generally can be made with a maximum loan-to-value ratio of 80% of the estimated appraised market value upon completion of the project. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser for loans in excess of $250,000. We also generally require inspections of the property before disbursements of funds during the term of the construction loan.

We also originate construction and land development loans to contractors and builders to finance the construction of single-family homes and subdivisions. While we may originate these loans whether or not the collateral property underlying the loan is under contract for sale, we consider each project carefully in light of current residential real estate market conditions. We actively monitor the number of unsold homes in our construction loan portfolio and local housing markets to attempt to maintain an appropriate balance between home sales and new loan originations.  We generally will limit the maximum number of speculative units (units that are not pre-sold) approved for each builder. We have attempted to diversify the risk associated with speculative construction lending by doing business with experienced small and mid-sized builders within our market area.

Our largest construction loan at March 31, 2016 totaled $2.6 million, was originated in August 2014 and is secured by multi-family real estate located in our primary market area. At March 31, 2016, this loan was performing in accordance with its terms.

One- to Four-Family Residential Real Estate Loans. Our one- to four-family residential real estate loan portfolio consists of mortgage loans that enable borrowers to purchase or refinance existing homes, most of which serve as the primary residence of the owner. At March 31, 2016, $29.9 million, or 15.1% of our gross loans held for investment, consisted of one-to four-family residential real estate loans.

We generally originate one- to four family residential loans for sale. By selling a large majority of the one- to four-family residential real estate loans originated through our mortgage banking operations for the past several years, we have reduced the balance of these loans on our balance sheet and the percentage of residential real estate loans to total loans. This has helped diversify the portfolio and increase the relative share of shorter term fixed rate and adjustable rate commercial and commercial real estate loans.

Generally, one- to four-family residential real estate loans are originated in amounts up to 80% of the lesser of the appraised value or purchase price of the property, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We will not make loans with a loan-to-value ratio in excess of 100% for loans secured by single family homes. Fixed rate one- to four-family residential real estate loans generally are originated for terms of 10 to 30 years. Generally, all fixed rate one- to four-family residential real estate loans are underwritten according to Freddie Mac, Federal Housing Administration (“FHA”), Veterans Administration (“VA”), U.S. Department of Agriculture and correspondent investors policies and procedures.

In an effort to provide financing for moderate income home buyers, we offer VA, FHA and bond loans specific to the states where we conduct business. These programs offer one- to four-family residential real estate loans to qualified individuals. These loans are offered with fixed rates of interest and terms of up to 30 years, and are secured by one- to four-family residential properties. All of these loans are originated using agency underwriting guidelines.

We also offer adjustable rate mortgage loans for one- to four-family properties, with an interest rate based on the one-year Constant Maturity Treasury Bill Index, which adjusts annually from the outset of the loan or which adjusts annually after a three-, five-, seven-, or ten-year initial fixed rate period. We originated $462,000 and $2.1 million of adjustable rate one-to four-family residential loans during the three months ended March 31, 2016 and the year ended December 31, 2015, of which $400,000 and $884,000 was sold in the secondary market, respectively. Our adjustable rate mortgage loans generally provide for maximum rate adjustments of 2% per adjustment, with a lifetime maximum adjustment up to 6% above the initial rate, regardless of the initial rate. Our adjustable rate one- to four-family residential real estate loans amortize over terms of up to 30 years.

Regulations limit the amount that an institution may lend relative to the appraised value of the real estate securing the loan, as determined by an appraisal of the property at the time the loan is originated. All borrowers are required to obtain title insurance. We also require homeowner’s insurance and fire and casualty insurance and, where circumstances warrant, flood insurance, on properties securing real estate loans. At March 31, 2016, our largest one- to four-family residential real estate loan had a principal balance of $900,000 and was secured by a residence located in our primary market area. At March 31, 2016, this loan was performing in accordance with its original terms.

Consumer and Other Loans. We offer a limited range of consumer and other loans, principally to customers residing in our primary market area with other relationships with us and with acceptable credit ratings. Our consumer and other loans generally consist of home equity loans or lines of credit, loans secured by deposit accounts, loans on new and used automobiles and unsecured personal loans. At March 31, 2016, consumer and other loans were $7.7 million, or 3.9% of gross loans held for investment. The underwriting standards utilized for home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The loan-to-value ratio for a home equity line of credit is generally limited to 80%, including all senior liens on the secured property. The procedures for underwriting other consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations plus payments on the proposed loan.

Loan Underwriting Risks

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential real estate loans. The primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to a greater extent than residential real estate loans, to adverse conditions in the real estate market or the economy. To monitor cash flows on income properties, we require borrowers and loan guarantors to provide annual financial statements on commercial and multi-family real estate loans. In reaching a decision on whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability and the value of the underlying property. We have generally required that the properties securing these real estate loans have an aggregate debt service ratio, including the guarantor’s cash flow and the borrower’s other projects, of at least 1.30x. An environmental phase one report is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.

If we foreclose on a commercial real estate or multi-family loan, the marketing and liquidation period to convert the real estate asset to cash can be lengthy with substantial holding costs. In addition, vacancies, deferred maintenance, repairs and market stigma can result in prospective buyers expecting sale price concessions to offset their real or perceived economic losses for the time it takes them to return the property to profitability. Depending on the individual circumstances, initial charge-offs and subsequent losses on commercial real estate loans can be unpredictable and substantial.

Construction and Land Development Loans. Our construction loans are based upon estimates of costs and values associated with the completed project. Underwriting is focused on the borrowers’ financial strength, credit history and demonstrated ability to produce a quality product and effectively market and manage their operations.

Construction lending involves additional risks when compared with permanent lending because funds are advanced upon the security of the project, which is of uncertain value prior to its completion. Because of the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property, it is relatively difficult to evaluate accurately the total funds required to complete a project and the related loan-to-value ratio. In addition, generally during the term of a construction loan, interest may be funded by the borrower or disbursed from an interest reserve set aside from the construction loan budget. These loans often involve the disbursement of substantial funds with repayment substantially dependent on the success of the ultimate project and the ability of the borrower to sell or lease the property or obtain permanent take-out financing, rather than the ability of the borrower or guarantor to repay principal and interest. If the appraised value of a completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project and may incur a loss.

Commercial and Industrial Loans. Unlike residential real estate loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial and industrial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business and the collateral securing these loans may fluctuate in value. Our commercial and industrial loans are originated primarily based on the identified cash flow of the borrower and secondarily on the underlying collateral provided by the borrower. Most often, this collateral consists of real estate, accounts receivable, inventory or equipment. Credit support provided by the borrower for most of these loans is based on the liquidation of the pledged collateral and enforcement of a personal guarantee, if any. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value. As a result, the availability of funds for the repayment of commercial and industrial loans may depend substantially on the success of the business itself.

Adjustable Rate Loans. While we anticipate that adjustable rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate loans, an increased monthly payment required of adjustable rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying collateral also may be adversely affected in a high interest rate environment. For our adjustable rate residential real estate loans, upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustments permitted by our loan documents and, therefore, the effectiveness of adjustable rate residential real estate loans may be limited during periods of rapidly rising interest rates.

Consumer and Other Loans. Consumer loans may entail greater risk than residential real estate loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. Repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales

Lending activities are conducted primarily by our loan personnel operating at our four full-service banking offices and eight loan production offices. All loans originated by us are underwritten pursuant to our policies and procedures. We originate both adjustable rate and fixed rate loans. Our ability to originate fixed or adjustable rate loans is dependent upon competition for such loans and the relative customer demand for such loans, which is affected by current and expected future levels of market interest rates.

We sell the majority of the one- to four-family residential real estate loans we originate in the secondary market. The mortgage loans that we currently originate for sale include mortgage loans which conform to the underwriting standards specified by Freddie Mac, FHA, VA, USDA and other investors. During the three months ended March 31, 2016, we originated $47.6 million of one- to four-family residential real estate loans and sold $41.5 million. During the year ended December 31, 2015, we originated $146.9 million of one- to four-family residential real estate loans and sold $143.6 million. We recognize, at the time of sale, the cash gain or loss on the sale of the loans based on the difference between the net cash proceeds received and the carrying value of the loans sold.

We participate out interests in commercial real estate loans to other financial institutions, primarily the 75% guaranteed portion of SBA loans and the portion of other loans exceeding our borrowing limits. At March 31, 2016, we were servicing $17.0 million of commercial real estate loans participated out to other financial institutions, including $11.2 million of SBA loans. For the three months ended March 31, 2016 and the years ended December 31, 2015 and 2014, we participated out loan participations of $1.0 million, $5.1 million and $4.1 million, respectively, which included $1.0 million, $4.4 million and $2.4 million of SBA loans, respectively.

Loan Approval Procedures and Authority

Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by management and approved by the board of directors. The board of directors has granted loan approval authority to certain officers up to prescribed limits, depending on the officer’s experience, the type of loan and whether the loan is secured or unsecured. Loans to relationships of $1.5 million and below require approval by members of senior management. Loans to relationships greater than $1.5 million up to our internal loans-to-one borrower limitation ($4.8 million as of March 31, 2016) require approval by the Director’s Loan Committee. Loans that involve exceptions to loan policy must be authorized by senior management. Loan policy exceptions are fully disclosed to the approving authority, either an individual officer or the appropriate management or Director’s Loan Committee prior to commitment. Exceptions are reported to the board of directors monthly.

Loans-to-One Borrower Limit

The maximum amount that we may lend to one borrower and the borrower’s related entities is generally limited, by regulation, to 15% of our unimpaired capital and surplus. At March 31, 2016, our regulatory limit on loans-to-one borrower was $4.8 million. At that date, the largest aggregate amount loaned to one borrower was $4.4 million, consisting of a multi-family loan and a home equity line of credit secured by a first mortgage on a one- to four-family residential real estate property. The loans comprising this lending relationship were performing in accordance with their terms at March 31, 2016.

Investment Activities

Bank 34 has an Asset/Liability Committee which is responsible, among other duties, for implementing our Investment Policy. The Investment Policy is reviewed annually and any changes to the policy are recommended to, and subject to the approval of, our board of directors. While general investment strategies are developed and authorized by the Asset/Liability Committee, the execution of specific actions rests with the Chief Financial Officer, who is Bank 34’s designated Investment Officer. In the absence of the Chief Financial Officer, the Chief Executive Officer will be the designated Investment Officer. The Investment Officer is responsible for ensuring that the guidelines and requirements included in the Investment Policy are followed and that all securities are considered prudent for investment. The Investment Officer is authorized to execute investment transactions (purchases and sales) without the prior approval of the Asset/Liability Committee and within the scope of the established investment policy; however, all transactions shall be reviewed and ratified by the Asset/Liability Committee and board of directors.

Bank 34 utilizes the services of an independent investment advisor to assist in managing the investment portfolio. The investment advisor is responsible for maintaining current information regarding securities dealers with whom they are conducting business on our behalf. A list of appropriate dealers is provided annually to the board of directors for approval and authorization prior to execution of trades. The investment advisor, through its assigned portfolio manager, must contact our designated Investment Officer to review all investment recommendations and transactions and receive approval from the designated Investment Officer prior to execution of any transaction that might be executed on our behalf. Upon receipt of approval, the investment advisor, or its assigned portfolio manager, is authorized to conduct all investment business on our behalf.

We have legal authority to invest in various types of investment securities and liquid assets, including U.S. Treasury obligations, securities of various government-sponsored enterprises, residential mortgage-backed securities and municipal governments, deposits at the Federal Home Loan Bank of Dallas, certificates of deposit of federally insured institutions, investment grade corporate bonds and investment grade marketable equity securities, including common stock and money market mutual funds. Our equity securities generally pay dividends. We also are required to maintain an investment in Federal Home Loan Bank of Dallas stock, which investment is based on the level of our Federal Home Loan Bank borrowings. While we have the authority under applicable law to invest in derivative securities, we had no investments in derivative securities at March 31, 2016, December 31, 2015 or December 31, 2014.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide a use of funds when demand for loans is weak and to generate a favorable return.

At March 31, 2016, our investment security portfolio had a fair value of $29.5 million, and consisted primarily of mortgage-backed securities, securities of U.S. Government Agencies and municipal bonds. All investment securities as of March 31, 2016 were classified as available-for-sale. Bonds secured by adjustable rate loans were 22.8% of the total portfolio at March 31, 2016.

Each reporting period, we evaluate all securities with a decline in fair value below the amortized cost to determine whether or not the impairment is deemed to be other than temporary. Other than temporary impairment is required to be recognized if (1) we intend to sell the security; (2) it is more likely than not that we will be required to sell the security before recovery of its amortized cost basis; or (3) for debt securities, the present value of expected cash flows is not sufficient to recover the entire amortized cost basis. At March 31, 2016, our investment securities had a fair value of $29.5 million and a net unrealized gain of $10,000. No other-than-temporary impairment was recognized for any periods from 2012 through March 31, 2016.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae and Ginnie Mae.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rates on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we focus our investments on mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally U.S. government agencies and government-sponsored enterprises, including Fannie Mae, Freddie Mac and Ginnie Mae) pool and resell the participation interests in the form of securities to investors such as Bank 34, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are usually more liquid than individual mortgage loans and may be used to collateralize our specific liabilities and obligations.

At March 31, 2016, mortgage-backed securities totaled $24.3 million, or 82.3% of total securities, of which 28% were backed by adjustable-rate mortgage loans and 72% were backed by fixed-rate mortgage loans. The mortgage-backed securities portfolio had a weighted average yield of 1.59% at March 31, 2016.

Investments in mortgage-backed securities involve a risk that actual prepayments may differ from estimated prepayments over the life of the security, which may require adjustments to the amortization of any premium or accretion of any discount relating to such instruments thereby changing the net yield on such securities. There is also reinvestment risk associated with the cash flows from such securities or if such securities are redeemed by the issuer. In addition, the market value of such securities may be adversely affected by changes in interest rates.

U.S. Government and Government-Sponsored Securities. At March 31, 2016, our U.S. Government and government-sponsored securities portfolio totaled $3.3 million, or 11.2% of total securities. While U.S. Government and government-sponsored securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and prepayment protection.

Municipal Obligations. At March 31, 2016, our investment in municipal obligations totaled $1.9 million or 6.5% of total securities and 0.7% of total assets. Our policies provide that our investment in municipal bonds may not exceed 3% of total assets. Municipal obligations generally carry a higher interest rate than U. S. Government obligations but also carry a higher credit risk.

Deposit Activities

Our deposit accounts consist principally of certificates of deposit, savings accounts, checking accounts and money market accounts. We provide commercial checking accounts and related services, such as online cash management. We also provide low-cost checking account services.

Our deposits are generated mainly from residents and businesses within our primary deposit market area. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate.

Interest rates, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market rates, liquidity requirements, rates paid by competitors and growth goals. Personalized customer service and long-standing relationships with customers are relied upon to attract and retain deposits.

 The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts offered allows us to be competitive in obtaining funds and responding to changes in consumer demand. Based on experience, we believe that our deposits are relatively stable. However, the ability to attract and maintain deposits and the rates paid on these deposits, has been and will continue to be significantly affected by market conditions.

At March 31, 2016, our deposits totaled $234.6 million. Interest-bearing deposits totaled $193.9 million and noninterest-bearing deposits totaled $40.7 million. Savings, money market and checking deposits totaled $122.1 million, and certificates of deposit totaled $71.8 million, of which $44.1 million had maturities of one year or less.

Subsidiary Activities

 Alamogordo Financial Corp. has no subsidiaries other than Bank 34. Bank 34’s only subsidiary is Forward Holdings, LLC, which holds foreclosed real estate. As of March 31, 2016, Forward Holdings, LLC held one property and had assets of $306,000.

Personnel

At March 31, 2016, Bank 34 had 121 full-time employees and one part-time employee, none of whom was a party to a collective bargaining agreement. Bank 34 believes it has a good working relationship with its employees.

Legal Proceedings

Periodically, we are involved in claims and lawsuits, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. At March 31, 2016, we were not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Properties

We conduct business through our main office in Alamogordo, New Mexico and three branch offices located in Las Cruces, New Mexico and Peoria and Scottsdale, Arizona. We also operate loan production offices in El Paso, Texas (El Paso County), Albuquerque, New Mexico (Bernalillo County), Scottsdale, Arizona (Maricopa County), Tubac, Arizona (Santa Cruz County), Kirkland, Washington (King County), Puyallup, Washington (Pierce County), Medford, Oregon (Jackson County) and Littleton, Colorado (Arapahoe County). At March 31, 2016, the total net book value of our premises, land and equipment was $9.8 million.

SUPERVISION AND REGULATION

General

As a federal savings association, Bank 34 is subject to examination and regulation by the Office of the Comptroller of the Currency, and is also subject to examination by the Federal Deposit Insurance Corporation. The federal system of regulation and supervision establishes a comprehensive framework of activities in which Bank 34 may engage and is intended primarily for the protection of depositors and the Federal Deposit Insurance Corporation’s Deposit Insurance Fund. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance fund and depositors, and not for the protection of security holders. Bank 34 also is a member of and owns stock in the Federal Home Loan Bank of Dallas, which is one of the 11 regional banks in the Federal Home Loan Bank System.

Under this system of regulation, the regulatory authorities have extensive discretion in connection with their supervisory, enforcement, rulemaking and examination activities and policies, including rules or policies that: establish minimum capital levels; restrict the timing and amount of dividend payments; govern the classification of assets; determine the adequacy of loan loss reserves for regulatory purposes; and establish the timing and amounts of assessments and fees. Moreover, as part of their examination authority, the banking regulators assign numerical ratings to banks and savings institutions relating to capital, asset quality, management, liquidity, earnings and other factors. These ratings are inherently subjective and the receipt of a less than satisfactory rating in one or more categories may result in enforcement action by the banking regulators against a financial institution. A less than satisfactory rating may also prevent a financial institution, such as Bank 34 or its holding company, from obtaining necessary regulatory approvals to access the capital markets, pay dividends, acquire other financial institutions or establish new branches.

In addition, we must comply with significant anti-money laundering and anti-terrorism laws and regulations, Community Reinvestment Act laws and regulations, and fair lending laws and regulations. Government agencies have the authority to impose monetary penalties and other sanctions on institutions that fail to comply with these laws and regulations, which could significantly affect our business activities, including our ability to acquire other financial institutions or expand our branch network.

As a savings and loan holding company following the conversion, Bancorp 34 will be required to comply with the rules and regulations of the Federal Reserve Board. It will be required to file certain reports with the Federal Reserve Board and will be subject to examination by and the enforcement authority of the Federal Reserve Board. Bancorp 34 will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Any change in applicable laws or regulations, whether by the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Federal Reserve Board, the Securities and Exchange Commission or Congress, could have a material adverse impact on the operations and financial performance of Bancorp 34 and Bank 34.

Set forth below is a brief description of material regulatory requirements that are or will be applicable to Bank 34 and Bancorp 34. The description is limited to certain material aspects of the statutes and regulations addressed, and is not intended to be a complete description of such statutes and regulations and their effects on Bank 34 and Bancorp 34.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and applicable federal regulations. Under these laws and regulations, Bank 34 may invest in mortgage loans secured by residential and commercial real estate, commercial business and consumer loans, certain types of debt securities and certain other assets, subject to applicable limits. Bank 34 may also establish subsidiaries that may engage in certain activities not otherwise permissible for Bank 34, including real estate investment and securities and insurance brokerage.

Capital Requirements. Federal regulations require federally insured depository institutions to meet several minimum capital standards: a common equity Tier 1 capital to risk-based assets ratio of 4.5%, a Tier 1 capital to risk-based assets ratio of 6.0%, a total capital to risk-based assets ratio of 8.0%, and a 4.0% Tier 1 capital to total assets leverage ratio. These capital requirements were effective January 1, 2015 and are the result of a final rule implementing recommendations of the Basel Committee on Banking Supervision and certain requirements of the Dodd-Frank Act.

In determining the amount of risk-weighted assets for purposes of calculating risk-based capital ratios, all assets, including certain off-balance sheet assets (e.g., recourse obligations, direct credit substitutes, residual interests) are multiplied by a risk weight factor assigned by the regulations based on the risks believed inherent in the type of asset. Higher levels of capital are required for asset categories believed to present greater risk. Common equity Tier 1 capital is generally defined as common stockholders’ equity and retained earnings. Tier 1 capital is generally defined as common equity Tier 1 and additional Tier 1 capital. Additional Tier 1 capital includes certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries. Total capital includes Tier 1 capital (common equity Tier 1 capital plus additional Tier 1 capital) and Tier 2 capital. Tier 2 capital is comprised of capital instruments and related surplus, meeting specified requirements, and may include cumulative preferred stock and long-term perpetual preferred stock, mandatory convertible securities, intermediate preferred stock and subordinated debt. Also included in Tier 2 capital is the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and, for institutions that made such an election regarding the treatment of Accumulated Other Comprehensive Income, up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Calculation of all types of regulatory capital is subject to deductions and adjustments specified in the regulations. In assessing an institution’s capital adequacy, the Office of the Comptroller of the Currency takes into consideration not only these numeric factors, but qualitative factors as well, and has the authority to establish higher capital requirements for individual institutions where deemed necessary.

In addition to establishing the minimum regulatory capital requirements, the regulations limit capital distributions and certain discretionary bonus payments to management if the institution does not hold a “capital conservation buffer” consisting of 2.5% of common equity Tier 1 capital to risk-weighted asset above the amount necessary to meet its minimum risk-based capital requirements. The capital conservation buffer requirement is being phased in beginning January 1, 2016 at 0.625% of risk-weighted assets and increasing each year until fully implemented at 2.5% of risk-weighted assets on January 1, 2019.

At March 31, 2016, Bank 34’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of March 31, 2016, Bank 34 was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Bank 34 must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Bank 34 must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings association, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Bank 34 also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code of 1986, as amended. This test generally requires a savings association to have at least 75% of its deposits held by the public and earn at least 25% of its income from loans and U.S. government obligations. Alternatively, a savings association can satisfy this test by maintaining at least 60% of its assets in cash, real estate loans and U.S. Government or state obligations.

A savings association that fails the qualified thrift lender test must operate under specified restrictions set forth in the Home Owners’ Loan Act. The Dodd-Frank Act made noncompliance with the QTL test subject to agency enforcement action for a violation of law. At March 31, 2016, Bank 34 satisfied the QTL test.

Capital Distributions. Federal regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the savings association’s capital account. A federal savings association must file an application with the Office of the Comptroller of the Currency for approval of a capital distribution if:

•	the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or regulatory condition; or

•	the savings association is not eligible for expedited treatment of its filings, generally due to an unsatisfactory CAMELS rating or being subject to a cease and desist order or formal written agreement that requires action to improve the institution’s financial condition.

Even if an application is not otherwise required, every savings association that is a subsidiary of a savings and loan holding company, such as Bank 34, must still file a notice with the Federal Reserve Board at least 30 days before the board of directors declares a dividend or approves a capital distribution.

A notice or application related to a capital distribution may be disapproved if:

•	the federal savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution may not make any capital distribution if, after making such distribution, the institution would fail to meet any applicable regulatory capital requirement. A federal savings association also may not make a capital distribution that would reduce its regulatory capital below the amount required for the liquidation account established in connection with its conversion to stock form.

Community Reinvestment Act and Fair Lending Laws. All federal savings associations have a responsibility under the Community Reinvestment Act and related regulations to help meet the credit needs of their communities, including low- and moderate-income borrowers. In connection with its examination of a federal savings association, the Office of the Comptroller of the Currency is required to assess the federal savings association’s record of compliance with the Community Reinvestment Act. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. The failure to comply with the Equal Credit Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of the Comptroller of the Currency, as well as other federal regulatory agencies and the Department of Justice.

The Community Reinvestment Act requires all institutions insured by the Federal Deposit Insurance Corporation to publicly disclose their rating. Bank 34 received a “satisfactory” Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Sections 23A and 23B of the Federal Reserve Act and federal regulation. An affiliate is generally a company that controls, or is under common control with, an insured depository institution such as Bank 34. Bancorp 34 will be an affiliate of Bank 34 because of its control of Bank 34. In general, transactions between an insured depository institution and its affiliates are subject to certain quantitative limits and collateral requirements. In addition, federal regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve the purchase of low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates.

Bank 34’s authority to extend credit to its directors, executive officers and 10% stockholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions generally require that extensions of credit to insiders:

•	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features; and

•	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Bank 34’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Bank 34’s board of directors. Extensions of credit to executive officers are subject to additional limits based on the type of extension involved.

Enforcement. The Office of the Comptroller of the Currency has primary enforcement responsibility over federal savings associations and has authority to bring enforcement action against all “institution-affiliated parties,” including directors, officers, stockholders, attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on a federal savings association. Formal enforcement action by the Office of the Comptroller of the Currency may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or recommend to the Office of the Comptroller of the Currency that enforcement action be taken with respect to a particular savings association. If such action is not taken, the Federal Deposit Insurance Corporation has authority to take the action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation and other operational and managerial standards as the agency deems appropriate. Interagency guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to implement an acceptable compliance plan. Failure to implement such a plan can result in further enforcement action, including the issuance of a cease and desist order or the imposition of civil money penalties.

Interstate Banking and Branching. Federal law permits well capitalized and well managed holding companies to acquire banks in any state, subject to Federal Reserve Board approval, certain concentration limits and other specified conditions. Interstate mergers of banks are also authorized, subject to regulatory approval and other specified conditions. In addition, among other things, recent amendments made by the Dodd-Frank Act permit banks to establish de novo branches on an interstate basis provided that branching is authorized by the law of the host state for the banks chartered by that state.

Prompt Corrective Action. Federal law requires, among other things, that federal bank regulators take “prompt corrective action” with respect to institutions that do not meet minimum capital requirements. For this purpose, the law establishes five capital categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. The applicable Office of the Comptroller of the Currency regulations were amended to incorporate the previously mentioned increased regulatory capital standards that were effective January 1, 2015. Under the amended regulations, an institution is deemed to be “well capitalized” if it has a total risk-based capital ratio of 10.0% or greater, a Tier 1 risk-based capital ratio of 8.0% or greater, a leverage ratio of 5.0% or greater and a common equity Tier 1 ratio of 6.5% or greater. An institution is “adequately capitalized” if it has a total risk-based capital ratio of 8.0% or greater, a Tier 1 risk-based capital ratio of 6.0% or greater, a leverage ratio of 4.0% or greater and a common equity Tier 1 ratio of 4.5% or greater. An institution is “undercapitalized” if it has a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 6.0%, a leverage ratio of less than 4.0% or a common equity Tier 1 ratio of less than 4.5%. An institution is deemed to be “significantly undercapitalized” if it has a total risk-based capital ratio of less than 6.0%, a Tier 1 risk-based capital ratio of less than 4.0%, a leverage ratio of less than 3.0% or a common equity Tier 1 ratio of less than 3.0%. An institution is considered to be “critically undercapitalized” if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than 2.0%.

At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends, and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. An undercapitalized bank’s compliance with a capital restoration plan is required to be guaranteed by any company that controls the undercapitalized institution in an amount equal to the lesser of 5.0% of the institution’s total assets when deemed undercapitalized or the amount necessary to achieve the status of adequately capitalized. If an “undercapitalized” bank fails to submit an acceptable plan, it is treated as if it is “significantly undercapitalized.” “Significantly undercapitalized” banks must comply with one or more of a number of additional restrictions, including but not limited to a regulatory order to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, ceasing receipt of deposits from correspondent banks, dismissal of directors or officers, and restrictions on interest rates paid on deposits, compensation of executive officers and capital distributions by the parent holding company. “Critically undercapitalized” institutions are subject to additional measures including, subject to a narrow exception, the appointment of a receiver or conservator within 270 days after it obtains such status.

At March 31, 2016, Bank 34 met the criteria for being considered “well capitalized.”

Insurance of Deposit Accounts. The Deposit Insurance Fund of the Federal Deposit Insurance Corporation insures deposits at Federal Deposit Insurance Corporation insured financial institutions such as Bank 34. Deposit accounts in Bank 34 are insured by the Federal Deposit Insurance Corporation generally up to a maximum of $250,000 per separately insured depositor. The Federal Deposit Insurance Corporation charges insured depository institutions premiums to maintain the Deposit Insurance Fund.

Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other risk factors. Rates are based on each institution’s risk category and certain specified risk adjustments. Institutions deemed to be less risky pay lower rates while institutions deemed riskier pay higher rates. Assessment rates (inclusive of possible adjustments) currently range from 2 1/2 to 45 basis points of each institution’s total assets less tangible capital. The Federal Deposit Insurance Corporation may increase or decrease the scale uniformly, except that no adjustment can deviate more than two basis points from the base scale without notice and comment rulemaking. The Federal Deposit Insurance Corporation’s current system represents a change, required by the Dodd-Frank Act, from its prior practice of basing the assessment on an institution’s deposits.

The Dodd-Frank Act increased the minimum target Deposit Insurance Fund ratio from 1.15% of estimated insured deposits to 1.35% of estimated insured deposits. The Federal Deposit Insurance Corporation must seek to achieve the 1.35% ratio by September 30, 2020. Insured institutions with assets of $10 billion or more are supposed to fund the increase. The Dodd-Frank Act eliminated the 1.5% maximum fund ratio, instead leaving it to the discretion of the Federal Deposit Insurance Corporation, which has exercised that discretion by establishing a long range fund ratio of 2%.

The Federal Deposit Insurance Corporation has authority to increase insurance assessments. Any significant increases would have an adverse effect on the operating expenses and results of operations of Bank 34. We cannot predict what assessment rates will be in the future.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that an institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that may lead to termination of our deposit insurance.

In addition to the Federal Deposit Insurance Corporation assessments, the Financing Corporation (“FICO”) is authorized to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the former Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended March 31, 2016, the annualized FICO assessment was equal to 0.58 basis points of total assets less tangible capital.

Privacy Regulations. Federal regulations generally require that Bank 34 disclose its privacy policy, including identifying with whom it shares a customer’s “non-public personal information,” to customers at the time of establishing the customer relationship and annually thereafter. In addition, Bank 34 is required to provide its customers with the ability to “opt-out” of having their personal information shared with unaffiliated third parties and not to disclose account numbers or access codes to non-affiliated third parties for marketing purposes. Bank 34 currently has a privacy protection policy in place and believes that such policy is in compliance with the regulations.

USA PATRIOT Act. Bank 34 is subject to the USA PATRIOT Act, which gives federal agencies additional powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. The USA PATRIOT Act contains provisions intended to encourage information sharing among bank regulatory agencies and law enforcement bodies and imposes affirmative obligations on financial institutions, such as enhanced recordkeeping and customer identification requirements.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Other Regulations

Interest and other charges collected or contracted for by Bank 34 are subject to state usury laws and federal laws concerning interest rates. Loan operations are also subject to state and federal laws applicable to credit transactions, such as the:

•	Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The deposit operations of Bank 34 also are subject to, among others, the:

•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check; and

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Federal Reserve System

The Federal Reserve Board regulations require depository institutions to maintain noninterest-earning reserves against their transaction accounts (primarily NOW and regular checking accounts). The Federal Reserve Board regulations generally require that reserves be maintained against aggregate transaction accounts as follows: for that portion of transaction accounts aggregating $110.2 million or less (which may be adjusted by the Federal Reserve Board) the reserve requirement is 3.0% and the amounts greater than $110.2 million require a 10.0% reserve (which may be adjusted annually by the Federal Reserve Board between 8.0% and 14.0%). The first $15.2 million of otherwise reservable balances (which may be adjusted by the Federal Reserve Board) are exempted from the reserve requirements. Bank 34 was in compliance with these requirements at March 31, 2016.

Federal Home Loan Bank System

Bank 34 is a member of the Federal Home Loan Bank System, which consists of 11 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Members of the Federal Home Loan Bank are required to acquire and hold shares of capital stock in the Federal Home Loan Bank. Bank 34 was in compliance with this requirement at March 31, 2016. Based on redemption provisions of the Federal Home Loan Bank of Dallas, the stock has no quoted market value and is carried at cost. Bank 34 reviews for impairment, based on the ultimate recoverability, the cost basis of the Federal Home Loan Bank of Dallas stock. As of March 31, 2016, no impairment had been recognized.

Holding Company Regulation

Bancorp 34 will be a unitary savings and loan holding company subject to regulation and supervision by the Federal Reserve Board. The Federal Reserve Board will have enforcement authority over Bancorp 34 and its non-savings institution subsidiaries. Among other things, this authority permits the Federal Reserve Board to restrict or prohibit activities that are determined to be a risk to Bank 34.

As a savings and loan holding company, Bancorp 34’s activities will be limited to those activities permissible by law for financial holding companies (if Bancorp 34 makes an election to be treated as a financial holding company and meets the other requirements to be a financial holding company) or multiple savings and loan holding companies. A financial holding company may engage in activities that are financial in nature, incidental to financial activities or complementary to a financial activity. Such activities include lending and other activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, insurance and underwriting equity securities. Multiple savings and loan holding companies are authorized to engage in activities specified by federal regulation, including activities permitted for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act.

Federal law prohibits a savings and loan holding company, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or savings and loan holding company without prior written approval of the Federal Reserve Board, and from acquiring or retaining control of any depository institution not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Federal Reserve Board must consider such things as the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on and the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors. A savings and loan holding company may not acquire a savings institution in another state and hold the target institution as a separate subsidiary unless it is a supervisory acquisition or the law of the state in which the target is located authorizes such acquisitions by out-of-state companies.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Savings and loan holding companies historically have not been subject to consolidated regulatory capital requirements. The Dodd-Frank Act requires the Federal Reserve Board to establish minimum consolidated capital requirements for all depository institution holding companies that are as stringent as those required for the insured depository subsidiaries. However, legislation was enacted in December 2014 that required the Federal Reserve Board to amend its “Small Bank Holding Company” exemption from consolidated holding company capital requirements to generally extend its applicability to bank and savings and loan holding companies of up to $1 billion in assets. Regulations implementing this amendment were effective May 15, 2015. Consequently, savings and loan holding companies of under $1 billion in consolidated assets remain exempt from consolidated regulatory capital requirements, unless the Federal Reserve determines otherwise in particular cases.

The Dodd-Frank Act extended the “source of strength” doctrine to savings and loan holding companies. The Federal Reserve Board has promulgated regulations implementing the “source of strength” doctrine that require holding companies to act as a source of strength to their subsidiary depository institutions by providing capital, liquidity and other support in times of financial stress.

The Federal Reserve Board has issued a policy statement regarding the payment of dividends and the repurchase of shares of common stock by bank holding companies and savings and loan holding companies. In general, the policy provides that dividends should be paid only out of current earnings and only if the prospective rate of earnings retention by the holding company appears consistent with the organization’s capital needs, asset quality and overall financial condition. Regulatory guidance provides for prior regulatory consultation with respect to capital distributions in certain circumstances such as where the company’s net income for the past four quarters, net of capital distributions previously paid over that period, is insufficient to fully fund the dividend or the company’s overall rate of earnings retention is inconsistent with the company’s capital needs and overall financial condition. The ability of a holding company to pay dividends may be restricted if a subsidiary bank becomes undercapitalized. The policy statement also states that a holding company should inform the Federal Reserve Board supervisory staff prior to redeeming or repurchasing common stock or perpetual preferred stock if the holding company is experiencing financial weaknesses or if the repurchase or redemption would result in a net reduction, as of the end of a quarter, in the amount of such equity instruments outstanding compared with the beginning of the quarter in which the redemption or repurchase occurred. These regulatory policies may affect the ability of Bancorp 34 to pay dividends, repurchase shares of common stock or otherwise engage in capital distributions.

In order for Bancorp 34 to be regulated as savings and loan holding company by the Federal Reserve Board, rather than as a bank holding company, Bank 34 must qualify as a “qualified thrift lender” under federal regulations or satisfy the “domestic building and loan association” test under the Internal Revenue Code. Under the qualified thrift lender test, a savings institution is required to maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangible assets, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed and related securities) in at least nine out of each 12 month period. At March 31, 2016, Bank 34 satisfied the qualified thrift lender requirement.

Federal Securities Laws

Bancorp 34 common stock will be registered with the Securities and Exchange Commission after the conversion and stock offering. Bancorp 34 will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock issued in Bancorp 34’s public offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Bancorp 34 may be resold without registration. Shares purchased by an affiliate of Bancorp 34 will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Bancorp 34 meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Bancorp 34 that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Bancorp 34, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Bancorp 34 may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 is intended to improve corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. We have policies, procedures and systems designed to comply with these regulations, and we review and document such policies, procedures and systems to ensure continued compliance with these regulations.

Change in Control Regulations

Under the Change in Bank Control Act, no person may acquire control of a savings and loan holding company, such as Bancorp 34, unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the institution’s directors, or a determination by the regulator that the acquirer has the power, directly or indirectly, to exercise a controlling influence over the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Bancorp 34, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934.

In addition, federal regulations provide that no company may acquire control of a savings and loan holding company without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Emerging Growth Company Status

Bancorp 34 is an emerging growth company under the JOBS Act. We will cease to be an emerging growth company upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of the completion of our acquisition of Bank 1440, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700 million as of the end of the second quarter of that fiscal year.

An “emerging growth company” may choose not to hold stockholder votes to approve annual executive compensation (more frequently referred to as “say-on-pay” votes) or executive compensation payable in connection with a merger (more frequently referred to as “say-on-golden parachute” votes). An emerging growth company also is not subject to the requirement that its auditors attest to the effectiveness of the company’s internal control over financial reporting, and can provide scaled disclosure regarding executive compensation; however, Bancorp 34 will also not be subject to the auditor attestation requirement or additional executive compensation disclosure so long as it remains a “smaller reporting company” under Securities and Exchange Commission regulations (generally less than $75 million of voting and non-voting equity held by non-affiliates). Finally, an emerging growth company may elect to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies, but must make such election when the company is first required to file a registration statement. Such an election is irrevocable during the period a company is an emerging growth company. Bancorp 34 has elected to use the extended transition period to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. Accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

TAXATION

AF Mutual Holding Company, Alamogordo Financial Corp. and Bank 34 are, and Bancorp 34 will be, subject to federal and state income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal and state taxation is intended only to summarize certain pertinent tax matters and is not a comprehensive description of the tax rules applicable to Alamogordo Financial Corp., Bancorp 34 or Bank 34.

Our federal and state tax returns have not been audited for the past five years.

Federal Taxation

Method of Accounting. For federal income tax purposes, Alamogordo Financial Corp. and Bank 34 currently report their income and expenses on the accrual method of accounting and use a tax year ending December 31 for filing their federal income tax returns.

Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the “1996 Act”), Bank 34 was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. As a result of the 1996 Act, Bank 34 is no longer permitted to use the reserve method in computing its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve). At March 31, 2016, Bank 34 had $765,000 of reserves subject to recapture in excess of its base year reserves.

Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income if Bank 34 failed to meet certain thrift asset and definitional tests. Federal legislation has eliminated these thrift-related recapture rules. At March 31, 2016, our total federal pre-1988 base year reserve was approximately $2.7 million. However, under current law, pre-1988 base year reserves remain subject to recapture if Bank 34 makes certain non-dividend distributions, repurchases any of its stock, pays dividends in excess of tax earnings and profits, or ceases to maintain a bank charter.

Alternative Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax (“AMT”) at a rate of 20% on a base of regular taxable income plus certain tax preferences, which we refer to as “alternative minimum taxable income.” The AMT is payable to the extent such alternative minimum taxable income is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain AMT payments may be used as credits against regular tax liabilities in future years. At March 31, 2016, Alamogordo Financial Corp. had $47,000 of AMT payments available to carry forward to future periods.

Net Operating Loss Carryovers. Subject to certain limitations, a company may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At March 31, 2016, Alamogordo Financial Corp. had $7.3 million in net operating loss carry forwards for federal income tax purposes.

Corporate Dividends-Received Deduction. Alamogordo Financial Corp. may exclude from its income 100% of dividends received from Bank 34 as a member of the same affiliated group of corporations. The corporate dividends-received deduction is 80% in the case of dividends received from a corporation in which a corporate recipient owns at least 20% of its stock, and corporations that own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf.

State Taxation

New Mexico State Taxation. AF Mutual Holding Company and Alamogordo Financial Corp. are subject to the New Mexico corporation income tax and state corporation license tax (franchise tax).  The 2016 New Mexico corporate tax rates use a graduated rate structure with 4.8% being the lowest rate on New Mexico taxable income not over $500,000, and 6.6% being the highest rate on New Mexico income in excess of $1.0 million.

Because Alamogordo Financial Corp. and Bank 34 are currently filing a consolidated corporate federal income tax return, the consolidated group also files a consolidated New Mexico corporate income tax return.

If a corporation is doing business outside of the State of New Mexico, an apportionment percentage is applied to the New Mexico tax. The apportionment also allows for the subtraction of non-business income from other state sources, and uses a three-factor apportionment of sales, property and payroll to determine a percentage of the New Mexico tax that is subject to tax. Because Alamogordo Financial Corp. is currently doing business in Arizona and Texas, such operations reduce the New Mexico state taxes owed.

New Mexico net operating losses generated on or after taxable years beginning January 1, 2013 may only be carried forward for 20 years or until the amount of loss carryover has been used, whichever occurs first. New Mexico net operating losses generated in taxable years beginning before January 1, 2013 may be carried forward five years. Also, New Mexico no longer provides for an alternative minimum tax. However, there is a $50 annual New Mexico franchise tax required for each corporation. Bank 34 is also subject to the annual $50 New Mexico franchise tax.

Arizona State Taxation. Bank 34 operates in Arizona and is subject to Arizona state income tax. Accordingly, Bank 34 file a consolidated Arizona state income tax return. The 2016 Arizona corporate tax rate is 5.5% of Arizona taxable income. If there is an Arizona loss for the year, then a minimum tax of $50 is due. A taxpayer filing a combined or consolidated return is considered a single taxpayer, subject to one minimum tax.

Taxable income for corporations subject to Arizona income tax is similar to the computation of taxable income reported for federal income tax purposes less certain modifications with the most significant adjustment pertaining to calculation of Arizona depreciation.

If a corporation is doing business outside of the State of Arizona, an apportionment percentage is applied to the Arizona tax. The apportionment uses the average of a four-factor apportionment of sales (included twice), property and payroll to determine a percentage of the Arizona taxable income that is subject to tax. Since both Alamogordo Financial Corp. and Bank 34 are also doing business in New Mexico, such operations reduce the Arizona net operating loss or Arizona taxable income for each year.

Arizona net operating losses may only be carried over. The carry forward period is five succeeding taxable years for net operating losses arising in taxable periods through December 31, 2011 and 20 succeeding taxable years for net operating losses arising in taxable periods from and after December 31, 2011.

Maryland State Taxation. As a Maryland business corporation, Bancorp 34 is required to file an annual report with and pay franchise taxes to the state of Maryland.

Bank 34’s loan production offices in Oregon, Texas, Washington and Colorado also subject Bank 34 to taxation in those states.

MANAGEMENT

Our Directors and Executive Officers

Directors of Bancorp 34 serve three-year staggered terms so that approximately one-third of the directors are elected at each annual meeting. The executive officers of Bancorp 34 and Bank 34 are elected annually. The following table states our directors’ and executive officers’ names, their ages as of December 31, 2015, the years when they began serving as directors of Bank 34 and the years when their current terms expire.

Name (1)	Position(s) Held With Bancorp 34 and Bank 34	Age	Director Since	Current Term Expires
William F. Burt	Director	65	2007	2016
Wortham A. (Pete) Cook	Director	67	2015	2018
Jill Gutierrez	Director and Chief Executive Officer	65	2011	2018
James D. Harris	Director	70	2008	2017
Randal L. Rabon	Chairman of the Board	59	2007	2018
Elaine E. Ralls	Director	66	2014	2017
Don P. Van Winkle	Director	60	2013	2016
William P. Kauper	President/Director of Corporate Development	64	N/A	N/A
Jan R. Thiry	Executive Vice President, Chief Financial Officer and Treasurer	63	N/A	N/A

(1)	The mailing address for each person listed is 500 East 10th Street, Alamogordo, New Mexico 88310.

The business experience for the past five years of each of our directors and executive officers is set forth below. The directors’ biographies also contain information regarding the person’s experience, qualifications, attributes or skills that caused the board of directors to determine that the person should serve as a director. Each director is also a director of Bank 34. Unless otherwise indicated, directors and executive officers have held their positions for the past five years.

Directors

William F. Burt. Mr. Burt has served as director since 2007. He is currently Vice Chairman of Alamogordo Financial Corp. and is Chairman of Bank 34’s Compliance Committee. Mr. Burt has served in several different capacities in the broadcast industry since receiving his degree in mass communications from New Mexico State University in 1974. He has been the owner and general manager of Burt Broadcasting, Inc. since 1988. Mr. Burt is a current State Senator representing District #33. He has spent many years actively supporting the U.S. Air Force and Army. Mr. Burt was a charter member of the Governor Appointed New Mexico Military Base Planning Commission. He also serves as a Holloman Wingman, a member of the Air Force Air Combat Command Commanders Group and a member of the State Veterans and Military Affairs Committee. In the New Mexico State Senate, Mr. Burt serves on the Senate Finance Committee, as well as the Revenue Stabilization and Tax Committee and Science and Technology Committee. Mr. Burt has been awarded the New Mexico Broadcaster of the Year Award, Owner of the Radio Station of the Year Award and was named Alamogordo Citizen of the Year. He has also served as Chairman of the Alamogordo Chamber of Commerce, the Committee of 50 (military support committee), Flickinger Center for Performing Arts and the New Mexico Broadcasters Association. Mr. Burt’s media background, senatorial experience and experience in our local markets provides the franchise with substantial insights and discipline for enhancing our public perception and corporate citizenship initiatives.

Wortham A. (Pete) Cook. Mr. Cook has served as a director since March 2015. Prior to his appointment to the board of directors, Mr. Cook served as a financial consultant to Bank 34 from January 2014 to March 2015. From 1989 until his retirement in December 2013 he served as President, Chief Executive Officer and Director at First National Bank in Alamogordo, New Mexico. Mr. Cook also served as Executive Vice President and Vice President at First National Bank from 1987 to 1989. He held the position of Executive Vice President and managed commercial lending, corporate strategy and administration at United Bank of Lea County, Hobbs, New Mexico,

from 1982 through 1987. He served as an executive branch manager overseeing consumer finance and administration from 1971 through 1982 in Hobbs, New Mexico and Farmington, New Mexico. Mr. Cook is a director emeritus of the New Mexico State University at Alamogordo Foundation; director and past chairman of the Economic Development Council of Otero County; and a member of the Committee of 50 (military support committee). His director experience spanned other organizations including: Federal Reserve Bank, El Paso, Texas; Federal Reserve Bank, Dallas, Texas; and the New Mexico Bankers Association. Mr. Cook’s banking background and leadership experience brings valuable insight in the areas of leadership, bank operations and corporate governance.

Jill Gutierrez. Ms. Gutierrez has been employed by Bank 34 since 2007. She has served as Chief Executive Officer since July 2011, and also served as President from July 2011 until January 2015. Ms. Gutierrez has also served as Senior Vice President and Chief Credit Officer, as well as the Las Cruces Division President. Ms. Gutierrez was appointed as a director in July 2011. Prior to joining Bank 34, Ms. Gutierrez held the position of Senior Vice President and Senior Lending Officer at Western Bank in Alamogordo, New Mexico, and at First National Bank in Alamogordo, New Mexico.  From 2001 to 2007 she was Senior Vice President and Market President at First Federal Bank in Las Cruces, New Mexico.  Ms. Gutierrez has been employed in the banking industry since 1972. Ms. Gutierrez’s direct experience in managing operations and employees provides the board of directors with insight into operations, and her position on the board of directors provides a clear and direct channel of communication between senior management to the full board and alignment on corporate strategy.

James D. Harris. Mr. Harris has served as a director since 2008. Previously, he served as a director of Pioneer Bank in New Mexico for seven years. Mr. Harris was the owner of Charles, Garland & Harris Agency, Alamogordo, New Mexico, until the sale of the firm and his retirement in 2008. He serves as a director of Gerald Champion Regional Medical Center in Alamogordo and is a current member of the Committee of 50 (military support committee). Mr. Harris is a Paul Harris Fellow of Rotary International and remains involved in economic, civic and cultural matters in Otero County, New Mexico. He also served as President of the New Mexico Amigos, a statewide organization of business and professional people and the Official Goodwill Ambassadors of the State of New Mexico. Mr. Harris’ experience in risk management provides valuable insights into the types and levels of insurance we should maintain for the complexity of our operating environment.

Elaine E. Ralls, Ph.D. Ms. Ralls has served as a director since August 2014 upon the completion of Alamogordo Financial Corp.’s acquisition of Bank 1440. Since 2002, Ms. Ralls has been the Chief Executive Officer of Commit Agency, formerly AIR Integrated, a brand development, experience design and influence amplification advertising agency, serving clients nationally. She has been dubbed a “serial entrepreneur” by Biz AZ magazine, having started, grown and transitioned multiple businesses in various industries over the course of her career. Her companies have been ranked by the Business Journal in the Top Places to Work, Top Advertising Agencies, Fastest Growing Companies in Arizona, and Top Women Owned Businesses. She is the recipient of numerous awards, including the BBB Ethics Award, the Monster Entrepreneurial Award from Arizona State University, and the Spirit of Enterprise award. She is actively involved on the board of directors for the Better Business Bureau, the Boys and Girls Clubs of Metropolitan Phoenix, and is a founding member of Women Presidents’ Organization.  Ms. Ralls served as an organizer and Vice Chairman of the board of Bank 1440 beginning in 2007. Ms. Ralls’ experience in business growth strategies, company mergers and the associated integration of cultures provides us with a strong resource for guidance pertaining to our strategic planning and business development priorities.

Randal L. Rabon. Mr. Rabon has served as a director since 2007. He is currently Chairman of Alamogordo Financial Corp. Mr. Rabon is a private owner of and investor in construction and land development limited liability companies and partnerships, including Mesa Verde Enterprises, the largest civil contractor in Otero County, New Mexico. Mr. Rabon has served as a director of many civic and business organizations, including as president of the Board of the Otero County Electric Cooperative, overseeing approximately $100 million in assets and $20 million in annual revenues. In addition, his director experience spans other organizations including the Otero County Building Contractors Association and Otero County Fair Board. Mr. Rabon is an honorary Commander for the 311th Fighter Squadron, Holloman Air Force Base. A lifelong resident and active member of the community, he and his family also operate a cattle ranch in their hometown of Alamogordo, New Mexico. Mr.

Rabon’s deep economic roots in the community and experience dealing with regulatory matters associated with the government contract projects of his construction and development firms is highly beneficial in bringing perspective to our corporate governance matters.

Don P. Van Winkle. Mr. Van Winkle joined the board of directors in June 2013. He advises mid-market companies on corporate development processes and initiatives, bank-relations, chief financial officer and board issues.  Previous experience includes: Vistage Chair for Vistage International from 2011 through 2014 (a CEO peer advisory organization); Managing Director for SDR Ventures, a Denver-based investment banking company and mezzanine debt fund; three years as both President and Corporate Banking Manager for two Denver-based middle-market banking groups; seven years as Chairman and Chief Executive Officer of Van Winkle’s Farmers Market, Inc. (a 500 employee IGA retail grocery store group based in New Mexico), which he successfully sold in 2002;  and Chief Financial Officer and Chief Operating Officer of Fresh Produce Sportswear, Inc., a sportswear design and distribution firm based in Boulder, Colorado where he additionally served on the board of directors for 10 years.  Mr. Van Winkle’s experience is instrumental in high level evaluation of our credit management processes and practices and his experience as a chief financial officer and chief executive officer qualifies him to serve as our Audit Committee financial expert.

Executive Officers Who are Not Directors

William P. Kauper. Mr. Kauper has been employed by Bank 34 since October 2010. He was named President/Director of Corporate Development in January 2015, having previously served as Senior Vice President and Chief Operations Officer. Mr. Kauper has served as an executive officer and board member in community and publicly traded banks in Wisconsin, Arizona, Colorado and New Mexico. Prior to joining Bank 34, he was President and Chief Executive Officer and a board member of Peoples National Bank in Colorado from 2006 through July 2010. From 1999 through 2006, Mr. Kauper was employed by Western Security Bank in Scottsdale, Arizona, and served as its President/Chief Operating Officer and as a board member at the time of the bank’s acquisition in 2006. Mr. Kauper has been employed in the banking industry since 1975.

Jan R. Thiry. Mr. Thiry joined Bank 34 as Senior Vice President, Chief Financial Officer and Treasurer in February 2014, and was named Executive Vice President, Chief Financial Officer and Treasurer in January 2015. Mr. Thiry has over 35 years of experience with Wisconsin and Illinois financial institutions and multi-bank holding companies ranging in assets from $1 billion to $22 billion, including Security Capital Corp./Security Bank SSB, Marshall & Ilsley Corporation/M&I Bank, CIB Marine Bancshares and Midwest Banc Holdings, with responsibilities including audit manager, controller and chief accounting officer.  He began his career as an auditor with KPMG LLP and, immediately prior to joining Bank 34, spent three years as a consultant with RGP, formerly Resources Global Professional, specializing in Securities and Exchange Commission reporting, investor relations, GAAP interpretation, merger and acquisition accounting and financial analysis with multi-national corporations in the Chicago area.  He is a Certified Public Accountant and has been an adjunct professor for the Keller Graduate School of Management, teaching courses in accounting, auditing, fraud investigation and business communications over the past 20 years.

Board Independence

The board of directors has determined that each of our directors, with the exception of Chief Executive Officer Jill Gutierrez, is “independent” as defined in the listing standards of the Nasdaq Stock Market. Ms. Gutierrez is not independent because she is one of our executive officers. In determining the independence of the other directors, the board of directors considered the following transactions, which are not required to be reported under “Transactions with Certain Related Persons.” During the year ended December 31, 2015, Bank 34 paid $14,142 for advertising on radio stations that are owned by director William Burt. Bank 34 also paid $12,915 in consulting fees to Director Wortham A. (Pete) Cook prior to his appointment as a director. Bank 34 also purchased artwork totaling $3,000 from Director James D. Harris.

Codes of Ethics for Senior Officers

Alamogordo Financial Corp. has adopted a Code of Ethics for Senior Officers that applies to Alamogordo Financial Corp.’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code of Ethics for Senior Officers is available on our website at www.bank34.com. Amendments to and waivers from the Code of Ethics for Senior Officers will also be disclosed on our website.

Transactions With Certain Related Persons

The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption from such prohibition for loans made by Bank 34 to our executive officers and directors in compliance with federal banking regulations.

During the year ended December 31, 2015, all of our loans to directors and executive officers were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Bank 34, and did not involve more than the normal risk of collectability or present other unfavorable features. These loans were performing according to their original terms during the year ended December 31, 2015, and were made in compliance with federal banking regulations.

Pursuant to our Policy and Procedures for Approval of Related Person Transactions, the Audit Committee periodically reviews, no less frequently than twice a year, a summary of transactions in excess of $25,000 with our directors, executive officers, and their family members, for the purpose of determining whether the transactions are within our policies and should be ratified and approved. Additionally, pursuant to our Code of Business Conduct and Ethics, all of our executive officers and directors must disclose any personal or financial interest in any matter that comes before Alamogordo Financial Corp.

Committees of the Board of Directors

We conduct business through meetings of our board of directors and its committees. The board of directors of Bancorp 34 has established standing committees, including a Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which governs its composition, responsibilities and operations. The table below sets forth the directors of each of the listed standing committees.

Compensation	Audit	Nominating and Corporate Governance
William F. Burt	Randal L. Rabon	William F. Burt*
Wortham A. Cook	Elaine E. Ralls*	Wortham A. Cook
James D. Harris	Don P. Van Winkle	Randal L. Rabon
Randal L. Rabon*		Elaine E. Ralls
Elaine E. Ralls		Don P. Van Winkle
Don P. Van Winkle

*	Denotes committee chair.

Executive Compensation

The following table sets forth for the year ended December 31, 2015, the six months ended December 31, 2014 and the fiscal year ended June 30, 2014, certain information as to the total remuneration paid by Bank 34 to Ms. Gutierrez, who served as Chief Executive Officer during that time period, and the two most highly compensated executive officers of Bank 34 other than Ms. Gutierrez (“Named Executive Officers”). The “Stock Awards,” “Stock

Options” and “Non-equity Incentive Plan Compensation” columns have been omitted because no listed individual earned any compensation during the fiscal year of a type required to be disclosed in these columns.

SUMMARY COMPENSATION TABLE
Name and principal position	Fiscal Period	Salary ($)	Bonus ($) (1)	Nonqualified deferred compensation earnings ($) (2)	All other compensation ($) (3)	Total ($)
Jill Gutierrez Chief Executive Officer	Year Ended December 31, 2015	238,703	61,256	4,668	14,456	319,083
	Six Months Ended December 31, 2014	119,351	70,256	4,778	746	195,131
	Year Ended June 30, 2014	238,703	600	7,008	10,318	256,629

William P. Kauper President/Director of Corporate	Year Ended December 31, 2015	164,997	42,254	—	2,967	210,218
Development	Six Months Ended December 31, 2014	82,483	50,253	—	—	132,736
	Year Ended June 30, 2014	162,032	600	—	1,616	164,248

Jan R. Thiry Executive Vice President, Chief	Year Ended December 31, 2015	155,000	60,254	332	3,910	219,496
Financial Officer and Treasurer	Six Months Ended December 31, 2014	77,500	60,253	154	—	137,907

(1)	See “—Bonuses,” below, for a description of the amounts in this column.
(2)	Reflects the above-market interest rate paid on the accounts of the Named Executive Officers under deferred compensation agreements, described below.
(3)	For the year ended December 31, 2015, none of the Named Executive Officers had perquisites the aggregate value of which exceeded $10,000. For the year ended December 31, 2015, the amounts in this column represent, in the case of Ms. Gutierrez, $822 representing the value of term life insurance protection received under her Split Dollar Life Insurance Agreement, $9,588 in employer matching contributions under the 401(k) Plan and $4,046 allocated under the Employee Stock Ownership Plan; in the case of Mr. Kauper, allocations under the Employee Stock Ownership Plan; and for Mr. Thiry employer matching contributions under the 401(k) Plan. The Employee Stock Ownership Plan contribution reflects the December 31 value of the shares allocated to each participant’s account for the plan year plus any cash allocated to each participant’s account at the December 31 plan year end.

Bonuses. For the year ended December 31, 2015, Bank 34 paid discretionary bonuses to Ms. Gutierrez, Mr. Kauper and Mr. Thiry based on the Compensation Committee’s recommendation after a review of quantitative and qualitative performance-based metrics. The Committee considered three levels of corporate performance targets, with the lowest level (threshold) resulting in cash incentive payments to the Named Executive Officers of approximately 15% of base salary, and the highest level (out-perform) resulting in cash incentive payments of approximately 50% of base salary.

The performance targets and weightings were as follows:

	Bonus Level
	Level 1 - Threshold (15% of Base Salary)	Level 2 - Commendable (30% of Base Salary)	Level 3 - Out-Perform (50% of Base Salary)	Weightings
Performance Measure
Return on equity (pre-tax)	3.15%	3.50%	3.85%	20%
Growth of loans held for investment	10.00%	15.00%	21.00%	20%
Compensation plus benefits costs as a percentage of adjusted revenue	52.00%	50.00%	48.00%	15%
Classified assets to Tier 1 capital plus the allowance for loan losses	20.0%	17.0%	13.0%	15%
Liquid assets to total assets	7.00%	7.50%	8.00%	10%
Compliance with internal capital plan	Met Capital Plan Goals	Exceeded Expectations	Significantly Exceeded Expectations	10%
Revenue diversification strategies	Met Expectations of Board	Exceeded Expectations	Implemented Board-Approved Idea	10%

The Compensation Committee determined it was appropriate to adjust actual performance levels to exclude $274,000 of net start-up operating losses related to Bank 34’s board-approved expansion of Arizona mortgage operations in the fall of 2015.

For 2015, operating results (actual results and adjusted for the above-noted item) were as follows:

	Actual Result	Level	Adjusted Result	Level
Performance Measure
Return on equity (pre-tax)	1.57%	—	2.49%	—
Growth of loans held for investment	10.54%	1	10.74%	1
Base salary plus benefits costs as a percentage of adjusted revenue	51.50%	1	48.97%	2
Classified assets to Tier 1 capital plus the allowance for loan losses	14.92%	2	14.79%	2
Liquid assets to total assets	15.87%	3	15.87%	3
Compliance with internal capital plan	Significantly Exceeded Expectations	3	Significantly Exceeded Expectations	3
Revenue diversification strategies	Implemented Board-Approved Idea	3	Implemented Board-Approved Idea	3

Based on the performance measurements reviewed, the Compensation Committee recommended and the board of directors approved, on a discretionary basis, that the management bonus should be paid at a weighted level of 1.70 for all Named Executive Officers, resulting in bonuses to Ms. Gutierrez, Mr. Kauper and Mr. Thiry in the amounts of $61,000, $42,000 and $40,000, respectively, or approximately 25.5% of each individual’s base salary. These amounts were paid in the first quarter of 2016.

In February 2015, Bank 34 paid discretionary bonuses to Ms. Gutierrez, Mr. Kauper and Mr. Thiry in the amounts of $70,000, $50,000 and $40,000, respectively, as part of a pool of bonuses paid to management in recognition of Bank 34 completing its acquisition of Bank 1440 in August 2014 and subsequent integration. Mr. Thiry received a retention bonus of $20,000 for remaining employed with Bank 34 through August 23, 2014, and he received an additional retention bonus of $20,000 for remaining employed with Bank 34 through February 23, 2015. Remaining amounts represent holiday bonuses Bank 34 paid to its Named Executive Officers for the year ended December 31, 2015, the six months ended December 31, 2014 and the fiscal year ended June 30, 2014.

Deferred Compensation Agreements. Bank 34 has entered into deferred compensation agreements with Ms. Gutierrez, Mr. Kauper and Mr. Thiry in order to provide them with retirement benefits. Under each of the agreements, the executive may annually defer the payment of a portion of his or her base salary, bonus and/or performance-based compensation by filing a deferral election form with the plan administrator, setting forth the amount of the deferral and its duration. Bank 34 may, in its discretion, annually contribute an incentive award amount to the executive’s deferral account if certain return on assets (ROA) and return on equity (ROE) criteria are met. The discretionary amount that may be contributed ranges, in the case of Ms. Gutierrez, between 10% and 20% of base salary if ROA is between 0.75% and 1.5% and ROE is between 2.0% and 7.0%, and in the case of Mr. Kauper and Mr. Thiry, between 5% and 15% of base salary if ROA is between 0.16% and 0.46% and ROE is between 1.3% and 3.5%. The executives will be at all times 100% vested in any of his or her elective deferrals. The executives will vest in Bank 34 contributions and any interest incrementally, over a period of five years, in the case of Mr. Kauper and Mr. Thiry, or seven years, in the case of Ms. Gutierrez. The agreements provide that interest will be credited monthly on the executives’ deferral account at an annual rate equal to the greater of The Wall Street Journal prime rate on the first business day of the plan year or 5%, compounded monthly. Benefits under the agreements will be paid to the executive upon attainment of his or her normal retirement date, as defined in each agreement, or in the event of early retirement (as defined in the agreement), following separation from service. Benefits will be distributed in either a lump sum or in a number of monthly installments, as selected by each executive and set forth in her or his agreement. Payment of benefits will commence on the first day of the month following an executive’s normal retirement date, separation from service or disability. In the event a change in control occurs prior to the executive’s normal retirement age, death or disability, followed by an executive’s separation from service, the benefit under the agreement will be equal to the executive’s deferral account balance, determined as of the date of the separation from service, and payable in a lump sum within 30 days following separation from service. In the event the change in control occurs during the period of installment payments, Bank 34 (or its successor) will pay the remaining deferral account balance in a lump sum within 30 days after the change in control. If the executive dies during active service, the executive’s deferral account balance will be paid to the executive’s beneficiary on the first day of the fourth month following the executive’s death.

Split Dollar Life Insurance Agreement. Bank 34 has entered into a split dollar life insurance agreement with Jill Gutierrez to retain and reward Ms. Gutierrez, by dividing the death proceeds of certain life insurance policies owned by Bank 34 on her life with her designated beneficiary. Bank 34 will pay the life insurance premiums from its general assets. Under the agreement, Ms. Gutierrez or her assignee has the right to designate the beneficiary of an amount of death proceeds. In the event Ms. Gutierrez dies prior to separation from service, her beneficiary will be entitled to a benefit equal to 100% of net death proceeds, defined as the total death proceeds of all policies minus the greater of the cash surrender value or the aggregate premiums paid by Bank 34. In the event of Ms. Gutierrez’s death after separation from service, there will be no benefit under the agreement. In the event Bank 34 discontinues a policy, Bank 34 will give Ms. Gutierrez at least 30 days to purchase such policy at a purchase price equal to the fair market value of the policy.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information with respect to outstanding equity awards as of December 31, 2015 for the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option awards
Name	Number of securities underlying unexercised options (#) exercisable (1)	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
Jill Gutierrez	5,500	—	19.75	7/1/2019

(1)	Reflects stock options granted pursuant to the Alamogordo Financial Corp. 2001 Stock Option Plan. The outstanding stock options are fully vested.

Management Stock Plans. In connection with its 2001 Annual Meeting of Stockholders, Alamogordo Financial Corp. adopted the 2001 Stock Option Plan and the 2001 Recognition and Retention Plan. Under the plans, Alamogordo Financial Corp. had the authority to grant a total of 63,749 stock options and a total of 31,874 restricted stock awards, respectively. The right of Alamogordo Financial Corp. to grant further awards under the plans expired on each plan’s tenth anniversary in 2011; however, outstanding stock options that were awarded prior to the expiration of the 2001 Stock Option Plan may be exercised during such stock options’ remaining term and outstanding restricted stock awards that were granted prior to expiration of the 2001 Recognition and Retention Plan will continue to vest pursuant to their designated vesting schedules.

Employee Stock Ownership Plan and Trust. Bank 34 implemented an employee stock ownership plan in connection with Alamogordo Financial Corp.’s initial public offering of shares of Alamogordo Financial Corp. Employees with at least one year of employment with Bank 34 are eligible to participate. As of December 31, 2015, the employee stock ownership plan held 17,395 unallocated shares of common stock. Shares purchased by the employee stock ownership plan are held in a suspense account for allocation among participants as the loans utilized to purchase the shares are repaid. The loans are repaid principally from Bank 34 discretionary contributions to the employee stock ownership plan.

Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan are allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan become fully vested upon completion of six years of credited service. A participant’s interest in his account under the plan also fully vests in the event of termination of service due to a participant’s early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits are payable in the form of shares of common stock and/or cash. Bank 34’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718-40, we are required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. The employee stock ownership plan will terminate in the event of a change in control.

In connection with the conversion, the trustee for our existing employee stock ownership plan is expected to purchase, on behalf of the employee stock ownership plan, 8% of the shares of common stock sold in the offering.  We anticipate that the employee stock ownership plan will fund its stock purchase with a loan from Bancorp 34 equal to the aggregate purchase price of the common stock.  The loan will have a 30-year term and be repaid principally through Bank 34’s contributions to the employee stock ownership plan and dividends payable on common stock held by the employee stock ownership plan over the term of the loan.

Director Compensation

The following table sets forth for the year ended December 31, 2015 certain information as to the total remuneration paid to directors other than Ms. Gutierrez, our Chief Executive Officer. Ms. Gutierrez’s compensation is set forth in the Summary Compensation Table. The “Stock Awards,” “Stock Options” and “Non-equity Incentive Plan Compensation” columns have been omitted because no listed individual earned any compensation during the fiscal year of a type required to be disclosed in these columns.

DIRECTOR COMPENSATION
Name (1)	Fees earned or paid in cash ($)	Non-qualified deferred compensation earnings ($) (2)	All other compensation ($) (3)	Total ($)
Randal Rabon	36,000	508	510	37,018
William Burt	36,000	—	1,089	37,089
Wortham A. Cook	27,000	—	—	27,000
James Harris	36,000	—	1,128	37,128
Elaine E. Ralls	36,000	549	—	36,549
Don P. Van Winkle	36,000	—	—	36,000

(1)	Each of Messrs. Rabon, Burt and Harris has 2,800 vested stock options that were granted under the Alamogordo Financial Corp. 2001 Stock Option Plan. The stock options have an exercise price of $19.75 and expire on July 1, 2019.
(2)	Reflects above-market interest under the Director Deferred Fee Plan.
(3)	Reflects the value of the term life insurance protection under the director’s Split Dollar Life Insurance Agreement for the fiscal year. For the year ended December 31, 2015, none of the directors received perquisites the aggregate value of which exceeded $10,000.

Each of the individuals who serves as a director of Alamogordo Financial Corp. also serves as a director of Bank 34 and AF Mutual Holding Company. Each director, other than our Chief Executive Officer, receives $3,000 per month. No fees are currently paid to directors of Alamogordo Financial Corp. or AF Mutual Holding Company.

Director Retirement Agreements. Bank 34 has entered into director retirement agreements with William Burt, James Harris and Randal Rabon, which agreements were amended in 2013 to freeze the accrual balance at $74,238 for the duration of the director’s service. Each agreement provides for a normal retirement benefit equal to each director’s accrual balance, amortized with interest, and payable upon the later of the director’s normal retirement date (age 70) or his separation from service, in monthly installments over a 15-year period. In the event of the director’s separation from service prior to normal retirement age or in the event the director experiences a disability prior to normal retirement age, the director will be entitled to his accrual balance, payable as set forth in the director’s individual agreement. In the event a change in control occurs prior to the director’s normal retirement age, followed by separation from service within 24 months, the director will be entitled to the accrual balance of his account, payable in a lump sum within 30 days following separation from service. If the director dies during active service, the accrual balance of the director’s account at the time of death will be payable to the director’s beneficiary.

Director Deferred Fee Plan. Bank 34 has entered into a director deferred fee plan for the benefit of its directors. Under the plan, a director must be notified of eligibility to participate and then must elect to participate by entering into a participation agreement, a deferral election form and a distribution election form within 30 days of becoming eligible. A participant may modify his or her deferral election annually by entering into a subsequent deferral election and such modification shall become effective in the calendar year following the year in the subsequent deferral election is received by Bank 34. In addition to the directors’ deferrals, Bank 34 may, but is not required, to make contributions to the plan. The plan provides that interest will be credited monthly on the directors’ account at an annual rate equal to 5%, compounded monthly. The board may prospectively increase or decrease the crediting rate by providing notice to the directors. Benefits under the plan will be paid to the director following separation from service, whether due to early termination, normal retirement (i.e., on or after age 70), death, disability or following a change in control. Benefits will be distributed to the director in either a lump sum or in a number of monthly installments, as selected by each director and set forth in her or his distribution election form. Payment of benefits will commence in the month following the occurrence of the event which entitles the director to the distribution. If the director dies during active service, the director’s deferral account balance will be paid to the director’s beneficiary commencing in the month following the director’s death. The benefit under the plan will be equal to the director’s deferral account balance, determined as of the date of the separation from service. In the event a director has a termination of service for cause, the director will forego the interest earned on the account, as well as the contributions made by Bank 34, if any, and will receive only the director’s own deferrals. Only directors Rabon and Ralls have elected to participate in the plan by deferring a portion of their directors fees into the plan.

Split Dollar Life Insurance Agreements for Directors. Bank 34 has entered into split dollar life insurance agreements with directors William Burt, James Harris and Randal Rabon to retain and reward the directors, by dividing the death proceeds of certain life insurance policies owned by Bank 34 on the life of each director with the designated beneficiary of the director. Bank 34 will pay the life insurance premiums from its general assets. Under an agreement, the director or the director’s assignee has the right to designate the beneficiary of an amount of death proceeds. In the event the director dies prior to separation from service, the director’s beneficiary will be entitled to a benefit equal to 100% of net death proceeds, defined as the total death proceeds of all policies minus the greater of the cash surrender value or the aggregate premiums paid by Bank 34. In the event of the director’s death after separation from service, there will be no benefit paid to the director’s beneficiary under the agreement. In the event Bank 34 discontinues a policy, Bank 34 will give the director at least 30 days to purchase such policy at a purchase price equal to the fair market value of the policy.

Benefits to be Considered Following Completion of the Conversion

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more new stock-based benefit plans that will provide for grants of stock options and restricted common stock awards. If adopted within 12 months following the completion of the conversion, the aggregate number of shares reserved for the exercise of stock options or available for stock awards under the stock-based benefit plans would be limited to 10% and 4%, respectively, of the shares sold in the stock offering.

The stock-based benefit plans will not be established sooner than six months after the stock offering, and if adopted within one year after the stock offering, the plans must be approved by a majority of the votes eligible to be cast by our stockholders. If stock-based benefit plans are established more than one year after the stock offering, they must be approved by a majority of votes cast by our stockholders. The following additional restrictions would apply to our stock-based benefit plans only if such plans are adopted within one year after the stock offering:

•	non-employee directors in the aggregate may not receive more than 30% of the options and restricted stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and restricted stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options and restricted stock awards authorized under the plans;

•	any tax-qualified employee stock benefit plans and restricted stock plans, in the aggregate, may not acquire more than 10% of the shares sold in the offering, unless Bank 34 has tangible capital of 10% or more, in which case tax-qualified employee stock benefit plans and restricted stock plans may acquire up to 12% of the shares sold in the offering;

•	the options and restricted stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plans;

•	accelerated vesting is not permitted except for death, disability or upon a change in control of Bank 34 or Bancorp 34; and

•	our executive officers or directors must exercise or forfeit their options in the event that Bank 34 becomes critically undercapitalized, is subject to enforcement action or receives a capital directive.

We have not determined whether we will present stock-based benefit plans for stockholder approval prior to or more than 12 months after the completion of the conversion. If either federal or state regulators change their regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the size of awards and vesting of benefits as described above, the restrictions described above may not be applicable.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The actual value of the shares awarded under stock-based benefit plans would be based in part on the price of Bancorp 34’s common stock at the time the shares are awarded. The following table presents the total value of all shares of restricted stock that would be available for issuance under the stock-based benefit plans, assuming the shares are awarded when the market price of our common stock ranges from $8.00 per share to $14.00 per share.

Share Price	48,318 Shares Awarded at Minimum of Offering Range	56,846 Shares Awarded at Midpoint of Offering Range	65,373 Shares Awarded at Maximum of Offering Range	75,179 Shares Awarded at Adjusted Maximum of Offering Range
(In thousands, except share price information)

$8.00	$387	$455	$523	$601
10.00	480	568	654	752
12.00	580	682	784	902
14.00	676	796	915	1,053

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price of shares of common stock of Bancorp 34 at the time the options are granted. The value also will depend on the various assumptions utilized in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the market price and exercise price for the stock options are equal and the range of market prices for the shares is $8.00 per share to $14.00 per share. The Black-Scholes option pricing model provides an estimate only of the fair value of the options, and the actual value of the options may differ significantly from the value set forth in this table.

Exercise Price	Grant-Date Fair Value Per Option	120,796 Options at Minimum of Offering Range	142,116 Options at Midpoint of Offering Range	163,433 Options at Maximum of Offering Range	187,948 Options at Adjusted Maximum of Offering Range
(In thousands, except exercise price and fair value information)

$8.00	$2.42	$292	$344	$396	$455
10.00	3.03	366	431	495	569
12.00	3.64	440	517	595	684
14.00	4.24	512	603	693	797

The tables presented above are provided for informational purposes only. There can be no assurance that our stock price will not trade below $10.00 per share. Before you make an investment decision, we urge you to read this prospectus carefully, including, but not limited to, the section entitled “Risk Factors” beginning on page 18.

Proposed Employment Agreements. In connection with the conversion and offering, Bancorp 34 and Bank 34 each intend to enter into employment agreements with our Named Executive Officers, Jill Gutierrez, William P. Kauper and Jan R. Thiry. The employment agreements will each have an initial term of two years. At least 60 days prior to the anniversary date of the agreements the disinterested members of the board of directors must conduct a comprehensive performance evaluation of the executive and affirmatively approve any extension of the agreements for an additional year or determine not to extend the term of the agreements. If the board of directors determines not to extend the term, it shall provide the executive with a written notice of non-renewal at least 30 days, but not more than 60 days, prior to such date. If the board fails to conduct the comprehensive performance evaluation prior to the anniversary date, the employment agreements will not renew.

The employment agreements are expected to provide for base salaries for Ms. Gutierrez and for Messrs. Kauper and Thiry in the amounts of $238,703, $164,967 and $155,000, respectively. The base salaries may be increased, but not decreased (other than a decrease which is applicable to all senior officers). In addition to base salary, the executives will be entitled to participate in any bonus programs and benefit plans that are made available to management employees, and will be reimbursed for all reasonable business expenses incurred.

In the event of an executive’s involuntary termination of employment for reasons other than cause, disability or death, or in the event of the executive’s resignation for “good reason,” the executive will receive a severance payment equal to the base salary (in effect at the date of termination) that the executive would have earned during the remaining term of the employment agreement. Such payment will be payable in a lump sum within 10 days following the executive’s date of termination. In addition, the executive will be entitled to receive a cash lump sum payment within 10 days following termination of employment reasonably estimated to be equal to the value of continued life insurance and non-taxable medical and dental insurance coverage maintained for the executive’s benefit for a period equal to the number of months existing in the remaining term of the employment agreement. For purposes of the employment agreements, “good reason” is defined as: (i) the failure of Bancorp 34 or Bank 34 to appoint or re-elect the executive to his or her executive position; (ii) a material reduction in base salary or benefits (other than reduction by Bancorp 34 or Bank 34 that is part of a good faith, overall reduction of such benefits applicable to all employees); (iii) a material reduction in the executive’s duties or responsibilities; (iv) a relocation of the executive’s principal place of employment by more than 25 miles from the executive’s principal place of employment as of the initial effective date of the employment agreement; or (v) a material breach of the employment agreement by Bancorp 34 or Bank 34. In order to be entitled to the benefit set forth above, the executive will be required to enter into a release of claims against Bancorp 34 and Bank 34.

If the executive’s involuntary termination of employment other than for cause, disability or death or voluntary resignation for “good reason” occurs on or after the effective date of a change in control of Bancorp 34 or Bank 34, the executive will be entitled to (in lieu of the payments and benefits described in the previous paragraph) a severance payment equal to two times the executive’s highest annual rate of base salary payable and bonus paid during the calendar year in which the date of termination occurs or either of the two calendar years immediately preceding the date of termination. Such payment will be payable in a lump sum within 10 days following the executive’s date of termination. In addition, the executive would be entitled to receive a cash lump sum payment within 10 days following termination of employment reasonably estimated to be equal to the value of continued life insurance and non-taxable medical and dental insurance coverage maintained for the executive’s benefit for a period equal to the number of months existing in the remaining term of the employment agreement. If an executive has an involuntary termination or terminates for good reason within six months prior to the change in control, the executive will be entitled to an additional payment within ten days following the change in control equal to the difference, if any, between what he or she would have been entitled to under the change in control provisions of the contract and the severance benefit paid to the executive on the involuntary or good reason termination occurring prior to a change in control. In the event the payments and benefits payable to an executive on a change in control resulted in an excess parachute payment, then under the Bank 34 employment agreement, the severance benefit would be reduced to an amount that would avoid the occurrence of an excess parachute payment. The Bancorp 34 employment agreement would not include such a reduction.

In addition, should the executives become disabled, they will be entitled to disability benefits, if any, provided under a long-term disability plan sponsored by Bank 34 and will receive continued non-taxable medical and dental benefit coverage substantially comparable to that maintained for executive and his dependents prior to becoming disabled. In the event of an executive’s death while employed, the executive’s estate or beneficiary will be paid his base salary for one year following death, and his family will continue to receive non-taxable medical and dental coverage for one year after his death.

Upon any termination of employment that would entitle an executive to a severance payment (other than a termination in connection with a change in control), the executive will be required to adhere to one-year non-competition and non-solicitation covenants.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table provides the beneficial ownership of shares of common stock of Alamogordo Financial Corp. held by our directors and executive officers, individually and as a group, and all individuals known to management to own more than 5% of our common stock as of July 25, 2016.

Name of Beneficial Owner	Total Shares Beneficially Owned		Percent of All Common Stock Outstanding

William F. Burt	3,998	(1)	*
Wortham A. (Pete) Cook	—		—
Jill Gutierrez	7,039	(2)	*
James D. Harris	5,700	(1)	*
Randal L. Rabon	6,003	(1)	*
Elaine E. Ralls	3,497	(3)	*
Don P. Van Winkle	300		*
William P. Kauper	—		—
Jan R. Thiry	1,400		*

All directors and executive officers as a group (9 persons)	27,937		1.6%

AF Mutual Holding Company 500 East 10th Street Alamogordo, New Mexico 88310	918,000		54.7%

Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell 111 Broadway, 12th Floor New York, New York 10006	90,262	(4)	5.4%

*	Less than 1%.
(1)	Includes 2,800 presently exercisable stock options.
(2)	Includes 5,500 presently exercisable stock options.
(3)	Includes 938 shares of common stock held by a trust.
(4)	Based on a Schedule 13D filed with the Securities and Exchange Commission on May 11, 2015.

SUBSCRIPTIONS BY DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth, for each of Bancorp 34’s directors and executive officers, and for all of these individuals as a group, the following information:

(i)	the number of exchange shares to be held upon completion of the conversion, based upon their beneficial ownership of Alamogordo Financial Corp. common stock as of July 25, 2016;

(ii)	the proposed purchases of subscription shares, assuming sufficient shares of common stock are available to satisfy their subscriptions; and

(iii)	the total shares of common stock to be held upon completion of the conversion.

In each case, it is assumed that subscription shares are sold at the minimum of the offering range. See “The Conversion and Offering—Additional Limitations on Common Stock Purchases.” Federal and state regulations prohibit our directors and officers from selling the shares they purchase in the offering for one year after the date of purchase.

		Proposed Purchases of Stock in the Offering (2)		Total Common Stock to be Held at Minimum of Offering Range (3)
Name of Beneficial Owner	Number of Exchange Shares to Be Held (1)	Number of Shares	Amount	Number of Shares	Percentage of Shares Outstanding
William F. Burt	5,260	5,000	$50,000	10,260	*
Wortham A. (Pete) Cook	—	6,000	60,000	6,000	*
Jill Gutierrez	9,261	25,000	250,000	34,261	1.6%
James D. Harris	7,500	2,500	25,000	10,000	*
Randal L. Rabon	7,898	25,000	250,000	32,898	1.5
Elaine E. Ralls	4,601	2,000	20,000	6,601	*
Don P. Van Winkle	394	2,000	20,000	2,394	*
William P. Kauper	—	25,000	250,000	25,000	1.1
Jan R. Thiry	1,842	5,000	50,000	6,842	*
Total for Directors and Executive Officers	36,756	97,500	$975,000	134,256	6.1%

*	Less than 1%.
(1)	Based on information presented in “Beneficial Ownership of Common Stock,” and assuming an exchange ratio of 1.3158 at the minimum of the offering range.
(2)	Includes proposed subscriptions, if any, by associates.
(3)	At the adjusted maximum of the offering range, directors and executive officers would beneficially own 154,692 shares, or 4.5% of our outstanding shares of common stock.

THE CONVERSION AND OFFERING

The boards of directors of AF Mutual Holding Company and Alamogordo Financial Corp. have approved the plan of conversion. The plan of conversion must also be approved by the stockholders of Alamogordo Financial Corp. and the members of AF Mutual Holding Company (depositors and eligible borrowers of Bank 34). Special meetings of stockholders and members have been called for this purpose. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Bancorp 34 becoming the holding company for Bank 34, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. We have also filed an application with the Office of the Comptroller of the Currency with respect to the amendments to Bank 34’s charter, and the approval of the Office of the Comptroller of the Currency is required before we can consummate the conversion and issue shares of common stock. Any approval by the Federal Reserve Board or the Office of the Comptroller of the Currency does not constitute a recommendation or endorsement of the plan of conversion.

General

Pursuant to the plan of conversion, our organization will convert from the mutual holding company form of organization to the fully stock form. AF Mutual Holding Company will be merged into Alamogordo Financial Corp., and AF Mutual Holding Company will no longer exist. Alamogordo Financial Corp., which owns 100% of Bank 34, will be merged into a new Maryland corporation named Bancorp 34, Inc. As part of the conversion, the 54.7% ownership interest of AF Mutual Holding Company in Alamogordo Financial Corp. will be offered for sale in the stock offering. When the conversion is completed, all of the outstanding common stock of Bank 34 will be owned by Bancorp 34, and all of the outstanding common stock of Bancorp 34 will be owned by public stockholders. Alamogordo Financial Corp. and AF Mutual Holding Company will cease to exist. A diagram of our corporate structure before and after the conversion is set forth in the “Summary” section of this prospectus.

Under the plan of conversion, at the completion of the conversion and offering, each share of Alamogordo Financial Corp. common stock owned by persons other than AF Mutual Holding Company will be converted automatically into the right to receive new shares of Bancorp 34 common stock determined pursuant to an exchange ratio. The exchange ratio will ensure that immediately after the exchange of existing shares of Alamogordo Financial Corp. for new shares of Bancorp 34, the public stockholders will own the same aggregate percentage of shares of common stock of Bancorp 34 that they owned in Alamogordo Financial Corp. immediately prior to the conversion, excluding any shares they purchased in the offering and their receipt of cash paid in lieu of fractional shares, and adjusted downward to reflect certain assets held by AF Mutual Holding Company.

We intend to retain between $4.4 million and $7.2 million of the net proceeds of the offering and to invest between $5.3 million and $8.7 million of the net proceeds in Bank 34. The conversion will be consummated only upon the issuance of at least the minimum number of shares of our common stock offered pursuant to the plan of conversion.

The plan of conversion provides that we will offer shares of common stock for sale in the subscription offering to eligible account holders, our tax-qualified employee benefit plans, including our employee stock ownership plan, supplemental account holders and other members (qualifying depositors and certain borrowers). In addition, we may offer common stock for sale in a community offering to members of the general public, with a preference given in the following order:

(i)	Natural persons (including trusts of natural persons) residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico; and

(ii)	Alamogordo Financial Corp.’s public stockholders as of July 25, 2016.

We have the right to accept or reject, in whole or in part, any orders to purchase shares of the common stock received in the community offering. The community offering may begin concurrently with, during or after the subscription offering and must be completed within 45 days after the completion of the subscription offering unless otherwise extended by the Federal Reserve Board. See “—Community Offering.”

We also may offer for sale shares of common stock not purchased in the subscription or community offerings in a syndicated offering in which Keefe, Bruyette & Woods, Inc. will be sole manager. See “—Syndicated Offering” herein.

We determined the number of shares of common stock to be offered in the offering based upon an independent valuation appraisal of the estimated pro forma market value of Bancorp 34. All shares of common stock to be sold in the offering will be sold at $10.00 per share. Investors will not be charged a commission to purchase shares of common stock. The independent valuation will be updated and the final number of shares of common stock to be issued in the offering will be determined at the completion of the offering. See “—Stock Pricing and Number of Shares to be Issued” for more information as to the determination of the estimated pro forma market value of the common stock.

The following is a brief summary of the conversion and offering and is qualified in its entirety by reference to the provisions of the plan of conversion. A copy of the plan of conversion is available for inspection at each branch office of Bank 34. The plan of conversion is also filed as an exhibit to AF Mutual Holding Company’s application to convert from mutual to stock form of which this prospectus is a part, copies of which may be obtained from the Federal Reserve Board. The plan of conversion is also filed as an exhibit to the registration statement we have filed with the Securities and Exchange Commission, of which this prospectus is a part. Copies of the registration statement may be obtained from the Securities and Exchange Commission or online at the Securities and Exchange Commission’s website, www.sec.gov. See “Where You Can Find Additional Information.”

Reasons for the Conversion

Our primary reasons for converting and undertaking the stock offering are to:

•	Support our planned growth and strengthen our regulatory capital position with the additional capital we will raise in the stock offering. While Bank 34 exceeds all regulatory capital requirements, the proceeds from the offering will greatly strengthen our capital position and enable us to support our planned growth. Minimum regulatory capital requirements have also increased under recently adopted regulations. Compliance with these new requirements will be essential to the continued implementation of our business strategy.

•	Facilitate our stock holding company’s ability to pay dividends to our public stockholders. Under the Dodd-Frank Act, the Federal Reserve Board became the federal regulator of all savings and loan holding companies and mutual holding companies. This has resulted in changes in regulations with respect to the payment of dividends applicable to AF Mutual Holding Company and Alamogordo Financial Corp., including the requirement that our members (depositors and certain borrowers) approve dividend waivers by AF Mutual Holding Company. This has increased the costs and uncertainty associated with paying cash dividends to our stockholders without also paying dividends to AF Mutual Holding Company. The conversion will eliminate our mutual holding company structure and will facilitate our ability to pay dividends to our public stockholders, subject to the customary legal, regulatory and financial considerations applicable to all financial institutions. See “Our Dividend Policy.”

•	Transition our organization to a stock holding company structure, which gives us greater flexibility to access the capital markets compared to our existing mutual holding company structure. The stock holding company structure is a more flexible form of organization that will give us greater flexibility to access the capital markets through possible future equity and debt offerings, although we have no current plans, agreements or understandings regarding any additional securities offerings.

•	Improve the liquidity of our shares of common stock. The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market for Bancorp 34 common stock. A more liquid and active market will make it easier for our stockholders to buy and sell our common stock and will give us greater flexibility in implementing capital management strategies.

•	Facilitate future mergers and acquisitions. Although we do not currently have any understandings or agreements regarding any specific acquisition transaction, the stock holding company structure will give us greater flexibility to structure, and make us a more attractive and competitive bidder for, mergers and acquisitions of other financial institutions or business lines as opportunities arise. The additional capital raised in the offering also will enable us to consider larger merger transactions. Although we intend to remain an independent financial institution, the stock holding company structure may make us a more attractive acquisition candidate for other institutions. Applicable regulations prohibit the acquisition of Bancorp 34 for three years following completion of the conversion, and also prohibit anyone from acquiring or offering to acquire more than 10% of our stock without regulatory approval.

Approvals Required

The affirmative vote of a majority of the total votes eligible to be cast by the members of AF Mutual Holding Company (depositors and eligible borrowers of Bank 34) is required to approve the plan of conversion. By their approval of the plan of conversion, the members of AF Mutual Holding Company will also be approving the merger of AF Mutual Holding Company into Alamogordo Financial Corp. The affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock of Alamogordo Financial Corp. and the affirmative vote of the holders of a majority of the outstanding shares of common stock of Alamogordo Financial Corp. held by the public stockholders of Alamogordo Financial Corp. (stockholders other than AF Mutual Holding Company) also are required to approve the plan of conversion. We have filed applications with the Federal Reserve Board with respect to the conversion and with respect to Bancorp 34 becoming the holding company for Bank 34, and the approval of the Federal Reserve Board is required before we can consummate the conversion and issue shares of common stock. The Office of the Comptroller of the Currency must also approve an amendment to Bank 34’s charter to establish a liquidation account.

Share Exchange Ratio for Current Stockholders

At the completion of the conversion, each publicly held share of Alamogordo Financial Corp. common stock will be converted automatically into the right to receive a number of shares of Bancorp 34 common stock. The number of shares of common stock will be determined pursuant to the exchange ratio, which ensures that the public stockholders will own the same percentage of common stock in Bancorp 34 after the conversion as they held in Alamogordo Financial Corp. immediately prior to the conversion, exclusive of their purchase of additional shares of common stock in the offering and their receipt of cash in lieu of fractional exchange shares, and adjusted downward to reflect certain assets held by AF Mutual Holding Company. The exchange ratio will not depend on the market value of Alamogordo Financial Corp. common stock. The exchange ratio will be based on the percentage of Alamogordo Financial Corp. common stock held by the public, the independent valuation of Bancorp 34 prepared by Keller & Company, Inc., and the number of shares of common stock issued in the offering. The exchange ratio is expected to range from approximately 1.3158 shares for each publicly held share of Alamogordo Financial Corp. at the minimum of the offering range to 2.0473 shares for each publicly held share of Alamogordo Financial Corp. at the adjusted maximum of the offering range.

The following table shows how the exchange ratio will adjust, based on the appraised value of Bancorp 34 as of May 16, 2016, assuming public stockholders of Alamogordo Financial Corp. own 45.3% of Alamogordo Financial Corp. common stock and AF Mutual Holding Company has cash of $227 immediately prior to the completion of the conversion. The table also shows how many shares of Bancorp 34 a hypothetical owner of Alamogordo Financial Corp. common stock would receive in the exchange for 100 shares of common stock owned at the completion of the conversion, depending on the number of shares issued in the offering.

	Shares to be Sold in This Offering		Shares of Bancorp 34 to be Issued for Shares of Alamogordo Financial Corp.		Total Shares of Common Stock to be Issued in Exchange and Offering	Exchange Ratio	Equivalent Value of Shares Based Upon Offering Price (1)	Equivalent Pro Forma Tangible Book Value Per Exchanged Share (2)	Shares to be Received for 100 Existing Shares (3)
	Amount	Percent	Amount	Percent

Minimum	1,207,986	54.7%	1,002,014	45.3%	2,210,000	1.3158	$13.16	$23.08	131
Midpoint	1,421,160	54.7	1,178,840	45.3	2,600,000	1.5480	15.48	24.21	154
Maximum	1,634,334	54.7	1,355,666	45.3	2,990,000	1.7803	17.80	25.33	178
Adjusted Maximum	1,879,484	54.7	1,559,016	45.3	3,438,500	2.0473	20.47	26.59	204

(1)	Represents the value of shares of Bancorp 34 common stock to be received in the conversion by a holder of one share of Alamogordo Financial Corp., pursuant to the exchange ratio, based upon the $10.00 per share offering price.
(2)	Represents the pro forma tangible book value per share at each level of the offering range multiplied by the respective exchange ratio.
(3)	Cash will be paid in lieu of fractional shares.

Options to purchase shares of Alamogordo Financial Corp. common stock that are outstanding immediately prior to the completion of the conversion will be converted into options to purchase shares of Bancorp 34 common stock, with the number of shares subject to the option and the exercise price per share to be adjusted based upon the exchange ratio. The aggregate exercise price, term and vesting period of the options will remain unchanged.

Effects of Conversion

Continuity. The conversion will not affect the normal business of Bank 34 of accepting deposits and making loans. Bank 34 will continue to be a federally chartered savings bank and will continue to be regulated by the Office of the Comptroller of the Currency. After the conversion, Bank 34 will continue to offer existing services to depositors, borrowers and other customers. The directors of Alamogordo Financial Corp. serving at the time of the conversion will be the directors of Bancorp 34 upon the completion of the conversion.

Effect on Deposit Accounts. Pursuant to the plan of conversion, each depositor of Bank 34 at the time of the conversion will automatically continue as a depositor after the conversion, and the deposit balance, interest rate and other terms of such deposit accounts will not change as a result of the conversion. Each such account will be insured by the Federal Deposit Insurance Corporation to the same extent as before the conversion. Depositors will continue to hold their existing certificates, passbooks and other evidences of their accounts.

Effect on Loans. No loan outstanding from Bank 34 will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as it was contractually fixed prior to the conversion.

Effect on Voting Rights of Depositors and Borrowers. Depositors and certain borrowers of Bank 34 are members of, and have voting rights in, AF Mutual Holding Company, as to all matters requiring membership action. Upon completion of the conversion, depositors and borrowers will no longer have voting rights. All voting rights in Bank 34 will be vested in Bancorp 34 as the sole stockholder of Bank 34, and the stockholders of Bancorp 34 will possess exclusive voting rights with respect to Bancorp 34 common stock.

Tax Effects. We have received an opinion of counsel with regard to the federal income tax consequences of the conversion and an opinion of our tax advisor with regard to the Arizona and New Mexico state income tax consequences of the conversion to the effect that the conversion will not be a taxable transaction for federal or state income tax purposes to AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34, the public stockholders of Alamogordo Financial Corp. (except for cash paid for fractional shares), eligible account holders, supplemental eligible account holders or other members. See “—Material Income Tax Consequences.”

Effect on Liquidation Rights. Each depositor in Bank 34 has both a deposit account in Bank 34 and a pro rata ownership interest in the net worth of AF Mutual Holding Company based upon the deposit balance in his or her account. This ownership interest is tied to the depositor’s account and has no tangible market value separate from the deposit account. This ownership interest may only be realized in the event of a complete liquidation of AF Mutual Holding Company and Bank 34; however, there has never been a liquidation of a solvent mutual holding company. Any depositor who opens a deposit account receives a pro rata ownership interest in AF Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the deposit account but nothing for his or her ownership interest in the net worth of AF Mutual Holding Company, which is lost to the extent that the balance in the account is reduced or closed.

Consequently, depositors in a stock depository institution that is a subsidiary of a mutual holding company normally have no way of realizing the value of their ownership interest, which would be realizable only in the unlikely event that AF Mutual Holding Company and Bank 34 are liquidated. If this occurs, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of AF Mutual Holding Company after other claims, including claims of depositors to the amounts of their deposits, are paid.

Under the plan of conversion, Eligible Account Holders (as defined below) and Supplemental Eligible Account Holders (as defined below) will receive an interest in liquidation accounts maintained by Bancorp 34 and Bank 34 in an aggregate amount equal to (i) AF Mutual Holding Company’s ownership interest in Alamogordo Financial Corp.’s total stockholders’ equity as of the date of the latest statement of financial condition included in this prospectus, plus (ii) the value of the net assets of AF Mutual Holding Company as of the date of the latest statement of financial condition of AF Mutual Holding Company prior to the consummation of the conversion (excluding its ownership of Alamogordo Financial Corp.). Bancorp 34 and Bank 34 will hold the liquidation accounts for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain deposits in Bank 34 after the conversion. The liquidation accounts are intended to preserve for Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain their deposit accounts with Bank 34 a liquidation interest in the residual net worth, if any, of Bancorp 34 or Bank 34 (after the payment of all creditors, including depositors to the full extent of their deposit accounts) in the event of a liquidation of (a) Bancorp 34 and Bank 34 or (b) Bank 34. See “—Liquidation Rights.”

Stock Pricing and Number of Shares to be Issued

The plan of conversion and applicable regulations require that the aggregate purchase price of the common stock sold in the offering must be based on the appraised pro forma market value of the common stock, as determined by an independent valuation. We have retained Keller & Company, Inc. to prepare an independent valuation appraisal. For its services in preparing the initial valuation and one valuation update, Keller & Company, Inc. will receive a fee of $50,000, as well as payment for reimbursable expenses, and will receive a fee of $3,000 for any additional valuation updates. We have paid Keller & Company, Inc. no other fees during the previous three years. We have agreed to indemnify Keller & Company, Inc. and its employees and affiliates for certain costs and expenses in connection with claims or litigation relating to the appraisal and arising out of any misstatement or untrue statement of a material fact in information supplied to Keller & Company, Inc. by us or by an intentional omission by us to state a material fact in the information provided, except where Keller & Company, Inc. has been negligent or at fault.

The independent valuation was prepared by Keller & Company, Inc. in reliance upon the information contained in this prospectus, including the consolidated financial statements of Alamogordo Financial Corp. Keller & Company, Inc. also considered the following factors, among others:

•	the present results and financial condition of Alamogordo Financial Corp. and the projected results and financial condition of Bancorp 34;

•	the economic and demographic conditions in Alamogordo Financial Corp.’s existing market area;

•	certain historical, financial and other information relating to Alamogordo Financial Corp.;

•	a comparative evaluation of the operating and financial characteristics of Alamogordo Financial Corp. with those of other publicly traded savings institutions;

•	the effect of the conversion and offering on Bancorp 34’s stockholders’ equity and earnings potential;

•	the proposed dividend policy of Bancorp 34; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

The independent valuation is also based on an analysis of a peer group of publicly traded savings and loan and bank holding companies that Keller & Company, Inc. considered comparable to Bancorp 34 under regulatory guidelines applicable to the independent valuation. Under these guidelines, a minimum of ten peer group companies are selected from the universe of all publicly traded financial institutions with relatively comparable resources, strategies and financial and other operating characteristics. Such companies must also be traded on an exchange (such as Nasdaq or the New York Stock Exchange). The peer group companies selected for Bancorp 34 also consisted of fully-converted stock institutions that were not subject to an actual or rumored acquisition and that had been publicly traded for at least one year. In addition, Keller & Company, Inc. limited the peer group to companies with assets of less than $1.0 billion, located in the Midwest, Southwest, North Central, East Central and Western regions of the United States, equity to assets ratios of at least 6.0% but not more than 18.0%, and a core return on average assets of less than 1.35%.

The independent valuation appraisal considered the pro forma effect of the offering. Consistent with federal appraisal guidelines, the appraisal applied three primary methodologies: (i) the pro forma price-to-book value approach applied to both reported book value and tangible book value; (ii) the pro forma price-to-earnings approach applied to reported and core earnings; and (iii) the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based on the current market valuations of the peer group companies. Keller & Company, Inc. placed the greatest emphasis on the price-to-earnings and price-to-book approaches in estimating pro forma market value. Keller & Company, Inc. did not consider a pro forma price-to-assets approach to be meaningful in preparing the appraisal, as this approach is more meaningful when a company has low equity or earnings. The price-to-assets approach is less meaningful for a company like us, as we have equity in excess of regulatory capital requirements and positive reported and core earnings.

In applying each of the valuation methods, Keller & Company, Inc. considered adjustments to the pro forma market value based on a comparison of Bancorp 34 with the peer group. Keller & Company, Inc. made downward adjustments for financial condition, earnings, liquidity of the stock and marketing of the issue. Keller and Company, Inc. made a modest upward adjustment for subscription interest and a slight upward adjustment for assets, loan and deposit growth. Keller & Company, Inc. made no adjustments for market area, dividend payments and management.

Included in Keller & Company, Inc.’s independent valuation were certain assumptions as to the pro forma earnings of Bancorp 34 after the conversion that were used in determining the appraised value. These assumptions included estimated expenses, an assumed after-tax rate of return of 1.17% on the net offering proceeds and purchases in the open market of 4% of the common stock issued in the offering by the stock-based benefit plan at the $10.00 per share purchase price. See “Pro Forma Data” for additional information concerning assumptions included in the independent valuation and used in preparing pro forma data. The use of different assumptions may yield different results.

The independent valuation states that as of May 16, 2016, the estimated pro forma market value of Bancorp 34 was $26.0 million. Based on federal regulations, this market value forms the midpoint of a range with a minimum of $22.1 million and a maximum of $29.9 million. The aggregate offering price of the shares will be equal to the valuation range multiplied by the percentage of Alamogordo Financial Corp. common stock owned by

AF Mutual Holding Company. The number of shares offered will be equal to the aggregate offering price of the shares divided by the price per share. Based on the valuation range, the percentage of Alamogordo Financial Corp. common stock owned by AF Mutual Holding Company, certain assets held by AF Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 1,207,986 shares, the midpoint of the offering range is 1,421,160 shares and the maximum of the offering range is 1,634,334 shares.

The board of directors of Bancorp 34 reviewed the independent valuation and, in particular, considered the following:

•	Alamogordo Financial Corp.’s financial condition and results of operations;

•	a comparison of financial performance ratios of Alamogordo Financial Corp. to those of other financial institutions of similar size;

•	market conditions generally and in particular for financial institutions; and

•	the historical trading price of the publicly held shares of Alamogordo Financial Corp. common stock.

All of these factors are set forth in the independent valuation. The board of directors also reviewed the methodology and the assumptions used by Keller & Company, Inc. in preparing the independent valuation and believes that such assumptions were reasonable. The offering range may be amended, with the approval of the Federal Reserve Board, as a result of subsequent developments in the financial condition of Alamogordo Financial Corp. or Bank 34 or market conditions generally. If the independent valuation is updated to amend the pro forma market value of Bancorp 34 to less than $22.1 million or more than $34.4 million, the appraisal will be filed with the Securities and Exchange Commission by a post-effective amendment to Bancorp 34’s registration statement.

The following table presents a summary of selected pricing ratios for Bancorp 34 (on a pro forma basis) as of and for the twelve months ended March 31, 2016, and for the peer group companies based on earnings and other information as of and for the twelve months ended December 31, 2015, with stock prices as of May 16, 2016, as reflected in the appraisal report. Compared to the average pricing of the peer group, and based upon the information in the following table, our pro forma pricing ratios at the midpoint of the offering range indicated a discount of 28.74% on a price-to-book value basis, a discount of 31.87% on a price-to-tangible book value basis and a premium of 112.24% on a price-to-earnings basis. Our board of directors, in reviewing and approving the appraisal, considered the range of price-to-earnings multiples and the range of price-to-book value and price-to-tangible book value ratios at the different amounts of shares to be sold in the offering. The appraisal did not consider one valuation approach to be more important than the other. The estimated appraised value and the resulting premium/discount took into consideration the potential financial effect of the conversion and offering as well as the trading price of Alamogordo Financial Corp.’s common stock. The closing price of the common stock was $16.19 per share on March 4, 2016, the last trading day immediately preceding the announcement of the conversion, and $22.00 per share on May 16, 2016, the effective date of the appraisal.

	Price-to-earnings multiple (1)		Price-to-book value ratio	Price-to-tangible book value ratio
Bancorp 34 (on a pro forma basis, assuming completion of the conversion)
Adjusted Maximum	47.71	x	76.36%	76.94%
Maximum	41.16	x	69.74%	70.30%
Midpoint	35.55	x	63.42%	63.95%
Minimum	30.01	x	56.49%	56.99%

Valuation of peer group companies, all of which are fully converted (on an historical basis)
Averages	16.75	x	89.00%	93.87%
Medians	17.39	x	92.65%	96.99%

(1)	Price-to-earnings multiples calculated by Keller & Company, Inc. in the independent appraisal are based on an estimate of “core,” or recurring, earnings. These ratios are different than those presented in “Pro Forma Data.”

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing our shares of common stock. Keller & Company, Inc. did not independently verify our consolidated financial statements and other information that we provided to them, nor did Keller & Company, Inc. independently value our assets or liabilities. The independent valuation considers Bank 34 as a going concern and should not be considered as an indication of the liquidation value of Bank 34. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which may change from time to time, no assurance can be given that persons purchasing our common stock in the offering will thereafter be able to sell their shares at prices at or above $10.00 per share.

Following commencement of the subscription offering, the maximum of the valuation range may be increased by up to 15%, or up to $34.4 million, without resoliciting subscribers, which will result in a corresponding increase of up to 15% in the maximum of the offering range to up to 1,879,484 shares, to reflect changes in the market and financial conditions or demand for the shares. We will not decrease the minimum of the valuation range and the minimum of the offering range without a resolicitation of subscribers. The subscription price of $10.00 per share will remain fixed. See “—Additional Limitations on Common Stock Purchases” as to the method of distribution of additional shares to be issued in the event of an increase in the offering range of up to 1,879,484 shares.

If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the valuation range to more than $34.4 million and a corresponding increase in the offering range to more than 1,879,484 shares, or a decrease in the minimum of the valuation range to less than $22.1 million and a corresponding decrease in the offering range to fewer than 1,207,986 shares, then we will promptly return with interest at 0.20% per annum all funds previously delivered to us to purchase shares of common stock in the subscription and community offerings and cancel deposit account withdrawal authorizations and, after consulting with the Federal Reserve Board, we may terminate the plan of conversion. Alternatively, we may establish a new offering range, extend the offering period and commence a resolicitation of purchasers or take other actions as permitted by the Federal Reserve Board to complete the offering. If we extend the offering and conduct a resolicitation due to a change in the independent valuation, we will notify subscribers of the extension of time and of the rights of subscribers to place a new stock order for a specified period of time. Any single offering extension will not exceed 90 days; aggregate extensions may not conclude beyond September 21, 2018, which is two years after the special meeting of members to approve the plan of conversion.

An increase in the number of shares to be issued in the offering would decrease both a subscriber’s ownership interest and Bancorp 34’s pro forma earnings and stockholders’ equity on a per share basis while increasing stockholders’ equity on an aggregate basis. A decrease in the number of shares to be issued in the offering would increase both a subscriber’s ownership interest and Bancorp 34’s pro forma earnings and stockholders’ equity on a per share basis, while decreasing stockholders’ equity on an aggregate basis.

Copies of the independent valuation appraisal report of Keller & Company, Inc. and the detailed memorandum setting forth the method and assumptions used in the appraisal report are filed as exhibits to the documents specified under “Where You Can Find Additional Information.”

Subscription Offering and Subscription Rights

In accordance with the plan of conversion, rights to subscribe for shares of common stock in the subscription offering have been granted in the following descending order of priority. The filling of all subscriptions that we receive will depend on the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and on the purchase and ownership limitations set forth in the plan of conversion and as described below under “—Additional Limitations on Common Stock Purchases.”

Priority 1: Eligible Account Holders. Each depositor of Bank 34 with aggregate deposit account balances of $50.00 or more (a “Qualifying Deposit”) at the close of business on December 31, 2014 (an “Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase, subject to the overall purchase limitations, up to the greater of $250,000 (25,000 shares) of our common stock, 0.10% of the total number of shares of common stock issued in the offering, or 15 times the product of the number of subscription shares offered multiplied by a fraction of which the numerator is the aggregate Qualifying Deposit account balances of the Eligible Account Holder and the denominator is the aggregate Qualifying Deposit account balances of all Eligible Account Holders. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will first be allocated so as to permit each Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which he or she subscribed. Thereafter, any remaining unallocated shares will be allocated to each remaining Eligible Account Holder whose subscription remains unfilled in same the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Eligible Account Holders, the excess shall be reallocated among those Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of our shares of common stock, each Eligible Account Holder must list on his or her stock order form all deposit accounts in which he or she has an ownership interest on December 31, 2014. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed. In the event of an oversubscription, the subscription rights of Eligible Account Holders who are also directors or executive officers of Alamogordo Financial Corp. or who are associates of such persons will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to their increased deposits in the 12 months preceding December 31, 2014.

Priority 2: Tax-Qualified Plans. Our tax-qualified employee plans, including Bank 34’s employee stock ownership plan, will receive, without payment therefor, nontransferable subscription rights to purchase in the aggregate up to 10% of the shares of common stock sold in the offering, although our employee stock ownership plan intends to purchase 8% of the shares of common stock sold in the offering. If market conditions warrant, in the judgment of its trustees, the employee stock ownership plan may instead elect to purchase shares in the open market following the completion of the conversion, subject to the approval of the Federal Reserve Board.

Priority 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders and our tax-qualified employee stock benefit plans, each depositor of Bank 34 with a Qualifying Deposit at the close of business on June 30, 2016 who is not an Eligible Account Holder (“Supplemental Eligible Account Holder”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Supplemental Eligible Account Holder to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated to each Supplemental Eligible Account Holder whose subscription remains unfilled in the proportion that the amount of his or her Qualifying Deposit bears to the total amount of Qualifying Deposits of all Supplemental Eligible Account Holders whose subscriptions remain unfilled. If an amount so allocated exceeds the amount subscribed for by any one or more Supplemental Eligible Account Holders, the excess shall be reallocated among those Supplemental Eligible Account Holders whose subscriptions are not fully satisfied until all available shares have been allocated.

To ensure proper allocation of common stock, each Supplemental Eligible Account Holder must list on the stock order form all deposit accounts in which he or she has an ownership interest at June 30, 2016. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Priority 4: Other Members. To the extent that there are shares of common stock remaining after satisfaction of subscriptions by Eligible Account Holders, our tax-qualified employee stock benefit plans and Supplemental Eligible Account Holders, each depositor of Bank 34 as of the close of business on July 25, 2016 who is not an Eligible Account Holder or Supplemental Eligible Account Holder and each borrower of Bank 34 as of May 22, 1997 whose borrowings remained outstanding as of July 25, 2016 who is not an Eligible Account Holder or Supplemental Eligible Account Holder (“Other Members”) will receive, without payment therefor, nontransferable subscription rights to purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” If there are not sufficient shares available to satisfy all subscriptions, shares will be allocated so as to permit each Other Member to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares of common stock or the number of shares for which he or she subscribed. Thereafter, any remaining shares will be allocated in the proportion that the amount of the subscription of each Other Member bears to the total amount of the subscriptions of all Other Members whose subscriptions remain unsatisfied.

To ensure proper allocation of common stock, each Other Member Account Holder must list on the stock order form all deposit and applicable loan accounts in which he or she has an ownership interest at July 25, 2016. In the event of an oversubscription, failure to list all accounts could result in fewer shares being allocated than if all accounts had been disclosed.

Expiration Date. The subscription offering will expire at 12:00 Noon, New Mexico Time, on September 8, 2016, unless extended by us for up to 45 days or such additional periods with the approval of the Federal Reserve Board, if necessary. Subscription rights will expire whether or not each eligible depositor can be located. We may decide to extend the expiration date of the subscription offering for any reason, whether or not subscriptions have been received for shares at the minimum, midpoint, maximum or adjusted maximum of the offering range. Subscription rights which have not been exercised prior to the expiration date will become void.

We will not execute orders until at least the minimum number of shares of common stock has been sold in the offering. If at least 1,207,986 shares have not been sold in the offering by October 24, 2016 and the Federal Reserve Board not consented to an extension, all funds delivered to us to purchase shares of common stock in the offering will be returned promptly, with interest at 0.20% per annum for funds received in the subscription and community offerings, and all deposit account withdrawal authorizations will be canceled. If the Federal Reserve Board grants an extension beyond October 24, 2016, we will resolicit purchasers in the offering as described under “—Procedure for Purchasing Shares in the Subscription and Community Offerings—Expiration Date.”

Community Offering

To the extent that shares of common stock remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, our tax-qualified employee stock benefit plans, Supplemental Eligible Account Holder and Other Members, we may offer shares pursuant to the plan of conversion to members of the general public in a community offering. Shares would be offered in the community offering with the following preferences:

(i)	Natural persons (including trusts of natural persons) residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico;

(ii)	Alamogordo Financial Corp.’s public stockholders as of July 25, 2016; and

(iii)	Other members of the general public.

Subscribers in the community offering may purchase up to $250,000 (25,000 shares) of common stock, subject to the overall purchase limitations. See “—Additional Limitations on Common Stock Purchases.” The opportunity to purchase shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject any such orders in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date of the offering.

If we do not have sufficient shares of common stock available to fill the orders of natural persons residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico, we will allocate the available shares among those persons in a manner that permits each of them, to the extent possible, to purchase the lesser of 100 shares or the number of shares subscribed for by such person. Thereafter, unallocated shares will be allocated among natural persons (including trusts of natural persons) residing in those counties whose orders remain unsatisfied on an equal number of shares basis per order. If an oversubscription occurs due to the orders of public stockholders of Alamogordo Financial Corp. or members of the general public, the allocation procedures described above will apply to the orders of such persons. In connection with the allocation process, orders received for shares of common stock in the community offering will first be filled up to a maximum of 2% of the shares sold in the offering, and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all shares have been allocated.

The term “residing” or “resident” as used in this prospectus with respect to the community means any person who occupies a dwelling within the local community, has a present intent to remain within the local community for a period of time, and manifests the genuineness of that intent by establishing an ongoing physical presence within the local community together with an indication that such presence within the local community is something other than merely transitory in nature. We may utilize deposit or loan records or other evidence provided to us to determine whether a person is a resident. In all cases, however, the determination shall be in our sole discretion.

Expiration Date. The community offering may begin concurrently with, during or promptly after the subscription offering, and is currently expected to terminate at the same time as the subscription offering, and must terminate no more than 45 days following the subscription offering, unless extended. We may decide to extend the community offering for any reason and we are not required to give purchasers notice of any such extension unless such period extends beyond October 24, 2016, in which event we will resolicit purchasers.

Syndicated Offering

If feasible, our board of directors may decide to offer for sale shares of common stock not subscribed for or purchased in the subscription and community offerings in a syndicated offering, subject to such terms, conditions and procedures as we may determine, in a manner that will achieve a wide distribution of our shares of common stock.

If a syndicated offering is held, Keefe, Bruyette & Woods, Inc. will serve as sole manager, and we will pay fees of 6% of the aggregate amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering. The shares of common stock will be sold at the same price per share ($10.00 per share) that the shares are sold in the subscription offering and the community offering.

In the event of a syndicated offering, it is currently expected that investors would follow the same general procedures applicable to purchasing shares in the subscription and community offerings (the use of stock order forms and the submission of funds directly to Bancorp 34 for the payment of the purchase price of the shares ordered) except that payment must be in immediately available funds (bank checks, money orders, deposit account withdrawals from accounts at Bank 34 or wire transfers). See “—Procedure for Purchasing Shares in the Subscription and Community Offerings.” “Sweep” arrangements and delivery versus payment settlement will only be used in a syndicated offering to the extent consistent with Rules 10b-9 and 15c2-4 and then-existing guidance and interpretations thereof of the Securities and Exchange Commission regarding the conduct of “min/max” offerings.

If for any reason we cannot effect a syndicated offering of shares of common stock not purchased in the subscription and community offerings, or if there are an insignificant number of shares remaining unsold after such offerings, we will try to make other arrangements for the sale of unsubscribed shares.  The Federal Reserve Board and the Financial Industry Regulatory Authority must approve any such arrangements.

Additional Limitations on Common Stock Purchases

The plan of conversion includes the following additional limitations on the number of shares of common stock that may be purchased in the offering:

(i)	No person may purchase fewer than 25 shares of common stock, to the extent those shares are available for purchase;

(ii)	Tax-qualified employee benefit plans, including our employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the offering, including shares issued in the event of an increase in the offering range of up to 15%;

(iii)	Except for the employee stock ownership plan, as described above, no person or entity, together with associates or persons acting in concert with such person or entity, may purchase more than $350,000 (35,000 shares) of common stock in all categories of the offering combined;

(iv)	The number of shares of common stock that an existing Alamogordo Financial Corp. stockholder may purchase in the offering, together with associates or persons acting in concert with such stockholder, when combined with the shares that the stockholder and his or her associates will receive in exchange for existing Alamogordo Financial Corp. common stock, may not exceed 9.9% of the shares of common stock of Bancorp 34 to be issued and outstanding at the completion of the conversion and offering; and

(v)	The maximum number of shares of common stock that may be purchased in all categories of the offering by executive officers and directors of Bank 34 and their associates, in the aggregate, when combined with shares of common stock issued in exchange for existing shares, may not exceed 30% of the total shares issued in the conversion.

Depending upon market or financial conditions, our board of directors, with regulatory approval and without further approval of members of AF Mutual Holding Company, may decrease or increase the purchase limitations. If a purchase limitation is increased, subscribers in the subscription offering who ordered the maximum amount of shares of common stock and who indicated on their stock order forms a desire to be resolicited in the event of an increase will be given the opportunity to increase their orders up to the then applicable limit, and other large subscribers may be given the opportunity to increase their orders up to the then applicable limit. The effect of this type of resolicitation will be an increase in the number of shares of common stock owned by persons who choose to increase their orders. If the maximum purchase limitation is increased to 5% of the shares sold in the offering, such limitation may be further increased to 9.99%, provided that orders for shares of common stock exceeding 5% of the shares sold in the offering may not exceed in the aggregate 10% of the total shares sold in the offering.

In the event of an increase in the offering range of up to 1,879,484 shares of common stock, shares will be allocated in the following order of priority in accordance with the plan of conversion:

(i)	to fill the subscriptions of our tax-qualified employee benefit plans, specifically our employee stock ownership plan, for up to 10% of the total number of shares of common stock issued in the offering;

(ii)	in the event that there is an oversubscription at the Eligible Account Holder, Supplemental Eligible Account Holder or Other Member levels, to fill unfilled subscriptions of these subscribers according to their respective priorities; and

(iii)	to fill unfilled subscriptions in the community offering, with preference given first to natural persons (including trusts of natural persons) residing in Maricopa County, Arizona and Dona Ana and Otero Counties, New Mexico, then to Alamogordo Financial Corp.’s public stockholders as of July 25, 2016, and then to members of the general public.

The term “associate” of a person means:

(i)	any corporation or organization (other than Bank 34, Bancorp 34, Alamogordo Financial Corp. or AF Mutual Holding Company or a majority-owned subsidiary of any of those entities) of which the person is a senior officer, partner or, directly or indirectly, 10% beneficial stockholder;

(ii)	any trust or other estate in which the person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity; provided, however, it does not include any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; and

(iii)	any blood or marriage relative of the person, who either has the same home as the person or who is a director or officer of Alamogordo Financial Corp. or Bank 34.

The term “acting in concert” means:

(i)	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(ii)	a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) will also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee stock benefit plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for determining whether common stock held by the trustee and common stock held by the employee stock benefit plan will be aggregated.

We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.” We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the SEC with respect to other companies. Our directors are not treated as associates of each other solely because of their membership on the board of directors.

Common stock purchased in the offering will be freely transferable except for shares purchased by directors and certain officers of Bancorp 34 or Bank 34 and except as described below. Any purchases made by any associate of Bancorp 34 or Bank 34 for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the offering shall be made for investment purposes only and not with a view toward redistribution. In addition, under Financial Industry Regulatory Authority guidelines, members of the Financial Industry Regulatory Authority and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities. For a further discussion of limitations on purchases of our shares of common stock at the time of conversion and thereafter, see “—Certain Restrictions on Purchase or Transfer of Our Shares after Conversion” and “Restrictions on Acquisition of Bancorp 34.”

Plan of Distribution; Selling Agent and Underwriter Compensation

Subscription and Community Offerings. To assist in the marketing of our shares of common stock in the subscription and community offerings, we have retained Keefe, Bruyette & Woods, Inc., which is a broker-dealer registered with the Financial Industry Regulatory Authority. Keefe, Bruyette & Woods, Inc. will assist us on a best efforts basis in the subscription and community offerings by:

•	advising us on the financial and securities market implications of the conversion and the plan of conversion;

•	assisting us in structuring and marketing the offering;

•	reviewing all offering documents, including the prospectus, stock order forms and marketing materials (it being understood that the preparation and filing of any and all such documents will be our responsibility and that of our counsel);

•	assisting us in scheduling and preparing meetings with potential investors and broker-dealers, if necessary;

•	assisting us in analyzing proposals from outside vendors in connection with the offering, as needed;

•	assisting us in the drafting and distribution of press releases as required or appropriate in connection with the offering;

•	meeting with our board of directors and/or our management to discuss any of the above services; and

•	providing such other general advice and assistance as may be reasonably necessary to promote the successful completion of the offering.

For these services, Keefe, Bruyette & Woods, Inc. will receive a fee of $250,000, of which $50,000 has been paid to date. In addition, if Keefe, Bruyette & Woods, Inc. is required or requested to provide significant services as a result of a resolicitation of subscribers, Keefe, Bruyette & Woods, Inc. will be entitled to additional compensation for such services, not to exceed $25,000.

Syndicated Offering. If shares of common stock are sold in a syndicated offering, we will pay a fee of 6% of the aggregate dollar amount of common stock sold in the syndicated offering to Keefe, Bruyette & Woods, Inc. and any other broker-dealers included in the syndicated offering. The fee to be paid to Keefe, Bruyette & Woods, Inc. for its services in the subscription and community offerings will be credited against any fee payable for services in the syndicated offering.

Expenses. Keefe, Bruyette & Woods, Inc. also will be reimbursed for reasonable expenses, not to exceed $30,000, and fees and expenses of its legal counsel in an amount not to exceed $75,000. Such expenses may be increased by additional amounts not to exceed $10,000 and $15,000, respectively, in the event unusual circumstances arise or a delay or resolicitation occurs, including in the event of delay in the offering that would require an update to the financial information included in this prospectus. If the plan of conversion is terminated or if Keefe, Bruyette & Woods, Inc.’s engagement is terminated in accordance with the provisions of the agency agreement, Keefe, Bruyette & Woods, Inc. will receive reimbursement of its reasonable out-of-pocket expenses. Keefe, Bruyette & Woods, Inc. shall have earned in full, and be entitled to be paid in full, all fees then due and payable as of such date of termination. We have separately agreed to pay Keefe, Bruyette & Woods, Inc. up to $50,000 in fees and expenses for serving as records agent, as described below.

Records Management

We have also engaged Keefe, Bruyette & Woods, Inc. as records agent in connection with the conversion and the subscription and community offerings. In its role as records agent, Keefe, Bruyette & Woods, Inc., will assist us in the offering by:

•	consolidating deposit and loan accounts into a central file;

•	designing and preparing proxy forms and stock order forms;

•	organizing and supervising our stock information center;

•	providing proxy and ballot tabulation services for the special meeting of members, including acting as or supporting the inspector of election; and

•	providing necessary subscription services to distribute, collect and tabulate stock orders in the offering.

Keefe, Bruyette & Woods, Inc. will receive fees of $25,000 for these services, plus reimbursement for reasonable expenses up to $10,000. Of the fees for serving as records agent, $5,000 has been paid as of the date of this prospectus. Such fees can be increased by up to $10,000, respectively, in the event of changes in regulations or the plan of conversion, or delays requiring duplicate or replacement processing, and such expenses can be increase by up to $5,000 with our written consent.

Indemnity

We will indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as well as certain other claims and litigation arising out of Keefe, Bruyette & Woods, Inc.’s engagement with respect to the conversion.

Solicitation of Offers by Officers and Directors

Some of our directors and executive officers may participate in the solicitation of offers to purchase common stock in the subscription and community offerings. These persons will be reimbursed for their reasonable out-of-pocket expenses incurred in connection with the solicitation. Other regular employees of Bank 34 may assist in the offering, but only in ministerial capacities, and may provide clerical work in effecting a sales transaction. No offers or sales may be made by tellers or at the teller counters. Investment-related questions of prospective purchasers will be directed to executive officers or registered representatives of Keefe, Bruyette & Woods, Inc. Our other employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of common stock. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, and sales of common stock will be conducted within the requirements of Rule 3a4-1, so as to permit officers, directors and employees to participate in the sale of common stock. None of our officers, directors or employees will be compensated in connection with their participation in the offering.

Lock-up Agreements

We and each of our directors and executive officers have agreed, subject to certain exceptions, that during the period beginning on the date of this prospectus and ending 90 days after the closing of the offering, without the prior written consent of Keefe, Bruyette & Woods, Inc., we will not, directly or indirectly (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of Bancorp 34 stock or any securities convertible into or exchangeable or exercisable for Bancorp 34 stock, (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of Bancorp 34 stock, or (iii) announce any intention to take any of the foregoing actions, whether any such transaction is to be settled by delivery of stock or other securities, in cash or otherwise.  In addition, our directors and executive officers have agreed that they will not, during the restricted period, make any demand for or exercise any right with respect to, the registration of any shares of Bancorp 34 common stock or any security convertible into or exercisable or exchangeable for Bancorp 34 common stock.

Procedure for Purchasing Shares in the Subscription and Community Offerings

Expiration Date. The subscription and community offerings will expire at 12:00 Noon, New Mexico Time, on September 8, 2016, unless we extend one or both for up to 45 days, with the approval of Federal Reserve Board, if required. This extension may be approved by us, in our sole discretion, without notice to purchasers in the offering. Any extension of the subscription and/or community offering beyond October 24, 2016 would require the Federal Reserve Board’s approval. If the offering is so extended, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. If the offering range is decreased below the minimum of the offering range or is increased above the adjusted maximum of the offering range, all subscribers’ stock orders will be cancelled, their deposit account withdrawal authorizations will be cancelled, and funds submitted to us will be returned promptly, with interest at 0.20% per annum for funds received in the subscription and community offerings. We will then resolicit the subscribers, giving them an opportunity to place a new stock order for a period of time.

To ensure each purchaser receives a prospectus at least 48 hours before September 8, 2016, the expiration date of the offering, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to the expiration date or hand delivered any later than two days prior to the expiration date. Execution of a stock order form will confirm receipt of delivery in accordance with Rule 15c2-8. Stock order forms will be distributed only with a prospectus.

We reserve the right in our sole discretion to terminate the offering at any time and for any reason, in which case we will cancel any deposit account withdrawal authorizations and promptly return all funds submitted, with interest at 0.20% per annum from the date of receipt as described above.

Use of Order Forms in the Subscription and Community Offerings. To purchase shares of common stock in the subscription and community offerings, you must properly complete an original stock order form and remit full payment. We are not required to accept orders submitted on photocopied or facsimiled stock order forms. All stock order forms must be received (not postmarked) prior to 12:00 Noon, New Mexico Time, on September 8, 2016. We are not required to accept stock order forms that are not received by that time, are not signed or are otherwise executed defectively or are received without full payment or without appropriate deposit account withdrawal instructions. We are not required to notify subscribers of incomplete or improperly executed stock order forms, and we have the right to waive or permit the correction of incomplete or improperly executed stock order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects. You may submit your stock order form and payment by mail using the stock order reply envelope provided or by overnight delivery to the address listed on the stock order form. You may also hand-deliver stock order forms to our main office, located at 500 East 10th Street, Alamogordo, New Mexico, or to our Scottsdale office, located at 14850 N. Scottsdale Road, Scottsdale, Arizona, which are open between 9:00 a.m. and 4:00 p.m., local time, Monday through Friday. Hand-delivered stock order forms will only be accepted at these two locations. We will not accept stock order forms at our other offices. Please do not mail stock order forms to Bank 34’s offices.

Once tendered, an order form cannot be modified or revoked without our consent. We reserve the absolute right, in our sole discretion, to reject orders received in the community offering, in whole or in part, at the time of receipt or at any time prior to completion of the offering. If you are ordering shares in the offering, you must represent that you are purchasing shares for your own account and that you have no agreement or understanding with any person for the sale or transfer of the shares. We have the right to reject any order submitted in the offering by a person who we believe is making false representations or who we otherwise believe, either alone or acting in concert with others, is violating, evading, circumventing, or intends to violate, evade or circumvent the terms and conditions of the plan of conversion. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.

By signing the order form, you will be acknowledging that the common stock is not a deposit or savings account and is not federally insured or otherwise guaranteed by Bank 34, the Federal Deposit Insurance Corporation or the federal government, and that you received a copy of this prospectus. However, signing the order form will not result in you waiving your rights under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Payment for Shares. Payment for all shares of common stock must accompany all completed order forms for the purchase to be valid. Payment for shares in the subscription and community offerings may be made by:

(i)	personal check, bank check or money order, made payable to Bancorp 34, Inc.; or

(ii)	authorization of withdrawal of available funds from your Bank 34 deposit accounts.

Appropriate means for designating withdrawals from deposit accounts at Bank 34 are provided on the stock order form. The funds designated must be available in the account(s) at the time the stock order form is received. A hold will be placed on these funds, making them unavailable to the depositor. Funds authorized for withdrawal will continue to earn interest within the account at the contractual rate until the offering is completed, at which time the designated withdrawal will be made. Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares of common stock; however, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty and the remaining balance will earn interest at the current passbook rate subsequent to the withdrawal. In the case of payments made by personal check, these funds must be available in the account(s). Checks and money orders received in the subscription and community offerings will be immediately cashed and placed in a segregated account at Bank 34 and will earn interest at 0.20% per annum from the date payment is processed until the offering is completed or terminated.

You may not remit cash or any type of third-party checks (including those payable to you and endorsed over to Bancorp 34). You may not designate on your stock order form direct withdrawal from a Bank 34 retirement account. See “—Using Individual Retirement Account Funds.” Additionally, you may not designate on your stock order form a direct withdrawal from Bank 34 deposit accounts with check-writing privileges. Instead, a check should be provided. If you request a direct withdrawal, we reserve the right to interpret that as your authorization to treat those funds as if we had received a check for the designated amount, and will immediately withdraw the amount from your checking account(s). If permitted by the Federal Reserve Board, in the event we resolicit large purchasers, as described above in “—Additional Limitations on Common Stock Purchases,” such purchasers who wish to increase their purchases will not be able to use personal checks to pay for the additional shares, but instead must pay for the additional shares using immediately available funds. Wire transfers will not be accepted.

Once we receive your executed stock order form, it may not be modified, amended or rescinded without our consent, unless the offering is not completed by October 24, 2016. If the subscription and community offerings are extended past October 24, 2016, all subscribers will be notified and given an opportunity to confirm, change or cancel their orders. If you do not respond to the notice of extension, we will promptly return your funds with interest at 0.20% per annum or cancel your deposit account withdrawal authorization. We may resolicit purchasers for a specified period of time.

Regulations prohibit Bank 34 from lending funds or extending credit to any persons to purchase shares of common stock in the offering.

We shall have the right, in our sole discretion, to permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for the shares of common stock for which they subscribe in the community offering at any time prior to 48 hours before the completion of the conversion. This payment may be made by wire transfer.

If our employee stock ownership plan purchases shares in the offering, it will not be required to pay for such shares until completion of the offering, provided that there is a loan commitment from an unrelated financial institution or Bancorp 34 to lend to the employee stock ownership plan the necessary amount to fund the purchase.

Using Individual Retirement Account Funds. If you are interested in using funds in your individual retirement account or other retirement account to purchase shares of common stock, you must do so through a self-directed retirement account. By regulation, Bank 34’s retirement accounts are not self-directed, so they cannot be invested in our shares of common stock. Therefore, if you wish to use funds that are currently in a Bank 34 retirement account, you may not designate on the stock order form that you wish funds to be withdrawn from the account for the purchase of common stock. The funds you wish to use for the purchase of common stock will instead have to be transferred to an independent trustee or custodian, such as a brokerage firm, offering self-directed retirement accounts. The purchase must be made through that account. If you do not have such an account, you will need to establish one before placing a stock order. An annual administrative fee may be payable to the independent trustee or custodian. There will be no early withdrawal or Internal Revenue Service interest penalties for these transfers. Individuals interested in using funds in an individual retirement account or any other retirement account, whether held at Bank 34 or elsewhere, to purchase shares of common stock should contact our Stock Information Center for guidance as soon as possible, preferably at least two weeks prior to the September 8, 2016 offering deadline. Processing such transactions takes additional time, and whether such funds can be used may depend on limitations imposed by the institutions where such funds are currently held. We cannot guarantee that you will be able to use such funds.

Delivery of Shares of Common Stock. All shares of common stock sold will be issued in book entry form. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order forms as soon as practicable following consummation of the conversion and offering. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until a statement reflecting your ownership of shares of common stock is available and delivered to you, you may not be able to sell the shares of common stock that you purchased, even though the shares of common stock will have begun trading. Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Other Restrictions. Notwithstanding any other provision of the plan of conversion, no person is entitled to purchase any shares of common stock to the extent the purchase would be illegal under any federal or state law or regulation, including state “blue sky” regulations, or would violate regulations or policies of the Financial Industry Regulatory Authority, particularly those regarding free riding and withholding. We may ask for an acceptable legal opinion from any purchaser as to the legality of his or her purchase and we may refuse to honor any purchase order if an opinion is not timely furnished. In addition, we are not required to offer shares of common stock to any person who resides in a foreign country, or in a state of the United States with respect to which any of the following apply:

(i)	a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside in such state;

(ii)	the offer or sale of shares of common stock to such persons would require us or our employees to register, under the securities laws of such state, as a broker or dealer or to register or otherwise qualify our securities for sale in such state; or

(iii)	such registration or qualification would be impracticable for reasons of cost or otherwise.

Restrictions on Transfer of Subscription Rights and Shares

Applicable banking regulations prohibit any person with subscription rights, including the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. These rights may be exercised only by the person to whom they are granted and only for his or her account. When registering your stock purchase on the stock order form, you cannot add the name(s) of others for joint stock registration who do not have subscription rights or who qualify only in a lower subscription offering priority than you do. Doing so may jeopardize your subscription rights. You may only add those who were eligible to purchase shares of common stock in the subscription offering at your date of eligibility. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock to be issued upon their exercise prior to completion of the offering.

We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights, and we will not honor orders that we believe involve the transfer of subscription rights.

Stock Information Center

Our banking office personnel may not, by law, assist with investment-related questions about the offering. If you have any questions regarding the conversion or offering, please call our Stock Information Center. The telephone number is 1-(877) 643-8198. The Stock Information Center is open Monday through Friday between 9:00 a.m. and 3:00 p.m., New Mexico Time. The Stock Information Center will be closed on bank holidays.

Liquidation Rights

Liquidation prior to the conversion. In the unlikely event that AF Mutual Holding Company is liquidated prior to the conversion, all claims of creditors of AF Mutual Holding Company would be paid first. Thereafter, if there were any assets of AF Mutual Holding Company remaining, these assets would first be distributed to depositors of Bank 34 pro rata based on the value of their accounts at Bank 34.

Liquidation following the conversion. The plan of conversion provides for the establishment, upon the completion of the conversion, of a liquidation account by Bancorp 34 for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to (i) AF Mutual Holding Company’s ownership interest in Alamogordo Financial Corp.’s total stockholders’ equity as of the date of the latest statement of financial condition contained in this prospectus plus (ii) the value of the net assets of AF Mutual Holding Company as of the date of the latest statement of financial condition of AF Mutual Holding Company prior to the consummation of the conversion (excluding its ownership of Alamogordo Financial Corp.). The plan of conversion also provides for the establishment of a parallel liquidation account in Bank 34 to support the Bancorp 34 liquidation account in the event Bancorp 34 does not have sufficient assets to fund its obligations under the Bancorp 34 liquidation account.

In the unlikely event that Bank 34 were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first. However, except with respect to the liquidation account to be established in Alamogordo Financial Corp., a depositor’s claim would be solely for the principal amount of his or her deposit accounts plus accrued interest. Depositors generally would not have an interest in the value of the assets of Bank 34 or Bancorp 34 above that amount.

The liquidation account established by Bancorp 34 is intended to provide qualifying depositors a liquidation interest (exchanged for the liquidation interests such persons had in AF Mutual Holding Company) after the conversion in the event of a complete liquidation of Bancorp 34 and Bank 34 or a liquidation solely of Bank 34. Specifically, in the unlikely event that either (i) Bank 34 or (ii) Bancorp 34 and Bank 34 were to liquidate after the conversion, all claims of creditors, including those of depositors, would be paid first, followed by a distribution to depositors as of December 31, 2014 and June 30, 2016 of their interests in the liquidation account maintained by Bancorp 34. Also, in a complete liquidation of both entities, or of Bank 34 only, when Bancorp 34 has insufficient assets (other than the stock of Bank 34) to fund the liquidation account distribution owed to Eligible Account Holders, and Bank 34 has positive net worth, then Bank 34 shall immediately make a distribution to fund Bancorp 34’s remaining obligations under the liquidation account. In no event will any Eligible Account Holder be entitled to a distribution that exceeds such holder’s interest in the liquidation account maintained by Bancorp 34 as adjusted from time to time pursuant to the plan of conversion and federal regulations. If Bancorp 34 is completely liquidated or sold apart from a sale or liquidation of Bank 34, then the Bancorp 34 liquidation account will cease to exist and Eligible Account Holders will receive an equivalent interest in the Bank 34 liquidation account, subject to the same rights and terms as the Bancorp 34 liquidation account.

Pursuant to the plan of conversion, after two years from the date of conversion and upon the written request of the Federal Reserve Board, Bancorp 34 will transfer, or upon the prior written approval of the Federal Reserve Bancorp 34 may transfer, the liquidation account and the depositors’ interests in such account to Bank 34 and the liquidation account shall thereupon be subsumed into the liquidation account of Bank 34.

Under the rules and regulations of the Federal Reserve Board, a post-conversion merger, consolidation, or similar combination or transaction with another depository institution or depository institution holding company in which Bancorp 34 or Bank 34 is not the surviving institution, would not be considered a liquidation. In such a transaction, the liquidation account would be assumed by the surviving institution or company.

Each Eligible Account Holder and Supplemental Eligible Account Holder would have an initial pro-rata interest in the liquidation account for each deposit account, including savings accounts, transaction accounts such as negotiable order of withdrawal accounts, money market deposit accounts, and certificates of deposit, with a balance of $50.00 or more held in Bank 34 on December 31, 2014 or June 30, 2016, respectively, equal to the proportion that the balance of such account holder’s deposit account on December 31, 2014 or June 30, 2016, respectively, bears to the balance of all deposit accounts of all Eligible Account Holders and Supplemental Eligible Account Holders in Bank 34 on such dates.

If, however, on any December 31 annual closing date commencing after the effective date of the conversion, the amount in any such deposit account is less than the amount in the deposit account on December 31, 2014 or June 30, 2016, or any other annual closing date, then the liquidation account as well as the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Payment pursuant to liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders would be separate and apart from the payment of any insured deposit accounts to such depositors. Any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied would be available for distribution to stockholders.

Material Income Tax Consequences

Completion of the conversion is subject to the prior receipt of an opinion of counsel or tax advisor with respect to the federal and state income tax consequences of the conversion to AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34, Eligible Account Holders, Supplemental Eligible Account Holders and Other Members. Unlike private letter rulings, an opinion of counsel or tax advisor is not binding on the Internal Revenue

Service or any state taxing authority, and such authorities may disagree with such opinions. In the event of such disagreement, there can be no assurance that Bancorp 34 or Bank 34 would prevail in a judicial proceeding.

AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34 and Bancorp 34 have received an opinion of counsel, Luse Gorman, PC, regarding all of the material federal income tax consequences of the conversion, which include the following:

1.	The merger of AF Mutual Holding Company with and into Alamogordo Financial Corp. will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code.

2.	The constructive exchange of Eligible Account Holders’ and Supplemental Eligible Account Holders’ liquidation interests in AF Mutual Holding Company for liquidation interests in Alamogordo Financial Corp. will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

3.	None of AF Mutual Holding Company, Alamogordo Financial Corp., Eligible Account Holders nor Supplemental Eligible Account Holders will recognize any gain or loss on the transfer of the assets of AF Mutual Holding Company to Alamogordo Financial Corp. and the assumption by Alamogordo Financial Corp. of AF Mutual Holding Company’s liabilities, if any, in constructive exchange for liquidation interests in Alamogordo Financial Corp.

4.	The basis of the assets of AF Mutual Holding Company and the holding period of such assets to be received by Alamogordo Financial Corp. will be the same as the basis and holding period of such assets in AF Mutual Holding Company immediately before the exchange.

5.	The merger of Alamogordo Financial Corp. with and into Bancorp 34 will constitute a mere change in identity, form or place of organization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code and, therefore, will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code. Neither Alamogordo Financial Corp. nor Bancorp 34 will recognize gain or loss as a result of such merger.

6.	The basis of the assets of Alamogordo Financial Corp. and the holding period of such assets to be received by Bancorp 34 will be the same as the basis and holding period of such assets in Alamogordo Financial Corp. immediately before the exchange.

7.	Eligible Account Holders and Supplemental Eligible Account Holders will not recognize any gain or loss upon the constructive exchange of their liquidation interests in Alamogordo Financial Corp. for interests in the liquidation account in Bancorp 34.

8.	The exchange by the Eligible Account Holders and Supplemental Eligible Account Holders of the liquidation interests that they constructively received in Alamogordo Financial Corp. for interests in the liquidation account established in Bancorp 34 will satisfy the continuity of interest requirement of Section 1.368-1(b) of the Federal Income Tax Regulations.

9.	Each stockholder’s aggregate basis in shares of Bancorp 34 common stock (including fractional share interests) received in the exchange will be the same as the aggregate basis of Alamogordo Financial Corp. common stock surrendered in the exchange.

10.	Each stockholder’s holding period in his or her Bancorp 34 common stock received in the exchange will include the period during which the Alamogordo Financial Corp. common stock surrendered was held, provided that the Alamogordo Financial Corp. common stock surrendered is a capital asset in the hands of the stockholder on the date of the exchange.

11.	Except with respect to cash received in lieu of fractional shares, current stockholders of Alamogordo Financial Corp. will not recognize any gain or loss upon their exchange of Alamogordo Financial Corp. common stock for Bancorp 34 common stock.

12.	Cash received by any current stockholder of Alamogordo Financial Corp. in lieu of a fractional share interest in shares of Bancorp 34 common stock will be treated as having been received as a distribution in full payment in exchange for a fractional share interest of Bancorp 34 common stock, which such stockholder would otherwise be entitled to receive. Accordingly, a stockholder will recognize gain or loss equal to the difference between the cash received and the basis of the fractional share. If the common stock is held by the stockholder as a capital asset, the gain or loss will be capital gain or loss.

13.	It is more likely than not that the fair market value of the nontransferable subscription rights to purchase Bancorp 34 common stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon distribution to them of nontransferable subscription rights to purchase shares of Bancorp 34 common stock. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will not realize any taxable income as the result of the exercise by them of the nontransferable subscriptions rights.

14.	It is more likely than not that the fair market value of the benefit provided by the liquidation account of Bank 34 supporting the payment of the Bancorp 34 liquidation account in the event Bancorp 34 lacks sufficient net assets is zero. Accordingly, it is more likely than not that no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the constructive distribution to them of such rights in the Bank 34 liquidation account as of the effective date of the merger of Alamogordo Financial Corp. with and into Bancorp 34.

15.	It is more likely than not that the basis of the shares of Bancorp 34 common stock purchased in the offering by the exercise of nontransferable subscription rights will be the purchase price. The holding period of the Bancorp 34 common stock purchased pursuant to the exercise of nontransferable subscription rights will commence on the date the right to acquire such stock was exercised.

16.	No gain or loss will be recognized by Bancorp 34 on the receipt of money in exchange for Bancorp 34 common stock sold in the offering.

We believe that the tax opinions summarized above address all material federal income tax consequences that are generally applicable to AF Mutual Holding Company, Alamogordo Financial Corp., Bank 34, Bancorp 34 and persons receiving subscription rights and stockholders of Alamogordo Financial Corp. With respect to items 13 and 15 above, Luse Gorman, PC noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm further noted that Keller & Company, Inc. has issued a letter that the subscription rights have no ascertainable fair market value. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman, PC believes that it is more likely than not that the nontransferable subscription rights to purchase shares of common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances. If the subscription rights granted to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those Eligible Account Holders, Supplemental Eligible Account Holders and Other Members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on the distribution of such rights. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The opinion as to item 14 above is based on the position that: (i) no holder of an interest in a liquidation account has ever received any payment attributable to a liquidation account; (ii) the interests in the liquidation accounts are not transferable; (iii) the amounts due under the liquidation account with respect to each Eligible Account Holder will be reduced as their deposits in Bank 34 are reduced; and (iv) the Bank 34 liquidation account payment obligation arises only if Bancorp 34 lacks sufficient assets to fund the liquidation account.

In addition, we have received a letter from Keller & Company, Inc. stating its belief that the benefit provided by the Bank 34 liquidation account supporting the payment of the liquidation account in the event Bancorp 34 lacks sufficient net assets does not have any economic value at the time of the conversion. Based on the foregoing, Luse Gorman, PC believes it is more likely than not that such rights in the Bank 34 liquidation account have no value. If such rights are subsequently found to have an economic value, income may be recognized by each Eligible Account Holder or Supplemental Eligible Account Holder in the amount of such fair market value as of the date of the conversion.

The opinion of Luse Gorman, PC, unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed reorganization and stock offering, but any such rulings may not be cited as precedent by any taxpayer other than the taxpayer to whom a ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We have also received an opinion from Crowe Horwath LLP that the Arizona and New Mexico state income tax consequences are consistent with the federal income tax consequences.

The federal and state tax opinions have been filed with the Securities and Exchange Commission as exhibits to Bancorp 34’s registration statement.

Certain Restrictions on Purchase or Transfer of Our Shares after Conversion

All shares of common stock purchased in the offering by a director or certain officers of Bank 34, Alamogordo Financial Corp., Bancorp 34 or AF Mutual Holding Company generally may not be sold for a period of one year following the closing of the conversion, except in the event of the death of the individual. Restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within this time period of any record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date as a stock dividend, stock split, or otherwise, with respect to the restricted stock will be similarly restricted. The directors and executive officers of Bancorp 34 also will be restricted by the insider trading rules under the Securities Exchange Act of 1934.

Purchases of shares of our common stock by any of our directors, certain officers and their associates, during the three-year period following the closing of the conversion, may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Federal Reserve Board. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to purchases of our common stock by our stock option plan or any of our tax-qualified employee stock benefit plans or non-tax-qualified employee stock benefit plans, including any restricted stock plans.

COMPARISON OF STOCKHOLDERS’ RIGHTS FOR EXISTING STOCKHOLDERS OF
ALAMOGORDO FINANCIAL CORP.

General. As a result of the conversion, existing stockholders of Alamogordo Financial Corp. will become stockholders of Bancorp 34. There are differences in the rights of stockholders of Alamogordo Financial Corp. and stockholders of Bancorp 34 caused by differences between federal and Maryland law and regulations, and differences between Alamogordo Financial Corp.’s federal stock charter and bylaws and Bancorp 34’s Maryland articles of incorporation and bylaws.

This discussion is not intended to be a complete statement of the differences affecting the rights of stockholders, but rather summarizes the material differences and similarities affecting the rights of stockholders. See “Where You Can Find Additional Information” for procedures for obtaining a copy of Bancorp 34’s articles of incorporation and bylaws.

Authorized Capital Stock. The authorized capital stock of Alamogordo Financial Corp. consists of 20,000,000 shares of common stock, $0.10 par value per share, and 10,000,000 shares of preferred stock.

The authorized capital stock of Bancorp 34 consists of 100,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, par value $0.01 per share.

Under Maryland General Corporation Law and Bancorp 34’s articles of incorporation, the board of directors may increase or decrease the number of authorized shares without stockholder approval. Stockholder approval is required to increase or decrease the number of authorized shares of Alamogordo Financial Corp.

Alamogordo Financial Corp.’s charter and Bancorp 34’s articles of incorporation both authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, dividend rights, conversion and redemption rates and liquidation preferences. As a result of the ability to fix voting rights for a series of preferred stock, our board of directors has the power, to the extent consistent with its fiduciary duty, to issue a series of preferred stock to persons friendly to management to attempt to block a hostile tender offer, merger or other transaction by which a third party seeks control. We currently have no plans for the issuance of additional shares for such purposes.

Issuance of Capital Stock. Pursuant to applicable laws and regulations, AF Mutual Holding Company is required to own not less than a majority of the outstanding shares of Alamogordo Financial Corp. common stock. AF Mutual Holding Company will no longer exist following completion of the conversion.

Bancorp 34’s articles of incorporation do not contain restrictions on the issuance of shares of capital stock to directors, officers or controlling persons, whereas Alamogordo Financial Corp.’s charter restricts such issuances to general public offerings, or to directors for qualifying shares, unless the share issuance or the plan under which they would generally be issued has been approved by stockholders. However, stock-based compensation plans, such as stock option plans and restricted stock plans, would have to be submitted for approval by Bancorp 34 stockholders due to requirements of the Nasdaq Stock Market and to qualify stock options for favorable federal income tax treatment.

Voting Rights. Neither Alamogordo Financial Corp.’s charter or bylaws nor Bancorp 34’s articles of incorporation or bylaws provide for cumulative voting for the election of directors. For additional information regarding voting rights, see “—Limitations on Voting Rights of Greater-than-10% Stockholders” below.

Payment of Dividends. Alamogordo Financial Corp.’s ability to pay dividends depends, to a large extent, upon Bank 34’s ability to pay dividends to Alamogordo Financial Corp., which is restricted by federal regulations and by federal income tax considerations related to savings banks.

The same restrictions will apply to Bank 34’s payment of dividends to Bancorp 34. In addition, Maryland law generally provides that Bancorp 34 is limited to paying dividends in an amount equal to its capital surplus over payments that would be owed upon dissolution to stockholders whose preferential rights upon dissolution are superior to those receiving the dividend, and to an amount that would not make Bancorp 34 insolvent.

Board of Directors. Alamogordo Financial Corp.’s bylaws and Bancorp 34’s articles of incorporation require the board of directors to be divided into three classes and that the members of each class shall be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

Under Alamogordo Financial Corp.’s bylaws, any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the board of directors. Persons elected by the board of directors of Alamogordo Financial Corp. to fill vacancies may only serve until the next election of directors by stockholders. Under Bancorp 34’s bylaws, any vacancy occurring on the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled only by the affirmative vote of two-thirds of the remaining directors, and any director so chosen shall hold office for the remainder of the term to which the director has been elected and until his or her successor is elected and qualified.

Limitations on Liability. The charter and bylaws of Alamogordo Financial Corp. do not limit the personal liability of directors or officers.

Bancorp 34’s articles of incorporation provide that directors and officers will not be personally liable for monetary damages to Bancorp 34 for certain actions as directors or officers, except for (i) receipt of an improper personal benefit, (ii) actions or omissions that are determined to have materially involved active and deliberate dishonesty, or (iii) to the extent otherwise provided by Maryland law. These provisions might, in certain instances, discourage or deter stockholders or management from bringing a lawsuit against directors or officers for a breach of their duties even though such an action, if successful, might benefit Bancorp 34.

Indemnification of Directors, Officers, Employees and Agents. As generally allowed under current Federal Reserve Board regulations and Alamogordo Financial Corp.’s bylaws, Alamogordo Financial Corp. will indemnify its current and former directors, officers and employees for any amount for which that person becomes liable under a judgment in, and any reasonable costs incurred in connection with, any litigation involving such person’s activities as a director, officer or employee if such person obtains a final judgment on the merits in his or her favor. In addition, indemnification is permitted in the case of a settlement, a final judgment against such person, or final judgment other than on the merits, if a majority of disinterested directors determines that such person was acting in good faith within the scope of his or her employment as he or she could reasonably have perceived it under the circumstances and for a purpose he or she could reasonably have believed under the circumstances was in the best interests of Alamogordo Financial Corp. or its stockholders. Alamogordo Financial Corp. also is permitted to pay ongoing expenses incurred by a director, officer or employee if a majority of disinterested directors concludes that such person may become entitled to indemnification.

The articles of incorporation of Bancorp 34 provide that it shall indemnify (i) its current and former directors and officers to the fullest extent required or permitted by Maryland law, including the advancement of expenses, and (ii) other employees or agents to such extent as shall be authorized by the board of directors and Maryland law, all subject to any applicable federal law and regulation. Maryland law allows Bancorp 34 to indemnify any person for expenses, liabilities, settlements, judgments and fines in suits in which such person has been made a party by reason of the fact that he or she is or was a director, officer or employee of Bancorp 34. No such indemnification may be given if the acts or omissions of the person are adjudged to be in bad faith and material to the matter giving rise to the proceeding, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. The right to indemnification includes the right to be paid the expenses incurred in advance of final disposition of a proceeding.

Special Meetings of Stockholders. Alamogordo Financial Corp.’s bylaws provide that special meetings of stockholders may be called by the chairman, the president, a majority of the members of the board of directors or the holders of not less than 10% of the outstanding capital stock entitled to vote at the meeting. Bancorp 34’s bylaws provide that special meetings of stockholders may be called by the president, the chairman or by a majority vote of the total authorized directors, and shall be called upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Stockholder Nominations and Proposals. Alamogordo Financial Corp.’s bylaws provide that stockholders may submit nominations for election of directors at an annual meeting of stockholders and may propose any new business to be taken up at such a meeting by filing the proposal in writing with Alamogordo Financial Corp. at least five days before the date of any such meeting.

Bancorp 34’s bylaws provide that any stockholder desiring to make a nomination for the election of directors or a proposal for new business at a meeting of stockholders must submit written notice to Bancorp 34 not less than 110 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to the anniversary of the preceding year’s annual meeting, a stockholder’s written notice shall be timely only if delivered or mailed to and received by the Secretary of Bancorp 34 at the principal executive office of the corporation no earlier than the day on which public disclosure of the date of such annual meeting is first made and no later than the tenth day following the day on which public disclosure of the date of such annual meeting is first made.

Management believes that it is in the best interests of Bancorp 34 and its stockholders to provide sufficient time to enable management to disclose to stockholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations, should management determine that doing so is in the best interests of stockholders generally. Similarly, adequate advance notice of stockholder proposals will give management time to study such proposals and to determine whether to recommend to the stockholders that such proposals be adopted. In certain instances, such provisions could make it more difficult to oppose management’s nominees or proposals, even if stockholders believe such nominees or proposals are not in stockholders’ best interests.

Stockholder Action Without a Meeting. Under the bylaws of Alamogordo Financial Corp. and under Maryland law with respect to Bancorp 34, action may be taken by stockholders without a meeting if all stockholders entitled to vote on the action consent to taking such action without a meeting.

Stockholder’s Right to Examine Books and Records. A federal regulation, which is applicable to Alamogordo Financial Corp., provides that stockholders may inspect and copy specified books and records after proper written notice for a proper purpose. Maryland law provides that a stockholder may inspect a company’s bylaws, stockholder minutes, annual statement of affairs and any voting trust agreements. However, only a stockholder or group of stockholders who together, for at least six months, have held at least 5% of the company’s total shares, have the right to inspect the company’s stock ledger, list of stockholders and books of accounts.

Limitations on Voting Rights of Greater-than-10% Stockholders. Bancorp 34’s articles of incorporation provide that no beneficial owner, directly or indirectly, of more than 10% of the outstanding shares of common stock will be permitted to vote any shares in excess of such 10% limit. Alamogordo Financial Corp.’s charter contained voting limits based on stock ownership that expired in 2002, five years after the date of Bank 34’s initial conversion to stock form.

In addition, federal regulations provide that for a period of three years following the date of the completion of the conversion and offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of Bancorp 34’s equity securities without the prior written approval of the Federal Reserve Board. Where any person acquires beneficial ownership of more than 10% of a class of Bancorp 34’s equity securities without the prior written approval of the Federal Reserve Board, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the stockholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the stockholders for a vote.

Director Qualifications. Bancorp 34’s bylaws provide that certain individuals are not eligible for election or appointment as a director, including an individual who (i) in the past ten years, has been subject to a cease and desist, consent or other formal order, other than a civil money penalty, from a financial or securities regulatory agency; (ii) has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime. The bylaws also prohibit service on the board of directors where an individual: is, at the same time, associated with a bank, savings institution, credit union, mortgage banking company, consumer loan company or similar organization that engages in financial services related business activities or solicits customers in the same market area as Bancorp 34 or any of its subsidiaries; does not agree in writing to comply with all of Bancorp 34’s policies applicable to directors including but not limited to its confidentiality policy and confirm in writing his or her qualifications under the bylaws; is a party to any agreement or arrangement with a party other than Bancorp 34 or a subsidiary that (1) materially limits his or her voting discretion as a member of the board of directors, or (2) materially impairs his or her ability to discharge his or her fiduciary duties with respect to the fundamental strategic direction of Bancorp 34; or is the nominee or representative of a company or other entity of which any of the directors, partners, trustees or 10% stockholders would not be eligible for election or appointment to the board of directors under the bylaws.

Alamogordo Financial Corp.’s charter and bylaws do not provide for restrictions on service as a director.

Business Combinations with Interested Stockholders. Under Maryland law, “business combinations” between Bancorp 34 and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates or issuance or reclassification of equity securities. Maryland law defines an interested stockholder as: (i) any person who beneficially owns 10% or more of the voting power of Bancorp 34’s voting stock after the date on which Bancorp 34 had 100 or more beneficial owners of its stock; or (ii) an affiliate or associate of Bancorp 34 at any time after the date on which Bancorp 34 had 100 or more beneficial owners of its stock who, within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Bancorp 34. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between Bancorp 34 and an interested stockholder generally must be recommended by the board of directors of Bancorp 34 and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of Bancorp 34, and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of Bancorp 34 other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder. These super-majority vote requirements do not apply if Bancorp 34’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

Current federal regulations do not provide a vote standard for business combinations involving federal mid-tier stock holding companies.

Mergers, Consolidations and Sales of Assets. As a result of an election made in Bancorp 34’s articles of incorporation, a merger or consolidation of Bancorp 34 requires approval of a majority of all votes entitled to be cast by stockholders. However, no approval by stockholders is required for a merger if:

•	the plan of merger does not make an amendment to the articles of incorporation that would be required to be approved by the stockholders;

•	each stockholder of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after; and

•	the number of shares of any class or series of stock outstanding immediately after the effective time of the merger will not increase by more than 20% the total number of voting shares outstanding immediately before the merger.

  In addition, under certain circumstances the approval of the stockholders shall not be required to authorize a merger with or into a 90% owned subsidiary of Bancorp 34.

Under Maryland law, a sale of all or substantially all of Bancorp 34’s assets other than in the ordinary course of business, or a voluntary dissolution of Bancorp 34, requires the approval of its board of directors and the affirmative vote of two-thirds of the votes of stockholders entitled to be cast on the matter.

Current federal regulations do not provide a vote standard for mergers, consolidations or sales of assets by federal mid-tier stock holding companies.

Evaluation of Offers. The articles of incorporation of Bancorp 34 provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bancorp 34 (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Bancorp 34 and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to:

•	the economic effect, both immediate and long-term, upon Bancorp 34’s stockholders, including stockholders, if any, who do not participate in the transaction;

•	the social and economic effect on the present and future employees, creditors and customers of, and others dealing with, Bancorp 34 and its subsidiaries and on the communities in which Bancorp 34 and its subsidiaries operate or are located;

•	whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of Bancorp 34;

•	whether a more favorable price could be obtained for Bancorp 34’s stock or other securities in the future;

•	the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of Bancorp 34 and its subsidiaries;

•	the future value of the stock or any other securities of Bancorp 34 or the other entity to be involved in the proposed transaction;

•	any antitrust or other legal and regulatory issues that are raised by the proposal;

•	the business and historical, current or expected future financial condition or operating results of the other entity to be involved in the transaction, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the proposed transaction, and other likely financial obligations of the other entity to be involved in the proposed transaction; and

•	the ability of Bancorp 34 to fulfill its objectives as a financial institution holding company and the ability of its subsidiary financial institution(s) to fulfill the objectives of a federally insured financial institution under applicable statutes and regulations.

If the board of directors determines that any proposed transaction should be rejected, it may take any lawful action to defeat such transaction.

Alamogordo Financial Corp.’s charter and bylaws do not contain a similar provision.

Dissenters’ Rights of Appraisal. Under Maryland law, stockholders of Bancorp 34 will not have dissenters’ appraisal rights in connection with a plan of merger or consolidation to which Bancorp 34 is a party as long as the common stock of Bancorp 34 trades on a national securities exchange.

Current federal regulations do not provide for dissenters’ appraisal rights for stockholders of federal mid-tier stock holding companies.

Forum Selection for Certain Stockholder Lawsuits. The Articles of Incorporation of Bancorp 34 provide that, unless Bancorp 34 consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of Bancorp 34, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of Bancorp 34 to Bancorp 34 or Bancorp 34’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Maryland General Corporation Law, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a state or federal court located within the state of Maryland, in all cases subject to the court’s having personal jurisdiction over the indispensible parties named as defendants.

Alamogordo Financial Corp.’s charter and bylaws do not contain a similar provision.

Amendment of Governing Instruments. No amendment of Alamogordo Financial Corp.’s charter may be made unless it is first proposed by the board of directors, then approved or preapproved by the Federal Reserve Board, and thereafter approved by the holders of a majority of the total votes eligible to be cast at a legal meeting. Amendments to Alamogordo Financial Corp.’s bylaws require either preliminary approval by or post-adoption notice to the Federal Reserve Board as well as approval of the amendment by a majority vote of the authorized board of directors, or by a majority of the votes cast by the stockholders of Alamogordo Financial Corp. at any legal meeting.

Bancorp 34’s articles of incorporation may be amended, upon the submission of an amendment by the board of directors to a vote of the stockholders, by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

(i)	the limitation on voting rights of persons who directly or indirectly beneficially own more than 10% of the outstanding shares of common stock;

(ii)	the division of the board of directors into three staggered classes;

(iii)	the ability of the board of directors to fill vacancies on the board;

(iv)	the requirement that directors may only be removed for cause and by the affirmative vote of at least two-thirds of the votes eligible to be cast by stockholders;

(v)	the ability of the board of directors to amend and repeal the bylaws;

(vi)	the ability of the board of directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Bancorp 34;

(vii)	the authority of the board of directors to provide for the issuance of preferred stock;

(viii)	the validity and effectiveness of any action lawfully authorized by the affirmative vote of the holders of a majority of the total number of outstanding shares of common stock;

(ix)	the number of stockholders constituting a quorum or required for stockholder consent;

(x)	the indemnification of current and former directors and officers, as well as employees and other agents, by Bancorp 34;

(xi)	the limitation of liability of officers and directors to Bancorp 34 for money damages;

(xii)	the inability of stockholders to cumulate their votes in the election of directors;

(xiii)	the advance notice requirements for stockholder proposals and nominations;

(xiv)	The requirement that the forum for certain actions or disputes will be a state or federal court located within the State of Maryland; and

(xv)	the provision of the articles of incorporation requiring approval of at least 80% of the outstanding voting stock to amend the provisions of the articles of incorporation provided in (i) through (xiv) of this list.

Bancorp 34’s articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Bancorp 34’s directors or by the stockholders by the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the outstanding voting stock.

RESTRICTIONS ON ACQUISITION OF BANCORP 34

Although the board of directors of Bancorp 34 is not aware of any effort that might be made to obtain control of Bancorp 34 after the conversion, the board of directors believes that it is appropriate to include certain provisions as part of Bancorp 34’s articles of incorporation to protect the interests of Bancorp 34 and its stockholders from takeovers which the board of directors might conclude are not in the best interests of Bank 34, Bancorp 34 or Bancorp 34’s stockholders.

The following discussion is a general summary of the material provisions of Maryland law, Bancorp 34’s articles of incorporation and bylaws, Bank 34’s charter and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question. Bancorp 34’s articles of incorporation and bylaws are included as part of AF Mutual Holding Company’s application for conversion filed with the Federal Reserve Board and Bancorp 34’s registration statement filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information.”

Maryland Law and Articles of Incorporation and Bylaws of Bancorp 34

Maryland law, as well as Bancorp 34’s articles of incorporation and bylaws, contain a number of provisions relating to corporate governance and rights of stockholders that may discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the board of directors or management of Bancorp 34 more difficult.

Directors. The board of directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of the board of directors. The bylaws establish qualifications for board members, including restrictions on affiliations with competitors of Bank 34 and restrictions based upon prior legal or regulatory violations. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders. Such notice and information requirements are applicable to all stockholder business proposals and nominations, and are in addition to any requirements under the federal securities laws.

Restrictions on Calling Special Meetings. The articles of incorporation and bylaws provide that special meetings of stockholders can be called by the president, the chairman, by a majority of the whole board of directors or upon the written request of stockholders entitled to cast at least a majority of all votes entitled to vote at the meeting.

Prohibition of Cumulative Voting. The articles of incorporation prohibit cumulative voting for the election of directors.

Limitation of Voting Rights. The articles of incorporation provide that in no event will any person who beneficially owns more than 10% of the then-outstanding shares of common stock, be entitled or permitted to vote any of the shares of common stock held in excess of the 10% limit. This provision has been included in the articles of incorporation in reliance on Section 2-507(a) of the Maryland General Corporation Law, which entitles stockholders to one vote for each share of stock unless the articles of incorporation provide for a greater or lesser number of votes per share or limit or deny voting rights.

Restrictions on Removing Directors from Office. The articles of incorporation provide that directors may be removed only for cause, and only by the affirmative vote of the holders of at least two-thirds of the voting power of all of Bancorp 34’s then-outstanding common stock entitled to vote (after giving effect to the limitation on voting rights discussed above in “—Limitation of Voting Rights”).

Authorized but Unissued Shares. After the conversion, Bancorp 34 will have authorized but unissued shares of common and preferred stock. See “Description of Capital Stock of Bancorp 34.” The articles of incorporation authorize 50,000,000 shares of serial preferred stock. Bancorp 34 is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series. In the event of a proposed merger, tender offer or other attempt to gain control of Bancorp 34 that the board of directors does not approve, it may be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of the transaction. An effect of the possible issuance of preferred stock therefore may be to deter a future attempt to gain control of Bancorp 34. The board of directors has no present plan or understanding to issue any preferred stock.

Amendments to Articles of Incorporation and Bylaws. Amendments to the articles of incorporation must be approved by the board of directors and by the affirmative vote of at least two-thirds of the outstanding shares of common stock, or by the affirmative vote of a majority of the outstanding shares of common stock if at least two-thirds of the members of the whole board of directors approves such amendment; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend certain provisions. A list of these provisions is provided under “Comparison of Stockholders’ Rights For Existing Stockholders of Alamogordo Financial Corp.—Amendment of Governing Instruments.”

The articles of incorporation also provide that the bylaws may be amended by the affirmative vote of a majority of Bancorp 34’s directors or by the affirmative vote of at least 80% of the total votes eligible to be cast by stockholders at a duly constituted meeting of stockholders. Any amendment of this super-majority requirement for amendment of the bylaws would also require the approval of 80% of the total votes eligible to be cast.

The provisions requiring the affirmative vote of 80% of the total eligible votes eligible to be cast for certain stockholder actions have been included in the articles of incorporation of Bancorp 34 in reliance on Section 2-104(b)(4) of the Maryland General Corporation Law. Section 2-104(b)(4) permits the articles of incorporation to require a greater proportion of votes than the proportion that would otherwise be required for stockholder action under the Maryland General Corporation Law.

Business Combinations with Interested Stockholders. Maryland law restricts mergers, consolidations, sales of assets and other business combinations between Bancorp 34 and an “interested stockholder.” See

“Comparison of Stockholder Rights for Existing Stockholders of Alamogordo Financial Corp.—Mergers, Consolidations and Sales of Assets.”

Evaluation of Offers. The articles of incorporation of Bancorp 34 provide that its board of directors, when evaluating a transaction that would or may involve a change in control of Bancorp 34 (whether by purchases of its securities, merger, consolidation, share exchange, dissolution, liquidation, sale of all or substantially all of its assets, proxy solicitation or otherwise), may, in connection with the exercise of its business judgment in determining what is in the best interests of Bancorp 34 and its stockholders and in making any recommendation to the stockholders, give due consideration to all relevant factors, including, but not limited to, certain enumerated factors. For a list of these enumerated factors, see “Comparison of Stockholder Rights for Existing Stockholders of Alamogordo Financial Corp.—Evaluation of Offers.”

Purpose and Anti-Takeover Effects of Bancorp 34’s Articles of Incorporation and Bylaws. Our board of directors believes that the provisions described above are prudent and will reduce our vulnerability to takeover attempts and certain other transactions that have not been negotiated with and approved by our board of directors. These provisions also will assist us in the orderly deployment of the offering proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interests of Bancorp 34 and its stockholders. Our board of directors believes that it will be in the best position to determine the true value of Bancorp 34 and to negotiate more effectively for what may be in the best interests of all our stockholders. Accordingly, our board of directors believes that it is in the best interests of Bancorp 34 and all of our stockholders to encourage potential acquirers to negotiate directly with the board of directors and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of our board of directors that these provisions should not discourage persons from proposing a merger or other transaction at a price reflective of the true value of Bancorp 34 and that is in the best interests of all our stockholders.

Takeover attempts that have not been negotiated with and approved by our board of directors present the risk of a takeover on terms that may be less favorable than might otherwise be available. A transaction that is negotiated and approved by our board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for our stockholders, with due consideration given to matters such as the management and business of the acquiring corporation.

Although a tender offer or other takeover attempt may be made at a price substantially above the current market price, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise that is under different management and whose objectives may not be similar to those of the remaining stockholders.

Despite our belief as to the benefits to stockholders of these provisions of Bancorp 34’s articles of incorporation and bylaws, these provisions also may have the effect of discouraging a future takeover attempt that would not be approved by our board of directors, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also make it more difficult to remove our board of directors and management. Our board of directors, however, has concluded that the potential benefits outweigh the possible disadvantages.

Charter of Bank 34

Bank 34’s charter will provide that for a period of five years from the closing of the conversion and offering, no person other than Bancorp 34 may offer directly or indirectly to acquire the beneficial ownership of more than 10% of any class of equity security of Bank 34. This provision will not apply to any tax-qualified employee benefit plan of Bank 34 or Bancorp 34 or to underwriters in connection with a public offering. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to stockholders for a vote.

Federal Conversion Regulations

Federal Reserve Board regulations prohibit any person from making an offer, announcing an intent to make an offer or participating in any other arrangement to purchase stock or acquire stock or subscription rights in a converting institution or its holding company from another person prior to completion of its conversion. Further, without the prior written approval of the Federal Reserve Board, no person may make an offer or announcement of an offer to purchase shares or actually acquire shares of a converted institution or its holding company for a period of three years from the date of the completion of the conversion if, upon the completion of such offer, announcement or acquisition, the person would become the beneficial owner of more than 10% of the outstanding stock of the institution or its holding company. The Federal Reserve Board has defined “person” to include any individual, group acting in concert, corporation, partnership, association, joint stock company, trust, unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution. However, offers made exclusively to a bank or its holding company, or to an underwriter or member of a selling group acting on the converting institution’s or its holding company’s behalf for resale to the general public, are excepted. The regulation also provides civil penalties for willful violation or assistance in any such violation of the regulation by any person connected with the management of the converting institution or its holding company or who controls more than 10% of the outstanding shares or voting rights of a converted institution or its holding company.

Change in Control Law and Regulations

Under the Change in Bank Control Act, no person may acquire control of an insured savings association or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a savings association without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “savings and loan holding company” subject to registration, examination and regulation by the Federal Reserve Board.

Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings and loan holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where, as will be the case with Bancorp 34, the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

DESCRIPTION OF CAPITAL STOCK OF BANCORP 34

General

Bancorp 34 is authorized to issue 100,000,000 shares of common stock, par value of $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share. Bancorp 34 currently expects to issue in the offering and exchange up to 3,438,500 shares of common stock, at the adjusted maximum of the offering range. Bancorp 34 will not issue shares of preferred stock in the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects to, each other share of common stock. Upon payment of the subscription price for the common stock, in accordance with the plan of conversion, all of the shares of common stock will be duly authorized, fully paid and nonassessable.

The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.

Common Stock

Dividends. Bancorp 34 may pay dividends on its common stock if, after giving effect to such dividends, it would be able to pay its debts in the usual course of business and its total assets would exceed the sum of its total liabilities plus the amount needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the dividends. However, even if Bancorp 34’s assets are less than the amount necessary to satisfy the requirement set forth above, Bancorp 34 may pay dividends from: its net earnings for the fiscal year in which the distribution is made; its net earnings for the preceding fiscal year; or the sum of its net earnings for the preceding eight fiscal quarters. The payment of dividends by Bancorp 34 is also subject to limitations that are imposed by applicable regulation, including restrictions on payments of dividends that would reduce Bancorp 34’s assets below the then-adjusted balance of its liquidation account. The holders of common stock of Bancorp 34 will be entitled to receive and share equally in dividends as may be declared by our board of directors out of funds legally available therefor. If Bancorp 34 issues shares of preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon completion of the offering and exchange, the holders of common stock of Bancorp 34 will have exclusive voting rights in Bancorp 34. They will elect Bancorp 34’s board of directors and act on other matters as are required to be presented to them under Maryland law or as are otherwise presented to them by the board of directors. Generally, each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. Any person who beneficially owns more than 10% of the then-outstanding shares of Bancorp 34’s common stock, however, will not be entitled or permitted to vote any shares of common stock held in excess of the 10% limit. If Bancorp 34 issues shares of preferred stock, holders of the preferred stock may also possess voting rights. Certain matters require the approval of 80% of our outstanding common stock.

As a federally chartered stock savings bank, corporate powers and control of Bank 34 are vested in its board of directors, who elect the officers of Bank 34 and who fill any vacancies on the board of directors. Voting rights of Bank 34 are vested exclusively in the owners of the shares of capital stock of Bank 34, which will be Bancorp 34, and voted at the direction of Bancorp 34’s board of directors. Consequently, the holders of the common stock of Bancorp 34 will not have direct control of Bank 34.

Liquidation. In the event of any liquidation, dissolution or winding up of Bank 34, Bancorp 34, as the holder of 100% of Bank 34’s capital stock, would be entitled to receive all assets of Bank 34 available for distribution, after payment or provision for payment of all debts and liabilities of Bank 34, including all deposit accounts and accrued interest thereon, and after distribution of the balance in the liquidation account to Eligible Account Holders and Supplemental Eligible Account Holders. In the event of liquidation, dissolution or winding up of Bancorp 34, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities (including payments with respect to its liquidation account), all of the assets of Bancorp 34 available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Preemptive Rights. Holders of the common stock of Bancorp 34 will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Preferred Stock

None of the shares of Bancorp 34’s authorized preferred stock will be issued as part of the offering or the conversion. Preferred stock may be issued with preferences and designations as our board of directors may from time to time determine. Our board of directors may, without stockholder approval, issue shares of preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

TRANSFER AGENT

The transfer agent and registrar for Bancorp 34’s common stock is Continental Stock Transfer & Trust Company, New York, New York.

EXPERTS

The consolidated financial statements of Alamogordo Financial Corp. and Subsidiary as of December 31, 2015 and 2014, for the year ended December 31, 2015, for the six months ended December 31, 2014 and for the fiscal years ended June 30, 2014 and 2013, have been included herein and in the registration statement in reliance upon the reports of Briggs & Veselka Co., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Keller & Company, Inc. has consented to the publication herein of the summary of its report setting forth its opinion as to the estimated pro forma market value of the shares of common stock upon completion of the conversion and offering and its letters with respect to subscription rights and the liquidation accounts.

LEGAL MATTERS

Luse Gorman, PC, Washington, D.C., counsel to Bancorp 34, AF Mutual Holding Company, Alamogordo Financial Corp. and Bank 34, has issued to Bancorp 34 its opinion regarding the legality of the common stock and the federal income tax consequences of the conversion. Crowe Horwath LLP, Oak Brook, Illinois, has provided an opinion to us regarding the Arizona and New Mexico income tax consequences of the conversion. Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. and, in the event of a syndicated offering, for any other co-managers, by Vedder Price P.C., Chicago, Illinois.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Bancorp 34 has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. Such information, including the appraisal report, which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549, and copies of such material can be obtained from the Securities and Exchange Commission at prescribed rates. The Securities and Exchange Commission’s telephone number is 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission, including Bancorp 34. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions of the material terms of, and should be read in conjunction with, such contract or document.

AF Mutual Holding Company has filed an application for approval of the conversion with the Federal Reserve Board, and Bancorp 34 has filed a savings and loan holding company application with the Federal Reserve Board. To obtain a copy of the applications filed with the Federal Reserve Board, you may contact Karen R. Smith, Director-Applications, of the Federal Reserve Bank of Dallas at (214) 922-6786. The plan of conversion is available, upon request, at each of Bank 34’s offices.

In connection with the offering, Bancorp 34 will register its common stock under Section 12(b) of the Securities Exchange Act of 1934 and, upon such registration, Bancorp 34 and the holders of its common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on common stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, Bancorp 34 has undertaken that it will not terminate such registration for a period of at least three years following the offering.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ALAMOGORDO FINANCIAL CORP.

Page

Consolidated Balance Sheets as of March 31, 2016 and December 31, 2015	F-2

Consolidated Statements of Comprehensive Income (Loss) for the Three Months Ended March 31, 2016 and 2015	F-3

Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2016 and 2015	F-4

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2016 and 2015	F-5

Notes to Consolidated Financial Statements (Unaudited)	F-6

Report of Independent Registered Public Accounting Firm	F-23

Consolidated Balance Sheets as of December 31, 2015 and 2014	F-24

Consolidated Statements of Comprehensive Income (Loss) for the Year Ended December 31, 2015, the Twelve Months Ended December 31, 2014, the Six Months Ended December 31, 2014 and the Years Ended June 30, 2014 and 2013	F-25

Consolidated Statements of Changes in Stockholders’ Equity for the Year Ended December 31, 2015, the Six Months Ended December 31, 2014 and the Years Ended June 30, 2014 and 2013	F-26

Consolidated Statements of Cash Flows for the Year Ended December 31, 2015, the Twelve Months Ended December 31, 2014, the Six Months Ended December 31, 2014 and the Years Ended June 30, 2014 and 2013	F-27

Notes to Consolidated Financial Statements	F-28

F-1

ALAMOGORDO FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	March 31, 2016	December 31, 2015

ASSETS
Cash and due from banks	$3,772,798	$5,959,864
Interest-bearing deposits with banks	12,145,000	13,865,000
Total cash and cash equivalents	15,917,798	19,824,864

Loans held for investment	196,956,689	194,031,590
Allowance for loan losses	(2,052,365)	(1,894,196)
Loans held for investment, net	194,904,324	192,137,394

Loans held for sale	17,597,841	11,380,627
Available-for-sale securities	29,481,319	28,630,551
Other real estate	501,558	306,000
Premises and equipment, net	9,800,123	9,801,328
Stock in financial institutions	1,552,961	1,546,847
Accrued interest receivable	678,287	698,904
Bank owned life insurance	5,386,242	5,355,013
Core deposit intangible	341,237	362,780
Prepaid and other assets	2,344,340	940,099

TOTAL ASSETS	$278,506,030	$270,984,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand deposits	$40,758,662	$37,969,000
Savings and NOW deposits	122,114,090	113,624,419
Time deposits	71,756,018	74,106,894
Total deposits	234,628,770	225,700,313

Federal Home Loan Bank advances	11,000,000	13,000,000
Escrows	370,154	277,370
Accrued interest and other liabilities	2,616,782	2,363,000
Total liabilities	248,615,706	241,340,683

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $0.10 par value; 20,000,000 shares authorized,	168,513	168,513
1,685,132 issued, 1,679,500 outstanding at
March 31, 2016 and December 31, 2015.
Additional paid-in capital	9,715,209	9,713,894
Retained earnings	20,410,736	20,404,880
Accumulated other comprehensive income (loss)	9,636	(216,047)
Treasury stock, at cost; 5,632 shares	(139,332)	(139,332)
Unearned employee stock ownership plan (ESOP) shares	(274,438)	(288,184)
Total stockholders’ equity	29,890,324	29,643,724

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$278,506,030	$270,984,407

The accompanying notes are an integral part of these consolidated financial statements.

F-2

ALAMOGORDO FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended March 31,
	2016	2015

Interest income
Interest and fees on loans	$2,918,231	$2,637,116
Interest on securities	120,407	164,609
Interest on other interest-earning assets	22,299	21,454
Total interest income	3,060,937	2,823,179

Interest expense
Interest on deposits	364,808	332,866
Interest on borrowings	10,808	8,926
Total interest expense	375,616	341,792

Net interest income	2,685,321	2,481,387
Provision for loan losses	52,000	100,000

Net interest income after provision for loan losses	2,633,321	2,381,387

Noninterest income
Gain on sale of loans	1,688,434	888,200
Service charges and fees	99,157	50,119
Loss on sale and impairments of other real estate	-	(200,000)
Loss on sale of securities	-	(13,800)
Bank owned life insurance income	43,024	32,414
Other	53,151	44,894
Total noninterest income	1,883,766	801,827

Noninterest expense
Salaries and benefits	2,581,184	1,925,621
Occupancy	451,529	426,300
Data processing fees	358,690	312,335
FDIC and other insurance expense	71,400	60,600
Professional fees	402,951	232,301
Merger-related expenses	-	94,324
Advertising	52,389	37,569
Net other real estate expenses	2,756	6,945
Other	575,332	351,476
Total noninterest expense	4,496,231	3,447,471

Income (loss) before income taxes	20,856	(264,257)
Provision for income taxes	15,000	-

NET INCOME (LOSS)	5,856	(264,257)

Other comprehensive income (loss)
Unrealized gain (loss) on available-for-sale securities	225,683	(19,914)

COMPREHENSIVE INCOME (LOSS)	$231,539	$(284,171)

Income (loss) per common share:
Basic	$0.00	$(0.16)
Diluted	$0.00	$(0.16)

The accompanying notes are an integral part of these consolidated financial statements.

F-3

ALAMOGORDO FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

				Accumulated
				Other
		Additional		Comprehensive		Unearned	Total
	Common	Paid-In	Retained	Income	Treasury	ESOP	Stockholders’
	Stock	Capital	Earnings	(Loss)	Stock	Shares	Equity

BALANCE, DECEMBER 31, 2014	$168,552	$9,714,459	$20,084,266	$(148,446)	$(139,332)	$(343,168)	$29,336,331

Net loss	-	-	(264,257)	-	-	-	(264,257)
Unrealized (loss) on available-for-sale securities	-	-	-	(19,914)	-	-	(19,914)
Amortization of ESOP award	-	(1,605)	-	-	-	13,746	12,141

BALANCE, MARCH 31, 2015	$168,552	$9,712,854	$19,820,009	$(168,360)	$(139,332)	$(329,422)	$29,064,301

BALANCE, DECEMBER 31, 2015	$168,513	$9,713,894	$20,404,880	$(216,047)	$(139,332)	$(288,184)	$29,643,724

Net income	-	-	5,856	-	-	-	5,856
Unrealized gain on available-for-sale securities	-	-	-	225,683	-	-	225,683
Amortization of ESOP award	-	1,315	-	-	-	13,746	15,061
BALANCE, MARCH 31, 2016	$168,513	$9,715,209	$20,410,736	$9,636	$(139,332)	$(274,438)	$29,890,324

The accompanying notes are an integral part of these consolidated financial statements.

F-4

ALAMOGORDO FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2016	2015
Cash flows from operating activities
Net income (loss)	$5,856	$(264,257)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	151,091	169,228
Stock dividend on financial institution stock	(6,114)	(4,212)
Loss on sale and impairments of other real estate	-	200,000
Amortization of premiums and discounts on securities, net	122,978	131,367
ESOP expense	15,061	12,141
Amortization of core deposit intangible	21,543	27,624
Loss on sale of available-for-sale securities	-	13,800
Gain on sale of loans	(1,688,434)	(888,200)
Proceeds from sale of loans held for sale	44,263,954	30,161,715
Funding of loans held for sale	(47,590,265)	(32,021,824)
Provision for loan losses	52,000	100,000
Net increase in bank-owned life insurance	(31,229)	(32,414)
Changes in operating assets and liabilities:
Accrued interest receivable	20,617	(36,487)
Prepaid and other assets	(1,404,241)	(25,281)
Accrued interest and other liabilities	97,019	(399,281)
Net cash used for operating activities	(5,970,164)	(2,856,081)

Cash flows from investing activities
Proceeds from principal payments on available-for-sale securities	1,354,204	1,330,908
Proceeds from sales of available-for-sale securities	-	2,286,200
Purchases of available-for-sale securities	(2,102,266)	(9,742,836)
Net change in loans held for investment	(4,060,195)	(6,225,233)
Purchases of premises and equipment	(149,886)	(39,421)
Redemption of stock in financial institutions	-	432,000
Net cash used for investing activities	(4,958,143)	(11,958,382)

Cash flows from financing activities
Net change in deposits	8,928,457	(1,090,324)
Net change in escrows	92,784	95,162
Net change in Federal Home Loan Bank advances	(2,000,000)	7,500,000
Net cash provided by financing activities	7,021,241	6,504,838

Net decrease in cash and cash equivalents	(3,907,066)	(8,309,625)

Cash and cash equivalents, beginning of period	19,824,864	14,823,973

Cash and cash equivalents, end of period	$15,917,798	$6,514,348

Supplemental disclosures:
Interest on deposits and advances paid	$378,436	$335,632
Income taxes paid	$15,000	$-
Noncash investing and financing activities:
Transfers of loans to other real estate	$195,558	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

Alamogordo Financial Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Alamogordo Financial Corp. (the “Company”) is a savings and loan holding company that owns 100% of Bank 34 (the “Bank”). On June 30, 2008, the Bank changed its name from Alamogordo Federal Savings and Loan Association to Bank 34. Alamogordo Financial Corp. (the “Parent”) was incorporated on April 30, 1997 and is a majority-owned subsidiary of AF Mutual Holding Company. As of March 31, 2016, AF Mutual Holding Company owned 54.7% of the Company’s outstanding shares of common stock.

The Bank provides a variety of banking services to individuals and businesses through its full-service branches in Alamogordo and Las Cruces, New Mexico, and Scottsdale and Peoria, Arizona. The Bank also operates seven loan production offices in El Paso, Texas, Phoenix and Tucson, Arizona, Albuquerque, New Mexico, Kirkland and Puyallup, Washington, and Medford, Oregon. The loan production offices in Kirkland and Puyallup, Washington, Medford, Oregon, and Tucson, Arizona were opened in early 2016.

A large portion of the Bank’s New Mexico loans are secured by real estate in Otero and Dona Ana Counties. The economy for these counties is heavily dependent on two U.S. Government military installations located in those counties. Accordingly, the ultimate collectability of the Bank’s New Mexico loans are susceptible to changes in U.S. Government military operations in southern New Mexico.

The primary deposit products are demand deposits, certificates of deposit, NOW, savings and money market accounts. The primary lending products are real estate mortgage loans and commercial loans. The Bank is subject to competition from other financial institutions, regulation by certain federal agencies and undergoes periodic examinations by regulatory authorities.

Rising and falling interest rate environments can have various impacts on the Bank’s net interest income, depending on the short-term interest rate gap that the Bank maintains. The Bank’s net interest income is also affected by prepayments of loans and early withdrawals of deposits.

On March 7, 2016, the Boards of Directors of AF Mutual Holding Company, the Parent and the Bank adopted a Plan of Conversion and Reorganization (the “Plan”). Pursuant to the Plan, AF Mutual Holding Company will convert from the mutual holding company form of organization to the fully public form in a “second-step” stock offering. AF Mutual Holding Company will be merged into the Parent, and AF Mutual Holding Company will no longer exist. The Parent will then merge into a new Maryland corporation named Bancorp 34, Inc. The existing publicly held shares of the Parent, which represent the remaining ownership interest in the Parent, will be exchanged for new shares of common stock of the new Maryland corporation.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP). In the opinion of management, the accompanying consolidated financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the financial condition and results of operations at the dates and for the periods presented. The results of operations for the three months ended March 31, 2016 are not necessarily indicative of the results of operations for the full fiscal year. This information should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Basis of Consolidation – The consolidated financial statements include the accounts of Alamogordo Financial Corp. and the Bank. All significant intercompany accounts and transactions have been eliminated.

Reclassifications – Certain reclassifications have been made to prior periods financial information to conform to the current period presentation.

F-6

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses, useful lives used in depreciation and amortization, deferred income taxes and related valuation allowance, valuation of other real estate and core deposit intangibles.

Subsequent Events – Subsequent events have been evaluated through the date the consolidated financial statements were issued.

Summary of Recent Accounting Pronouncements:

Debt Issuance Costs - In April 2015, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, Interest — Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). This update requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt and would be applied using a retrospective approach. This guidance is effective for public companies for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. For all other companies, including emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2015, and interim periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The adoption of ASU 2015-03 did not have a material impact on the Company’s financial statements.

Business Combinations - In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. ASU 2015-16 eliminates the requirement for an acquirer to retrospectively adjust provisional amounts recorded in a business combination to reflect new information about the facts and circumstances that existed as of the acquisition date and that, if known, would have affected measurement or recognition of amounts initially recognized. As an alternative, the amendment requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the financial statements of the period in which adjustments to provisional amounts are determined, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The new standard is effective for public companies prospectively for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, with early adoption permitted. For all other companies, including emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2016, and interim periods within fiscal years beginning after December 15, 2017. The adoption of ASU 2015-16 did not have a material impact on the Company’s financial statements.

Leases - In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This standard requires entities that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The standard is effective for public companies for fiscal years and the interim periods within those fiscal years beginning after December 15, 2018. For all other companies, including emerging growth companies, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. The guidance is required to be applied by the modified retrospective transition approach. Early adoption is permitted. We are currently assessing the impact of the adoption of this authoritative guidance on our consolidated financial statements.

NOTE 2 – AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities have been classified in the consolidated balance sheets according to management’s intent at March 31, 2016 and December 31, 2015. The carrying amount of such securities and their approximate fair values were as follows:

F-7

	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

March 31, 2016
Available-for-sale securities
Mortgage-backed securities	$24,309,721	$103,826	$(141,879)	$24,271,668
U.S. Government agencies	3,274,868	32,999	(5,249)	3,302,618
Municipal obligations	1,887,094	20,592	(653)	1,907,033

	$29,471,683	$157,417	$(147,781)	$29,481,319

December 31, 2015
Available-for-sale securities
Mortgage-backed securities	$23,449,558	$52,498	$(231,560)	$23,270,496
U.S. Government agencies	3,498,469	10,429	(50,085)	3,458,813
Municipal obligations	1,898,571	3,317	(646)	1,901,242

	$28,846,598	$66,244	$(282,291)	$28,630,551

Proceeds from the sale of available-for-sale securities and resulting net gains and net losses were as follows:

	Three Months Ended March 31,
	2016	2015

Proceeds from sale	$-	$2,286,200
(Losses), net	$-	$(13,800)

Amortized cost and fair value of securities by contractual maturity as of March 31, 2016 are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the actual contractual maturities of underlying collateral. Expected maturities may differ from contractual maturities because borrowers may call or prepay obligations.

The scheduled maturities of available-for-sale securities at March 31, 2016 were as follows:

	March 31, 2016
	Amortized	Fair
	Cost	Value

Due in one year or less	$-	$-
Due after one to five years	28,207,821	28,193,363
Due after five to ten years	1,263,862	1,287,956
Due after ten years	-	-

Totals	$29,471,683	$29,481,319

At March 31, 2016 and December 31, 2015, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

F-8

At March 31, 2016 and December 31, 2015, mortgage-backed securities included collateralized mortgage obligations of $6.7 million and $5.9 million, respectively, which are backed by single-family mortgage loans. The Company does not hold any securities backed by commercial real estate loans.

Gross Unrealized Losses and Fair Value – The following tables show the gross unrealized losses and fair values of securities by length of time that individual securities in each category have been in a continuous loss position.

	March 31, 2016
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale securities:
Mortgage-backed securities	$3,556,124	$(25,291)	$8,423,645	$(116,588)	$11,979,769	$(141,879)
U.S. Government agencies	-	-	1,364,141	(5,249)	1,364,141	(5,249)
Municipal obligations	35,300	(653)	-	-	35,300	(653)

Total temporarily impaired securities	$3,591,424	$(25,944)	$9,787,786	$(121,837)	$13,379,210	$(147,781)

	December 31, 2015
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale securities:
Mortgage-backed securities	$13,002,963	$(133,816)	$5,833,352	$(97,744)	$18,836,315	$(231,560)
U.S. Government agencies	1,242,250	(6,715)	1,477,876	(43,370)	2,720,126	(50,085)
Municipal obligations	35,541	(646)	-	-	35,541	(646)

Total temporarily impaired securities	$14,280,754	$(141,177)	$7,311,228	$(141,114)	$21,591,982	$(282,291)

At March 31, 2016, all of the government agencies and mortgage-backed securities held by the Company were issued by U.S. Government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at March 31, 2016 or December 31, 2015.

Loans and securities carried at approximately $115.6 million at March 31, 2016 were pledged to secure FHLB advances. In addition, securities carried at approximately $6.7 million at March 31, 2016 were pledged to secure public deposits.

F-9

NOTE 3 – LOANS HELD FOR INVESTMENT, NET

The components of loans held for investment, net in the consolidated balance sheets were as follows:

	March 31, 2016		December 31, 2015
	Amount	Percent	Amount	Percent

Loans held for investment, net:
Commercial real estate	$149,189,698	75.5%	$146,643,998	75.3%
One- to four-family residential real estate	29,930,302	15.1	31,412,437	16.1
Commercial and industrial	10,798,417	5.5	10,235,492	5.3
Consumer and other	7,703,009	3.9	6,428,765	3.3
Total gross loans	197,621,426	100.0%	194,720,692	100.0%
Unamortized loan fees	(664,737)		(689,102)
Loans held for investment	196,956,689		194,031,590
Allowance for loan losses	(2,052,365)		(1,894,196)
Loans held for investment, net	$194,904,324		$192,137,394

At March 31, 2016 and December 31, 2015 commercial real estate loans include construction loans of $7.7 million and $7.8 million, respectively.

Allowance for Loan Losses and Recorded Investment in Loans – The following is a summary of the allowance for loan losses and recorded investment in loans as of March 31, 2016 and December 31, 2015:

	As of March 31, 2016
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses
Ending balance: individually evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively evaluated for impairment	1,241,068	567,465	197,713	46,119	2,052,365
Total	1,241,068	567,465	197,713	46,119	2,052,365
Gross loans
Ending balance: individually evaluated for impairment	$3,122,828	$1,289,486	$630,195	$23,247	$5,065,756
Ending balance: collectively evaluated for impairment	146,066,870	28,640,816	10,168,222	7,679,762	192,555,670
Ending balance: loans acquired with deteriorated credit quality	-	-	-	-	-
Total	$149,189,698	$29,930,302	$10,798,417	$7,703,009	$197,621,426

F-10

	As of December 31, 2015
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses
Ending balance: individually evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively evaluated for impairment	1,136,458	656,089	63,527	38,122	1,894,196
Total	$1,136,458	$656,089	$63,527	$38,122	$1,894,196

Gross loans
Ending balance: individually evaluated for impairment	$2,221,619	$1,830,826	$354,208	$-	$4,406,653
Ending balance: collectively evaluated for impairment	144,422,379	29,581,611	9,881,284	6,428,765	190,314,039
Ending balance: loans acquired with deteriorated credit quality	-	-	-	-	-
Total	$146,643,998	$31,412,437	$10,235,492	$6,428,765	$194,720,692

The following is a summary of activities for the allowance for loan losses for the three months ended March 31, 2016 and 2015:

	Three Months Ended March 31,
	2016	2015

Beginning balance	$1,894,196	$1,707,282

Provision for loan losses	52,000	100,000

Charge-offs:
Commercial real estate	-	-
One- to four-family residential real estate	(10,756)	-
Commercial and industrial	-	-
Consumer and other	-	(160)
Total charge-offs	(10,756)	(160)

Recoveries:
Commercial real estate	116,125	183,546
One- to four-family residential real estate	800	-
Commercial and industrial	-	-
Consumer and other	-	-
Total recoveries	116,925	183,546
Net recoveries	106,169	183,386

Ending balance	$2,052,365	$1,990,668

F-11

Nonperforming Assets – The following tables present an aging analysis of the recorded investment of past due loans as of March 31, 2016 and December 31, 2015. Payment activity is reviewed by management on a monthly basis to determine the performance of each loan. Per Company policy, loans past due 90 days or more no longer accrue interest.

	Past Due					Total
			90 Days			Financing
	30 - 59 Days	60 - 89 Days	or More	Total	Current	Receivables

March 31, 2016
Commercial real estate	$-	$-	$-	$-	$149,189,698	$149,189,698
One- to four-family residential real estate	434,237	-	634,087	1,068,324	28,861,978	29,930,302
Commercial and industrial	304,144	-	-	304,144	10,494,273	10,798,417
Consumer and other	-	-	-	-	7,703,009	7,703,009

Totals	$738,381	$-	$634,087	$1,372,468	$196,248,958	$197,621,426

	Past Due					Total
			90 Days			Financing
	30 - 59 Days	60 - 89 Days	or More	Total	Current	Receivables

December 31, 2015
Commercial real estate	$-	$-	$-	$-	$146,643,998	$146,643,998
One- to four-family residential real estate	314,541	173,467	788,159	1,276,167	30,136,270	31,412,437
Commercial and industrial	-	-	-	-	10,235,492	10,235,492
Consumer and other	-	-	-	-	6,428,765	6,428,765

Totals	$314,541	$173,467	$788,159	$1,276,167	$193,444,525	$194,720,692

F-12

The following table sets forth nonaccrual loans and other real estate at March 31, 2016 and December 31, 2015:

	March 31,	December 31,
	2016	2015

Nonaccrual loans
Commercial real estate	$-	$-
One- to four-family residential real estate	1,048,451	1,489,851
Commercial and industrial	304,144	354,208
Consumer and other	-	-
Total nonaccrual loans	1,352,595	1,844,059
Other real estate (ORE)	501,558	306,000

Total nonperforming assets	$1,854,153	$2,150,059

Nonperforming assets to gross loans held for investment and ORE	0.94%	1.10%
Nonperforming assets to total assets	0.67%	0.79%

Other real estate consisted of one commercial property and one 1-4 family residence at March 31, 2016 and one commercial property at December 31, 2015.

Credit Quality Indicators – The following table represents the credit exposure by internally assigned grades at March 31, 2016 and December 31, 2015. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan.

	As of March 31, 2016
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total

Grade
Pass	$144,577,449	$28,427,054	$10,078,247	$7,679,762	$190,762,512
Special mention	1,489,421	213,762	89,975	-	1,793,158
Substandard	3,122,828	1,289,486	326,051	23,247	4,761,612
Doubtful	-	-	304,144	-	304,144
Loss	-	-	-	-	-

Totals	$149,189,698	$29,930,302	$10,798,417	$7,703,009	$197,621,426

F-13

	As of December 31, 2015
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total

Grade
Pass	$142,560,320	$29,434,236	$9,785,619	$6,428,765	$188,208,940
Special mention	1,862,059	147,375	95,665	-	2,105,099
Substandard	2,221,619	1,830,826	-	-	4,052,445
Doubtful	-	-	354,208	-	354,208
Loss	-	-	-	-	-

Totals	$146,643,998	$31,412,437	$10,235,492	$6,428,765	$194,720,692

The Bank’s internally assigned grades are as follows:

Pass – Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention – Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard – Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful – All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis of current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has absolutely no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

Impaired Loans – The following table includes the recorded investment and unpaid principal balances, net of charge-offs for impaired loans with the associated allowance amount, if applicable. Management determined the allocated allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the allocated allowance recorded.

F-14

	As of March 31, 2016
		Principal		Average
	Recorded	Net of	Related	Recorded
	Investment	Charge-offs	Allowance	Investment

With no related allowance recorded:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,048,451	1,048,451	-	1,395,991
Commercial and industrial	304,144	304,144	-	380,998
Consumer and other	-	-	-	-

With an allowance recorded:	$-	$-	$-	$-

Total:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,048,451	1,048,451	-	1,395,991
Commercial and industrial	304,144	304,144	-	380,998
Consumer and other	-	-	-	-

	As of December 31, 2015
		Principal		Average
	Recorded	Net of	Related	Recorded
	Investment	Charge-offs	Allowance	Investment

With no related allowance recorded:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,489,851	1,489,851	-	1,949,279
Commercial and industrial	354,208	354,208	-	733,940
Consumer and other	-	-	-	-

With an allowance recorded:	$-	$-	$-	$-

Total:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,489,851	1,489,851	-	1,949,279
Commercial and industrial	354,208	354,208	-	733,940
Consumer and other	-	-	-	-

During the three months ended March 31, 2016 and 2015, no interest income was recognized on these loans as interest collected was credited to loan principal.

Certain loans within the Company’s loan and ORE portfolios are guaranteed by the Veterans Administration (VA). In the event of default by the borrower, the VA can elect to pay the guaranteed amount or take possession of the property. If the VA takes possession of the property, the Company is entitled to be reimbursed for the outstanding principal balance, accrued interest and certain other expenses. There were no commitments from the VA to take title to foreclosed VA properties at March 31, 2016 and December 31, 2015.

F-15

Troubled Debt Restructurings – Restructured loans are considered “troubled debt restructurings” if due to the borrower’s financial difficulties, the Bank has granted a concession that they would not otherwise consider. This may include a transfer of real estate or other assets from the borrower, a modification of loan terms, rates, or a combination of the two. All troubled debt restructurings placed on nonaccrual status must show no less than six consecutive months of repayment performance by the borrower in accordance with contractual terms to return to accrual status. Once a loan has been identified as a troubled debt restructuring, it will continue to be reported as such until the loan is paid in full.

There were no troubled debt restructurings as of March 31, 2016 or December 31, 2015.

In the normal course of business, the Company may modify a loan for a credit worthy borrower where the modified loan is not considered a troubled debt restructuring. In these cases, the modified terms are consistent with loan terms available to credit worthy borrowers and within normal loan pricing. The modifications to such loans are done according to existing underwriting standards which include review of historical financial statements, including current interim information if available, an analysis of the causes of the borrower’s decline in performance, and projections intended to assess repayment ability going forward.

NOTE 4 – CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of core deposit intangible is as follows:

	March 31,	December 31,
	2016	2015

Gross carrying value	$502,000	$502,000
Less accumulated amortization	(160,763)	(139,220)

Core deposit intangible	$341,237	$362,780

Amortization of core deposit intangible was $21,543 and $27,624 for the three months ended March 31, 2016 and 2015, respectively.

NOTE 5 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments to extend credit and may have standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

F-16

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of March 31, 2016 and December 31, 2015:

	March 31,	December 31,
	2016	2015

Commitments to originate and sell mortgage loans	$31,960,061	$15,661,263
Commitments to extend credit	22,994,407	18,695,121
Unused lines of credit	4,819,999	4,591,908

Totals	$59,774,467	$38,948,292

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies by and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit. There were no standby letters of credit at March 31, 2016 and December 31, 2015.

NOTE 6 – REGULATORY MATTERS

Bank 34 is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of March 31, 2016 and December 31, 2015, the Bank meets all capital adequacy requirements to which it is subject.

Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of March 31, 2016, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category.

F-17

The Bank’s actual and required capital amounts and ratios are as follows:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of March 31, 2016:
(Dollars in thousands)

Total Capital
(to Risk-Weighted Assets)	$31,687	16.26%	$15,592	≥8.00%	$19,490	≥10.00%

Tier I Capital
(to Risk-Weighted Assets)	$29,635	15.21%	$11,694	≥6.00%	$15,592	≥8.00%

Common Equity Tier 1 Capital
(to Risk-Weighted Assets)	$29,635	15.21%	$8,771	≥4.50%	$12,669	≥6.50%

Tier I Capital
(to Average Assets)	$29,635	11.09%	$10,690	≥4.00%	$13,363	≥5.00%

As of December 31, 2015:
(Dollars in thousands)

Total Capital
(to Risk-Weighted Assets)	$31,584	16.93%	$14,928	≥8.00%	$18,660	≥10.00%

Tier I Capital
(to Risk-Weighted Assets)	$29,690	15.91%	$11,196	≥6.00%	$14,928	≥8.00%

Common Equity Tier 1 Capital
(to Risk-Weighted Assets)	$29,690	15.91%	$8,397	≥4.50%	$12,129	≥6.50%

Tier I Capital
(to Average Assets)	$29,690	11.06%	$10,742	≥4.00%	$13,428	≥5.00%

NOTE 7 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at March 31, 2016 and December 31, 2015.

Available-for-sale Securities – Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In

F-18

certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include certain residual municipal securities and other less liquid securities.

Loans Held for Sale – The fair value of loans held for sale is based on quoted market prices from FHLMC. FHLMC quotes are updated daily and represent prices at which loans are exchanged in high volumes and in a liquid market.

Other Real Estate – Other real estate is fair valued under Level 3 based on property appraisals less estimated disposition costs, which include both observable and unobservable inputs, at the time of transfer and as appropriate thereafter.

Loans Held for Investment – Loans held for investment are generally not recorded at fair value on a recurring basis. Periodically, the Bank records nonrecurring adjustments to the carrying value of these loans based on fair value measurements for loans subject to impairment. The fair value of impaired loans is typically determined using a combination of observable inputs, such as interest rates, contract terms, appraisals of collateral supporting the loan and recent comparable sales of similar properties, and unobservable inputs such as creditworthiness, disposition costs and underlying cash flows associated with the loan. Since the estimates of fair value utilized for loans also involve unobservable inputs, valuations of impaired loans have been classified as Level 3.

F-19

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value:

	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	Level 1	Level 2	Level 3	Fair Value

March 31, 2016
Recurring basis
Mortgage-backed securities	$-	$24,271,668	$-	$24,271,668
U.S. Government agencies	-	$3,302,618	-	3,302,618
Municipal obligations	-	$1,907,033	-	1,907,033
Nonrecurring basis
Loans held for sale	-	17,597,841	-	17,597,841
Other real estate	-	-	501,558	501,558
Impaired loans	-	-	1,352,595	1,352,595

Totals	$-	$47,079,160	$1,854,153	$48,933,314

December 31, 2015
Recurring basis
Mortgage-backed securities	$-	$23,270,496	$-	$23,270,496
U.S. Government agencies	-	3,458,813	-	3,458,813
Municipal obligations	-	1,901,242	-	1,901,242
Nonrecurring basis
Loans held for sale	-	11,380,627	-	11,380,627
Other real estate	-	-	306,000	306,000
Impaired loans	-	-	1,844,059	1,844,059

Totals	$-	$40,011,178	$2,150,059	$42,161,237

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown represent values at which the respective financial instruments could be sold individually or in the aggregate.

F-20

The following tables present estimated fair values of the Company’s financial instruments at March 31, 2016 and December 31, 2015.

			Quoted Prices	Significant
			in Active	Other	Significant
			Markets for	Observable	Unobservable
	Carrying		Identical Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
At March 31, 2016
Financial assets:
Cash and due from banks	$3,773	$3,773	$3,773	$-	$-
Interest-bearing deposits with banks	12,145	12,145	12,145	-	-
Available-for-sale securities	29,481	29,481	-	29,481	-
Loans held for sale	17,598	17,598	-	17,598	-
Loans held for investment, net	194,904	194,934	-	-	194,934
Stock in financial institutions	1,553	1,553	-	1,553	-

Financial liabilities:
Demand deposits, savings and NOW deposits	162,873	160,198	160,198	-	-
Time deposits	71,756	71,791	-	71,791	-
Federal Home Loan Bank advances	11,000	10,998	-	10,998	-

At December 31, 2015
Financial assets:
Cash and due from banks	$5,960	$5,960	$5,960	$-	$-
Interest-bearing deposits with banks	13,865	13,865	13,865	-	-
Available-for-sale securities	28,631	28,631	-	28,631	-
Loans held for sale	11,381	11,381	-	11,381	-
Loans held for investment, net	192,137	195,631	-	-	195,631
Stock in financial institutions	1,547	1,547	-	1,547	-

Financial liabilities:
Demand deposits, savings and NOW deposits	151,593	147,947	147,947	-	-
Time deposits	74,107	74,149	-	74,149	-
Federal Home Loan Bank advances	13,000	13,004	-	13,004	-

The following methods and assumptions were used to estimate the fair value of the additional classes of financial instruments shown:

Cash and Due from Banks, Interest-Bearing Deposits with Banks and Stock in Financial Institutions– The carrying amount approximates fair value.

Deposits and Federal Home Loan Bank (FHLB) Advances – Deposits include demand deposits, savings accounts, NOW accounts and money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits and FHLB advances is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits and advances of similar remaining maturities.

NOTE 8 –EARNINGS (LOSS) PER SHARE

Earnings (Loss) Per Share – Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. For earning per share computations, unallocated ESOP shares are treated like treasury shares and not considered outstanding. The calculation of diluted weighted-average shares outstanding for the three months ended March 31, 2016 and 2015 excludes 18,020 shares issuable pursuant to outstanding stock options because their effect would be anti-dilutive.

F-21

	Three Months Ended
	March 31,
	2016	2015

Net income (loss)	$5,856	$(264,257)

Weighted-average shares outstanding	1,662,105	1,657,227

Income (loss) per common share:
Basic	$0.00	$(0.16)
Diluted	$0.00	$(0.16)

F-22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Alamogordo Financial Corp.

Alamogordo, New Mexico

We have audited the accompanying consolidated balance sheets of Alamogordo Financial Corp. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2015, the six months ended December 31, 2014, and the fiscal years ended June 30, 2014 and 2013. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alamogordo Financial Corp. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015, the six months ended December 31, 2014 and the fiscal years ended June 30, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

March 28, 2016

F-23

ALAMOGORDO FINANCIAL CORP.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014

ASSETS
Cash and due from banks	$5,959,864	$12,708,542
Interest-bearing deposits with banks	13,865,000	2,115,431
Total cash and cash equivalents	19,824,864	14,823,973

Loans held for investment	194,031,590	175,697,082
Allowance for loan losses	(1,894,196)	(1,707,282)
Loans held for investment, net	192,137,394	173,989,800

Loans held for sale	11,380,627	9,429,090
Available-for-sale securities	28,630,551	29,017,912
Other real estate	306,000	820,000
Premises and equipment, net	9,801,328	10,031,492
Stock in financial institutions	1,546,847	1,905,935
Accrued interest receivable	698,904	655,201
Bank owned life insurance	5,355,013	5,223,189
Core deposit intangible	362,780	465,168
Prepaid and other assets	940,099	592,225

TOTAL ASSETS	$270,984,407	$246,953,985

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Demand deposits	$37,969,000	$17,975,857
Savings and NOW deposits	113,624,419	100,574,790
Time deposits	74,106,894	83,388,039
Total deposits	225,700,313	201,938,686

Federal Home Loan Bank advances	13,000,000	12,500,000
Escrows	277,370	271,141
Accrued interest and other liabilities	2,363,000	2,907,827
Total liabilities	241,340,683	217,617,654

Commitments and contingencies	-	-

Stockholders’ equity
Common stock, $0.10 par value; 20,000,000 shares authorized, 1,685,132 issued, 1,679,500 outstanding at December 31, 2015 and 2014.	168,513	168,552
Additional paid-in capital	9,713,894	9,714,459
Retained earnings	20,404,880	20,084,266
Accumulated other comprehensive loss	(216,047)	(148,446)
Treasury stock, at cost; 5,632 shares	(139,332)	(139,332)
Unearned employee stock ownership plan (ESOP) shares	(288,184)	(343,168)
Total stockholders’ equity	29,643,724	29,336,331

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$270,984,407	$246,953,985

The accompanying notes are an integral part of these consolidated financial statements.

F-24

ALAMOGORDO FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Twelve Months	Six-Months
	Year ended	Ended	Ended
	December 31,	December 31,	December 31,	Year ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)
Interest income
Interest and fees on loans	$11,643,531	$7,492,547	$4,429,322	$6,048,268	$6,819,081
Interest on securities	506,108	843,251	445,056	873,239	662,709
Interest on other interest-earning assets	74,087	31,306	19,880	18,271	20,717
Total interest income	12,223,726	8,367,104	4,894,258	6,939,778	7,502,507

Interest expense
Interest on deposits	1,371,703	1,057,718	606,050	959,395	1,249,672
Interest on borrowings	62,192	336,322	161,216	403,820	581,119
Total interest expense	1,433,895	1,394,040	767,266	1,363,215	1,830,791

Net interest income	10,789,831	6,973,064	4,126,992	5,576,563	5,671,716
Provision for (credit to) loan losses	694,000	50,000	50,000	-	(121,000)
				-	-
Net interest income after provision for (credit to) loan losses	10,095,831	6,923,064	4,076,992	5,576,563	5,792,716

Noninterest income
Gain on sale of loans	4,847,600	3,019,831	1,643,230	2,501,821	3,125,796
Service charges and fees	296,629	269,388	119,025	250,256	199,452
(Loss) gain on sale and impairments of other real estate	(517,863)	60,332	-	23,846	(14,388)
Gain (loss) on sale of securities	6,414	(327,914)	(356,645)	(3,000)	(81,572)
Bank owned life insurance income	131,823	141,896	71,353	148,377	196,972
Bargain purchase gain	-	2,898,847	2,898,847	-	-
Other	138,309	180,184	97,547	162,302	170,130
Total noninterest income	4,902,912	6,242,564	4,473,357	3,083,602	3,596,390

Noninterest expense
Salaries and benefits	8,304,436	6,476,691	3,760,807	5,305,419	5,599,006
Occupancy	1,597,282	1,275,693	728,654	1,107,211	1,145,149
Data processing fees	1,612,302	882,945	471,658	754,833	548,172
FDIC and other insurance expense	258,854	252,319	108,499	231,180	308,727
Professional fees	945,859	519,129	266,783	356,662	383,943
Merger-related expenses	99,577	1,377,168	800,965	920,420	234,007
Advertising	220,230	130,160	59,616	192,705	178,853
Net other real estate expenses	23,175	25,840	7,030	58,509	102,752
Prepayment penalty, FHLB advances	-	532,125	532,125	-	-
Other	1,596,414	1,294,214	791,479	967,802	985,492
Total noninterest expense	14,658,129	12,766,284	7,527,616	9,894,741	9,486,101

Income (loss) before income taxes	340,614	399,344	1,022,733	(1,234,576)	(96,995)
Provision for income taxes	20,000	73,760	73,760	-	35,527

NET INCOME (LOSS)	320,614	325,584	948,973	(1,234,576)	(132,522)

Other comprehensive (loss) income
Unrealized (loss) gain on available-for-sale securities	(67,601)	916,352	401,181	(38,184)	(635,904)

COMPREHENSIVE INCOME (LOSS)	$253,013	$1,241,936	$1,350,154	$(1,272,760)	$(768,426)

Income (loss) per common share:
Basic	$0.19	$0.23	$0.61	$(0.95)	$(0.10)
Diluted	$0.19	$0.23	$0.61	$(0.95)	$(0.10)

The accompanying notes are an integral part of these consolidated financial statements.

F-25

ALAMOGORDO FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

				Accumulated
				Other
		Additional		Comprehensive			Unearned	Total
	Common	Paid-In	Retained	Income	Unearned	Treasury	ESOP	Stockholders'
	Stock	Capital	Earnings	(Loss)	Stock awards	Stock	Shares	Equity

BALANCE, JUNE 30, 2012	$132,411	$4,090,889	$20,502,391	$124,461	$(10,280)	$(163,625)	$-	$24,676,247
								-
Net loss	-	-	(132,522)	-	-	-	-	(132,522)
Unrealized (loss) on available-for-sale securities	-	-	-	(635,904)	-	-	-	(635,904)
Stock repurchases	-	-	-	-	-	(320,781)	-	(320,781)
Stock-based compensation	-	-	-	-	10,280	-	-	10,280

BALANCE, JUNE 30, 2013	$132,411	$4,090,889	$20,369,869	$(511,443)	$-	$(484,406)	$-	$23,597,320

Net loss	-	-	(1,234,576)	-	-	-	-	(1,234,576)
Unrealized (loss) on available-for-sale securities	-	-	-	(38,184)	-	-	-	(38,184)
Unallocated/unearned ESOP shares	-	-	-	-	-	-	(160,895)	(160,895)
Amortization of ESOP award	-	(4,165)	-	-	-	-	24,106	19,941
Sale of treasury shares to ESOP	-	(117,303)	-	-	-	345,074	(227,771)	-

BALANCE, JUNE 30, 2014	$132,411	$3,969,421	$19,135,293	$(549,627)	$-	$(139,332)	$(364,560)	$22,183,606

Net income	-	-	948,973	-	-	-	-	948,973
Unrealized gain on available-for-sale securities	-	-	-	401,181	-	-	-	401,181
Issuance of common stock in merger	36,141	5,747,287	-	-	-	-	-	5,783,428
Amortization of ESOP award	-	(2,249)	-	-	-	-	21,392	19,143

BALANCE, DECEMBER 31, 2014	$168,552	$9,714,459	$20,084,266	$(148,446)	$-	$(139,332)	$(343,168)	$29,336,331

Net income	-	-	320,614	-	-	-	-	320,614
Unrealized (loss) on available-for-sale securities	-	-	-	(67,601)	-	-	-	(67,601)
Amortization of ESOP award	-	(604)	-	-	-	-	54,984	54,380
Other	(39)	39	-	-	-	-	-	-
BALANCE, DECEMBER 31, 2015	$168,513	$9,713,894	$20,404,880	$(216,047)	$-	$(139,332)	$(288,184)	$29,643,724

The accompanying notes are an integral part of these consolidated financial statements.

F-26

ALAMOGORDO FINANCIAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

		Twelve-month	Six-month
	Year ended	period ended	period ended
	December 31,	December 31,	December 31,	Year ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)
Cash flows from operating activities
Net income (loss)	$320,614	$325,584	$948,973	$(1,234,576)	$(132,522)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Depreciation and amortization	630,595	535,755	285,318	506,932	530,614
Stock dividend on financial institution stock	(7,112)	-	-	-	(5,816)
Loss (gain) on sale and impairments of other real estate	517,863	(60,332)	-	(23,846)	14,388
Amortization of premiums and discounts on securities, net	612,725	1,151,175	870,747	730,956	1,065,162
ESOP expense	54,380	39,084	19,143	19,941	-
Amortization of core deposit intangible	102,388	36,832	36,832	-	-
Bargain purchase gain	-	(2,898,847)	(2,898,847)	-	-
(Gain) loss on sale of available-for-sale securities	(6,414)	327,914	356,645	3,000	81,572
Gain on sale of loans	(4,847,600)	(3,019,831)	(1,643,230)	(2,501,821)	(3,125,796)
Stock-based compensation	-	-	-	-	10,280
Proceeds from sale of loans held for sale	153,629,618	98,308,994	50,497,855	93,554,202	102,865,408
Funding of loans held for sale	(145,588,454)	(98,376,190)	(48,004,914)	(95,036,120)	(99,149,636)
Provision for (credit to) loan losses	694,000	50,000	50,000	-	(121,000)
Earnings on bank-owned life insurance	(131,823)	(141,896)	(71,353)	(148,377)	(196,972)
Changes in operating assets and liabilities:
Accrued interest receivable	(43,703)	169,144	180,395	(13,332)	23,065
Income taxes receivable	-	534,442	224,111	310,331	74,600
Prepaid and other assets	(347,874)	(178,241)	(181,974)	(18,166)	912,713
Accrued interest and other liabilities	(544,827)	1,176,051	764,374	204,008	770,445
Other	40,517	(22,586)	(90)	-	-
Net cash provided by (used for) operating activities	5,084,893	(2,042,948)	1,433,985	(3,646,868)	3,616,505

Cash flows from investing activities
Proceeds from principal payments on available-for-sale securities	6,656,949	5,226,173	2,569,444	7,441,124	11,729,090
Proceeds from sales of available-for-sale securities	2,799,336	31,163,517	29,108,517	15,092,151	3,685,377
Purchases of available-for-sale securities	(9,742,836)	(5,848,077)	(5,848,077)	(6,924,730)	(31,265,472)
Funding of ESOP	-	(106,919)	-	(106,919)	-
Net change in loans held for investment	(24,038,173)	(15,222,549)	(15,657,885)	(1,689,674)	19,488,012
Purchases of premises and equipment	(417,788)	(23,398)	(11,063)	(27,671)	(255,872)
Redemption (purchases) of stock in financial institutions	366,200	(391,315)	(593,500)	307,752	(19,771)
Net proceeds from sales of other real estate	24,454	631,221	16,888	660,189	3,158,151
Cash paid for acquisition	-	(3,804,414)	(3,804,414)	-	-
Cash received for acquisition	-	2,208,730	2,208,730	-	-
Net cash (used for) provided by investing activities	(24,351,858)	13,832,969	7,988,640	14,752,222	6,519,515

Cash flows from financing activities
Net change in deposits	23,761,627	(4,527,102)	(8,239,212)	(844,339)	(7,903,880)
Net change in escrows	6,229	3,226	4,732	(14,284)	(69,259)
Stock repurchases	-	-	-	-	(320,781)
Net change in Federal Home Loan Bank advances	500,000	526,655	3,690,068	(4,517,267)	(2,175,048)
Net cash provided by (used for) financing activities	24,267,856	(3,997,221)	(4,544,412)	(5,375,890)	(10,468,968)

Net increase (decrease) in cash and cash equivalents	5,000,891	7,792,800	4,878,213	5,729,464	(332,948)

Cash and cash equivalents, beginning of period	14,823,973	7,031,173	9,945,760	4,216,296	4,549,244

Cash and cash equivalents, end of period	$19,824,864	$14,823,973	$14,823,973	$9,945,760	$4,216,296

Supplemental disclosures:
Interest on deposits and advances paid	$1,426,975	$1,422,814	$792,846	$1,373,379	$1,864,243
Income taxes paid (refund)	$20,000	$(310,331)	$-	$(310,331)	$-
Noncash investing and financing activities:
Transfers of loans to other real estate	$28,317	$81,518	$-	$81,518	$-
Sale and financing of other real estate	$-	$-	$-	$-	$2,509,570
Sale of treasury shares to ESOP	$-	$345,074	$-	$345,074	$-
Issuance of common stock in merger	$-	$5,783,428	$5,783,428	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-27

Alamogordo Financial Corp.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING AND REPORTING POLICIES

Alamogordo Financial Corp. (the “Company”) is a savings and loan holding company that owns 100% of Bank 34 (the “Bank”). On June 30, 2008, the Bank changed its name from Alamogordo Federal Savings and Loan Association to Bank 34. Alamogordo Financial Corp. (the “Parent”) was incorporated on April 30, 1997 and is a majority-owned subsidiary of AF Mutual Holding Company. As of December 31, 2015, AF Mutual Holding Company owned 54.7% of the Company’s outstanding shares of common stock.

Effective December 31, 2014 all three companies changed their fiscal year ends to December 31 from June 30.

The Company completed its acquisition of Bank 1440 on August 29, 2014. Merger consideration was $9.6 million, including $3.8 million in cash and 360,635 shares of Alamogordo Financial Corp. common stock valued at $5.8 million. In the merger, the Company received assets valued at $88.3 million and assumed liabilities of $75.8 million. The transaction resulted in an increase in stockholders’ equity of $8.7 million, including $5.8 million due to the fair value of shares issued and the $2.9 million bargain purchase gain recorded in the consolidated statements of comprehensive income (loss).

The Bank provides a variety of banking services to individuals and businesses through its full-service branches in Alamogordo and Las Cruces, New Mexico and Scottsdale and Peoria, Arizona. The Bank opened a loan production office in El Paso, Texas in the first quarter of 2015.

A large portion of the Bank’s New Mexico loans are secured by real estate in Otero and Dona Ana Counties. The economy for these counties is heavily dependent on two U.S. Government military installations located in those counties. Accordingly, the ultimate collectability of the Bank’s New Mexico loans are susceptible to changes in U.S. Government military operations in southern New Mexico.

The primary deposit products are demand deposits, certificates of deposit, NOW, savings and money market accounts. The primary lending products are real estate mortgage loans and commercial loans. The Bank is subject to competition from other financial institutions, regulation by certain federal agencies and undergoes periodic examinations by regulatory authorities.

Rising and falling interest rate environments can have various impacts on the Bank’s net interest income, depending on the short-term interest rate gap that the Bank maintains. The Bank’s net interest income is also affected by prepayments of loans and early withdrawals of deposits.

Basis of Presentation – The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis of Consolidation – The consolidated financial statements include the accounts of Alamogordo Financial Corp. and the Bank. All significant intercompany accounts and transactions have been eliminated.

Reclassifications – Certain reclassifications have been made to prior periods financial information to conform to the current period presentation.

F-28

Use of Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates include, but are not limited to, allowance for loan losses, useful lives used in depreciation and amortization, deferred income taxes and related valuation allowance, valuation of other real estate and core deposit intangibles.

Cash and Cash Equivalents – Cash and cash equivalents include cash, due from banks, and federal funds sold. Generally, the Company considers all highly-liquid instruments with original maturities of three months or less to be cash equivalents. In monitoring credit risk associated with deposits in other banks, the Bank periodically evaluates the stability of the correspondent financial institutions.

Securities – The Company reviews its financial position, liquidity, and future plans in evaluating the criteria for classifying securities. Available-for-sale securities consist of bonds, notes, debentures, mortgage-backed securities, municipal obligations and certain equity securities not classified as trading securities or as held-to-maturity securities. Unrealized holding gains and losses, net of tax, on available-for-sale securities are reported as a net amount in a separate component of stockholders’ equity. Gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Declines in the fair value of individual available-for-sale securities below their cost that are other-than-temporary result in write-downs of the individual securities to their fair value. The related write-downs are included in earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the expected life of the security.

Loans Held for Investment, Net – Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific allowances and net of any deferred fees or costs. Loans are considered past due or delinquent based on the contractual terms in the loan agreement and how recently repayments have been received. Interest income is recognized based upon principal amounts outstanding. The accrual of interest is discontinued at the time the loan is 90 days past due or when, in the opinion of management, there is doubt about the ability of the borrower to pay interest or principal, unless the credit is well secured and in process of collection. Interest previously accrued but uncollected on such loans is reversed and charged against current income. Subsequent interest collected on such loans is credited to loan principal if, in the opinion of management, collectability of principal is doubtful; otherwise, the interest collected is recognized as income and resumption of interest accruals may occur. Loans are charged-off as uncollectible when, in the opinion of management, collectability of principal is improbable. Personal loans are typically charged off when no later than 180 days past due.

The allowance for loan losses is maintained at a level which, in management’s judgment, is adequate to absorb probable credit losses inherent in the loan portfolio. The amount of the allowance is based on management’s evaluation of the collectability of the loan portfolio, including the nature of the portfolio; credit concentrations; trends in historical loss experience; and specific impaired loans and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. Because of uncertainties associated with regional economic conditions, collateral values, and future cash flows on impaired loans, it is reasonably possible that management’s estimate of probable credit losses inherent in the loan portfolio and the related allowance may change materially in the near-term. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Management’s periodic evaluation of the adequacy of the allowance is based on the current level of net loan losses, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

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Loans Held for Sale – Loans held for sale includes one- to four-family residential real estate loans, and periodically, a portion of Small Business Administration (“SBA”) loans the Company intends to sell. They are carried at the lower of aggregate cost or fair value. Gains and losses on the sale of mortgage loans are recognized upon sale and are determined by the difference between the sales proceeds and carrying value of the loans. These loans are generally sold within 7 to 14 days of origination. Net unrealized losses, if any, are recorded as a valuation allowance and charged to operations. The December 31, 2015 and 2014 loans held for sale portfolio totaled $11.4 million and $9.4 million, respectively, all of which were one- to four-family residential real estate loans.

Transfers of Financial Assets – Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right, free of conditions that constrain it from taking advantage of that right, to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Other Real Estate (ORE) – ORE consists of properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. These properties are carried at fair market value based on appraisal value less estimated sales costs. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses; any subsequent valuation adjustments are charged to expense, and the basis of the properties is reduced accordingly. These properties are not held for the production of income and, therefore, are not depreciated. Significant improvements expected to increase the resale value are capitalized and added to the value of the property.

Premises and Equipment – Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method in amounts sufficient to relate the cost of depreciable assets to operations over the estimated useful lives of the assets which range from three to seven years for equipment and fifteen to forty years for leasehold improvements and buildings. Maintenance and repairs that do not extend the useful lives of premises and equipment are charged to expense as incurred.

Bank Owned Life Insurance (BOLI) – The Bank holds BOLI representing life insurance on the lives of certain executives of the Bank purchased in order to help offset the costs of the Bank’s benefit expenses. BOLI is carried on our consolidated balance sheets at the net cash surrender value of the policies and increases in the net cash surrender value are recorded in noninterest income in the consolidated statements of comprehensive income (loss) as bank owned life insurance income.

Core deposit intangible (CDI) – Core deposit intangible represents a premium paid to acquire core deposits representing the net present value of core deposits acquired over their book value on the acquisition date. The core deposit intangible is amortized using the double declining balance method over the 9-year estimated useful lives of the core deposits. Core deposit intangibles are tested for impairment whenever events or changes in circumstances indicate the carrying value of the assets may be larger than the value of the future undiscounted cash flows.

Income Taxes – Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax basis of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized. Accrued interest and penalties associated with uncertain tax positions are recognized as part of the income tax provision. The Company has no uncertain tax provisions.

Fair Value Measurements – Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. A three-level fair value hierarchy prioritizes the inputs used to measure fair value:

•	Level 1 – Quoted prices in active markets for identical assets or liabilities; includes certain U.S. Treasury and other U.S. Government agency debt that is highly-liquid and is actively traded in over-the-counter markets.

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•	Level 2 – Inputs that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•	Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Financial Instruments with Off-Balance-Sheet Risk – In the ordinary course of business, the Bank enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded or related fees are incurred or received. The credit risk associated with these instruments is evaluated using the same methodology as for loans held for investment.

Advertising Cost – The Company conducts direct and non-direct response advertising. These costs are expensed as incurred. Advertising costs for the year ended December 31, 2015 , the twelve months ended December 31, 2014, the six months ended December 31, 2014 and the fiscal years ended June 30, 2014 and 2013 were $220,000, $130,000, $60,000, $193,000 and $179,000, respectively.

Comprehensive Income (Loss) – Comprehensive income (loss) consists of net income (loss) and net unrealized gains and losses on securities available-for-sale, net of taxes when applicable.

Stock-Based Compensation – The Company has a Stock Option Plan and a Recognition and Retention Plan which each award shares of the Company’s stock to directors and key employees.

The Company separates each award into vesting tranches and recognizes expense on the fair value of the option for each tranche over the vesting period. The fair value of options granted are estimated using the Black-Scholes option pricing model with the following assumptions: expected dividend yield, expected stock price volatility, risk-free rate of return, and the expected life of the options.

During the fiscal year ended December 31, 2015, the twelve months ended December 31, 2014, the six months ended December 31, 2014 and the fiscal years ended June 30, 2014 and 2013, there were no options granted.

Employee Stock Ownership Plan (ESOP) – The cost of shares issued to the ESOP, but not yet committed to be released, is shown as a reduction of stockholders’ equity. For ESOP shares committed to be released, the Bank recognizes compensation expense equal to the average fair value of the shares committed to be released during the period in accordance with the provisions of FASB ASC 718-40-30, “Compensation-Stock Compensation-Employee Stock Ownership Plans.” To the extent that the fair value of the ESOP shares differs from the cost of such shares, the difference is charged or credited to stockholders’ equity as additional paid-in capital. The Bank makes contributions equal to the ESOP's debt service, less dividends on unallocated and allocated (if any) shares used to repay the loan. Dividends on allocated ESOP shares are charged to retained earnings.

Business Combinations – The Company accounts for business combinations under the acquisition method of accounting in accordance with ASC 805, “Business Combinations” (“ASC 805”). The Company recognizes the full estimated fair value of the assets received and liabilities assumed, immediately expenses transaction costs and accounts for restructuring plans separately from the business combination. There is no recognition of the acquired allowance for loan losses on our consolidated balance sheet as credit related factors are incorporated directly into the estimated fair value of the loans recorded at the effective date of the business combination. The excess of the cost of the merger over the fair value of the net tangible and intangible assets acquired, if any, is recorded as goodwill. Alternatively, a bargain purchase gain is recorded equal to the amount by which the estimated fair value of assets received exceeds the estimated fair value of liabilities assumed and consideration paid. Results of operations of the

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acquired business are included in our statement of comprehensive income (loss) from the effective date of the business combination.

Subsequent Events – Subsequent events have been evaluated through the date of the Report of Independent Registered Public Accounting Firm which is the date the consolidated financial statements were issued.

Summary of Recent Accounting Pronouncements:

Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure - In January 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-04, "Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure." The objective of this guidance is to clarify when an in substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU No. 2014-04 states that an in substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU No. 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU No. 2014-04 is effective for interim and annual reporting periods beginning after December 15, 2014. The adoption of ASU No. 2014-04 did not have a material impact on the Company's Consolidated Financial Statements.

Debt Issuance Costs - In April 2015, Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs (ASU 2015-03). This update requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying amount of the related debt and would be applied using a retrospective approach. This guidance is effective for annual periods beginning after December 31, 2015, and interim periods beginning after December 15, 2016. Early adoption is permitted for financial statements that have not been previously issued. The adoption of ASU 2015-03 will not have a material impact on the Company’s financial statements.

Business Combinations - In September 2015, the FASB issued ASC 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. ASU 2015-16 eliminates the requirement for an acquirer to retrospectively adjust provisional amounts recorded in a business combination to reflect new information about the facts and circumstances that existed as of the acquisition date and that, if known, would have affected measurement or recognition of amounts initially recognized. As an alternative, the amendment requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments require that the acquirer record, in the financial statements of the period in which adjustments to provisional amounts are determined, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The new standard is effective prospectively for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years, with early adoption permitted. The adoption of ASU 2015-03 will not have a material impact on the Company’s financial statements.

Leases - In February 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-02 “Leases (Topic 842).” This standard requires entities that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The standard is effective for fiscal years and the interim periods within those fiscal years beginning after December 15, 2018. The guidance is required to be applied by the modified retrospective transition approach. Early adoption is permitted. We are currently assessing the impact of the adoption of this authoritative guidance on our consolidated financial statements.

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NOTE 2 – BUSINESS COMBINATION

On August 29, 2014 (“acquisition date”), the Company acquired 100% of the outstanding stock of Bank 1440, a state-chartered commercial bank headquartered in Phoenix, Arizona with approximately $88.3 million in assets at fair value and two branches. Bank 1440 shareholders received $0.94 in cash and 0.17064 shares of the Company’s common stock in exchange for each share of Bank 1440 common stock and Series A preferred stock, resulting in the Company issuing 360,635 shares of its common stock, subject to adjustment for cash paid in lieu of fractional shares. The acquisition resulted from a combination of expected synergies and the intent to expand business operations in Phoenix, Arizona.

The Bank 1440 transaction was accounted for using the acquisition method of accounting and accordingly, assets acquired, liabilities assumed and consideration exchanged were recorded at estimated fair value on the acquisition date. Per the applicable accounting guidance for business combinations, these fair values are subject to refinement for up to one year after the closing date of the acquisition as additional information relative to closing date fair values become available. No subsequent fair value refinements were made related to the Bank 1440 transaction.

A bargain purchase gain of $2.9 million was recognized in noninterest income, which is calculated as the excess of net identifiable assets acquired at $12.5 million over consideration transferred of $9.6 million. No tax benefit or expense was recognized on the fair market value adjustments since the Company and Bank 1440 both have 100% valuation allowances against their net deferred tax assets and neither has been imputing tax benefits or expense on current income due to past years net operating losses. The following tables provide the purchase price calculation as of the acquisition date and the identifiable assets purchased and the liabilities assumed at their estimated fair value. These fair value measurements are based on third-party valuations that are subject to refinement for up to one year after the acquisition date based on additional information obtained by management that existed as of the acquisition date.

August 29,
2014
Purchase Price

Gross AFC Shares Issued on Exchange	360,635
Closing price per share of the Company's Common Stock	$16.00

Stock Consideration (0.17064 ratio)	$5,770,160

Option and Warrant consideration	$1,298,629
20% Cash and Cash in Lieu	2,105,785
Dissenters Payments	400,000

Cash Consideration	$3,804,414

Total purchase price	$9,574,574

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Statement of Net Assets Acquired at Fair Value:

ASSETS
Cash and due from banks	$2,208,730
Available-for-sale securities	17,365,877
Loans held for investment, net	67,383,915
Premises and equipment, net	326,428
Core deposit intangible	502,000
Accrued interest receivable and other assets	482,354
Total assets	$88,269,304	$88,269,304

LIABILITIES
Deposits	$75,504,917
Federal Home Loan Bank advances	-
Accrued interest and other liabilities	290,966
Total liabilities	$75,795,883	(75,795,883)

Net identifiable assets acquired		$12,473,421

Total purchase price		$(9,574,574)

Bargain purchase gain		$2,898,847

Bank 1440’s results of operations prior to the Acquisition Date are not included in the Company’s consolidated statements of comprehensive income (loss). The operating results of the Company include the operating results of the acquired assets and assumed liabilities subsequent to the Acquisition Date. The operations of Bank 1440 provided approximately $1.3 million in interest income on loans and approximately $215,000 in interest income on securities for the period from the Acquisition Date to December 31, 2014, ignoring purchase accounting fair value adjustment amortization.

Merger-related charges of $100,000 and $1.4 million were recorded in the Company’s consolidated statements of comprehensive income (loss) as noninterest expense for the years ended December 31, 2015 and 2014, respectively, and include incremental costs to integrate the operations of the Company and Bank 1440. Such expenses were for professional services including legal fees, costs related to termination of existing contractual arrangements for various services including the write off of tenant improvements as a result of planned relocation of the Phoenix office, travel costs, printing, supplies and other costs. Core operating systems were converted in March 2015. The integration of Bank 1440 into the Company is complete.

The following table provides the unaudited pro forma information for the results of operations for the years ended December 31, 2015 and 2014 as if the acquisition had occurred January 1 of each year. These adjustments include the impact of certain purchase accounting adjustments including accretion of loan discounts, core deposit intangible amortization, fixed asset depreciation and deposit premium amortization as well as a bargain purchase gain of $2.9 million in August 2014. In addition, the merger expenses previously discussed are included in each period presented. The Company expected to achieve further operating cost savings and other business synergies as a result of the acquisition which are not reflected in the pro forma amounts. These unaudited pro-forma results are presented for illustrative purposes and are not intended to represent or be indicative of the actual results of operations of the combined corporation that would have been achieved had the acquisition occurred at the beginning of each period presented, nor are they intended to represent or be indicative of future results of operations.

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Pro-Forma Results of Operations

		Twelve-month
	Year ended	period ended
	December 31,	December 31,
	2015	2014
	(Dollars in thousands)

Total revenue, net of interest expense	$15,693	$15,747
Net income	$321	$1,102

In many cases, determining the fair value of the acquired assets and assumed liabilities required the Company to estimate cash flows expected to result from those assets and liabilities and to discount those cash flows at appropriate rates of interest. The most significant of those determinations relates to the valuation of acquired loans. For such loans, the excess of cash flows expected at acquisition over the estimated fair value is recognized as interest income over the remaining lives of the loans. The difference between contractually required payments at acquisition and the cash flows expected to be collected at acquisition reflects the impact of estimated credit losses and other factors, such as prepayments. In accordance with GAAP, there was no carry-over of Bank 1440’s previously established allowance for loan losses.

All of the acquired loans were evaluated for evidence of credit quality deterioration and none were found to be accountable under ASC 310-30 (acquired impaired). All acquired loans are accounted for under ASC 310-20 (acquired non-impaired). The fair value of the acquired loans at the Acquisition Date was $67.4 million. The gross contractually required principal and interest payments receivable for acquired loans was $68.5 million.

The fair value of the investment securities acquired was approximately $17.4 million.

NOTE 3 – RESTRICTIONS ON CASH AND DUE FROM BANKS

Banks are required to maintain reserve funds in cash or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2015 and 2014 were $482,000 and $308,000, respectively, and is included in cash and cash equivalents in the consolidated balance sheets.

NOTE 4 – AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities have been classified in the consolidated balance sheets according to management’s intent at December 31, 2015 and 2014. The carrying amount of such securities and their approximate fair values were as follows:

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	Gross	Gross	Gross
	Amortized	Unrealized	Unrealized
	Cost	Gains	Losses	Fair Value

December 31, 2015
Available-for-sale securities
Mortgage-backed securities	$23,449,558	$52,498	$(231,560)	$23,270,496
U.S. Government agencies	3,498,469	10,429	(50,085)	3,458,813
Municipal obligations	1,898,571	3,317	(646)	1,901,242

	$28,846,598	$66,244	$(282,291)	$28,630,551

December 31, 2014
Available-for-sale securities
Mortgage-backed securities	$21,797,221	$72,984	$(142,394)	$21,727,811
U.S. Government agencies	4,925,972	4,355	(73,798)	4,856,529
Municipal obligations	2,443,165	9,059	(18,652)	2,433,572

	$29,166,358	$86,398	$(234,844)	$29,017,912

Proceeds from the sale of available-for-sale securities and resulting net gains and net losses were as follows:

		Twelve-month
	Year ended	period ended
	December 31,	December 31,
	2015	2014
		(Unaudited)

Proceeds from sale	$2,799,336	$31,163,517
Income (losses), net	$6,414	$(327,914)

Amortized cost and fair value of securities by contractual maturity as of December 31, 2015 and 2014 are shown below. For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, have been allocated over maturity groupings based on the actual contractual maturities of underlying collateral. Expected maturities may differ from contractual maturities because borrowers may call or prepay obligations.

The scheduled maturities of available-for-sale securities at December 31, 2015 and 2014 were as follows:

	December 31, 2015		December 31, 2014
	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value

Due in one year or less	$-	$-	$-	$-
Due after one to five years	25,131,259	24,942,098	18,462,435	18,353,451
Due after five to ten years	3,715,339	3,688,453	10,703,923	10,664,461
Due after ten years	-	-	-	-

Totals	$28,846,598	$28,630,551	$29,166,358	$29,017,912

At December 31, 2015 and 2014, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than 10% of stockholders’ equity.

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At December 31, 2015 and 2014, mortgage-backed securities included collateralized mortgage obligations of $5.9 million and $5.5 million, respectively, which are backed by single-family mortgage loans. The Company does not hold any securities backed by commercial real estate loans.

Gross Unrealized Losses and Fair Value – The following tables show the gross unrealized losses and fair values of securities by length of time that individual securities in each category have been in a continuous loss position.

	December 31, 2015
	Less Than 12 Months		12 Months or More		Total
		Gross		Gross		Gross
Description of		Unrealized		Unrealized		Unrealized
Securities	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses

Available-for-sale securities:
Mortgage-backed securities	$13,002,963	$(133,816)	$5,833,352	$(97,744)	$18,836,315	$(231,560)
U.S. Government agencies	1,242,250	(6,715)	1,477,876	(43,370)	2,720,126	(50,085)
Municipal obligations	35,541	(646)	-	-	35,541	(646)

Total temporarily impaired securities	$14,280,754	$(141,177)	$7,311,228	$(141,114)	$21,591,982	$(282,291)

At December 31, 2015 and 2014, all of the government agencies and mortgage-backed securities held by the Company were issued by U.S. Government-sponsored entities and agencies, primarily Fannie Mae and Freddie Mac, institutions which the government has affirmed its commitment to support. Because the decline in fair value is attributable to changes in interest rates and illiquidity, and not credit quality, and because the Company does not have the intent to sell these securities and it is likely that it will not be required to sell the securities before their anticipated recovery, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2015.

Loans and securities carried at approximately $114.9 million at December 31, 2015 were pledged to secure FHLB advances. In addition, securities carried at approximately $5.4 million at December 31, 2015 were pledged to secure public deposits.

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NOTE 5 – LOANS HELD FOR INVESTMENT, NET

The components of loans held for investment, net in the consolidated balance sheets were as follows:

	December 31, 2015		December 31, 2014
	Amount	Percent	Amount	Percent

Loans held for investment, net:
Commercial real estate	$146,643,998	75.3%	$129,948,473	73.7%
One- to four-family residential real estate	31,412,437	16.1	32,959,380	18.7
Commercial and industrial	10,235,492	5.3	8,594,344	4.9
Consumer and other	6,428,765	3.3	4,816,230	2.7
Total gross loans	194,720,692	100.0%	176,318,427	100.0%
Unamortized loan fees	(689,102)		(621,345)
Loans held for investment	194,031,590		175,697,082
Allowance for loan losses	(1,894,196)		(1,707,282)
Loans held for investment, net	$192,137,394		$173,989,800

At December 31, 2015 and 2014 commercial real estate loans include construction loans of $7.8 million and $13.0 million, respectively.

Allowance for Loan Losses and Recorded Investment in Loans – The following is a summary of the allowance for loan losses and recorded investment in loans as of December 31, 2015 and 2014:

	As of December 31, 2015
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total
Allowance for loan losses
Ending balance: individually evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively evaluated for impairment	1,136,458	656,089	63,527	38,122	1,894,196

Total	$1,136,458	$656,089	$63,527	$38,122	$1,894,196

Gross loans
Ending balance: individually evaluated for impairment	$2,221,619	$1,830,826	$354,208	$-	$4,406,653
Ending balance: collectively evaluated for impairment	$144,422,379	$29,581,611	$9,881,284	$6,428,765	190,314,039
Ending balance: loans acquired with deteriorated credit quality	-	-	-	-	-
Total	$146,643,998	$31,412,437	$10,235,492	$6,428,765	$194,720,692

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	As of December 31, 2014
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total

Allowance for loan losses
Ending balance: individually evaluated for impairment	$-	$-	$-	$-	$-
Ending balance: collectively evaluated for impairment	1,125,491	387,801	177,820	16,170	1,707,282

Total	$1,125,491	$387,801	$177,820	$16,170	$1,707,282

Gross loans
Ending balance: individually evaluated for impairment	$2,512,377	$491,780	$16,796	$-	$3,020,953
Ending balance: collectively evaluated for impairment	127,436,096	32,467,600	8,577,548	4,816,230	173,297,474
Total	$129,948,473	$32,959,380	$8,594,344	$4,816,230	$176,318,427

The following is a summary of activities for the allowance for loan losses for the year ended December 31, 2015, twelve-month period ended December 31, 2014 and the six months ended December 31, 2014 and the years ended June 30, 2014 and 2013:

		Twelve-month	Six-month
	Year ended	period ended	period ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)

Beginning balance	$1,707,282	$1,733,097	$1,644,550	$1,824,388	$2,436,785

Provision for (credit to) loan losses	694,000	50,000	50,000	-	(121,000)

Charge-offs:
Commercial real estate	-	-	-	(76,000)	(382,592)
One- to four-family residential real estate	(339,352)	(100,962)	(14,252)	(86,710)	(111,237)
Commercial and industrial	(354,000)	-	-	-	-
Consumer and other	(160)	(32,562)	(872)	(47,981)	(187,397)
Total charge-offs	(693,512)	(133,524)	(15,124)	(210,691)	(681,226)

Recoveries:
Commercial real estate	183,546	29,700	-	29,700	66,265
One- to four-family residential real estate	2,800	26,153	26,153	-	45,820
Commercial and industrial	-	-	-	-	-
Consumer and other	80	1,856	1,703	1,153	77,744
Total recoveries	186,426	57,709	27,856	30,853	189,829
Net (charge-offs) recoveries	(507,086)	(75,815)	12,732	(179,838)	(491,397)

Ending balance	$1,894,196	$1,707,282	$1,707,282	$1,644,550	$1,824,388

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Nonperforming Assets – The following tables present an aging analysis of the recorded investment of past due loans as of December 31, 2015 and 2014. Payment activity is reviewed by management on a monthly basis to determine the performance of each loan. Per Company policy, loans past due 90 days or more no longer accrue interest.

	Past Due
	30 - 59 Days	60 - 89 Days	90 Days or More	Total	Current	Total Financing Receivables

December 31, 2015
Commercial real estate	$-	$-	$-	$-	$146,643,998	$146,643,998
One- to four-family residential real estate	314,541	173,467	788,159	1,276,167	30,136,270	31,412,437
Commercial and industrial	-	-	-	-	10,235,492	10,235,492
Consumer and other	-	-	-	-	6,428,765	6,428,765

Totals	$314,541	$173,467	$788,159	$1,276,167	$193,444,525	$194,720,692

	Past Due
	30 - 59 Days	60 - 89 Days	90 Days or More	Total	Current	Financing Receivables
December 31, 2014
Commercial real estate	$-	$894,137	$-	$894,137	$129,054,336	$129,948,473
One- to four-family residential real estate	945,427	149,832	113,239	1,208,497	31,750,882	32,959,380
Commercial and industrial	-	-	-	-	8,594,344	8,594,344
Consumer and other	-	-	-	-	4,816,230	4,816,230

Totals	$945,427	$1,043,969	$113,239	$2,102,634	$174,215,792	$176,318,427

The following table sets forth nonaccrual loans and other real estate at December 31, 2015 and 2014:

	December 31,	December 31,
	2015	2014

Nonaccrual loans
Commercial real estate	$-	$616,605
One- to four-family residential real estate	1,489,851	181,284
Commercial and industrial	354,208	16,795
Consumer and other	-	-
Total nonaccrual loans	1,844,059	814,684
Other real estate (ORE)	306,000	820,000

Total nonperforming assets	$2,150,059	$1,634,684

Nonperforming assets to gross loans held for investment and ORE	1.10%	0.92%
Nonperforming assets to total assets	0.79%	0.66%

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Credit Quality Indicators – The following table represents the credit exposure by internally assigned grades at December 31, 2015 and 2014. This grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements in accordance with the loan terms. The Bank’s internal credit risk grading system is based on management’s experiences with similarly graded loans. Credit risk grades are reassessed each quarter based on any recent developments potentially impacting the creditworthiness of the borrower, as well as other external statistics and factors, which may affect the risk characteristics of the respective loan.

	As of December 31, 2015
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total

Grade
Pass	$142,560,320	$29,434,236	$9,785,619	$6,428,765	$188,208,940
Special mention	1,862,059	147,375	95,665	-	2,105,099
Substandard	2,221,619	1,830,826	-	-	4,052,445
Doubtful	-	-	354,208	-	354,208
Loss	-	-	-	-	-

Totals	$146,643,998	$31,412,437	$10,235,492	$6,428,765	$194,720,692

	As of December 31, 2014
	Commercial Real Estate	One- to Four- Family Residential Real Estate	Commercial and Industrial	Consumer and Other	Total

Grade
Pass	$126,864,801	$32,382,072	$8,577,548	$4,816,230	$172,640,651
Special mention	571,294	85,528	-	-	656,823
Substandard	2,512,377	491,780	16,795	-	3,020,953
Doubtful	-	-	-	-	-
Loss	-	-	-	-	-

Totals	$129,948,473	$32,959,380	$8,594,344	$4,816,230	$176,318,427

The Bank’s internally assigned grades are as follows:

Pass – Strong credit with no existing or known potential weaknesses deserving of management’s close attention.

Special Mention – Potential weaknesses that deserve management’s close attention. Borrower and guarantor’s capacity to meet all financial obligations is marginally adequate or deteriorating.

Substandard – Inadequately protected by the paying capacity of the Borrower and/or collateral pledged. The borrower or guarantor is unwilling or unable to meet loan terms or loan covenants for the foreseeable future.

Doubtful – All the weakness inherent in one classified as substandard with the added characteristic that those weaknesses in place make the collection or liquidation in full, on the basis of current conditions, highly questionable and improbable.

Loss – Considered uncollectible or no longer a bankable asset. This classification does not mean that the asset has absolutely no recoverable value. In fact, a certain salvage value is inherent in these loans. Nevertheless, it is not practical or desirable to defer writing off a portion or whole of a perceived asset even though partial recovery may be collected in the future.

Impaired Loans – The following table includes the recorded investment and unpaid principal balances, net of charge-offs for impaired loans with the associated allowance amount, if applicable. Management determined the

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allocated allowance based on the present value of expected future cash flows, discounted at the loan’s effective interest rate, except when the remaining source of repayment for the loan is the operation or liquidation of the collateral. In those cases, the current fair value of the collateral, less selling costs was used to determine the allocated allowance recorded.

	As of December 31, 2015
		Principal		Average
	Recorded	Net of	Related	Recorded
	Investment	Charge-offs	Allowance	Investment

With no related allowance recorded:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,489,851	1,489,851	-	1,949,279
Commercial and industrial	354,208	354,208	-	733,940
Consumer and other	-	-	-	-

With an allowance recorded:	$-	$-	$-	$-

Total:
Commercial real estate	$-	$-	$-	$-
One- to four-family residential real estate	1,489,851	1,489,851	-	1,949,279
Commercial and industrial	354,208	354,208	-	733,940
Consumer and other	-	-	-	-

	As of December 31, 2014
		Principal		Average
	Recorded	Net of	Related	Recorded
	Investment	Charge-offs	Allowance	Investment

With no related allowance recorded:
Commercial real estate	$1,099,680	$1,099,680	$-	$1,103,367
One- to four-family residential real estate	181,284	181,284	-	186,279
Commercial and industrial	16,795	16,795	-	16,795
Consumer and other	-	-	-	-

With an allowance recorded:	$-	$-	$-	$-

Total:
Commercial real estate	$1,099,680	$1,099,680	$-	$1,103,367
One- to four-family residential real estate	181,284	181,284	-	186,279
Commercial and industrial	16,795	16,795	-	16,795
Consumer and other	-	-	-	-

During the years ended December 31, 2015 and 2014, no interest income was recognized on these loans as interest collected was credited to loan principal.

Certain loans within the Company’s loan and ORE portfolios are guaranteed by the Veterans Administration (VA). In the event of default by the borrower, the VA can elect to pay the guaranteed amount or take possession of the

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property. If the VA takes possession of the property, the Company is entitled to be reimbursed for the outstanding principal balance, accrued interest and certain other expenses. There were no commitments from the VA to take title to foreclosed VA properties at December 31, 2015 and 2014.

Troubled Debt Restructurings – Restructured loans are considered “troubled debt restructurings” if due to the borrower’s financial difficulties, the Bank has granted a concession that they would not otherwise consider. This may include a transfer of real estate or other assets from the borrower, a modification of loan terms, rates, or a combination of the two. All troubled debt restructurings placed on nonaccrual status must show no less than six months of repayment performance by the borrower in accordance with contractual terms to return to accrual status. Once a loan has been identified as a troubled debt restructuring, it will continue to be reported as such until the loan is paid in full.

There were no troubled debt restructurings as of December 31, 2015. The following is a summary of total troubled debt restructurings by class as of December 31, 2014:

	Number of Modifications	Recorded Investment Pre-Modification	Recorded Investment Post-Modification	Principal Net of Charge-offs

December 31, 2014
Commercial real estate	3	$1,016,728	$1,137,660	$963,844
One- to four-family residential real estate	-	-	-	-
Commercial and industrial	1	99,040	113,053	16,795
Consumer and other	-	-	-	-

Totals	4	$1,115,768	$1,250,712	$980,639

Troubled debt restructurings (post-modification) were the result of adding real estate taxes to the loan, along with legal costs related to bankruptcies. There were no allocated specific allowances related to these credits and there were no commitments to lend additional amounts to these customers as of December 31, 2014.

During the 12 months ended December 31, 2014, there was one commercial real estate loan of $231,000, which was modified as a troubled debt restructuring. This restructuring was not in default during the 12 months ended December 31, 2014.

Nonaccrual troubled debt restructurings as of December 31, 2015 and 2014 amounted to $0 and $498,000, respectively.

In the normal course of business, the Company may modify a loan for a credit worthy borrower where the modified loan is not considered a troubled debt restructuring. In these cases, the modified terms are consistent with loan terms available to credit worthy borrowers and within normal loan pricing. The modifications to such loans are done according to existing underwriting standards which include review of historical financial statements, including current interim information if available, an analysis of the causes of the borrower’s decline in performance, and projections intended to assess repayment ability going forward.

NOTE 6 – STOCK IN FINANCIAL INSTITUTIONS

The Bank has acquired stock in the Federal Home Loan Bank (FHLB) of Dallas, the Federal Home Loan Bank of San Francisco, The Independent Bankers Bank (TIB) and Pacific Coast Bankers’ Bancshares (PCBB). The carrying value of the stocks at December 31, 2015 and 2014 was $1,547,000 and $1,906,000, respectively, and is accounted for using the cost basis of accounting. The Bank is required to maintain minimum levels of FHLB stock based on various factors, including the amount of mortgage assets and the Bank’s total assets.

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NOTE 7 – OTHER REAL ESTATE

Other real estate is summarized as follows:

	December 31,	December 31,
	2015	2014
Other real estate:
Commercial	$306,000	$820,000
Residential	-	-

Total other real estate	$306,000	$820,000

Other real estate at December 31, 2015 and 2014 consisted of one commercial property.

An analysis of the change in other real estate follows:

		Twelve Months
	Year Ended	Ended
	December 31,	December 31,
	2015	2014
Beginning balance	$820,000	$1,286,854
Foreclosures and additions	28,317	16,888
Impairments	(517,863)	-
Sales	(24,454)	(483,742)

Ending balance	$306,000	$820,000

NOTE 8 – PREMISES AND EQUIPMENT, NET

Components of premises and equipment, net included in the consolidated balance sheets at December 31, 2015 and 2014 were as follows:

	At December 31,	At December 31,
	2015	2014

Cost:
Land	$2,083,915	$2,043,881
Building and improvements	11,383,618	11,400,145
Furniture and equipment	2,011,609	1,933,912
Automobiles	129,902	129,902
Total cost	15,609,044	15,507,839
Accumulated depreciation and amortization	(5,807,716)	(5,476,347)

Net book value	$9,801,328	$10,031,492

Depreciation and amortization expense was $565,000 and $536,000 for the years ended December 31, 2015 and 2014, respectively.

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NOTE 9 – CORE DEPOSIT INTANGIBLE

The gross carrying value and accumulated amortization of core deposit intangible is as follows:

	December 31,
	2015	2014

Gross carrying value	$502,000	$502,000
Less accumulated amortization	(139,220)	(36,832)

Core deposit intangible	$362,780	$465,168

Amortization of core deposit intangible was $102,000 and $37,000 for the year ended December 31, 2015 and the twelve months ended December 31, 2014, respectively.

The future amortization expense related to core deposit intangible remaining as of December 31, 2015 is as follows:

Year one	$79,847
Year two	62,266
Year three	48,556
Year four	39,057
Year five	35,443
Thereafter	97,611
$362,780

NOTE 10 – TIME DEPOSITS

Following are maturities of time deposits at December 31, 2015 and 2014:

	At December 31, 2015		At December 31, 2014

	Weighted-		Weighted-
	Average		Average
Maturity	Rate	Amount	Rate	Amount

One year or less	0.73%	$39,107,831	0.66%	$44,146,102
Over one through three years	0.95%	29,330,472	0.88%	37,195,516
Over three through five years	1.16%	5,661,734	1.10%	2,046,421
Over five years	1.25%	6,857	-%	-

	0.85%	$74,106,894	0.77%	$83,388,039

At December 31, 2015 and 2014, the Bank had $13.6 million and $12.8 million, respectively, in time deposits of $250,000 or more. At December 31, 2015 and 2014, $10.0 million and $6.4 million, respectively, of such time deposits mature within one year.

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Interest expense on time deposits in denominations of $250,000 or more amounted to $72,000, $82,000, $45,000, $77,000 and $79,000 for the years ended 2015 and 2014, six months ended December 31, 2014 and years ended June 30, 2014 and 2013, respectively.

NOTE 11 – BORROWINGS

The Bank has established a borrowing line with the FHLB of Dallas. As of December 31, 2015 and 2014, the Bank had outstanding advances totaling $13.0 million and $12.5 million, respectively, carrying interest rates from 0.18% to 0.51%. As of December 31, 2015, the Bank had unused credit available under the FHLB blanket pledge agreement of $101.9 million. The following are maturities of outstanding FHLB advances at December 31, 2015 and 2014:

	At December 31,
Maturity	2015	2014
Year one	$13,000,000	$12,500,000
Year two	-	-
Year three	-	-
Year four	-	-
Year five	-	-
Thereafter	-	-

	$13,000,000	$12,500,000

The Bank has two lines of credit available with other financial institutions of $6.0 and $2.0 million, respectively.

In an effort to improve the future net interest margin, in December 2014 the Bank prepaid $6.4 million of long term FHLB advances with average interest rates of 4.0% and incurred prepayment penalties of $532,000.

NOTE 12 – FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

In the normal course of business, the Bank has outstanding commitments to extend credit and standby letters of credit, which are not included in the accompanying consolidated financial statements. The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Bank uses the same credit policies in making commitments as it does for instruments that are included in the consolidated balance sheets.

Financial instruments whose contract amounts represent off-balance-sheet credit risk are as follows as of December 31, 2015 and 2014:

	December 31,
	2015	2014

Commitments to originate and sell mortgage loans	$15,661,263	$9,426,644
Commitments to extend credit	18,695,121	19,319,363
Unused lines of credit	4,591,908	4,319,272
Standby letters of credit	-	71,579

Totals	$38,948,292	$33,136,858

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Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies by and may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third-party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.

NOTE 13 – LEASES

The Bank has noncancelable operating leases that expire over the next five years that require the payment of base lease amounts and executory costs such as taxes, maintenance and insurance. Rental expense for leases was $360,000 and $181,000 for the year ended December 31, 2015 and the twelve months ended 2014, respectively.

Approximate future minimum rental commitments under noncancelable leases are:

For the Year Ending
December 31,	Amount
2016	$443,034
2017	310,451
2018	500,049
2019	508,030
2020	452,921
$2,214,485

NOTE 14 – EMPLOYEE RETIREMENT BENEFIT PLANS

Profit Sharing Plan – The Company has established a profit-sharing 401(k) type salary reduction plan (Plan) for all employees that meet the necessary eligibility requirements and participants are fully vested after six years of service. For Company matching contributions made for plan years prior to 2014, annual Company contributions were at the discretion of the Board of Directors. Effective January 1, 2014, the Company adopted a Safe Harbor matching contribution provision, whereby it agreed to match 100% of participant’s contributions up to the first 3% of salary and 50% of the next 2%, for a total maximum Company matching contribution of 4% of participant salary, as defined by the Plan. The Safe Harbor matching contribution is guaranteed.

Profit sharing plan expense was $151,000 and $103,000 for the year ended December 31, 2015 and the twelve months ended December 31, 2014, respectively.

Employee Stock Ownership Plan – Employees participate in a leveraged Employee Stock Ownership Plan (ESOP). In the year ended December 31, 2015 there were no sales of shares to the ESOP and no repurchases of shares from the ESOP. In the twelve months ended December 31, 2014 and the fiscal year ended June 30, 2014, the Company sold 13,948 treasury shares to the ESOP. In the fiscal year ended June 30, 2013, the Company repurchased 1,135 ESOP shares related to terminating participants. The Company makes discretionary contributions to the ESOP and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation. Participants may receive the shares, cash, or a combination at the end of employment.

ESOP expense was $50,000, $100,000, $60,900, $20,000 and $70,400 for the year ended December 31, 2015, the twelve months ended December 31, 2014, the six months ended December 31, 2014 and the years ended June 30, 2014 and 2013, respectively. Shares held by the ESOP at December 31, 2015 and 2014 were as follows:

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	At December 31,
	2015	2014

Allocated and committed to be allocated to participants	11,184	6,306
Unallocated/unearned	17,395	22,273

Total ESOP shares	28,579	28,579

Fair value of unallocated/unearned shares	$313,110	$334,095

Defined Benefit Plan – The Company contributes to a multiemployer defined benefit pension plan, the Pentegra Defined Benefit Plan for Financial Institutions (“Pentegra DB Plan”, EIN 13-5645888 and, Plan No. 333). On June 1, 2006, the Company froze the benefits available under the defined benefit pension plan. The risk of participating in the Pentegra DB Plan is different from single-employer plans in the following aspects:

•	Assets contributed to the Pentegra DB Plan may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the Pentegra DB Plan, the unfunded obligations may be borne by the remaining participating employers.

•	If the Company chooses to stop participating in the Pentegra DB Plan, it may be required to pay a withdrawal liability.

The Company’s cash contributions to the Pentegra DB Plan were $186,000, $240,000, $240,000, $204,000 and $150,000 during the year ended December 31, 2015, the twelve months ended December 31, 2014, the six months ended December 31, 2014 and the years ended June 30, 2014 and 2013, respectively, all of which represented less than 5% of the total plan contributions. As of July 1, 2015 (the most recent valuation report available), the unfunded pension liability was approximately $242,000 (94.6% funded). Pension plan expense (benefit) for the year ended December 31, 2015, the twelve months ended December 31, 2014, the six months ended December 31, 2014 and the years ended June 30, 2014 and 2013 was $247,000, $83,000, ($16,000), $231,000 and $225,000, respectively. The net pension plan benefit booked for the six months ended December 31, 2014 and the lower expense booked in the twelve months ended December 31, 2014 was due to an accrual adjustment in December 2014. There are no funding improvement or rehabilitation plans pending, and no future minimum contributions required by collective-bargaining or other contractual agreements.

NOTE 15 – BOARD OF DIRECTORS’ RETIREMENT POLICY

The Bank has entered into director retirement agreements with three current Board members, which were amended in 2013.  Each agreement provides for a normal retirement benefit equal to each director’s accrual balance of $74,238 amortized with interest and payable upon the later of the director’s normal retirement date (age 70) or his separation from service, in monthly installments over a 15-year period.  The director’s account balance is payable to the director or the director’s beneficiary under certain circumstances as set forth in the director’s individual agreement.

The Board previously had a deferred compensation policy (Policy) to compensate Board members for their service to the Company. The retirement date for directors was the later of the last month in which they reached age 70 or completion of their term if they were elected to the Board during the annual meeting resulting in service beyond age 70. Upon retirement, Board members receive deferred compensation for the remainder of their life up to a maximum of $2,000 per month. Board members vested in the Policy based on service as follows: zero to four years of service (20%), five years of service (40%), six years of service (60%), seven years of service (80%) and eight years of service (100%). On September 21, 2011, the Board rescinded this retirement policy for current directors. The total liability for the combined policies and agreements at December 31, 2015 and 2014 was $268,000 and $259,000, respectively.

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NOTE 16 – INCOME TAXES

The provision for income taxes for the year ended December 31, 2015, the twelve and six months end December 31, 2014 and years ended June 30, 2014 and 2013 includes these components:

		Twelve Months
	Year Ended	Ended	Six Months Ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013

Current
Federal	$20,000	$73,760	$73,760	$-	$-
State	-	-	-	-	35,527
Deferred	-	-	-	-	-

Total income tax expense	$20,000	$73,760	$73,760	$-	$35,527

Federal income tax expense for the year ended December 31, 2015 was $20,000 due to the alternative minimum tax. Federal income tax expense for the twelve and six months ended December 31, 2014 was $73,760 due to the correction of an overstated Federal income tax receivable. The income tax expense for all periods presented differs from the amounts computed by applying the federal income tax rate of 34% to earnings before federal income tax expense. These differences are primarily caused by expenses that are not deductible for tax purposes and tax adjustments related to prior federal income tax returns.

A reconciliation of income tax expense at the Federal statutory rate to the Company’s actual income tax expense for all periods presented is shown below:

		Twelve Months
	Year Ended	Ended	Six Months Ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013

Federal tax at the statutory rate (34%)	$115,809	$135,777	$366,130	$(419,758)	$(45,057)
Benefit from permanent differences:
State income taxes, net of Federal tax benefit	(107,109)	-	-	-	23,448
Bargain purchase gain	-	(985,608)	(985,608)	-	-
Bank-owned life insurance	(61,622)	(63,152)	(31,399)	(63,470)	(60,943)

Change in valuation allowance	(138,703)	465,739	465,739	196,600	209,745
Other, net	211,625	521,004	258,898	286,628	(91,666)

Total income tax expense	$20,000	$73,760	$73,760	$-	$35,527

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The tax effects of temporary differences related to deferred taxes were:

	At December 31,
	2015	2014
Deferred tax assets:
Allowance for loan losses	$472,681	$664,127
Stock awards	-	46,940
Board of Directors retirement plan	453,287	126,788
Tax credits	46,869	27,965
Other	623,368	131,043
Deferred compensation	-	151,282
Purchase accounting	52,967	243,308
Organizational costs	204,024	680,030
Net operating loss carryforwards	2,783,762	3,456,274
Total deferred tax assets	4,636,958	5,527,757

Deferred tax liabilities:
FHLB stock dividends	(22,445)	(59,888)
Depreciation and amortization	(439,734)	(405,423)
Loan origination costs	(83,889)	(49,708)
Other	(9,172)	(156,192)
Total deferred tax liabilities	(555,240)	(671,211)

Net deferred tax asset before valuation allowance	4,081,718	4,856,546

Valuation allowance:
Beginning balance	(4,856,546)	(1,748,285)
Decrease/(Increase) due to merger/prior adjustments	636,125	(2,642,522)
Decrease/(Increase) during the period	138,703	(465,739)
Ending balance	(4,081,718)	(4,856,546)

Net deferred tax asset	$-	$-

A valuation allowance for deferred tax assets is recorded when it is more-likely-than-not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and tax planning strategies which will create taxable income during the periods in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income, NOL carry-back potential, and tax planning strategies in making this assessment. At December 31, 2015 and 2014, June 30, 2014 and 2013, management established a deferred tax asset valuation allowance of approximately $4.1 million, $4.9 million, $1.7 million and $1.6 million, respectively, based on its assessment of the amount of net deferred tax assets that are more-likely-than-not to be realized.

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At December 31, 2015, the Company had federal operating loss carry-forwards of approximately $7.6 million. At December 31, 2014, Bank 34 acquired net operating loss carryforwards of approximately $11.0 million. The acquired losses are subject to IRC 382 limitations, which limit the annual use of acquired losses to $250,000 per year, and begin to expire in 2027. As such, as of December 31, 2015, Bank 34 has recorded deferred tax assets and related valuation allowance for $5.0 million of net operating losses related to the merger. Previously held loss carryforwards are not subject to the same limitations and begin to expire in 2031.

It is the Company’s policy to provide for uncertain tax positions and the related interest and penalties based upon management’s assessment of whether a tax benefit is more likely than not to be sustained upon examination by tax authorities. As of December 31, 2015 and 2014, June 30, 2014 and 2013, there were no material uncertain tax positions related to federal and state income tax matters. The Company files consolidated U.S. federal, Arizona, New Mexico, and Texas income/franchise tax returns. At December 31, 2015, the Company’s tax returns open for review by the taxing authorities were 2012 to 2014 for federal and 2011 to 2014 for states.

NOTE 17 – REGULATORY MATTERS

Bank 34 is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines involving quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total risk-based capital and Tier 1 capital to risk-weighted assets, and Tier 1 capital to adjusted total assets. Management believes, as of December 31, 2015 and 2014, the Bank meets all capital adequacy requirements to which it is subject.

Banks are also subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval.

As of December 31, 2015, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank has to maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as disclosed in the table below. There are no conditions or events that management believes have changed the Bank’s prompt corrective action category.

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The Bank’s actual and required capital amounts and ratios are as follows:

					To be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio

As of December 31, 2015:
(Dollars in thousands)

Total Capital
(to Risk-Weighted Assets)	$31,584	16.93%	$14,928	≥8.00%	$18,660	≥10.00%

Tier I Capital
(to Risk-Weighted Assets)	$29,690	15.91%	$11,196	≥6.00%	$14,928	≥8.00%

Common Equity Tier 1 Capital
(to Risk-Weighted Assets)	$29,690	15.91%	$8,397	≥4.50%	$12,129	≥6.50%

Tier I Capital
(to Average Assets)	$29,690	11.06%	$10,742	≥4.00%	$13,428	≥5.00%

As of December 31, 2014:
(Dollars in thousands)

Total Capital
(to Risk-Weighted Assets)	$30,574	17.09%	$14,313	≥8.00%	$17,891	≥10.00%

Tier I Capital
(to Risk-Weighted Assets)	$28,867	16.13%	$7,157	≥4.00%	$10,735	≥6.00%

Tier I Capital
(to Average Assets)	$28,867	11.68%	$9,887	≥4.00%	$12,359	≥5.00%

F-52

NOTE 18 – RELATED PARTY TRANSACTIONS

The Bank has entered into transactions with its executive officers, directors, significant stockholders, and their affiliates (related parties).

The activity of loans to such related parties is as follows:

	Year Ended
	December 31,
	2015	2014

Beginning balance	$1,745,920	$1,846,432
New loans	223,920	-
Repayments	(1,969,840)	(100,512)
Credit line, net activity	-	-

Ending balance	$-	$1,745,920

Fees and bonuses paid to directors during the period	$207,000	$159,000

Deposits from related parties held by the Bank at end of period	$2,480,334	$1,545,341

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

NOTE 19 – STOCK-BASED COMPENSATION

The Bank’s Employee Stock Option Plan (the “Plan”), which is stockholder approved, permits the grant of stock options and shares to its employees or directors for up to 63,749 shares of common stock. The exercise price equaled the market price on the date the options were granted. The directors are 100% vested. The options become exercisable for the key employees at a vesting rate of 20% per year over five years and have an expiration date of the earlier of ten years from the date of grant or five years from termination.

F-53

A summary of option activity under the Plan during the year ended December 31, 2015 and the twelve months ended December 31, 2014 is presented below:

	For the Year Ended December 31, 2015
			Average
		Weighted-	Remaining
		Average	Contractual
	Shares	Exercise Price	Term

Outstanding, beginning of period	18,020	$19.75	4.1
Granted	-
Exercised	-
Forfeited or expired	-

Outstanding, end of period	18,020	$19.75	3.1

Exercisable, end of period	18,020	$19.75	3.1

	For the Twelve Months Ended December 31, 2014
			Average
		Weighted-	Remaining
		Average	Contractual
	Shares	Exercise Price	Term

Outstanding, beginning of period	21,420	$19.75	4.4
Granted	-
Exercised	-
Forfeited or expired	(3,400)	19.75	0.4

Outstanding, end of period	18,020	$19.75	4.1

Exercisable, end of period	18,020	$19.75	4.1

In November 2007, the Company contributed $323,068 allowing the Recognition and Retention Plan (RRP) to acquire 9,502 shares of common stock of the Company, at $34.00 per share, which were subsequently awarded to directors and key employees. Stock awards for 3,670 shares to the directors vested 50% on January 1, 2008 and the remaining 50% vested on January 1, 2009. Stock awards for 5,832 shares to key employees vest at 20% per year over five years beginning July 1, 2008. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

In July 2009, the Company contributed $126,558 allowing the RRP to acquire 6,408 shares of common stock of the Company, at $19.25 per share, which were subsequently awarded to directors and key employees. Stock awards for 2,000 shares to the directors vested 50% on July 1, 2009 and the remaining 50% vested on July 1, 2011. Stock awards for 4,408 shares to key employees vest at 20% per year over five years beginning July 1, 2009. The unamortized cost of shares not yet earned (vested) is reported as a reduction of stockholders’ equity.

As of June 30, 2013 and all subsequent periods all shares were vested.

F-54

The RRP expense for the year ended December 31, 2015 and twelve months ended December 31, 2014 and six months ended December 31, 2014 and years ended June 30, 2014 and 2013 was $0, $0, $0, $0 and $10,280, respectively.

NOTE 20 – FAIR VALUES OF FINANCIAL INSTRUMENTS

The following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at December 31, 2015 and 2014.

Available-for-sale Securities – Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. Level 1 securities include highly-liquid government bonds, mortgage products and exchange-traded equities. If quoted market prices are not available, then fair values are estimated by using pricing models, quoted prices of securities with similar characteristics or discounted cash flows. Level 2 securities include certain collateralized mortgage and debt obligations and certain municipal securities. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy and include certain residual municipal securities and other less liquid securities.

Loans Held for Sale – The fair value of loans held for sale is based on quoted market prices from FHLMC. FHLMC quotes are updated daily and represent prices at which loans are exchanged in high volumes and in a liquid market.

Other Real Estate – Other real estate is fair valued under Level 3 based on property appraisals less estimated disposition costs, which include both observable and unobservable inputs, at the time of transfer and as appropriate thereafter.

Loans Held for Investment – Loans held for investment are generally not recorded at fair value on a recurring basis. Periodically, the Bank records nonrecurring adjustments to the carrying value of these loans based on fair value measurements for loans subject to impairment. The fair value of impaired loans is typically determined using a combination of observable inputs, such as interest rates, contract terms, appraisals of collateral supporting the loan and recent comparable sales of similar properties, and unobservable inputs such as creditworthiness, disposition costs and underlying cash flows associated with the loan. Since the estimates of fair value utilized for loans also involve unobservable inputs, valuations of impaired loans have been classified as Level 3.

F-55

The following table sets forth by level, within the fair value hierarchy, the Company’s assets at fair value:

	Fair Value Measurements Using
	Quoted Prices	Significant
	in Active	Other	Significant
	Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	Level 1	Level 2	Level 3	Fair Value

December 31, 2015
Recurring basis
Mortgage-backed securities	$-	$23,270,496	$-	$23,270,496
U.S. Government agencies	-	3,458,813	-	3,458,813
Municipal obligations	-	1,901,242	-	1,901,242
Nonrecurring basis
Loans held for sale	-	11,380,627	-	11,380,627
Other real estate	-	-	306,000	306,000
Impaired loans	-	-	1,844,059	1,844,059

Totals	$-	$40,011,178	$2,150,059	$42,161,237

December 31, 2014
Recurring basis
Mortgage-backed securities	$-	$21,727,811	$-	$21,727,811
U.S. Government agencies	-	4,856,529	-	4,856,529
Municipal obligations	-	2,433,572	-	2,433,572
Nonrecurring basis
Loans held for sale	-	9,429,090	-	9,429,090
Other real estate	-	-	820,000	820,000
Impaired loans	-	-	1,297,759	1,297,759

Totals	$-	$38,447,002	$2,117,759	$40,564,761

The fair values of certain of these instruments were calculated by discounting expected cash flows, which involves significant judgments by management and uncertainties. Fair value is the estimated amount at which financial assets or liabilities could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Because no market exists for certain of these financial instruments and because management does not intend to sell these financial instruments, the Bank does not know whether the fair values shown represent values at which the respective financial instruments could be sold individually or in the aggregate.

F-56

The following tables present estimated fair values of the Company’s financial instruments at December 31, 2015 and 2014.

			Quoted Prices	Significant
			in Active	Other	Significant
			Markets for	Observable	Unobservable
	Carrying		Identical Assets	Inputs	Inputs
	Amount	Fair Value	Level 1	Level 2	Level 3
	(Dollars in thousands)
At December 31, 2015
Financial assets:
Cash and due from banks	$5,960	$5,960	$5,960	$-	$-
Interest-bearing deposits with banks	13,865	13,865	13,865	-	-
Available-for-sale securities	28,631	28,631	-	28,631	-
Loans held for sale	11,381	11,381	-	11,381	-
Loans held for investment, net	192,137	195,631	-	-	195,631
Stock in financial institutions	1,547	1,547	-	1,547	-

Financial liabilities:
Demand deposits, savings and NOW deposits	151,593	147,947	147,947	-	-
Time deposits	74,107	74,149	-	74,149	-
Federal Home Loan Bank advances	13,000	13,004	-	13,004	-

At December 31, 2014
Cash and due from banks	$12,709	$12,709	$12,709	$-	$-
Interest-bearing deposits with banks	2,115	2,115	2,115	-	-
Available-for-sale securities	29,018	29,018	-	29,018	-
Loans held for sale	9,429	9,429	-	9,429	-
Loans held for investment, net	173,990	175,417	-	-	175,417
Stock in financial institutions	1,906	1,906	-	1,906	-

Financial liabilities:
Demand deposits, savings and NOW deposits	118,551	117,285	117,285	-	-
Time deposits	83,388	83,571	-	83,571	-
Federal Home Loan Bank advances	12,500	12,503	-	12,503	-

The following methods and assumptions were used to estimate the fair value of the additional classes of financial instruments shown:

Cash and Due from Banks, Interest-Bearing Deposits with Banks and Stock in Financial Institutions– The carrying amount approximates fair value.

Deposits and Federal Home Loan Bank (FHLB) Advances – Deposits include demand deposits, savings accounts, NOW accounts and money market deposits. The carrying amount approximates fair value. The fair value of fixed-maturity time deposits and FHLB advances is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits and advances of similar remaining maturities.

F-57

NOTE 21 – CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

Financial information as of December 31, 2015 and 2014, for the year ended December 31, 2015, for the twelve months ended December 31, 2014, for the six months ended December 31, 2014 and for the years ended June 30, 2014 and 2013, pertaining only to Alamogordo Financial Corp. is as follows:

BALANCE SHEETS

	December 31,
	2015	2014

ASSETS
Cash and due from banks	$394,074	$514,887
Investment in wholly owned subsidiary	29,618,697	29,185,530
ESOP note receivable	283,887	331,790
Prepaid and other assets	8,541	5,799

TOTAL ASSETS	$30,305,199	$30,038,006

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Income taxes payable	$646,054	$651,675
Accrued interest and other liabilities	15,421	50,000
Total liabilities	661,475	701,675

Stockholders’ equity
Common stock, $0.10 par value; 20,000,000 shares authorized,
1,685,132 issued, 1,679,500 outstanding at
December 31, 2015 and 2014.	168,513	168,552
Additional paid-in capital	9,713,894	9,714,459
Retained earnings	20,404,880	20,084,266
Accumulated other comprehensive loss	(216,047)	(148,446)
Treasury stock, at cost; 5,632 shares	(139,332)	(139,332)
Unearned employee stock ownership plan (ESOP) shares	(288,184)	(343,168)
Total stockholders’ equity	29,643,724	29,336,331

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$30,305,199	$30,038,006

F-58

STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

		Twelve Months	Six Months
	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)
Interest income on ESOP note receivable	$12,986	$30,422	$11,560	$18,862	$-
Noninterest income
Equity in income (loss) of subsidiary	446,390	540,326	1,047,091	(1,027,871)	12,600

Noninterest expense
Professional fees and other	138,762	245,164	109,678	225,567	145,122

Income (loss) before income taxes	320,614	325,584	948,973	(1,234,576)	(132,522)

Provision for income taxes	-	-	-	-	-

Net income (loss)	320,614	325,584	948,973	(1,234,576)	(132,522)

Other comprehensive (loss) income
Unrealized (loss) gain on available-for-sale securities	(67,601)	916,352	401,181	(38,184)	(635,904)

COMPREHENSIVE INCOME (LOSS)	$253,013	$1,241,936	$1,350,154	$(1,272,760)	$(768,426)

F-59

STATEMENTS OF CASH FLOWS

		Twelve Months	Six Months
	Year Ended	Ended	Ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)
Cash flows from operating activities
Net income (loss)	$320,614	$325,584	$948,973	$(1,234,576)	$(132,522)
Adjustments to reconcile net income (loss) to net cash from operating activities
Equity in (income) loss of subsidiary	(446,390)	(540,326)	(1,047,091)	1,027,871	(12,600)
Changes in operating assets and liabilities
Income taxes payable	(5,621)	460,682	150,352	310,330	190,943
Prepaid and other assets	(2,742)	(5,799)	41,370	(47,169)	360,804
Accrued interest and other liabilities	(34,579)	70,957	(42,559)	33,361	(211,792)
Other, net	2	24,545	7,499	21	-
Net cash (used for) provided by operating activities	(168,716)	335,643	58,544	89,838	194,833

Cash flows from investing activities -
Principal collections on ESOP note receivable	47,903	29,197	29,197	-	-
Funding of ESOP	-	(106,919)	-	(106,919)	-
Net cash provided by (used for) investing activities	47,903	(77,722)	29,197	(106,919)	-

Cash flows from financing activities -
Stock repurchases	-	-	-	-	(320,781)

Net (decrease) increase in cash and due from banks	(120,813)	257,921	87,741	(17,081)	(125,948)

Cash and due from banks, beginning of period	514,887	256,966	427,146	444,227	570,175

Cash and due from banks, end of period	$394,074	$514,887	$514,887	$427,146	$444,227

Supplemental disclosures:
Noncash investing and financing activities:
Sale of treasury shares to ESOP	$-	$345,074	$-	$345,074	$-
Issuance of common stock in merger	$-	$5,783,428	$5,783,428	$-	$-

NOTE 22 –EARNINGS (LOSS) PER SHARE

Earnings (Loss) Per Share – Basic earnings (loss) per share have been calculated based upon the weighted-average number of common shares outstanding. For earning per share computations, unallocated ESOP shares are treated like treasury shares and not considered outstanding. The calculation of diluted weighted-average shares outstanding for the year ended December 31, 2015, the twelve months ended December 31, 2014 (unaudited), the six months ended December 31, 2014 and the years ended June 30, 2014 and 2013 excludes 18,020, 20,487, 21,420, 21,420, and 21,420 shares issuable pursuant to outstanding stock options because their effect would be anti-dilutive.

F-60

		Twelve Months	Six Months
	Year ended	Ended	Ended
	December 31,	December 31,	December 31,	Years Ended June 30,
	2015	2014	2014	2014	2013
		(Unaudited)

Net income (loss)	$320,614	$325,584	$948,973	$(1,234,576)	$(132,522)

Weighted-average shares outstanding	1,659,349	1,416,798	1,561,623	1,295,518	1,311,500

Income (loss) per common share:
Basic	$0.19	$0.23	$0.61	$(0.95)	$(0.10)
Diluted	$0.19	$0.23	$0.61	$(0.95)	$(0.10)

NOTE 23 – SUBSEQUENT EVENTS

Second Step Offering - On March 7, 2016, the Boards of Directors of AF Mutual Holding Company, the Parent and the Bank adopted a Plan of Conversion (the “Plan”). Pursuant to the Plan, AF Mutual Holding Company will convert from the mutual holding company form of organization to the fully public form. AF Mutual Holding Company will be merged into the Parent, and AF Mutual Holding Company will no longer exist. The Parent will then merge into a new Maryland corporation named Bancorp 34, Inc. As part of the conversion, AF Mutual Holding Company’s ownership interest in the Parent will be offered for sale in a public offering. The existing publicly held shares of the Parent, which represent the remaining ownership interest in the Parent, will be exchanged for new shares of common stock of the new Maryland corporation.

The Plan provides for the establishment, upon the completion of the conversion, of special “liquidation accounts” for the benefit of certain depositors of the Bank in an amount equal to AF Mutual Holding Company’s ownership interest in the equity of the Parent as of the date of the latest balance sheet contained in the prospectus plus the value of the net assets of AF Mutual Holding Company as of the date of the latest statement of financial condition of AF Mutual Holding Company prior to the consummation of the conversion (excluding its ownership of the Parent). The liquidation accounts will be reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Direct costs of the conversion and public offering will be deferred and reduce the proceeds from the shares sold in the public offering.

Mortgage Banking Northwest Expansion – In February 2016, we expanded our physical mortgage origination footprint to Kirkland and Puyallup, Washington, Medford, Oregon and Tucson, Arizona with loan production offices and established mortgage origination teams in each market area.

F-61

No person has been authorized to give any information or to make any representation other than as contained in this prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by Bancorp 34, Inc. or Bank 34. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of Bancorp 34, Inc. or Bank 34 since any of the dates as of which information is furnished herein or since the date hereof.

Up to 1,634,334 Shares

(Subject to Increase to up to 1,879,484 Shares)

(Proposed Holding Company for

Bank 34)

COMMON STOCK

par value $0.01 per share

PROSPECTUS

Keefe, Bruyette & Woods

                               A Stifel Company

August 5, 2016

These securities are not deposits or accounts and are not federally insured or guaranteed.

Until September 9, 2016, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.